     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2000


                                                      REGISTRATION NO. 333-31712

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           AKAMAI TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             7389                            04-3432319
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------
                             500 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-3000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                               ROBERT O. BALL III
                       VICE PRESIDENT AND GENERAL COUNSEL
                           AKAMAI TECHNOLOGIES, INC.
                             500 TECHNOLOGY SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 250-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

              SUSAN W. MURLEY, ESQ.                                 DAVID A. HAHN, ESQ.
               JOHN H. CHORY, ESQ.                                ROBERT E. BURWELL, ESQ.
                HALE AND DORR LLP                                    LATHAM & WATKINS
                 60 STATE STREET                                 701 B STREET, SUITE 2100
           BOSTON, MASSACHUSETTS 02109                          SAN DIEGO, CALIFORNIA 92101
            TELEPHONE: (617) 526-6000                            TELEPHONE: (619) 236-1234
            TELECOPY: (617) 526-5000                             TELECOPY: (619) 696-7419

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the Merger Agreement are met or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO


                                                                  March 21, 2000


Dear INTERVU stockholder:

     I am writing to you today about our pending merger with Akamai Technologies, Inc., which we believe will create a combined company offering a full-service solution for delivery of Internet content.


     In the merger, each share of INTERVU common stock will be exchanged for
0.5957 shares of Akamai common stock, and each outstanding share of INTERVU preferred stock will be exchanged for 0.5957 shares of Akamai common stock for each share of INTERVU common stock into which that share is convertible. Akamai common stock is traded on the Nasdaq National Market under the trading symbol "AKAM," and closed at $218.94 per share on March 17, 2000. As a result of the merger, INTERVU will become a wholly-owned subsidiary of Akamai.



     You will be asked to vote upon the merger agreement and the merger with Akamai at a special meeting of INTERVU stockholders to be held on April 20, 2000 at 10:00 a.m., local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California. Approval of the merger agreement and the merger requires the affirmative vote of a majority of the voting power of INTERVU's outstanding shares of common stock and Series G preferred stock. The holders of INTERVU Series G preferred stock have 0.6298 votes per share and vote together with the holders of INTERVU common stock as a single class. Only stockholders who hold shares of INTERVU common stock or INTERVU Series G preferred stock at the close of business on March 16, 2000 will be entitled to vote at the special meeting or any postponement or adjournment of the special meeting.


     We are excited about the opportunities we envision for the combined company. AFTER CAREFUL CONSIDERATION, THE INTERVU BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

     The proxy statement/prospectus provides detailed information about Akamai and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 9 OF THE PROXY STATEMENT/PROSPECTUS.

     Your vote is very important regardless of the number of shares you own. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting in person. To approve the merger agreement and the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, your non-vote will, in effect, count as a vote against the merger agreement and the merger. We urge you to vote FOR this proposal. The approval of this proposal is a necessary step in the merger of INTERVU and Akamai.

                                          Sincerely,

                                          /s/ Harry E. Gruber
                                          Harry E. Gruber
                                          Chief Executive Officer


     The proxy statement/prospectus is being furnished to INTERVU stockholders in connection with the solicitation of proxies by the INTERVU board of directors for use at the special meeting of INTERVU stockholders to be held at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, and at any adjournment of the special meeting.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR THE AKAMAI COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED THAT THE PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The proxy statement/prospectus is dated March 21, 2000, and was first mailed to INTERVU stockholders on or about March 21, 2000.

                       SOURCES OF ADDITIONAL INFORMATION


     This proxy statement/prospectus incorporates important business and financial information about INTERVU that is not included or delivered with this document. This information is available without charge to INTERVU stockholders upon written or oral request. Contact INTERVU at 6815 Flanders Drive, San Diego, California 92121, Attention: Anjeanette Rettig, Director of Investor Relations. INTERVU's telephone number is (858) 623-8400 (ext. 134). To obtain timely delivery of requested documents prior to the special meeting of INTERVU stockholders, you must request them no later than April 13, 2000, which is five business days prior to the date of the special meeting.


     Also see "Where You Can Find More Information" on page 127 of this proxy statement/prospectus.

                                  INTERVU INC.
                              6815 FLANDERS DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 20, 2000

                            ------------------------

To the stockholders of INTERVU:


     We will hold a special meeting of the stockholders of INTERVU at 10:00 a.m., local time, on April 20, 2000, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California for the following purposes:


          1. To consider and vote upon a proposal to approve the merger agreement among INTERVU Inc., Akamai Technologies, Inc. and Alii Merger Corporation, under which Alii Merger Corporation will be merged with and into INTERVU and each outstanding share of INTERVU common stock will be exchanged for 0.5957 shares of Akamai common stock, and each outstanding share of INTERVU preferred stock will be exchanged for 0.5957 shares of Akamai common stock for each share of INTERVU common stock into which that share is convertible, and to approve the merger; and

          2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Each of the foregoing items of business is more fully described in the proxy statement/prospectus, which we urge you to read carefully.

     After careful consideration, the INTERVU board of directors has determined that the terms and conditions of the merger are fair to you and in your best interests, and unanimously recommends that you approve the merger agreement and the merger.


     Only stockholders of record at the close of business on March 16, 2000 are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Approval of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the voting power of INTERVU's outstanding shares of common stock and Series G preferred stock. The holders of INTERVU Series G preferred stock have 0.6298 votes per share and vote together with the holders of INTERVU common stock as a single class.


     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

     PLEASE DO NOT SEND ANY INTERVU STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Kenneth L. Ruggiero
                                          Kenneth L. Ruggiero
                                          Secretary

San Diego, California

March 21, 2000

                           PROXY STATEMENT/PROSPECTUS

     This proxy statement/prospectus is the prospectus of Akamai Technologies, Inc. with respect to the issuance by Akamai of approximately 9.97 million shares of Akamai common stock in connection with the Agreement and Plan of Merger among Akamai, Alii Merger Corporation, a wholly-owned subsidiary of Akamai, and INTERVU Inc. The merger agreement provides for the merger of Alii Merger Corporation with and into INTERVU. Following the merger, INTERVU will be a wholly-owned subsidiary of Akamai.


     This proxy statement/prospectus is the proxy statement of INTERVU and is being furnished to INTERVU stockholders in connection with the special meeting of INTERVU stockholders to be held on April 20, 2000 at 10:00 am, local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this disclosure document. Any representation to the contrary is a criminal offense.
                            ------------------------


     The date of this proxy statement/prospectus is March 21, 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     3
RISK FACTORS................................................     9
  Risks Relating to the Merger..............................     9
  Risks Relating to Akamai's Business.......................    11
  Risks Relating to INTERVU's Business......................    21
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    26
SELECTED HISTORICAL AND SELECTED UNAUDITED PRO FORMA
  COMBINED FINANCIAL INFORMATION............................    27
COMPARATIVE PER SHARE DATA..................................    32
MARKET PRICE INFORMATION....................................    33
THE INTERVU SPECIAL MEETING.................................    35
  Date, Time and Place......................................    35
  Matters to be Considered at the Special Meeting...........    35
  Record Date...............................................    35
  Voting and Revocation of Proxies..........................    35
  Vote Required.............................................    36
  Quorum; Abstentions and Broker Non-Votes..................    36
  Appraisal Rights..........................................    36
  Solicitation of Proxies; Expenses.........................    36
  Board Recommendation......................................    37
THE MERGER..................................................    38
  Background of the Merger..................................    38
  Joint Reasons for the Merger..............................    41
  Akamai's Reasons for the Merger...........................    42
  INTERVU's Reasons for the Merger; Recommendation of the
     INTERVU Board of Directors.............................    43
  Opinion of Financial Advisor to INTERVU...................    45
  Interests of Executive Officers and Directors of INTERVU
     in the Merger..........................................    49
  Treatment of INTERVU Common Stock and INTERVU Preferred
     Stock in the Merger....................................    51
  Accounting Treatment of the Merger........................    51
  Regulatory Approvals......................................    51
  Material United States Federal Income Tax Consequences....    52
  Nasdaq National Market Quotation..........................    53
  Resales of Akamai Common Stock Issued in Connection with
     the Merger; Affiliate Agreements.......................    53
  Appraisal Rights..........................................    54
THE MERGER AGREEMENT........................................    56
  General...................................................    56
  The Exchange Ratio and Treatment of INTERVU Common Stock
     and INTERVU Preferred Stock............................    56
  Treatment of INTERVU Options and Warrants.................    56

                                                              PAGE
                                                              ----
  No Fractional Shares......................................    57
  Dissenters' Rights........................................    57
  Effective Time of the Merger..............................    57
  The Exchange Agent........................................    57
  Exchange of Certificates..................................    58
  Representations and Warranties............................    58
  Covenants.................................................    59
  Director and Officer Indemnification and Insurance........    60
  Noncompetition Agreements.................................    61
  Conditions to Completion of the Merger....................    61
  Termination; Expenses and Termination Fees................    62
  Waiver and Amendment......................................    63
OTHER AGREEMENTS............................................    64
  Stock Option Agreement....................................    64
  Voting Agreements.........................................    65
DESCRIPTION OF AKAMAI.......................................    66
  Business..................................................    66
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    79
  Management................................................    83
  Executive Compensation....................................    86
  Related Party Transactions................................    88
DESCRIPTION OF INTERVU......................................    91
  Business..................................................    91
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   100
  Management................................................   106
  Executive Compensation....................................   109
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   111
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF AKAMAI......................................   116
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
  MANAGEMENT OF INTERVU.....................................   119
DESCRIPTION OF AKAMAI CAPITAL STOCK.........................   121
  Akamai Common Stock.......................................   121
  Akamai Preferred Stock....................................   121
COMPARISON OF RIGHTS OF HOLDERS OF AKAMAI COMMON STOCK AND
  INTERVU COMMON STOCK, SERIES G PREFERRED STOCK AND SERIES
  H PREFERRED STOCK.........................................   122
  Capitalization............................................   122
  Number and Election of Directors..........................   122
  Voting....................................................   123
  Special Meeting of Stockholders...........................   123
  Written Consent of Stockholders...........................   123

                                                              PAGE
                                                              ----
  Notice of Stockholder Meetings and Actions................   123
  Indemnification...........................................   124
  Transactions with Interested Parties......................   124
  Charter Amendments........................................   124
  Amendments to By-laws.....................................   125
  Rights of Holders of INTERVU Series G Preferred Stock.....   125
  Rights of Holders of INTERVU Series H Preferred Stock.....   126
STOCKHOLDER PROPOSALS.......................................   127
LEGAL MATTERS...............................................   127
EXPERTS.....................................................   127
WHERE CAN YOU FIND MORE INFORMATION.........................   127
CONSOLIDATED FINANCIAL STATEMENTS OF AKAMAI.................   F-1
CONSOLIDATED FINANCIAL STATEMENTS OF INTERVU................  F-22
FINANCIAL STATEMENTS OF NETWORK24...........................  F-41
ANNEXES
     A.  AGREEMENT AND PLAN OF MERGER.......................   A-1
     B.  STOCK OPTION AGREEMENT.............................   B-1
     C.  FORM OF STOCKHOLDER VOTING AGREEMENT...............   C-1
     D.  OPINION OF PRUDENTIAL SECURITIES INCORPORATED......   D-1
     E.  SECTION 262 OF THE DELAWARE GENERAL CORPORATION
      LAW...................................................   E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     Q:  WHY ARE THE COMPANIES PROPOSING TO MERGE?

     A: Akamai and INTERVU are proposing to merge because we believe the resulting combination will provide a full service solution for delivery of Internet content, including streaming audio and video, graphics and applications, and will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own.

     Q:  HOW WILL THESE TWO COMPANIES MERGE?

     A: Akamai and INTERVU will combine under a merger agreement providing that Alii Merger Corporation, a wholly-owned subsidiary of Akamai that we call the merger subsidiary, will merge with and into INTERVU. As a result of the merger, INTERVU will become a wholly-owned subsidiary of Akamai.

     Q:  WHAT WILL I RECEIVE IN THE MERGER?

     A:  If the merger is completed, you will receive:

     - 0.5957 shares of Akamai common stock for each share of INTERVU common stock that you own; and

     - 0.5957 shares of Akamai common stock for each share of INTERVU common stock into which your shares of INTERVU preferred stock are convertible.

     Akamai will not issue fractional shares of its common stock. Instead, you will receive cash, without interest, based on the last reported sale price of Akamai common stock on the Nasdaq National Market on the last trading day preceding the day we complete the merger.


     On February 4, 2000, the last full trading day before the public announcement of the proposed merger, the last reported sale price of Akamai common stock on the Nasdaq National Market was $235.00 per share. On March 17, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of Akamai common stock on the Nasdaq National Market was $218.94 per share.


     Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER OF AKAMAI AND INTERVU?

     A: We are working to complete the merger as quickly as possible. We expect to complete the merger in the second quarter of fiscal 2000. However, we cannot predict the exact timing because the merger is subject to governmental and other regulatory approvals. In addition, if necessary or desirable, Akamai and INTERVU may agree to complete the merger at a later date.

     Q:  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

     A: The merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, no gain or loss will generally be recognized by Akamai, INTERVU or the merger subsidiary as a result of the merger. Additionally, no gain or loss will be recognized by INTERVU stockholders to the extent they receive shares of Akamai common stock in the merger. However, INTERVU stockholders will recognize taxable gain to the extent they receive cash in the merger in lieu of fractional shares. INTERVU stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger.

     Q:  WHO MUST APPROVE THE MERGER?

     A: In addition to the approvals by the Akamai board of directors and the INTERVU board of directors, which have already been obtained, and governmental and other regulatory approvals, the merger must be approved by the holders of INTERVU common stock and Series G preferred stock voting together as a single class.

     Q:  WHAT STOCKHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

     A: A majority of the voting power of INTERVU's outstanding shares of common stock and Series G preferred stock constitutes a quorum for the INTERVU special meeting. The affirmative vote of the holders of at least a majority of the voting power of INTERVU's outstanding shares of common stock and Series G preferred stock is required to approve the merger agreement and the merger. The INTERVU Series G preferred stock has 0.6298 votes per share and votes together with the INTERVU common stock as a single class.

     Q: DOES THE INTERVU BOARD OF DIRECTORS RECOMMEND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER?

     A: Yes. After careful consideration, the INTERVU board of directors unanimously recommends that its stockholders vote in favor of the merger agreement and the merger. For a more complete description of the recommendation of the INTERVU board of directors, see the section entitled "The
Merger -- INTERVU's Reasons for the Merger; Recommendation of the INTERVU Board of Directors" on page 43.

     Q:  WHAT DO I NEED TO DO NOW?

     A: We urge you to read this proxy statement/prospectus, including its annexes, carefully, and to consider how the merger will affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 127.

     Q:  HOW DO I VOTE?

     A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the INTERVU special meeting. You may also attend the special meeting and vote in person instead of submitting a proxy.

     If you fail either to return your proxy card or to vote in person at the special meeting, or if you mark your proxy "abstain," the effect will be a vote against the merger agreement and the merger. If you sign and send in your proxy without indicating how you want to vote, your proxy will be counted as a vote for the merger agreement and the merger unless your shares are held in a brokerage account.

     Q: IF MY SHARES ARE HELD IN A BROKERAGE ACCOUNT, WILL MY BROKER VOTE MY SHARES FOR ME?

     A: Your broker will not be able to vote your shares without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to provide your broker with instructions, it will have the same effect as a vote against the merger agreement and the merger.

     Q:  MAY I CHANGE MY VOTE AFTER I HAVE MAILED IN MY SIGNED PROXY CARD?

     A: You may change your vote at any time before the vote takes place at the INTERVU special meeting. To do so, you may either complete and submit a later dated proxy card or send a written notice stating that you would like to revoke your proxy. In addition, you may attend the special meeting and vote in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

     Q:  WHEN AND WHERE IS THE INTERVU SPECIAL MEETING?


     A: The special meeting of INTERVU stockholders will be held at 10:00 a.m., Pacific time, on April 20, 2000 at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California.


     Q:  SHOULD I SEND IN MY CERTIFICATES NOW?

     A: No. After we complete the merger, Akamai or its transfer agent will send instructions to you explaining how to exchange your shares of INTERVU common stock and INTERVU preferred stock for the appropriate number of shares of Akamai common stock.

     Q:  WHO MAY I CONTACT WITH ANY ADDITIONAL QUESTIONS?

     A: You may call Anjeanette Rettig, INTERVU's Director of Investor Relations at (858) 623-8400 (ext. 134).

     Q:  ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?

     A: The merger does involve risks. There are also risks associated with a continued investment in INTERVU common stock or INTERVU preferred stock if the merger is not completed. For a discussion of risk factors that should be considered in evaluating the merger, see "Risk Factors" beginning on page 9.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement/prospectus, including its annexes and the documents to which we have referred you. See "Where You Can Find More Information" on page
127. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

AKAMAI TECHNOLOGIES, INC.
500 Technology Square
Cambridge, Massachusetts 02139
(617) 250-3000

     Akamai provides a global delivery service for delivery of Internet content, streaming media and applications. Akamai's FreeFlow service delivers customers' Web content through a worldwide server network by locating the content geographically closer to their users. Other than references to a specific Akamai subsidiary, any reference to Akamai includes its subsidiaries.

INTERVU INC.
6815 Flanders Drive
San Diego, California 92121
(858) 623-8400

     INTERVU provides Web site owners and content publishers with services and automated tools for the streaming of live and on-demand video and audio content over the Internet. INTERVU also provides Internet conferencing services and interactive Web broadcasting services. INTERVU's customers use its video and audio distribution services to transmit entertainment, sports, news and business-to-business content over the Internet. Other than references to a specific INTERVU subsidiary, any reference to INTERVU includes its subsidiaries.

THE MERGER

     Through the merger, INTERVU will become a wholly-owned subsidiary of Akamai. INTERVU stockholders will receive Akamai common stock in exchange for their shares of INTERVU common stock and INTERVU preferred stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

VOTE REQUIRED
(PAGE 36)


     Approval of the merger agreement and the merger requires the vote of a majority of the voting power of INTERVU's outstanding shares of common stock and Series G preferred stock voting together as a single class. INTERVU's directors and executive officers and their affiliates beneficially own 28.3% of the outstanding shares of INTERVU common stock and none of the outstanding shares of INTERVU Series G preferred stock, representing 26.9% of the total voting power of INTERVU's outstanding shares of common stock and Series G preferred stock.


     Holders of INTERVU common stock, who collectively beneficially own approximately 24.8% of the outstanding voting power of INTERVU, already have agreed to vote in favor of the merger agreement and the merger.

INTERVU RECOMMENDATION TO STOCKHOLDERS
(PAGE 37)

     After careful consideration, the INTERVU board of directors has determined that the terms and conditions of the merger are fair to you and in your best interests, and unanimously recommends that you approve the merger agreement and the merger.

WHAT INTERVU STOCKHOLDERS WILL RECEIVE
(PAGE 56)

     Each share of INTERVU common stock will be exchanged for 0.5957 shares of Akamai common stock.

     Each share of INTERVU preferred stock will be exchanged for 0.5957 shares of Akamai common stock for each share of INTERVU common stock into which that share is convertible.

     Akamai will not issue fractional shares of Akamai common stock in connection with the merger. Instead, Akamai will pay cash for any fractional shares.

     Based on the shares of INTERVU common stock and INTERVU preferred stock outstanding on February 6, 2000, the day the merger agreement was entered into, Akamai estimates that INTERVU stockholders will receive approximately 9.97 million shares of Akamai common stock in the merger.

CONDITIONS TO THE MERGER
(PAGE 61)

     The completion of the merger depends upon meeting a number of conditions, including:

     - the approval of INTERVU stockholders;

     - the receipt of all consents of, and the making of all filings and registrations with and notifications to all regulatory authorities, including the expiration or termination of all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     - the receipt of legal opinions regarding the treatment of the merger as a tax-free reorganization; and

     - other customary contractual conditions specified in the merger agreement.

Some of the conditions to the merger may be waived by the party entitled to assert the condition.

NO SOLICITATION BY INTERVU
(PAGE 60)

     With exceptions and subject to the INTERVU board of directors' fiduciary obligations in connection with an unsolicited written bona fide proposal to recommend any superior proposal to INTERVU stockholders, INTERVU has agreed that neither it nor any of its affiliates or representatives will directly or indirectly initiate, solicit, encourage or knowingly facilitate any proposal regarding a business combination of INTERVU with any other party. INTERVU has further agreed to use reasonable best efforts to inform each of its officers, directors, key employees, representatives and agents of its obligations with respect to these actions.

TERMINATION OF THE MERGER AGREEMENT
(PAGE 62)

     Akamai and INTERVU can mutually agree to terminate the merger agreement without completing the merger, and either Akamai or INTERVU can terminate the merger agreement upon the occurrence of a number of events, including:

     - the other party materially breaches any representation or warranty in the merger agreement and fails to cure the breach within 30 days of receiving notice of the breach and the breach is reasonably likely to have a material adverse effect;

     - the other party materially breaches any covenant or agreement in the merger agreement and fails to cure the breach within 30 days of receiving notice of the breach;

     - the merger is not completed by August 31, 2000; or

     - INTERVU stockholders do not approve the merger agreement and the merger at the special meeting of INTERVU stockholders.

     Furthermore, Akamai may terminate the merger agreement if any of the following triggering events occurs:

     - the INTERVU board or any authorized committee thereof withdraws, modifies or amends its recommendation (in any manner adverse to Akamai) that the INTERVU stockholders approve and adopt the merger agreement and the merger;

     - the INTERVU board fails to reaffirm its recommendation of the merger agreement and the merger to INTERVU stockholders within 15 business days after Akamai requests that it do so;

     - the INTERVU board or any authorized committee thereof, approves or recommends that the INTERVU stockholders approve an alternative transaction;

     - INTERVU continues discussions with an entity or person who has made a superior proposal about an acquisition for a period of more than ten business days after receipt of the superior proposal;

     - if an alternative acquisition proposal is made that is publicly disclosed and contains a proposal as to price and INTERVU does not reject the proposal within ten days of the earlier of INTERVU's receipt of the proposal or public disclosure of the proposal; or

     - INTERVU shall have breached its obligations not to solicit alternative proposals.

TERMINATION FEE
(PAGE 63)

     INTERVU may be required to pay Akamai a termination fee of up to $100 million upon a termination of the merger agreement following one of the triggering events described above.

STOCK OPTION AGREEMENT
(PAGE 64)

     In connection with the merger agreement, Akamai and INTERVU entered into a stock option agreement, dated as of February 6, 2000. The option agreement grants Akamai the right to purchase up to 3,102,592 shares of INTERVU common stock, constituting approximately 19.9% of INTERVU outstanding common stock, at a purchase price of $117 per share, subject to adjustment. However, Akamai's right to purchase may not exceed, in the aggregate, 19.9% of the outstanding shares of INTERVU common stock. The option becomes exercisable if INTERVU becomes obligated to pay to Akamai the termination fee of $100 million. However, Akamai's total profit derived from the termination fee and from proceeds and other financial benefits under the option may not exceed $114 million.

OPINION OF FINANCIAL ADVISOR
(PAGE 45)

     In deciding to approve the merger agreement and the merger, the INTERVU board of directors received an opinion from its financial advisor, Prudential Securities Incorporated, to the effect that, as of February 6, 2000, the common stock conversion ratio was fair, from a financial point of view, to the holders of INTERVU common stock. The full text of the opinion is attached as Annex D to this proxy statement/prospectus and should be read carefully in its entirety. The opinion is addressed to the INTERVU board of directors and does not constitute a recommendation to any INTERVU stockholder with respect to matters relating to the merger.

INTERESTS OF EXECUTIVE OFFICERS AND
DIRECTORS OF INTERVU IN THE MERGER
(PAGE 49)

     In considering the recommendation of the INTERVU board of directors, you should be aware of the interests that INTERVU executive officers and directors have in the merger. These include:

     - some of the executive officers of INTERVU will receive retention and severance benefits, including acceleration of vesting of stock options and restricted stock, under some circumstances;


     - the vesting of all options held by INTERVU's non-employee directors will be fully accelerated immediately prior to completion of the merger;



     - one member of the INTERVU board will receive a $647,325 bonus in recognition of the director's efforts in connection with the merger; the bonus is contingent upon completion of the merger;


     - at the closing of the merger, all INTERVU stock options, including those held by any INTERVU officer or director, will be assumed by Akamai and will become options to acquire Akamai common stock after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the common stock exchange ratio; and

     - INTERVU officers and directors have customary rights to indemnification against specified liabilities.


     In considering the fairness of the merger to INTERVU stockholders, the INTERVU board of directors took into account these interests. These interests are different from and in addition to your and their interests as stockholders. As of February 15, 2000, the executive officers and directors of INTERVU held options to acquire an aggregate of 1,045,979 shares of INTERVU common stock, of which 242,500 options were vested. Assuming the merger is completed on April 20, 2000, options to purchase an additional 69,589 shares of INTERVU common stock will become vested as a result of the passage of time. Upon completion of the merger, options to purchase an additional 239,424 shares of INTERVU common stock will vest pursuant to their terms. The options held by INTERVU officers and directors will be converted in the merger into options to acquire approximately 623,089 shares of Akamai common stock. In addition, as of February 15, 2000, the executive officers and directors held 4,193,118 shares of INTERVU common stock, of which 327,179 shares were subject to vesting. Assuming the merger is completed on April 20, 2000, INTERVU's repurchase right will lapse with respect to 89,162 shares of INTERVU common stock as a result of the passage of time. Upon completion of the merger, an additional 238,017 shares of INTERVU common stock will vest pursuant to the terms of the applicable vesting agreements.


INTERESTS OF FINANCIAL ADVISOR
(PAGE 49)

     Pursuant to an engagement letter dated January 30, 2000, INTERVU paid Prudential Securities a retainer of $150,000 and paid an additional $1.5 million upon delivery by Prudential Securities of its fairness opinion. In addition, INTERVU has agreed to pay an additional cash fee of approximately $5.85 million upon completion of the merger. Regardless of whether the merger is completed, INTERVU has agreed to reimburse Prudential Securities for its reasonable fees and expenses. INTERVU has also agreed to indemnify Prudential Securities and related persons to the full extent of the law against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement or the merger.

ACCOUNTING TREATMENT
(PAGE 51)

     Akamai will account for the merger using the purchase method of accounting, which means that the assets and liabilities of INTERVU, including intangible assets, will be recorded at their fair value and the results of operations of INTERVU will be included in Akamai's results from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (PAGE 52)

     We have structured the merger in order to qualify as a tax-free reorganization under the Internal Revenue Code. Akamai believes that no gain or loss generally will be recognized by INTERVU stockholders for federal income tax purposes on the exchange of shares of INTERVU common stock and INTERVU preferred stock solely for shares of Akamai common stock.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

HOLDERS OF INTERVU COMMON STOCK HAVE NO APPRAISAL RIGHTS; BUT HOLDERS OF INTERVU PREFERRED STOCK HAVE APPRAISAL RIGHTS
(PAGE 54)

     Under Delaware law, the holders of INTERVU common stock are not entitled to any appraisal rights with respect to the merger because shares of INTERVU common stock are, and shares of Akamai common stock issued in the merger will be, listed on the Nasdaq National Market. However, holders of shares of INTERVU preferred stock have the right to seek an appraisal of, and to be paid the fair value of, their shares. Section 262 of the Delaware General Corporation Law, which governs the rights of stockholders who wish to seek appraisal of their shares, is summarized under the heading "The Merger -- Appraisal Rights" on pages 54 through 55, and is attached to this proxy statement/prospectus as Annex E.

HOW THE RIGHTS OF INTERVU STOCKHOLDERS WILL DIFFER AS AKAMAI STOCKHOLDERS (PAGE 122)

     The rights of stockholders of Akamai after the merger will be governed by Akamai's charter and by-laws. Those rights differ from rights of INTERVU stockholders under INTERVU's charter and bylaws.

FORWARD-LOOKING STATEMENTS MAY PROVE
INACCURATE
(PAGE 26)

     Akamai and INTERVU have made forward-looking statements in this proxy statement/ prospectus (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Akamai and INTERVU, including the anticipated cost savings and revenue enhancements from the merger. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

     You should note that many factors could affect the future financial results of Akamai and INTERVU, and could cause these results to differ materially from those expressed in forward-looking statements contained in this proxy statement/ prospectus. These factors include the following:

     - Akamai may encounter greater than expected costs and difficulties related to combining INTERVU's technology with the technology of Akamai;

     - Akamai may be unable to retain some INTERVU customers who may terminate their relationship with INTERVU as a result of the merger because they deem themselves competitors of Akamai;

     - Akamai may be unable to retain some INTERVU employees after the merger;


     - changes in laws or regulations, including increased government regulation of the Internet and privacy related issues, third party relations and approvals, and decisions of courts, regulators and governmental bodies may adversely affect Akamai's business or ability to compete; and


     - other risks and uncertainties as may be detailed from time to time in Akamai's public announcements and Securities and Exchange Commission filings.

COMPARATIVE MARKET PRICE INFORMATION
(PAGE 33)


     Shares of Akamai common stock are quoted on the Nasdaq National Market. On February 4, 2000, the last full trading day prior to the public announcement of the merger, the last reported sale price of Akamai common stock was $235 per share. On March 17, 2000, the last reported sale price of Akamai common stock was $218.94 per share.



     Shares of INTERVU common stock are also quoted on the Nasdaq National Market. On February 4, 2000, the last full trading day prior to the public announcement of the merger, the last reported sale price of INTERVU common stock was $117 per share. On March 17, 2000, the last reported sale price of INTERVU common stock was $127.63 per share.


RECENT DEVELOPMENTS

     In February 2000, Akamai acquired Network24 Communications, Inc., a provider of Internet broadcasting application services, for approximately 599,152 shares of Akamai common stock and $12.5 million of cash. Akamai also assumed stock options and warrants of Network24 to purchase an aggregate of 195,862 shares of Akamai common stock. Akamai and Network24 expect the merger will qualify as a tax-free reorganization. Akamai accounted for the merger with Network24 using the purchase method of accounting.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)

                                   (PAGE 32)


     The following table summarizes certain unaudited historical per share data of Akamai and INTERVU and the combined per share data on an unaudited pro forma basis. Neither Akamai nor INTERVU has declared cash dividends. You should read the information below along with the selected historical financial information and the unaudited pro forma combined condensed financial information included elsewhere in this proxy statement/prospectus. The pro forma combined condensed financial information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred at the beginning of the period presented.



                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
AKAMAI
HISTORICAL -- AKAMAI:
Loss from continuing operations per share -- basic and
  diluted...................................................       $ (1.98)
Book value per share(1).....................................       $  3.04
PRO FORMA COMBINED:
Loss from continuing operations per share -- basic and
  diluted...................................................       $(17.21)
Book value per share(1)(2)..................................       $ 31.57
INTERVU
HISTORICAL -- INTERVU:
Loss from continuing operations per share -- basic and
  diluted...................................................       $ (3.23)
Book value per share(1).....................................       $  6.84
EQUIVALENT PRO FORMA COMBINED(3):
Loss from continuing operations per share -- basic and
  diluted...................................................       $(10.25)
Book value per share(1).....................................       $ 18.81


---------------
(1) Book value is computed by dividing total stockholders' equity by the number of shares outstanding.


(2) Akamai pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Akamai common stock which would have been outstanding had the merger been completed as of the balance sheet date.


(3) INTERVU equivalent pro forma combined amounts are calculated by multiplying the Akamai pro forma combined per share amounts and book value by the exchange ratio of 0.5957 per share of Akamai common stock for each share of INTERVU common stock.

                             RECENT CLOSING PRICES
                                   (PAGE 34)


     The following table sets forth the last sale prices per share of Akamai common stock and INTERVU common stock as reported on the Nasdaq National Market on (1) February 4, 2000, the last full trading day prior to the public announcement that Akamai and INTERVU had entered into the merger agreement, and
(2) March 17, 2000 the most recent practicable date prior to the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share to the last sale price of a share of Akamai common stock on those dates. The equivalent price per share is equal to the last sale price of a share of Akamai common stock on each date multiplied by 0.5957, which is the number of shares of Akamai common stock to be issued in the merger in exchange for each share of INTERVU common stock.



                                                              AKAMAI     INTERVU    EQUIVALENT
                                                              COMMON     COMMON     PER SHARE
DATE                                                           STOCK      STOCK       PRICE
----                                                          -------    -------    ----------
February 4, 2000............................................  $235.00    $117.00     $140.41
March 17, 2000..............................................  $218.94    $127.63     $130.42

                                  RISK FACTORS

     You should carefully consider the following risk factors relating to the merger before you decide whether to vote to approve the merger agreement and the merger. You should also consider the other information in this proxy statement/prospectus and the additional information in Akamai's and INTERVU's other reports on file with the Securities and Exchange Commission and in the other documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 127.

RISKS RELATING TO THE MERGER


     AKAMAI'S STOCK PRICE IS VOLATILE AND THE VALUE OF THE AKAMAI COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER, AND NO ADJUSTMENT WILL BE MADE AS A RESULT OF CHANGES IN THE MARKET PRICE OF AKAMAI COMMON STOCK.


     At the closing of the merger, each share of INTERVU common stock will be exchanged for 0.5957 shares of Akamai common stock and each share of INTERVU preferred stock will be exchanged for 0.5957 shares of Akamai common stock for each share of INTERVU common stock into which that share is convertible. This exchange ratio will not be adjusted for changes in the market price of either Akamai common stock or INTERVU common stock. In addition, neither Akamai nor INTERVU may terminate or renegotiate the merger agreement, and INTERVU may not resolicit the vote of its stockholders, solely because of changes in the market price of Akamai common stock. Consequently, the specific dollar value of Akamai common stock that INTERVU stockholders will receive upon the completion of the merger will depend on the market value of Akamai common stock at that time and may decrease from the date you submit your proxy. You are urged to obtain recent market quotations for Akamai common stock and INTERVU common stock. Neither Akamai nor INTERVU can predict or give any assurances as to the market price of Akamai common stock at any time before or after the merger.


     The market price of Akamai common stock, like that of the shares of many other high technology and Internet companies, has been and may continue to be volatile. The market price of Akamai common stock may continue to fluctuate significantly in response to various factors, including:


     - the addition or departure of key Akamai personnel;

     - variations in Akamai's quarterly operating results;

     - announcements by Akamai or its competitors of significant contracts, new or enhanced products or service offerings, acquisitions, distribution partnerships, joint ventures or capital commitments;

     - changes in financial estimates by securities analysts;

     - Akamai's sales of common stock or other securities in the future;

     - changes in market valuations of networking, Internet and telecommunications companies;

     - fluctuations in stock market prices and volumes; and

     - changes in general economic conditions, including interest rate levels.

     AKAMAI MAY FACE CHALLENGES IN INTEGRATING AKAMAI AND INTERVU AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER.

     Akamai's management does not have significant experience in integrating businesses following an acquisition. As a result of this limited experience, Akamai may not be successful in integrating Akamai and INTERVU. Integrating the operations and personnel of Akamai and INTERVU will be a complex process. Akamai is uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger.

     The successful integration of Akamai and INTERVU will require, among other things, integration of Akamai's and INTERVU's products and services, network operations and engineering, assimilation of sales and marketing groups, integration of the companies' information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future research and development efforts. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining Akamai and INTERVU could negatively affect employee morale and the ability of Akamai to retain some of its or INTERVU's key employees after the merger. To date, Akamai has acquired only one business, Network24, which it acquired in February 2000, and Akamai is still in the process of integrating the two companies.


     IF AKAMAI DOES NOT SUCCESSFULLY INTEGRATE INTERVU OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF AKAMAI COMMON STOCK MAY DECLINE.

     The market price of Akamai common stock may decline as a result of the merger if:

     - the integration of Akamai and INTERVU is unsuccessful;

     - Akamai does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

     - the effect of the merger on Akamai's financial results is not consistent with the expectations of financial or industry analysts.


     SALES OF SUBSTANTIAL AMOUNTS OF AKAMAI COMMON STOCK IN THE PUBLIC MARKET AFTER THE PROPOSED MERGER COULD MATERIALLY ADVERSELY AFFECT THE MARKET PRICE OF AKAMAI COMMON STOCK.


     Based on the shares of INTERVU common stock and INTERVU preferred stock outstanding on February 6, 2000 and assuming all outstanding options and warrants are exercised, Akamai would issue 12,132,117 shares of Akamai common stock in the merger. Approximately 8,110,925 shares of Akamai common stock to be issued in the merger will be freely tradable immediately following the merger and approximately 1,856,425 shares of Akamai common stock to be issued in the merger will become freely tradable at various times over the 120 day period following the merger. The sale of substantial amounts of these shares (including shares issued upon exercise of outstanding options) may cause substantial fluctuations in the price of Akamai common stock.


     THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF AKAMAI COMMON STOCK AFTER THE LOCK-UP PERIOD FROM AKAMAI'S INITIAL PUBLIC OFFERING EXPIRES, WHICH COULD CAUSE AKAMAI'S STOCK PRICE TO FALL.



     Akamai's current stockholders hold a substantial number of shares, which they will be able to sell in the public market upon the expiration on April 26, 2000 of the lock-up period from Akamai's initial public offering. Sales of a substantial number of shares of Akamai common stock within a short period of time could cause Akamai's stock price to fall. In addition, the sale of these shares could impair Akamai's ability to raise capital through the sale of additional stock.


     IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS REALIZED, AKAMAI MAY EXPERIENCE INCREASED LOSSES.

     If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Akamai's stockholders resulting from the issuance of shares in connection with the merger, Akamai's financial results could be adversely affected, including increased losses.

     INTERVU MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.


     While the merger agreement is in effect, unless the fiduciary duties of the INTERVU board of directors otherwise require, INTERVU is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than Akamai. As a result of this prohibition, INTERVU may not be able to enter into an alternative transaction at a favorable price.


     INTERVU'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER AGREEMENT AND THE MERGER.

     Some of INTERVU's directors and officers will receive retention and severance benefits. In addition, the vesting of all the options held by INTERVU's non-employee directors and a portion of the options held by INTERVU's officers will be accelerated upon completion of the merger. All of INTERVU's directors and officers also have continuing indemnification against liabilities. These factors provide INTERVU's officers and directors with interests in the merger that are different from, or in addition to, yours. In addition, some directors and officers and their affiliates have already agreed to vote in favor of the merger. The directors and officers of INTERVU may have been more likely to vote to approve the merger agreement and the merger than if they did not have these interests. You should consider whether these interests influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The Merger -- Interests of Executive Officers and Directors of INTERVU in the Merger" on page 49.

     UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE INTERVU TO LOSE KEY PERSONNEL.

     Current and prospective INTERVU employees may experience uncertainty about their future roles with Akamai. This uncertainty may adversely affect INTERVU's ability to retain key management, sales, marketing and technical personnel, or to attract qualified personnel in the future.

     CUSTOMERS OF AKAMAI AND INTERVU MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER.

     The announcement and completion of the merger could cause customers and potential customers of Akamai and INTERVU to delay, cancel or not renew contracts for services as a result of customer concerns and uncertainty over integration and support of Akamai's or INTERVU's services. Any delay, cancellation or nonrenewal of contracts could have a material adverse effect on the business, operating results and financial condition of the combined company.

RISKS RELATING TO AKAMAI'S BUSINESS

     AKAMAI'S BUSINESS IS DIFFICULT TO EVALUATE BECAUSE IT HAS A LIMITED OPERATING HISTORY.

     Akamai was founded in August 1998 and began offering its services commercially in April 1999. Akamai has limited meaningful historical financial data upon which to base planned operating expenses and upon which investors may evaluate it and its prospects. In addition, Akamai's operating expenses are largely based on anticipated revenue trends and a high percentage of its expenses are and will continue to be fixed in the short-term. You should consider the risks and difficulties frequently encountered by companies like Akamai in a new and rapidly evolving market. Akamai's ability to sell its services and the level of success it achieves depends, among other things, on the level of demand for delivery services for graphics, streaming media, applications and other Internet content, which is a new and rapidly evolving market. Akamai's business strategy may be unsuccessful, and it may not successfully address the risks it faces.

     AKAMAI IS ENTIRELY DEPENDENT ON ITS INTERNET CONTENT DELIVERY SERVICES AND ITS FUTURE REVENUE DEPENDS ON THE COMMERCIAL SUCCESS OF ITS SERVICES.

     Currently, Akamai's future growth depends on the commercial success of its Internet content delivery services and other services and products it may develop and/or offer. While Akamai has been selling its services commercially since April 1999, sales may not continue in the future. Akamai's other services and products under development may not achieve widespread market acceptance. The future revenue growth of FreeFlow Streaming will also depend, in part, on customer acceptance of a combined or integrated Akamai/INTERVU service offering. Failure of Akamai's current and planned services to operate as expected could hinder or prevent their adoption. If Akamai's target customers do not adopt, purchase and successfully deploy its current and planned services, Akamai's revenue will not grow significantly and its business, results of operations and financial condition will be seriously harmed. In addition, to the extent Akamai promotes any portion of its technology as an industry standard by making it readily available to users for little or no charge, Akamai may not receive revenue that it might otherwise have received.

     ANY FAILURE OF AKAMAI'S NETWORK INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS WHICH COULD REDUCE AKAMAI'S REVENUE AND HARM ITS BUSINESS, FINANCIAL RESULTS AND REPUTATION.

     Akamai's business is dependent on providing its customers with fast, efficient and reliable Internet content delivery services. To meet these customer requirements Akamai must protect its network infrastructure against damage from:

     - sabotage and vandalism;

     - human error;

     - physical or electronic intrusion and security breaches;

     - fire, earthquake, flood and other natural disasters;

     - power loss; and

     - similar events.

     Despite the efforts of Akamai, its network infrastructure may come under attack by sabotage or vandalism. In addition, the occurrence of a natural disaster or other unanticipated problems at one or more of Akamai's servers could result in service interruptions or significant damage to equipment. Akamai currently provides a FreeFlow service guarantee that its networks will deliver Internet content 24 hours a day, seven days a week, 365 days a year. If Akamai does not provide this service, the customer does not pay for its services on that day. Any widespread loss or interruption of services would reduce Akamai's revenue, and could harm its business, financial results and reputation.

     BECAUSE AKAMAI'S INTERNET CONTENT DELIVERY SERVICES ARE COMPLEX AND ARE DEPLOYED IN COMPLEX ENVIRONMENTS, THEY MAY HAVE ERRORS OR DEFECTS THAT COULD SERIOUSLY HARM ITS BUSINESS.

     Akamai's Internet content delivery services are highly complex and are designed to be deployed in and across numerous large and complex networks. As of February 1, 2000, Akamai's network consisted of over 2,000 servers. Akamai and its customers have also from time to time discovered errors and defects in Akamai's software. In the future, there may be additional errors and defects in Akamai's software that may adversely affect its services. If Akamai is unable to efficiently fix errors or other problems that may be identified, Akamai could experience:

     - loss of or delay in revenues and loss of market share;

     - loss of customers;

     - failure to attract new customers or achieve market acceptance;

     - diversion of development and engineering resources;

     - loss of credibility or damage to business reputation;

     - increased service costs; and

     - legal actions by Akamai's customers.

     ANY FAILURE OF AKAMAI'S TELECOMMUNICATIONS AND NETWORK PROVIDERS TO PROVIDE REQUIRED TRANSMISSION CAPACITY TO AKAMAI COULD RESULT IN INTERRUPTIONS IN AKAMAI'S SERVICE.

     Akamai's operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of these network providers to provide the capacity Akamai requires may result in a reduction in, or interruption of, service to Akamai's customers. This failure may be a result of the telecommunications providers or Internet service providers experiencing interruptions or other failures, failing to comply with or terminating their existing agreements with Akamai, or otherwise denying or interrupting service or not entering into relationships with Akamai at all or on terms commercially acceptable to Akamai. If Akamai does not have access to third-party transmission capacity, Akamai could lose customers. If Akamai is unable to obtain transmission capacity on terms commercially acceptable to Akamai, Akamai's business and financial results, could suffer.

     THE MARKETS IN WHICH AKAMAI OPERATES ARE HIGHLY COMPETITIVE AND AKAMAI MAY BE UNABLE TO COMPETE SUCCESSFULLY AGAINST NEW ENTRANTS AND ESTABLISHED COMPANIES WITH GREATER RESOURCES.

     Akamai competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. Akamai has experienced and expects to continue to experience increased competition. Many of Akamai's current competitors, as well as a number of Akamai's potential competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than Akamai does. Some of Akamai's current or potential competitors have the financial resources to withstand substantial price competition. Moreover, many of Akamai's competitors have more extensive brand recognition, customer bases, broader customer relationships and broader industry alliances that they could use to their advantage in competitive situations, including relationships with many of Akamai's current and potential customers. Akamai's competitors may be able to respond more quickly than Akamai can to new or emerging technologies and changes in customer requirements. Some of Akamai's current or potential competitors may bundle their services with other services, software or hardware in a manner that may discourage Web site owners from purchasing any service Akamai offers or Internet service providers from installing Akamai's servers.

     As competition in the Internet content delivery market continues to intensify, new solutions will come to market. Akamai is aware of other companies that are focusing or may in the future focus significant resources on developing and marketing products and services that will compete with Akamai. Akamai also believes that it may face competition from other providers of competing Internet content delivery services, including networking hardware and software manufacturers, content distribution providers, traditional hardware manufacturers, telecommunications providers, software database companies, and large diversified software and technology companies. Increased competition could result in:

     - price and revenue reductions and lower profit margins;

     - increased cost of service from telecommunications providers;

     - loss of customers; and

     - loss of market share.

     Any one of these could materially and adversely affect Akamai's business, financial condition and results of operations.

     AS PART OF AKAMAI'S BUSINESS STRATEGY, AKAMAI MAY ENTER INTO OR SEEK TO ENTER INTO BUSINESS COMBINATIONS AND ACQUISITIONS WHICH MAY BE DIFFICULT TO INTEGRATE, DISRUPT AKAMAI'S BUSINESS, DILUTE STOCKHOLDER VALUE OR DIVERT MANAGEMENT ATTENTION.

     As a part of Akamai's business strategy, Akamai may enter into additional business combinations and acquisitions. Acquisitions are typically accompanied by a number of risks, including:

     - the difficulty of integrating the operations and personnel of the acquired companies;

     - the maintenance of acceptable standards, controls, procedures and policies;

     - the potential disruption of Akamai's ongoing business and distraction of management;

     - the impairment of relationships with employees and customers as a result of any integration of new management personnel;

     - the difficulty of incorporation of acquired technology and rights into Akamai's products and services;

     - expenses related to the acquisition;

     - potential unknown liabilities associated with acquired businesses; and

     - unanticipated expenses related to acquired technology and its integration into existing technology.


     Akamai acquired Network24 in February 2000 and may encounter these risks to its business during Network24's integration. In addition, with future acquisitions, other than INTERVU, Akamai could use substantial portions of its available cash as all or a portion of the purchase price. Akamai could also issue additional securities as consideration for these acquisitions, which could cause its stockholders to suffer significant dilution. Akamai's acquisition of Network24, and any future acquisitions, may not generate any additional revenue and may pose risks to Akamai.


     A SIGNIFICANT DECLINE IN SALES TO APPLE COMPUTER COULD REDUCE AKAMAI'S REVENUE AND CAUSE ITS BUSINESS AND FINANCIAL RESULTS TO SUFFER.


     Akamai entered into a strategic alliance with Apple Computer, Inc. effective as of April 1, 1999. Sales of its services to Apple Computer represented approximately 22.2% of Akamai's revenue for the year ended December 31, 1999. Akamai expects that sales to Apple Computer as a percentage of total sales will decrease, but that during calendar 2000 sales to Apple Computer will continue to represent a significant portion of its revenue. Apple Computer has the right to terminate the agreement on short notice if Akamai materially breaches the agreement. A significant decline in sales to Apple Computer could reduce Akamai's revenue and cause Akamai's business and financial results to suffer.


     IF ANY OF AKAMAI'S STRATEGIC ALLIANCES TERMINATES, THEN AKAMAI'S BUSINESS COULD BE ADVERSELY AFFECTED.

     Akamai entered into strategic alliances with Apple Computer effective as of April 1, 1999, with Cisco Systems, Inc. in August 1999 and with Microsoft Corporation in September 1999. Under each of these agreements, Akamai is seeking to jointly develop technology, services and/or products with its strategic alliance partners and Akamai may not be successful. The strategic alliance with Cisco may be terminated by Cisco or Akamai on short notice for any reason. The strategic alliance with Apple Computer may be terminated by Apple Computer or Akamai if the other party materially breaches the agreement, and the strategic alliance with Microsoft may be terminated by Microsoft or Akamai if the other party materially breaches the agreement. A termination of, or significant adverse change in, Akamai's relationship with Apple Computer, Cisco or Microsoft could have a material adverse effect on Akamai's business.

     AKAMAI'S BUSINESS WILL SUFFER IF IT IS UNABLE TO SCALE ITS NETWORK AS DEMAND INCREASES.

     Akamai's network may not be scalable to expected customer levels while maintaining superior performance. Akamai cannot be certain that its network can connect and manage a substantially larger number of customers at high transmission speeds. In addition, as customers' usage of bandwidth increases, Akamai will need to make additional investments in its infrastructure to maintain adequate data transmission speeds. Akamai cannot ensure that it will be able to make these investments successfully or at an acceptable or commercially reasonable cost.

     Upgrading Akamai's infrastructure may cause delays or failures in its network. As a result, in the future Akamai's network may be unable to achieve or maintain a sufficiently high transmission capacity. Akamai's failure to achieve or maintain high capacity data transmission could significantly reduce demand for Akamai service, reducing Akamai's revenue and causing its business and financial results to suffer.

     AKAMAI'S BUSINESS WILL SUFFER IF IT DOES NOT RESPOND RAPIDLY TO TECHNOLOGICAL CHANGES.


     The market for Internet content delivery services is likely to continue to be characterized by rapid technological change, frequent new product and service introductions and changes in customer requirements. Akamai may be unable to respond quickly or effectively to these developments. If competitors introduce products, services or technologies that are better than Akamai's or that gain greater market acceptance, or if new industry standards emerge, Akamai's services may become obsolete, which would materially and adversely affect its business, results of operations and financial condition.



     In developing its services, Akamai has made, and will continue to make, assumptions about the standards that its customers and competitors may adopt. If the standards adopted are different from those which Akamai may now or in the future promote or support, market acceptance of Akamai's services may be significantly reduced or delayed and its business will be seriously harmed. In addition, the introduction of services or products incorporating new technologies and the emergence of new industry standards could render Akamai's existing services obsolete.


     IF AKAMAI'S LICENSE AGREEMENT WITH MIT TERMINATES, THEN ITS BUSINESS COULD BE ADVERSELY AFFECTED.

     Akamai has licensed from MIT technology covered by various patent applications and copyrights relating to Internet content delivery technology. Some of Akamai's technology is based in part on the technology covered by these patent applications and copyrights. MIT may terminate the license agreement if Akamai ceases its business due to insolvency or if Akamai materially breaches the terms of the license agreement. A termination of Akamai's license agreement with MIT could have a material adverse effect on Akamai's business.

     AKAMAI'S BUSINESS WILL BE ADVERSELY AFFECTED IF IT IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES.

     Akamai relies on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect its intellectual property rights. These legal protections afford only limited protection; competitors may gain access to Akamai's intellectual property which may result in the loss of Akamai's customers.


     Although Akamai has licensed technology covered by patent applications filed with the United States Patent and Trademark Office with respect to Internet content delivery services, Akamai has no patents issued with respect to its Internet content delivery services. Accordingly, neither Akamai's technology nor technology licensed by Akamai is covered by patents that would preclude or inhibit competitors from entering Akamai's market. Akamai's future patents, if any, and patents licensed by Akamai, may be successfully challenged or may not provide Akamai with any competitive advantages. Moreover, although Akamai has filed international patent applications, none of Akamai's technology is patented abroad. Akamai cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to Akamai. Monitoring unauthorized use of Akamai's services is difficult and Akamai cannot be certain that the steps it has taken will prevent unauthorized use of its technology, particularly in foreign countries where the laws may not protect Akamai's proprietary rights as fully as in the United States.

     AKAMAI'S FAILURE TO INCREASE ITS REVENUE WOULD PREVENT IT FROM ACHIEVING AND MAINTAINING PROFITABILITY.

     Akamai has never been profitable. Akamai has incurred significant losses since inception and expects to continue to incur losses in the future. As of December 31, 1999, Akamai had an accumulated deficit of $58.6 million. Akamai cannot be certain that its revenue will continue to grow or that it will achieve sufficient revenue to achieve profitability. Akamai's failure to significantly increase its revenue would seriously harm its business and operating results. Akamai has large fixed expenses, and it expects to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses, including fees to obtain access to bandwidth for the transport of data over its network. As a result, Akamai will need to generate significantly higher revenues to achieve and maintain profitability. If Akamai's revenue grows more slowly than Akamai anticipates or if its operating expenses increase more than Akamai expects or cannot be reduced in the event of lower revenue, Akamai's business will be materially and adversely affected.

     THE VARIABLE SALES CYCLES FOR AKAMAI'S SERVICES MAY CAUSE REVENUE AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER WHICH COULD ADVERSELY AFFECT AKAMAI'S STOCK PRICE.

     At times, a customer's decision to purchase Akamai's Internet content delivery service involves a lengthy evaluation process. Throughout the sales cycle, Akamai spends considerable time and expense educating and providing information to prospective customers about the use and benefits of its services. Because of Akamai's limited operating history and the nature of Akamai business, Akamai cannot predict these sales and deployment cycles. Long sales cycles may cause Akamai's revenue and results of operations to vary significantly and unexpectedly from quarter to quarter. If Akamai's operating results fall below the expectations of securities analysts or investors in some future quarter or quarters, the market price of its common stock could be adversely affected.


     THE RATES AKAMAI CHARGES FOR ITS SERVICES MAY DECLINE OVER TIME WHICH WOULD REDUCE ITS REVENUE AND COULD CAUSE ITS BUSINESS AND FINANCIAL RESULTS TO SUFFER.



     Akamai expects that its cost to obtain bandwidth capacity for the transport of data over its network will decline over time as a result of, among other things, the large amount of capital currently being invested to build infrastructure providing additional bandwidth and volume discounts available to Akamai as its network usage increases. Akamai expects the prices it charges for its services may also decline over time as a result of, among other things, existing and new competition in the markets Akamai addresses. As a result, Akamai's historical revenue rates may not be indicative of future revenue based on comparable traffic volumes. If Akamai fails to accurately predict the decline in costs of bandwidth or, in any event, if Akamai is unable to sell its services at acceptable prices relative to its bandwidth costs, or if it fails to offer additional services from which it can derive additional revenue, Akamai's revenue will decrease and its business and financial results will suffer.


     AKAMAI'S BUSINESS AND PROSPECTS DEPEND ON DEMAND FOR AND MARKET ACCEPTANCE OF THE INTERNET AND ITS INFRASTRUCTURE DEVELOPMENT.

     The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only begun to develop in recent years, and Akamai's success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, speed, cost, ease of access, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for Akamai's services. The adoption of the Internet for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including:

     - the growth in consumer access to and acceptance of new interactive technologies;

     - the development of technologies that facilitate interactive communication between organizations; and

     - increases in user bandwidth.

     If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, Akamai's business and prospects will suffer.

     AKAMAI'S BUSINESS WILL SUFFER IF IT DOES NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS.


     Akamai's current and prospective customers may require features and capabilities that its current service offerings do not have. To achieve market acceptance for Akamai's services, Akamai must effectively and timely anticipate and adapt to customer requirements and offer services that meet customer demands. Akamai's failure to offer services that satisfy customer requirements would seriously harm its business, results of operations and financial condition.


     Akamai intends to continue to invest heavily in technology development. The development of new or enhanced services and applications, such as EdgeAdvantage, is a complex and uncertain process that requires the accurate anticipation of technological and market trends. Akamai may experience design, integration, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services as well as enhancements. The introduction of new or enhanced services and applications also requires that Akamai manage the transition from older services in order to ensure that Akamai can deliver services to meet anticipated customer demand. Akamai's inability to effectively manage this transition would materially adversely affect its business, results of operations and financial condition.

     AKAMAI HAS LIMITED SALES AND MARKETING EXPERIENCE; AKAMAI'S BUSINESS WILL SUFFER IF IT DOES NOT EXPAND ITS DIRECT AND INDIRECT SALES ORGANIZATIONS AND ITS CUSTOMER SERVICE AND SUPPORT OPERATIONS.


     Akamai currently has limited sales and marketing experience. Akamai's limited experience may restrict its success gaining broad market acceptance of its services or in commercializing its future services. Akamai's services require a sophisticated sales effort targeted at a limited number of key people within a prospective customer's organization. This sales effort requires the efforts of trained sales personnel. Akamai needs to continue to expand its marketing and sales organization in order to increase market awareness of its services to a greater number of organizations and generate increased revenue. Competition for these individuals is intense, and Akamai might not be able to hire the kind and number of sales personnel it needs. In addition, Akamai believes that its future success is dependent upon its ability to establish successful relationships with a variety of distribution partners. If Akamai is unable to expand its direct and indirect sales operations, it may not be able to increase market awareness or sales of its services, which may prevent Akamai from achieving and maintaining profitability.



     Hiring personnel is very competitive in Akamai's industry because there is a limited number of people available with the necessary technical skills and understanding of Akamai's market. Once Akamai hires them, they require extensive training in Akamai's Internet content delivery service. If Akamai is unable to expand its customer service and support organization and train them as rapidly as necessary, Akamai may not be able to increase sales of its services, which would seriously harm its business.


     AKAMAI'S BUSINESS WILL SUFFER IF IT FAILS TO MANAGE ITS GROWTH PROPERLY.

     Akamai has expanded its operations rapidly since its inception. Akamai continues to increase the scope of its operations and has grown its headcount substantially. Akamai's total number of employees grew from 227 on September 30, 1999 to 464 on February 11, 2000. The merger with INTERVU is expected to increase the total number of Akamai employees. In addition, Akamai plans to continue to hire a significant number of employees this year. This growth has placed, and Akamai's anticipated growth in future operations will continue to place, a significant strain on its management systems and resources. Akamai's ability to successfully offer its services and implement its business plan in a rapidly evolving market requires an effective planning and management process. Akamai expects that it will need to continue to improve its financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage its workforce worldwide. Competition for highly skilled personnel is intense, especially in New England and central and southern California. Akamai may fail to attract, assimilate or retain qualified personnel to fulfill its current or future needs. Akamai's planned rapid growth places a significant demand on management and financial and operational resources. In order to grow and achieve future success, Akamai must:

     - retain existing personnel;

     - successfully integrate Network24 and INTERVU personnel;

     - hire, train, manage and retain additional qualified personnel; and

     - effectively manage multiple relationships with its customers, suppliers and other third parties.


     Failure to do so would have a materially adverse effect on Akamai's business, results of operations and financial condition.


     AKAMAI DEPENDS ON ITS KEY PERSONNEL TO MANAGE ITS BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET AND IF AKAMAI IS UNABLE TO RETAIN ITS KEY EMPLOYEES, AKAMAI'S ABILITY TO COMPETE COULD BE HARMED.


     Akamai's future success depends upon the continued services of its executive officers and other key technology, sales, marketing and support personnel, who have critical industry experience and relationships that they rely on in implementing Akamai's business plan. None of Akamai's officers or key employees is bound by an employment agreement for any specific term. Akamai has "key person" life insurance policies covering only the lives of F. Thomson Leighton and Daniel M. Lewin. The loss of the services of any of Akamai's key employees could delay the development and introduction of and negatively impact its ability to sell its services. Akamai faces intense competition for qualified personnel, including research and development, service and support and sales and marketing personnel.


     AKAMAI FACES RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM ITS BUSINESS.


     Akamai has expanded its international operations to Munich, Germany, London, England and Paris, France. A key aspect of Akamai's business strategy is to continue to expand its sales and support organizations internationally. Therefore, Akamai expects to commit significant resources to expand its international sales and marketing activities. However, Akamai may not be able to maintain or increase market demand for its services, which may harm its business. Akamai is increasingly subject to a number of risks associated with international business activities that may increase its costs, lengthen its sales cycle and require significant management attention. These risks include:


     - market acceptance of Akamai's products and services by countries outside the United States;

     - increased expenses associated with marketing services in foreign countries;

     - general economic conditions in international markets;

     - currency exchange rate fluctuations;

     - unexpected changes in regulatory requirements resulting in unanticipated costs and delays;

     - tariffs, export controls and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable; and

     - potentially adverse tax consequences, including restrictions on the repatriation of earnings.

     AKAMAI FACES A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 PROBLEMS.

     Akamai has attempted to assess and must continue to monitor Year 2000 issues. While Akamai has not experienced any Year 2000 issues to date, there can be no assurance that Akamai has identified and remediated all material Year 2000 related issues. If Akamai's systems do not operate properly with respect to date calculations involving the Year 2000 and subsequent dates, it could experience a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. The risks involve:

     - potential warranty or other claims by Akamai's customers;

     - errors in systems Akamai uses to run its business;

     - errors in systems used by Akamai's suppliers;

     - errors in systems used by Akamai's customers; and

     - potential reduced spending by other companies on Internet content delivery services as a result of significant spending on Year 2000 remediation.


     Akamai has designed its services for use in the Year 2000 and beyond and believes it is Year 2000 ready. However, Akamai's service is used in conjunction with larger networks involving sophisticated hardware and software products supplied by other vendors. Each of Akamai's customers' networks involves different combinations of third-party products. Akamai cannot evaluate whether all of its products are Year 2000 ready. Akamai may face claims based on Year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. Although no claims of this kind have been made, Akamai may in the future be required to defend its services in legal proceedings which could be expensive regardless of the merits of these claims.


     If Akamai's suppliers, vendors, major distributors, partners, customers and service providers fail to correct their Year 2000 problems, these failures could result in an interruption in, or a failure of, Akamai's normal business activities or operations. If a Year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt Akamai's operations and damage its relationships with its customers. Due to the general uncertainty inherent in the Year 2000 problem resulting from the readiness of third-party suppliers and vendors, Akamai is unable to determine at this time whether Year 2000 failures could harm its business and its financial results.

     Akamai's customers' purchasing plans could be affected by Year 2000 issues if they need to expend significant resources to fix their existing systems to address Year 2000 issues. This situation may reduce funds available to purchase Akamai's services.

     AKAMAI COULD INCUR SUBSTANTIAL COSTS DEFENDING ITS INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

     Other companies or individuals, including Akamai's competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with Akamai's ability to make, use or sell its services. As a result, Akamai may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against Akamai and its failure or inability to license the infringed technology, its business and operating results would be significantly harmed. Companies in the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force Akamai to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms; and

     - redesign products or services.

     If Akamai is forced to take any of these actions, its business may be seriously harmed. Although Akamai carries insurance, its insurance may not cover potential claims of this type or may not be adequate to indemnify Akamai for all liability that may be imposed.

     INTERNET-RELATED LAWS COULD ADVERSELY AFFECT AKAMAI'S BUSINESS.

     Laws and regulations which apply to communications and commerce over the Internet are becoming more prevalent. A recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations, and is currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet, or interpretations of existing law, could adversely affect Akamai's business.

     AKAMAI MAY BE SUBJECT TO REGULATION, TAXATION, ENFORCEMENT OR OTHER LIABILITIES IN UNEXPECTED JURISDICTIONS.

     Akamai provides services to customers located throughout the United States and in several foreign countries. As a result, Akamai may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if it does not have a physical presence, employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but Akamai could find that it is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect its business, financial condition and results of operations.

     INSIDERS HAVE SUBSTANTIAL CONTROL OVER AKAMAI WHICH COULD LIMIT OTHERS' ABILITIES TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.


     As of February 15, 2000, Akamai's executive officers, directors and entities affiliated with them, in the aggregate, beneficially own approximately 63.2% of Akamai's outstanding common stock and will own approximately 57.1% of Akamai's common stock following the merger. These stockholders, if acting together, are able to influence significantly all matters requiring approval by Akamai's stockholders, including the election of directors and the approval of mergers or other business combination transactions.


     PROVISIONS OF AKAMAI'S CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO AKAMAI'S STOCKHOLDERS.

     Provisions of Akamai's amended and restated certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire Akamai, even if doing so would be beneficial to Akamai's stockholders.

     THE UNPREDICTABILITY OF AKAMAI'S QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF ITS COMMON STOCK.

     Akamai's revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control and any of which may cause its stock price to fluctuate. The primary factors that may affect Akamai include the following:

     - demand for Internet content delivery services and streaming services;

     - the timing and size of sales of Akamai's services;

     - the timing of recognizing revenue and deferred revenue;

     - new product and service introductions and enhancements by Akamai's competitors and itself;

     - changes in Akamai's pricing policies or the pricing policies of Akamai's competitors;

     - Akamai's ability to develop, introduce and deliver new products, services and enhancements that meet customer requirements in a timely manner;

     - the length of the sales cycle for Akamai's services;

     - increases in the prices of, and availability of, the products, services, components or raw materials Akamai purchases, including bandwidth;

     - Akamai's ability to attain and maintain quality levels for its services;

     - expenses related to testing of Akamai's services;

     - costs related to acquisitions of technology or businesses; and

     - general economic conditions as well as those specific to the Internet and related industries.

     Akamai plans to increase significantly its operating expenses to fund greater levels of engineering and development, expand its sales and marketing operations, broaden its customer support capabilities, continue to develop new distribution channels and continue to expand internationally. Akamai also plans to expand its general and administrative functions to address the increased reporting and other administrative demands and the increasing size of Akamai's business.

     Akamai's operating expenses are largely based on anticipated revenue trends and a high percentage of its expenses are, and will continue to be, fixed in the short term. As a result, a delay in generating or recognizing revenue for the reasons set forth above, or for any other reason, could cause significant variations in Akamai's operating results from quarter to quarter and could result in substantial operating losses.

     Due to the above factors, Akamai believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance. It is likely that in some future quarters, Akamai's operating results may be below the expectations of public market analysts and investors. In this event, the price of Akamai's common stock will probably fall.

RISKS RELATING TO INTERVU'S BUSINESS

     Assuming, the merger is completed, INTERVU will constitute a meaningful part of the combined company's business. As a result, it is important for you to consider the following ongoing risks related to INTERVU's business when considering your vote on the merger agreement and the merger.

     INTERVU HAS A LIMITED OPERATING HISTORY ON WHICH TO BASE AN EVALUATION OF ITS BUSINESS AND PROSPECTS.

     INTERVU was incorporated in August 1995 and launched the INTERVU Network in December 1996. INTERVU did not emerge from the development stage until 1998. Accordingly, INTERVU has a limited operating history on which to base an evaluation of its business and prospects. You must consider INTERVU's prospects in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as the delivery of video and audio over the Internet.

     INTERVU HAS A HISTORY OF LOSSES AND ANTICIPATES FUTURE LOSSES.

     Since the formation of INTERVU's business, it has incurred substantial net losses. As of December 31, 1999, INTERVU had an accumulated deficit of $68.6 million. As INTERVU continues to implement its growth strategy, INTERVU intends to spend significant amounts on sales and marketing, research and development and general and administrative activities. INTERVU expects that it generally will incur these costs in advance of anticipated related revenues, which may further increase operating losses in some periods. As a result of INTERVU's expansion, it expects to continue to incur significant operating losses and negative cash flows from operations for the next several years. It is possible that INTERVU may never achieve favorable operating results or profitability.

     INTERVU'S SPECIALIZED SERVICES MAY NOT BE WIDELY ADOPTED BY CUSTOMERS.

     INTERVU's services are highly specialized and are designed solely to meet the needs of Web site owners who wish to deliver audio and video and the needs of companies that wish to provide Internet conferencing and presentation services to end users. If Internet-based content incorporating streaming media technology does not become widely adopted by Web site owners, it would materially harm INTERVU's business. Similarly, if Internet conferencing and presentations are not widely adopted by end-users, INTERVU's business would be harmed. The market for streaming media content on the Internet has only recently developed, is rapidly evolving and historically has been limited. The market for Internet conferencing and presentations also is in its infancy. Demand for streaming media content on the Internet and Internet conferencing and presentations must develop further in order to offer significant revenue opportunities for video and audio distribution service providers such as INTERVU.


     Many of lNTERVU's customers may cease using its services either without notice or upon short notice, including customers with which INTERVU has contracts. For example, NBC may terminate its strategic alliance agreement with INTERVU for any reason upon 90 days prior notice. If INTERVU were to lose customers that are well known in their industries, it could impair INTERVU's ability to retain customers and attract new ones.


     ANY FAILURE BY INTERVU TO MANAGE ITS GROWTH COULD ADVERSELY AFFECT ITS BUSINESS.

     INTERVU has rapidly expanded its operations since INTERVU was founded in August 1995. Continued expansion of its business may place increasing strains on INTERVU's ability to manage its growth, including its ability to monitor operations, bill customers, control costs and maintain effective quality controls. In connection with the expansion of INTERVU's operations, it has grown from 34 employees on October 15, 1997 to 295 employees on February 15, 2000. INTERVU plans to significantly expand its sales and marketing and research and development activities, hire a significant number of additional employees, expand its internal information, accounting and billing systems and establish additional sales offices. In addition, INTERVU plans to expand the infrastructure of the INTERVU Network by investing in additional software and hardware consisting primarily of additional servers. In order to successfully manage growth, INTERVU must identify, attract, motivate, train and retain highly skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for this type of personnel is intense. If INTERVU fails to manage its growth effectively, it could materially harm its business.

     INTERVU MAY FAIL TO KEEP PACE WITH RAPIDLY CHANGING TECHNOLOGIES.


     The Internet industry is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. These factors will require INTERVU to continually improve the performance, features and reliability of its services and the INTERVU Network. INTERVU may not successfully respond quickly or cost-effectively to these developments. INTERVU also may not achieve widespread acceptance of its services before its competitors offer products and services with speed, performance, features and quality similar to or better than INTERVU's or that are more cost-effective than INTERVU's services. In addition, the widespread adoption of new technologies could require substantial expenditures by INTERVU to modify or adapt its technology. Furthermore, new or emerging technologies such as ground-based wireless, satellite and other new methods of transmission of content and improved functionality of servers may reduce demand for INTERVU's services.

     INTERVU FACES SIGNIFICANT COMPETITION.

     The market for Internet content delivery services is rapidly expanding and highly competitive. INTERVU expects that the competition will continue to intensify. The streaming media distribution industry is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. INTERVU faces sustained competition from a number of companies. These competitors include: (1) companies that utilize other streaming technologies, (2) Internet service providers and (3) hardware and system vendors. Additionally, INTERVU competes with Web site owners and content publishers that employ in-house technical personnel to develop streaming media technology and to manage their streaming media. Competitive factors in the Internet streaming media distribution market include the quality and reliability of service, price, customer support, technology, brand recognition and traffic flow directed to Web sites.

     The market for Web-based conferencing is also highly competitive. Many competitive products and solutions were launched during 1999. The online conferencing market is characterized by rapidly changing software applications with frequent new product enhancements and features. INTERVU believes that substantial competition exists within the marketplace. INTERVU's competitors include (1) companies that develop and market conferencing software and (2) companies that host online conferences using proprietary conferencing applications. Competitive factors in the online conferencing market include quality of service, price, customer support, product features and brand recognition.

     INTERVU RUNS THE RISK OF SYSTEM FAILURES THAT COULD IMPAIR ITS ABILITY TO PROVIDE SERVICE.

     INTERVU's success in marketing its services requires it to provide reliable service. INTERVU's operations depend on its ability to protect its networks from physical damage, power loss, capacity limitations, software defects and other disruptive problems, many of which are beyond INTERVU's control. INTERVU's ability to provide reliable services also depends on the reliability of Internet service providers and online service providers, which have in the past had operational problems and experienced outages. INTERVU expects these problems and outages to continue to occur periodically. Any failure to provide reliable service could impair INTERVU's customer satisfaction, lead to a loss of customers or increase INTERVU's costs, which could materially harm its business and impair the price of INTERVU common stock.

     INTERVU'S NETWORK MAY BE VULNERABLE TO COMPUTER VIRUSES AND SECURITY BREACHES.

     Security breaches or problems caused by computer viruses could adversely affect INTERVU's ability to provide services and could materially impair customer acceptance of its services. The INTERVU Network may be vulnerable to unauthorized access, computer viruses and other disruptive problems despite INTERVU's implementation of security measures. Computer viruses or problems caused by third parties, such as hackers, could lead to interruptions, delays or termination of service to INTERVU's customers. To alleviate problems caused by computer viruses or security breaches, INTERVU may have to interrupt, delay or cease service to its customers, which could materially harm its business.

     THE INTERNET MAY FAIL TO SUPPORT AN INCREASING NUMBER OF USERS.

     The wide-spread commercial use of the Internet is a relatively new development. Critical issues regarding the stability of the Internet's infrastructure remain unresolved. For example, the rapid rise in the number of Internet users and increased transmission of multimedia content over the Web continues to place increasing strains on the Internet's communications and transmission infrastructures. If these trends continue it could lead to significant declines in transmission speeds and reliability of the Internet, reducing the usage of the Internet by businesses and individuals. The failure of the Internet to support increasing numbers of users could materially harm INTERVU's business and impair the price of INTERVU common stock.

     INTERVU MAY EXPERIENCE DIFFICULTIES IN INTEGRATING BUSINESSES, PRODUCTS AND TECHNOLOGIES IT MAY ACQUIRE INTO ITS BUSINESS.

     As part of INTERVU's growth strategy, it may acquire businesses, products and technologies and enter into joint ventures and strategic relationships with other companies. Any of these transactions would expose INTERVU to additional risks, including:

     - the difficulty of assimilating and integrating the operations of the combined companies and retaining key personnel;

     - the potential disruption of INTERVU's ongoing business; and

     - the potential additional expenses associated with amortization of acquired intangible assets, integration costs and unanticipated liabilities or contingencies.

     INTERVU does not have significant experience in the identification and management of acquisitions. If INTERVU is unable to successfully address any of the foregoing risks, it could materially harm its business and impair the price of INTERVU common stock.

     THE LOSS OF KEY PERSONNEL COULD HARM INTERVU'S BUSINESS.

     Given the early stage of development of INTERVU's business, it depends on the performance and efforts of its senior management team and other key employees. If INTERVU lost the service of any members of its senior management or other key employees it could materially harm its business and impair the price of INTERVU common stock. INTERVU does not have employment agreements with any of its officers or employees.

     THE ENACTMENT OF NEW LAWS OR CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT INTERVU'S BUSINESS.

     INTERVU is not currently required to comply with direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to the Internet. However, due to the increasing popularity of the Internet, it is possible that additional laws may be adopted regarding the Internet, any of which could materially harm INTERVU's business. The adoption of any additional laws may decrease the growth of Internet use, which could lead to a decrease in the demand for INTERVU's services or increase the cost of doing business.

     Although INTERVU does not actively program or edit the control on its network, INTERVU could be held liable if customers use its network to distribute content deemed to be indecent or obscene. While INTERVU does not actively market its services to sites that host adult video content, one or more of its customers may in the future use INTERVU's services to transmit this type of content. The law relating to liability for transmitting obscene or indecent material over the Internet remains unsettled. The imposition of potential liability for materials distributed through the Internet could require INTERVU to implement measures to reduce its exposure to this liability. These measures may require the expenditure of substantial resources or the discontinuation of some services, which could materially harm INTERVU's business and impair the price of INTERVU common stock.

     INTERVU'S INABILITY TO OBTAIN PATENT PROTECTION FOR ITS TECHNOLOGY OR MISAPPROPRIATION OF ITS INTELLECTUAL PROPERTY COULD IMPAIR INTERVU'S COMPETITIVE POSITION.

     INTERVU's success depends on its internally developed technologies and other intellectual property. INTERVU regards its technology as proprietary and attempts to protect it with patents, copyrights, trade secret laws and confidentiality and nondisclosure agreements. Despite these precautions, it may be possible for a third party to obtain and use INTERVU's services or technology without authorization. Third parties also may develop similar technology independently.

     INTERVU has applied for 38 United States and foreign patents. Two of these patents have been issued in the United States, and INTERVU has received a notice of allowance on another one of the applications. Some of these patents may not be issued and, even if they are issued, they may not sufficiently protect INTERVU's technology. If any patents are not issued or if they fail to provide protection to INTERVU's technology, it may make it easier for competitors to offer technology equivalent or superior to INTERVU's. Moreover, INTERVU has applied for registration of a number of key trademarks and service marks and intends to introduce new trademarks and service marks. INTERVU may not be successful in obtaining registration for one or more of these trademarks.

     INTERVU may need to resort to litigation in the future to enforce or to protect its intellectual property rights, including its patent and trademark rights. In addition, INTERVU's technologies and trademarks may be claimed to conflict with or infringe upon the patent, trademark or other proprietary rights of third parties. If this occurred, INTERVU would have to defend itself against the challenge, which could result in substantial costs and the diversion of resources. INTERVU also may have to obtain a license to use those proprietary rights or possibly cease using those rights altogether. Any of these events could materially harm INTERVU's business and impair the price of INTERVU common stock.

     YEAR 2000 PROBLEMS COULD DISRUPT INTERVU'S BUSINESS.

     Many software programs may not recognize calendar dates beginning in the Year 2000. This problem could cause computers or machines that utilize date dependent software to either shut down or provide incorrect information. As of the date of this proxy statement/prospectus, INTERVU has not experienced any material Year 2000 problems. However, if INTERVU or any other company that it conducts business with fails to mitigate internal and external Year 2000 risks, INTERVU may temporarily be unable to engage in business activities, which could materially harm its business.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Akamai and INTERVU believe this proxy statement/prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Akamai and INTERVU, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Akamai or INTERVU set forth under:


     "Summary," "Risk Factors," "Selected Historical and Selected Unaudited Pro Forma Combined Financial Information," "The Merger -- Background of the Merger," "The Merger -- Akamai's Reasons for the Merger," "The Merger -- INTERVU's Reasons for the Merger; Recommendation of the INTERVU Board of Directors," "The Merger -- Opinion of Financial Advisor to INTERVU," "Description of
Akamai -- Business," "Description of Akamai -- Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of INTERVU -- Business," "Description of INTERVU -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Condensed Financial Information."


     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Akamai or INTERVU may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond Akamai's ability to control or predict. Stockholders are cautioned not to put undue reliance of any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


     For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 9. In addition to the risk factors and other important factors discussed elsewhere in the documents which are incorporated by reference into this proxy statement/prospectus, you should understand that the following important factors could affect the future results of Akamai and could cause results to differ materially from those suggested by the forward-looking statements:


     - changes in laws or regulations, including increased government regulation of the Internet and privacy related issues, third party relations and approvals, decisions of courts, regulators and governmental bodies which may adversely affect Akamai's business or ability to compete;

     - Akamai may encounter greater than expected costs and difficulties related to combining INTERVU's technology with the technology of Akamai;

     - Akamai may be unable to retain some INTERVU customers who may terminate their relationship with INTERVU as a result of the merger because they deem themselves competitors of Akamai;

     - Akamai may be unable to retain some INTERVU employees if, after the merger, some of the activities and management of INTERVU moves to the East Coast; and

     - other risks and uncertainties as may be detailed from time to time in Akamai's public announcements and Securities and Exchange Commission filings.

     The list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

                   SELECTED HISTORICAL AND SELECTED UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

AKAMAI'S SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following Akamai selected historical consolidated financial information should be read in conjunction with Akamai's consolidated financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information of Akamai included elsewhere in this proxy statement/prospectus. The statement of operations data for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999 are derived from Akamai's audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

                                                           PERIOD FROM INCEPTION
                                                           (AUGUST 20, 1998) TO        YEAR ENDED
                                                             DECEMBER 31, 1998      DECEMBER 31, 1999
                                                           ---------------------    -----------------
                                                                     (IN THOUSANDS, EXCEPT
                                                                        PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..................................................         $    --               $  3,986
                                                                  -------               --------
Operating expenses:
  Cost of services.......................................              31                  9,002
  Engineering and development (excludes $7 and $5,061,
     respectively, of equity related compensation
     disclosed separately below).........................             229                 11,749
  Sales, general and administrative (excludes $198 and
     $4,944, respectively, of equity related compensation
     disclosed separately below).........................             435                 29,668
  Equity related compensation............................             205                 10,005
                                                                  -------               --------
          Total operating expenses.......................             900                 60,424
                                                                  -------               --------
Operating loss...........................................            (900)               (56,438)
Interest income, net.....................................              10                  2,269
Extraordinary loss from early extinguishment of debt.....              --                 (3,390)
                                                                  -------               --------
Net loss.................................................            (890)               (57,559)
Dividends and accretion to preferred stock redemption
  value..................................................              --                  2,241
                                                                  -------               --------
Net loss attributable to common stockholders.............         $  (890)              $(59,800)
                                                                  =======               ========
Basic and diluted net loss per share.....................         $ (0.06)              $  (1.98)
Weighted average common shares outstanding...............          15,015                 30,177

                                                                       AS OF DECEMBER 31,
                                                           ------------------------------------------
                                                                   1998                   1999
                                                           ---------------------    -----------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................         $ 6,805               $269,554
Working capital..........................................           6,157                255,026
Total assets.............................................           8,866                300,815
Long-term liabilities....................................              25                    733
Convertible preferred stock..............................           8,284                     --
Total stockholders' equity (deficit).....................            (148)               281,445

INTERVU'S SELECTED HISTORICAL FINANCIAL INFORMATION

     The following INTERVU selected historical financial data has been prepared using the financial statements of INTERVU for the period from August 2, 1995 (inception) to December 31, 1995 and for each of the four years in the period ended December 31, 1999. The financial statements for the period from August 2, 1995 (inception) to December 31, 1995 and for each of the four years in the period ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors.

     The following INTERVU selected historical financial information should be read in conjunction with INTERVU's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information of INTERVU included elsewhere in the proxy statement/prospectus, the historical financial statements and related notes in INTERVU's annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of INTERVU's annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                      PERIOD FROM
                                     AUGUST 2, 1995
                                     (INCEPTION) TO                YEARS ENDED DECEMBER 31,
                                      DECEMBER 31,    --------------------------------------------------
                                          1995           1996         1997         1998         1999
                                     --------------   ----------   ----------   ----------   -----------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenues..........................      $ --        $       --   $      144   $    1,761   $    11,834
  Cost of revenues..................        --                --          997        1,105         5,160
                                          ----        ----------   ----------   ----------   -----------
  Gross margin......................        --                --         (853)         656         6,674
  Operating expenses:
     Research and development.......        33             1,420        1,705        4,752        10,094
     Sales and marketing............        16               516        1,920        6,021        15,638
     General and administrative.....        --               394          231        4,143        11,107
     Charges associated with the NBC
       Strategic Alliance
       Agreement(1).................        --                --          750        4,622        17,194
                                          ----        ----------   ----------   ----------   -----------
  Total operating expenses..........        49             2,330        4,606       19,538        54,033
                                          ----        ----------   ----------   ----------   -----------
  Loss from operations..............       (49)           (2,330)      (5,459)     (18,882)      (47,359)
  Interest income...................         3                52          192        1,281         3,968
                                          ----        ----------   ----------   ----------   -----------
  Net loss..........................      $(46)       $   (2,278)  $   (5,267)  $  (17,601)  $   (43,391)
                                          ====        ==========   ==========   ==========   ===========
  Basic and diluted net loss per
     share(2).......................                  $     (.66)  $    (0.95)  $    (1.83)  $     (3.23)
                                                      ==========   ==========   ==========   ===========
  Shares used in computing basic and
     diluted net loss per
     share(2).......................                   3,440,931    5,570,609    9,604,154    13,452,463
                                                      ==========   ==========   ==========   ===========

                                                                     AS OF DECEMBER 31,
                                                            -------------------------------------
                                                             1996     1997      1998       1999
                                                            ------   -------   -------   --------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.......  $2,508   $21,408   $30,786   $115,047
  Working capital.........................................   2,365    20,975    28,433    115,511
  Total assets............................................   2,776    22,158    34,361    142,719
  Long-term liabilities...................................      27         7        --        671
  Redeemable preferred stock..............................      --        --        --     30,000
  Total stockholders' equity..............................   2,597    21,559    31,132    106,214

---------------
(1) In October 1999, INTERVU expensed the then-fair value of 600,000 of shares of Series G preferred stock issued to NBC in connection with the formation of a strategic alliance in October 1997 in the amount of $17.2 million. In January 1998, INTERVU expensed the then-fair value of 680,000 shares of Series G preferred stock issued to NBC in connection with the formation of the same strategic alliance in the amount of $3.4 million. The charges associated with the NBC Strategic Alliance also include $750,000 and $1.3 million in non-refundable cash payments due to NBC under the strategic alliance agreement which were expensed during 1997 and 1998, respectively.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing basic and diluted net loss per share.

NETWORK24'S SELECTED HISTORICAL FINANCIAL INFORMATION

     The following Network24 selected historical financial information should be read in conjunction with Network24's financial statements and related notes and other financial information included elsewhere in this proxy statement/prospectus. The statement of operations data for the years ended December 31, 1998 and 1999 were derived from Network24 audited financial statements included elsewhere in this proxy statement/prospectus.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1999
                                                              --------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................................   $   59      $   735
                                                               ------      -------
Operating expenses:
  Cost of service...........................................       80          768
  Engineering and development...............................       87          463
  Sales, general and administrative.........................      191        2,270
                                                               ------      -------
          Total operating expenses..........................      358        3,501
                                                               ------      -------
Operating loss..............................................     (299)      (2,766)
Interest income.............................................       --           62
                                                               ------      -------
Net loss....................................................   $ (299)     $(2,704)
                                                               ======      =======

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1998       1999
                                                              ------    ---------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $ 13      $ 3,260
Working capital (deficit)...................................    (65)       3,068
Total assets................................................    139        3,969
Long-term liabilities.......................................     --           21
Convertible preferred stock.................................     --           58
Total stockholders' equity..................................      2        3,492

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The selected pro forma combined condensed financial information is derived from the unaudited pro forma combined condensed financial information, and should be read in conjunction with the unaudited pro forma combined condensed information, including the accompanying notes thereto included elsewhere in this proxy statement/prospectus.

     The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Akamai of INTERVU as well as the acquisition of Network24 in transactions to be accounted for as purchases. The unaudited pro forma combined condensed balance sheet is based on the individual historical balance sheets of Akamai, INTERVU and Network24 and has been prepared to reflect the acquisition by Akamai of INTERVU and Network24 at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the individual historical statements of continuing operations of Akamai, INTERVU and Network24 and combines the results of continuing operations of Akamai, INTERVU and Network24 for the year ended December 31, 1999 as if the acquisitions occurred on January 1, 1999.

     The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisitions had been completed as of the beginning of the period presented, nor are they necessarily indicative of the future financial position or operating results of Akamai. The unaudited pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs which may result from the integration of Akamai's, INTERVU's and Network24's operations. The costs related to restructuring and integration have not yet been determined and Akamai expects to charge such costs to operations during the quarter incurred.

     The selected unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements of Akamai, INTERVU and Network24, including the accompanying notes, "Description of Akamai -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of INTERVU -- Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included elsewhere in this proxy statement/prospectus.

                                                               YEAR ENDED DECEMBER 31,
                                                                        1999
                                                              -------------------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                   SHARE AMOUNTS)
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
  Revenue...................................................          $  16,555
  Equity related compensation...............................             11,631
  Operating loss............................................           (707,463)
  Loss from continuing operations...........................           (701,164)
  Loss from continuing operations per common share..........          $  (17.21)
  Shares used in per share computations.....................             40,744
  Equivalent basic and diluted loss from continuing
     operations per INTERVU share...........................          $  (10.25)

                                                                AS OF DECEMBER 31,
                                                                       1999
                                                              -----------------------
                                                                  (IN THOUSANDS)
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........        $  375,367
  Working capital...........................................           331,611
  Total assets..............................................         3,309,828
  Long-term debt............................................             1,425
  Total stockholders' equity................................         3,253,976

                                                                AS OF DECEMBER 31,
                                                                       1999
                                                              -----------------------
BOOK VALUE PER SHARE:
  Historical Akamai.........................................          $ 3.04
  Historical INTERVU........................................            6.84
  Combined pro forma per Akamai share.......................           31.57
  Equivalent combined pro forma per INTERVU share...........           18.81

     To assist you in understanding the table above, we used the following methods:

     - We calculated the equivalent pro forma combined loss from continuing operations per INTERVU share amount by multiplying the pro forma combined per share amount by the exchange ratio of 0.5957 shares of Akamai common stock for each share of INTERVU common stock.

     - We computed the historical book value per share by dividing stockholders' equity by the number of shares of common stock outstanding at December 31, 1999. We computed the pro forma combined book value per share by dividing pro forma stockholders' equity by the pro forma number of shares of Akamai common stock outstanding as of December 31, 1999, assuming the mergers had occurred as of December 31, 1999. We calculated the pro forma equivalent combined book value per INTERVU share by multiplying the pro forma combined book value per Akamai share by the exchange ratio of
       0.5957 shares of Akamai common stock for each share of INTERVU common stock.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

     The following table summarizes certain unaudited historical per share data of Akamai and INTERVU and the combined per share data on an unaudited pro forma basis. Neither Akamai nor INTERVU has declared cash dividends. You should read the information below along with the selected historical financial information and the unaudited pro forma combined condensed financial information included elsewhere in this proxy statement/prospectus. The pro forma combined condensed financial information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred at the beginning of the period presented.


                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
AKAMAI
HISTORICAL -- AKAMAI:
Loss from continuing operations per share -- basic and
  diluted...................................................       $ (1.80)
Book value per share(1).....................................       $  3.04
PRO FORMA COMBINED:
Loss from continuing operations per share -- basic and
  diluted...................................................       $(17.21)
Book value per share(1)(2)..................................       $ 31.57
INTERVU
HISTORICAL -- INTERVU:
Loss from continuing operations per share -- basic and
  diluted...................................................       $ (3.23)
Book value per share(1).....................................       $  6.84
EQUIVALENT PRO FORMA COMBINED(3):
Loss from continuing operations per share -- basic and
  diluted...................................................       $(10.25)
Book value per share(1).....................................       $ 18.81


---------------
(1) Book value is computed by dividing total stockholders' equity by the number of shares outstanding.

(2) Akamai pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Akamai common stock which would have been outstanding had the mergers been completed as of the balance sheet date.

(3) INTERVU equivalent pro forma combined amounts are calculated by multiplying the Akamai pro forma combined per share amounts and book value by the exchange ratio of 0.5957 per share of Akamai common stock for each share of INTERVU common stock.

                            MARKET PRICE INFORMATION

AKAMAI MARKET PRICE INFORMATION

     Akamai common stock has traded on the Nasdaq National Market under the symbol "AKAM" since October 29, 1999, the date of Akamai's initial public offering.

     The table below sets forth, for the periods indicated, the high and low sale prices of Akamai common stock as reported on the Nasdaq National Market.

                                                                 AKAMAI
                                                              COMMON STOCK
                                                           ------------------
                                                            HIGH        LOW
                                                           -------    -------
FISCAL 1999
Fourth Quarter (October 29, 1999 through December 31,
  1999)..................................................  $344.88    $110.00
FISCAL 2000
First Quarter (through February 28, 2000)................  $345.50    $207.50

INTERVU MARKET PRICE INFORMATION

     INTERVU common stock has traded on the Nasdaq National Market under the symbol "ITVU" since November 20, 1997, the date of INTERVU's initial public offering.

     The table below sets forth, for the periods indicated, the high and low sale prices per share of INTERVU common stock as reported on the Nasdaq National Market.

                                                                INTERVU
                                                              COMMON STOCK
                                                           ------------------
                                                             HIGH       LOW
                                                           --------    ------
FISCAL 1998
First Quarter............................................  $  14.50    $ 7.63
Second Quarter...........................................  $  32.38    $12.63
Third Quarter............................................  $  31.50    $ 5.13
Fourth Quarter...........................................  $  19.50    $ 6.00
FISCAL 1999
First Quarter............................................  $  54.50    $12.76
Second Quarter...........................................  $  82.00    $28.31
Third Quarter............................................  $  54.75    $25.00
Fourth Quarter...........................................  $ 116.13    $36.69
FISCAL 2000
First Quarter (through February 28, 2000)................  $ 154.88    $81.00

RECENT CLOSING PRICES


     The following table sets forth the last sale prices per share of Akamai common stock and INTERVU common stock as reported on the Nasdaq National Market on (1) February 4, 2000, the last full trading day prior to the public announcement that Akamai and INTERVU had entered into the merger agreement, and
(2) March 17, 2000 the most recent practicable date prior to the printing of this proxy statement/prospectus. This table also sets forth the equivalent price per share to the last sale price of a share of Akamai common stock on those dates. The equivalent price per share is equal to the last sale price of a share of Akamai common stock on that date multiplied by 0.5957, which is the number of shares of Akamai common stock to be issued in the merger in exchange for each share of INTERVU common stock.



                                                              AKAMAI     INTERVU    EQUIVALENT
                                                              COMMON     COMMON     PER SHARE
DATE                                                           STOCK      STOCK       PRICE
----                                                          -------    -------    ----------
February 4, 2000............................................  $235.00    $117.00     $140.41
March 17, 2000..............................................  $218.94    $127.63     $130.42


     INTERVU and Akamai believe that INTERVU common stock currently trades on the basis of the value of Akamai common stock expected to be issued in exchange for the INTERVU common stock in the merger, discounted primarily for the uncertainties associated with the merger.

     INTERVU stockholders are advised to obtain current market quotations for Akamai common stock and INTERVU common stock. No assurance can be given as to the market prices of Akamai common stock or INTERVU common stock at any time before the completion of the merger or as to the market price of Akamai common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate INTERVU stockholders for decreases in the market price of Akamai common stock which could occur before the merger becomes effective. In the event the market price of Akamai decreases or increases prior to the completion of the merger, the value of the Akamai common stock to be received in the merger in exchange for INTERVU common stock would correspondingly decrease or increase.

DIVIDENDS

     Akamai has never paid or declared any cash dividends on the Akamai common stock or other securities and does not anticipate paying cash dividends in the foreseeable future. Akamai currently intends to retain all future earnings, if any, for use in the operation of its business.


     INTERVU has never paid and does not anticipate paying dividends on the INTERVU common stock. Any future determination regarding the payment of dividends will be made at the discretion of the INTERVU board of directors and will depend on the existing conditions, including INTERVU's financial condition, results of operation, contractual restrictions, capital requirements and business prospects.

                          THE INTERVU SPECIAL MEETING


     We are furnishing this proxy statement/prospectus to holders of INTERVU common stock and INTERVU preferred stock in connection with the solicitation of proxies by the INTERVU board of directors for use at the special meeting of INTERVU stockholders to be held on April 20, 2000, and any adjournment of the meeting.



     This proxy statement/prospectus is first being mailed to INTERVU stockholders on or about March 21, 2000. This proxy statement/prospectus is also furnished to INTERVU stockholders as a prospectus in connection with the issuance by Akamai of shares of Akamai common stock as contemplated by the merger agreement.


DATE, TIME AND PLACE


     The special meeting will be held on April 20, 2000 at 10:00 a.m., local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting of INTERVU stockholders, and any adjournment or postponement of the special meeting, INTERVU stockholders will be asked:

     - to consider and vote upon a proposal to approve the merger agreement among INTERVU Inc., Akamai Technologies, Inc. and Alii Merger Corporation, under which Alii Merger Corporation will be merged into INTERVU and each outstanding share of INTERVU common stock will be exchanged for the right to receive 0.5957 shares of Akamai common stock and each outstanding share of INTERVU preferred stock will be exchanged for 0.5957 shares of Akamai common stock for each share of INTERVU common stock into which that share is convertible, and to approve the merger; and

     - to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE


     Only stockholders of record of INTERVU common stock and INTERVU Series G preferred stock at the close of business on March 16, 2000 are entitled to notice of and to vote at the special meeting.


VOTING AND REVOCATION OF PROXIES


     We request that INTERVU stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope to Norwest Shareowner Services, Attention: Proxy Department, or otherwise mail it to them at P.O. Box 64854, Saint Paul, MN 55164. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that INTERVU receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve the merger agreement and the merger. The INTERVU board of directors does not currently intend to bring any other business before the special meeting and, so far as the INTERVU board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any adjournment or postponement of the special meeting, the proxies will vote in accordance with INTERVU's management's own judgment.


     INTERVU stockholders may revoke their proxies at any time prior to its use:

     - by delivering to the secretary of INTERVU a signed notice of revocation or a later-dated, signed proxy; or

     - by attending the special meeting and voting in person.

     Attendance at the special meeting is not sufficient to revoke a proxy.

VOTE REQUIRED


     As of the close of business on March 16, 2000, the record date, there were 15,726,429 shares of INTERVU common stock and 1,280,000 shares of INTERVU Series G preferred stock outstanding and entitled to vote. Holders of INTERVU's common stock have one vote per share of INTERVU common stock owned on the record date. Holders of INTERVU's Series G preferred stock have 0.6298 votes per share of Series G preferred stock held on the record date and vote together with the holders of INTERVU common stock as a single class. As of the close of business on the record date, there were approximately 249 holders of record of INTERVU common stock and one holder of record of INTERVU Series G preferred stock. Approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the voting power of INTERVU's outstanding shares of INTERVU common stock and INTERVU Series G preferred stock.


     As of February 15, 2000, the directors and officers of INTERVU and their affiliates beneficially owned an aggregate of 4,503,144 shares of INTERVU common stock (excluding any shares issuable upon the exercise of options or warrants) or approximately 26.9% of the total voting power of INTERVU's outstanding shares of common stock and Series G preferred stock. Some directors, officers and their affiliates, holding an aggregate of 4,155,145 shares of INTERVU common stock, have agreed to vote their shares in favor of the merger agreement and the merger. See "The Merger -- Interests of Executive Officers and Directors of INTERVU in the Merger" on page 49.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The required quorum for the transaction of business at the special meeting is a majority of the voting power of the INTERVU common stock and INTERVU Series G preferred stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the merger requires the affirmative vote of a majority of the voting power of the outstanding shares of INTERVU common stock and INTERVU Series G preferred stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the merger. In addition, the failure of a INTERVU stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the beneficial owners' specific instructions. Accordingly, INTERVU stockholders are urged to return the enclosed proxy card marked to indicate their vote.

APPRAISAL RIGHTS

     Holders of INTERVU common stock are not entitled to appraisal rights with respect to the merger.

     Holders of INTERVU Series G preferred stock and INTERVU Series H preferred stock who submit a written demand for appraisal of their shares and who comply with the applicable statutory procedures under Delaware law (including, in the case of holders of INTERVU Series G preferred stock, not voting in favor of the adoption of the merger agreement and the merger) will be entitled to appraisal rights and to receive payment in cash for the fair market value of their shares as determined by the Delaware Chancery Court. For a more complete description of these rights, see "The Merger -- Appraisal Rights" on page 54.

SOLICITATION OF PROXIES; EXPENSES


     In addition to solicitation by mail, the directors, officers and employees of INTERVU may solicit proxies from INTERVU stockholders by telephone, facsimile, email or in person. INTERVU has retained Georgeson & Company, Inc. for assistance in connection with the solicitation of proxies for the special meeting of stockholders at a cost of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending the proxy materials to beneficial owners. INTERVU will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that Akamai and INTERVU each will pay one-half of all printing and filing costs, fees and expenses, other than attorneys' fees, incurred in connection with the registration statement, of which this proxy statement/prospectus is a part.


BOARD RECOMMENDATION

     After careful consideration, the INTERVU board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, INTERVU and its stockholders. Accordingly, the INTERVU board of directors unanimously approved the merger agreement and unanimously recommends that you vote for approval of the merger agreement and the merger. In considering the recommendation of the INTERVU board of directors, you should be aware that INTERVU's directors and officers have interests in the merger that are different from, or in addition to, yours. See "The Merger -- Interests of Executive Officers and Directors of INTERVU in the Merger" on page 49.

     The matters to be considered at the special meeting are of great importance to INTERVU stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

     You should not send any stock certificates with your proxy cards. A transmittal form with instructions for the surrender of INTERVU common stock certificates will be mailed to you promptly after completion of the merger. For more information regarding the procedures for exchanging INTERVU stock certificates for Akamai stock certificates, see "The Merger
Agreement -- Exchange of Certificates" on page 58.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In late August 1999, Edward Huguez, INTERVU's Chief Operating Officer, and Brian Kenner, INTERVU's Chief Technical Officer, met with Paul Sagan, Akamai's President and Chief Operating Officer, and Daniel M. Lewin, Akamai's Chief Technology Officer, in Cambridge, Massachusetts to discuss various industry-related issues affecting both companies. In addition, the parties discussed joint business initiatives, including outsourcing and reseller arrangements. Prior to the meeting, on August 27, 1999, the parties entered into a mutual confidentiality and non-disclosure agreement.

     Representatives of the parties next met on December 8, 1999 at the Streaming Media West industry conference in San Jose, California. At a breakfast meeting attended by Mr. Huguez, Mr. Sagan, Timothy Weller, Akamai's Chief Financial Officer, and Howard Matthews, a management consultant engaged by INTERVU, the parties discussed various industry issues and technologies related to delivering audio and video content over the Internet. During the meeting, Mr. Sagan asked whether it made sense for the parties to consider proposals for a strategic transaction.

     On December 21, 1999, George Conrades, Akamai's Chief Executive Officer, Mr. Sagan, and Mr. Weller met with Harry Gruber, INTERVU's Chief Executive Officer, Mr. Matthews and Alan Senter, a member of INTERVU's board of directors, in Boston to continue discussions regarding general industry issues and potential joint business initiatives, including a possible merger. From this date through the execution of the definitive merger agreement on February 6, 2000, Mr. Matthews discussed the progress of the Akamai discussions with INTERVU's non-employee directors on a regular basis.

     On December 28, 1999, representatives of Prudential Securities, who were unaware of the discussions between INTERVU and Akamai, met with Mr. Gruber, Mr. Matthews and Kenneth L. Ruggiero, INTERVU's Chief Financial Officer, to make a presentation regarding possibilities for strategic transactions involving INTERVU.

     On January 3, 2000, Mr. Huguez called Mr. Sagan to discuss aspects of INTERVU's business. On January 5, 2000, Mr. Matthews called Mr. Sagan to ask whether, in light of the parties' prior meetings and Mr. Huguez's discussions with Mr. Sagan, Akamai was prepared to make a merger proposal. Mr. Matthews asked Mr. Sagan to determine within the next few days whether Akamai would make a proposal.

     On January 7, 2000, Mr. Sagan left a voice mail for Mr. Matthews indicating that Akamai would consider discussing a proposed merger with INTERVU. Mr. Matthews and Mr. Sagan next spoke by telephone on January 10, 2000, and confirmed each wished to move forward on discussions regarding a merger transaction. During the call, Mr. Matthews asked Mr. Sagan to make a proposal regarding the price Akamai would pay for INTERVU common stock.

     On January 12, 2000, Mr. Sagan called Mr. Matthews to inform him that Akamai was considering an offer for INTERVU at a specified premium over its current valuation. Following the call, Mr. Matthews notified Prudential Securities of Akamai's proposal and asked Prudential Securities to perform financial diligence and prepare valuation information in connection with a possible combination of INTERVU and Akamai. From this date through the execution of the definitive merger agreement on February 6, 2000, Mr. Matthews and members of INTERVU's management discussed the possible business combination with Akamai with Prudential Securities on a regular basis.

     On January 14, 2000, INTERVU held a special telephonic meeting of the INTERVU board of directors, during which Mr. Matthews described Akamai's interest in INTERVU to the INTERVU board. A representative of Latham & Watkins, counsel to INTERVU, advised the INTERVU board of its fiduciary duties in considering Akamai's merger proposal. The INTERVU board met again telephonically on January 16, 2000 to further consider an Akamai proposal. During this board meeting, representatives of Prudential Securities made a preliminary presentation regarding pricing of comparable transactions. The INTERVU board authorized and directed Mr. Matthews to continue to negotiate with Akamai.

     On January 17, 2000, Mr. Matthews called Mr. Sagan to tell him that INTERVU would expect an offer at a premium significantly above the premium Mr. Sagan had indicated that Akamai was considering.

     On January 17, 2000, Mr. Gruber and Mr. Matthews met with representatives of another company that had expressed an interest in a strategic transaction with INTERVU. At the meeting, the other company proposed a structure for a possible transaction but did not make a specific proposal.

     Akamai held its regular monthly directors' meeting on January 18, 2000. At that meeting, Mr. Sagan informed the Akamai board of the discussions with INTERVU to date. The Akamai board authorized Mr. Sagan and Akamai's management to continue the discussions and negotiations in consultation with Akamai's legal and financial advisors, and to engage in a preliminary due diligence investigation.


     On January 20-21, 2000, Mr. Sagan, Mr. Weller, F. Thomson Leighton, Akamai's Chief Scientist, Peter Danzig, Akamai's Vice President of Technology, representatives of Donaldson, Lufkin & Jenrette, or DLJ, Akamai's financial advisors, and Alston & Bird LLP, its outside counsel, met with Mr. Gruber, Mr. Matthews, Mr. Huguez, Mr. Ruggiero, Scott Crowder, INTERVU's Vice President of Operations, and Larry Behmer, INTERVU's Vice President of Engineering, at a hotel in San Diego to conduct due diligence on INTERVU.


     Also on January 20, 2000 representatives of the company that Mr. Gruber and Mr. Matthews visited on January 17 elaborated on the company's proposal to acquire INTERVU and operate it and other assets in a controlled subsidiary. In such a transaction, INTERVU stockholders would receive in exchange for their shares of INTERVU common stock a combination of shares of the other company's common stock and a tracking stock linked to the results of operations of the controlled subsidiary. The other company proposed that 30% of the total consideration to be paid would consist of the other company's common stock. The other company also informed Mr. Gruber and Mr. Matthews that it was not inclined to pay a premium over the market price of INTERVU's common stock. Following this meeting, Mr. Gruber and Mr. Matthews discussed the other company's proposal informally with non-employee directors on INTERVU's board.

     On January 23, 2000, the Akamai board held a special meeting by telephone conference call to discuss the results of the January 20-21, 2000 due diligence trip and the possibility of making an offer to acquire INTERVU at some multiple over the current INTERVU common stock price. After a lengthy discussion, the Akamai board authorized Mr. Sagan to make an offer to acquire INTERVU at a premium over its current trading price, subject to further due diligence and advice and consultation with Akamai's legal and financial advisors.

     During the week of January 24, 2000, Mr. Gruber contacted three other companies to inquire of their interests in engaging in strategic transactions with INTERVU. None of these companies elected to make a proposal.


     On January 25, 2000, Mr. Sagan and Mr. Matthews talked on the phone to discuss the status of negotiations, but neither of them made any substantive proposals during the call. Later that day, Mr. Matthews called the other company that had made a strategic proposal and indicated that INTERVU would not be interested in pursuing it unless the other company significantly improved the terms of its offer. Mr. Matthews also advised the other company that it should move quickly if it wanted to change its offer because the INTERVU board had authorized management to move forward on another proposal. The other company offered to increase the portion of the consideration to be paid in that company's stock from 30% to 40%, but reiterated that it was not inclined to offer a premium over the market price of INTERVU common stock. On January 26, the other company sent INTERVU a letter reiterating its position. Mr. Gruber continued informal discussions with the other company through February 3, 2000.


     On January 25, 2000, Mr. Sagan and Robert O. Ball III, Akamai's Vice President and General Counsel, met with representatives of DLJ and Morgan Stanley Dean Witter, acting as financial advisors to Akamai. The discussions and analysis focused on making a fixed exchange ratio offer to INTERVU based on a percentage premium to the exchange ratio at which the INTERVU common stock and Akamai common stock had traded historically and were trading currently.

     On January 26, 2000, Mr. Sagan called Mr. Matthews to inform him that Akamai was prepared to make an offer to acquire all outstanding stock of INTERVU. He outlined the basic structure for the transaction and suggested a possible exchange ratio.

     The INTERVU board met on January 27, 2000 to consider Mr. Sagan's proposal. After discussions, the board instructed Mr. Matthews not to make a counter-proposal. Mr. Matthews then called Mr. Sagan to update him on the board's position.

     On January 28, 2000, representatives of the parties met at the offices of Latham & Watkins in San Diego to continue negotiations and to conduct further financial and business due diligence. At this meeting, Mr. Sagan, Mr. Weller, Mr. Ball and representatives of DLJ and Morgan Stanley met with Mr. Matthews, Mr. Huguez, Mr. Ruggiero and Kevin Sagara, INTERVU's Vice President of Mergers and Acquisitions and General Counsel. The parties discussed Akamai's pricing analysis, but Akamai representatives told INTERVU that Akamai would not increase its proposed exchange ratio unless INTERVU made a counter-proposal. The parties also exchanged financial and business information and participated in a conference call concerning accounting treatment for the transaction.

     On January 29, 2000, representatives of Prudential Securities contacted DLJ to further discuss Akamai's pricing analysis and its willingness to increase its proposed exchange ratio.

     The INTERVU board and INTERVU's senior management met telephonically on January 30, 2000, with representatives of Prudential Securities and Latham & Watkins on the call. Mr. Matthews and a representative of Prudential Securities updated the INTERVU board on the status of negotiations. Following a discussion, the INTERVU board authorized Mr. Matthews to make a counter-proposal at a specified exchange ratio. The INTERVU board also authorized INTERVU's officers to formally engage Prudential Securities to provide strategic investment banking services. Later that day, Mr. Matthews called Mr. Sagan to make the counter-proposal.

     The Akamai board met on January 31, 2000 to discuss INTERVU's counter-proposal. After the meeting, Mr. Sagan called Mr. Matthews and proposed a new exchange ratio above Akamai's prior proposal. Mr. Matthews reported Akamai's latest proposal to Mr. Gruber and Mr. Senter. Following these conversations, Mr. Matthews contacted Mr. Sagan to inform him that INTERVU was inclined to accept an exchange ratio lower than INTERVU previously had proposed but still higher than Akamai's latest proposal. INTERVU also entered into an engagement letter with Prudential Securities on January 31, 2000.

     On February 1, 2000, representatives of Akamai and INTERVU, including financial and legal advisors for both companies, met at the offices of Latham & Watkins in San Diego to continue due diligence discussions and negotiations. Also on February 1, 2000, Alston & Bird LLP delivered an initial draft of the merger agreement to INTERVU.

     From February 1, 2000 through February 6, 2000, Akamai and INTERVU, together with their respective legal, financial and accounting advisors, conducted due diligence reviews and negotiated the terms of the definitive merger agreement and the other agreements related to the merger, including the following:

     - termination rights under the merger agreement;

     - the conditions upon which any breakup fee would be payable;

     - the existence and terms and conditions of a stock option agreement;

     - accounting treatment of the merger; and

     - the representations, warranties and covenants to be made.

     Concurrently with these due diligence discussions and negotiations, Prudential Securities contacted various companies which Prudential Securities and INTERVU thought might have an interest in a business combination with INTERVU, including the other company that had made a strategic proposal. None of the companies contacted by Prudential Securities expressed an interest in making a proposal to acquire INTERVU.

     On Friday, February 4, 2000, accountants for both companies advised the parties that it was not likely that the transaction would qualify to be accounted for as a pooling-of-interests. Akamai consulted its financial advisors about, among other things, the feasibility of proceeding with the acquisition if it meant accounting for the transaction as a purchase. The Akamai board held a telephonic meeting in the afternoon to discuss the accounting treatment issues and other open items and, following an extensive discussion, authorized Mr. Sagan to convey Akamai's willingness to proceed with the transaction as a purchase and to continue negotiations. Following the Akamai board meeting, Mr. Sagan further discussed the proposed transaction with Mr. Mathews.

     On February 6, 2000, the INTERVU board met with senior management and INTERVU's legal and financial advisors at a special telephonic meeting to discuss the status of final negotiations with Akamai and the directors' comments on the draft of the merger agreement. Representatives of Latham & Watkins summarized the terms of the merger agreement and the related agreements and responded to questions from members of the INTERVU board about the terms of those agreements. In addition, Prudential Securities presented its final analysis of various information to serve as the basis for evaluating the exchange ratio and orally informed the INTERVU board of its opinion, subsequently confirmed in writing, that the exchange ratio for INTERVU's common stock was fair to the holders of INTERVU's common stock from a financial point of view. Prudential Securities also responded to questions raised by members of the INTERVU board regarding its analysis and opinion. Following this presentation, the board engaged in a full discussion of the terms of the proposed merger and the analysis and opinion of Prudential Securities. The INTERVU board concluded that the merger agreement was fair to INTERVU's stockholders and that the proposed merger was in the best interests of INTERVU and its stockholders.

     Accordingly, the INTERVU board unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents.


     On February 6, 2000, the Akamai board held a special telephonic meeting with senior management and Akamai's legal and financial advisors to discuss the status of final negotiations with INTERVU. Mr. Ball summarized the terms of the merger agreement and related agreements and he and representatives of Alston & Bird responded to questions from the members of the Akamai board about the terms of the agreements. In addition, representatives of Morgan Stanley and DLJ presented their final analyses of various information to serve as the basis for evaluating the exchange ratio and orally informed the Akamai board of their respective opinions that the exchange ratio was fair from a financial point of view to the holders of common stock of Akamai. Representatives of Morgan Stanley and DLJ also responded to questions raised by members of the Akamai board regarding its opinion and analysis. Following this presentation, the Akamai board engaged in a full discussion of the terms of the proposed merger and the analysis and opinion of Morgan Stanley and DLJ. The Akamai board concluded that the merger agreement was fair to the holders of Akamai common stock and that the proposed merger was in the best interests of Akamai and its stockholders.


     Accordingly, the Akamai board unanimously approved the merger and the merger agreement and related documents and authorized the management of Akamai to proceed with execution of the merger documents.

     During the evening of February 6, 2000, Akamai and INTERVU entered into the merger agreement and the stock option agreement and some of the stockholders of INTERVU entered into voting agreements with Akamai.

     The merger was jointly announced by Akamai and INTERVU on the morning of February 7, 2000.

JOINT REASONS FOR THE MERGER

     The Akamai board and the INTERVU board each believe that the combined company after the merger will have the potential for greater financial strength, operational efficiencies, earning power and growth potential than either Akamai or INTERVU would have on its own. The Akamai board and the INTERVU board identified a number of potential benefits of the merger which they believe could contribute to the success of the combined company and thus enure to the benefit of stockholders of both companies, including the following:

     - through the merger the combined company would be able to offer and support an end-to-end streaming audio and video solution for all leading streaming media formats;

     - the combined company would be well positioned to offer a complete platform for the delivery of next-generation media, including text, graphics, streaming audio and video, applications, and value-added services such as Network24's Qcast and INTERVU's NetPodium;

     - the synergies to be achieved by offering complementary products and services across a customer base of over 1,000 customers;

     - increased resources and dedicated research and development efforts, engineering and sales and support;

     - the companies' combined portfolios of intellectual property, patents and patent applications;

     - the benefits to be achieved through the combination of Akamai's and INTERVU's distributed networks to create a highly optimized and distributed global integrated network comprised of more than 3,000 servers in 100 networks across 40 countries;

     - the economies of scale the combined company would be able to achieve in deploying servers, purchasing bandwidth, software licenses and network hardware;

     - the improved bargaining position the combined company would have in establishing strategic relationships with other companies with respect to encoding, signal acquisition, production and resales of the combined company's services;

     - the creation of a combined company with an experienced management team that has the breadth and depth to effectively lead and manage the combined company's growth;

     - the improved international network reach of the combined company, enhancing the ability to sell bundles of products and services across an increased customer base; and

     - the increased capitalization of the combined company, allowing for increased access to capital markets and potentially reducing the cost of capital.

AKAMAI'S REASONS FOR THE MERGER

     The Akamai board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

     - historical information concerning Akamai's and INTERVU's respective business focus, financial performance and condition, operations, technology and management;


     - Akamai management's view of the financial condition, results of operations and businesses of Akamai and INTERVU before and after giving effect to the merger and the determination by the Akamai board of the merger's effect on stockholder value;


     - current financial market conditions and historical stock market prices, volatility and trading information;

     - the consideration INTERVU stockholders will receive in the merger in light of comparable merger transactions;

     - the terms of the merger agreement;

     - the impact of the merger on Akamai's customers, vendors, alliance partners, resellers and employees;

     - an analysis prepared by Morgan Stanley and DLJ and presented to the Akamai board;

     - results of the due diligence investigation conducted by Akamai's management, accountants and counsel; and

     - the expectation that the merger will be accounted for as a purchase.

     The Akamai board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

     - the risk that the potential benefits of the merger may not be realized;

     - the possibility that the merger may not be completed, even if approved by the INTERVU stockholders;

     - the loss of customers, vendors, alliance partners or resellers of INTERVU who may terminate their relationship with INTERVU as a result of the merger because they deem themselves competitors of Akamai; and

     - other applicable risks described in this proxy statement/prospectus under the heading "Risk Factors."

     The Akamai board concluded, however, that, on balance, the merger's potential benefits to Akamai and its stockholders outweighed the associated risks. The discussion of the information and factors considered by the Akamai board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Akamai board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

INTERVU'S REASONS FOR THE MERGER; RECOMMENDATION OF THE INTERVU BOARD OF
DIRECTORS

     The INTERVU board consulted with INTERVU's senior management, as well as its legal counsel, independent accountants and financial advisors, in reaching its decision to approve the merger agreement and the merger. Among the factors considered by INTERVU's board in its deliberations were the following:

     - INTERVU's stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger and to benefit from the potential appreciation in the value of Akamai common shares;

     - historical information concerning Akamai's and INTERVU's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including public reports covering the most recent full fiscal year and nine months for each company filed with the Securities and Exchange Commission;

     - INTERVU's management's view of the financial condition, results of operations, assets, liabilities, businesses and prospects of Akamai and INTERVU after giving effect to the merger;

     - current market conditions and historical trading information with respect to Akamai and INTERVU common stock;

     - the exchange ratio in the merger represented a premium of approximately 62.0% over the average closing price for INTERVU common stock over the 30 day trading period ending on February 4, 2000;

     - comparable merger transactions in the Internet market;

     - the terms and conditions of the merger agreement, including the expected tax-free treatment to INTERVU's stockholders;


     - the analysis prepared by Prudential Securities and presented to the INTERVU board and the oral opinion of Prudential Securities, subsequently confirmed in writing, that the exchange ratio for INTERVU common stock was fair to the holders of INTERVU common stock from a financial point of view, as described more fully in the text of the entire opinion attached as Annex D to this proxy statement/prospectus; and



     - the ability of the INTERVU board to enter into discussions with another party in response to an unsolicited superior offer to the merger if the INTERVU board believed in good faith, after consultation with its legal counsel, that such action was required in order to comply with its fiduciary obligations.


     The INTERVU board also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

     - the risk to INTERVU's stockholders that the value to be received in the merger could decline significantly due to the fixed exchange ratio;


     - the possibility that the market price of Akamai common stock might decline significantly as a result of sales of its common stock after underwriter lock-up agreements covering approximately 89% of Akamai's outstanding shares of common stock expire on April 26, 2000;


     - the loss of control over the future operations of INTERVU following the merger;

     - the impact of the loss of INTERVU's status as an independent company on INTERVU's stockholders, employees and customers;

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be completed and the potential adverse effects of the public announcement of the merger on:

        - INTERVU's sales and operating results;

        - INTERVU's ability to attract and retain key employees;

        - the progress of some of INTERVU's strategic initiatives; and

        - INTERVU's overall competitive position;

     - the risk that, despite the efforts of Akamai and INTERVU, key technical, sales and management personnel might not remain employees of Akamai or INTERVU following the completion of the merger; and

     - the transaction costs expected to be incurred in connection with the merger and the other risks described under the heading "Risk
       Factors -- Risks Related to the Merger" beginning on page 9.

     The INTERVU board also considered what alternatives existed to the merger, including reviewing the prospects for INTERVU as an independent company. In light of the factors described above, the INTERVU board determined that the value and benefits available to INTERVU stockholders from the merger exceeded the potential they might realize from INTERVU continuing as an independent company.

     The foregoing discussion of the information and factors considered by the INTERVU board is not intended to be exhaustive but is believed to include all material factors considered by INTERVU's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the INTERVU board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the INTERVU board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with INTERVU's management and legal and financial advisors. In considering the factors described above, individual members of the INTERVU board may have given different weight to different factors. The INTERVU board considered all these factors as a whole and believed the factors supported its determination to approve the merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO INTERVU

     On February 6, 2000, Prudential Securities delivered its oral opinion to the INTERVU board, which opinion was confirmed in writing as of such date, to the effect that, as of such date, the conversion ratio of 0.5957 shares of Akamai common stock for each share of INTERVU common stock was fair, from a financial point of view, to the holders of INTERVU common stock. Prudential Securities presented the financial analysis underlying its opinion at a meeting of the INTERVU board on February 6, 2000.

     A copy of the Prudential Securities opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement as Annex D and is incorporated herein by reference. The summary of the Prudential Securities opinion set forth below is qualified in its entirety by reference to the full text of the Prudential Securities opinion. INTERVU stockholders are urged to read the Prudential Securities opinion in its entirety.

     THE PRUDENTIAL SECURITIES OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION RATIO TO THE HOLDERS OF INTERVU COMMON STOCK FROM A FINANCIAL POINT OF VIEW. IT DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE REGARDING THE MERGER.

     In conducting its analysis and arriving at the Prudential Securities opinion, Prudential Securities reviewed information and considered financial data and other factors as Prudential Securities deemed relevant under the circumstances, including the following:

     - a draft, dated February 6, 2000, of the merger agreement;

     - publicly available historical financial and operating data for INTERVU, including, but not limited to:

        (a) the Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1997;

        (b) the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999;

        (c) the Proxy Statement for the Annual Meeting of Stockholders held on July 27, 1999;

        (d) the prospectus dated May 10, 1999 relating to the sale of 2,500,000 shares of INTERVU common stock; and

        (e) the prospectus dated June 18, 1998 relating to the sale of 1,300,000 shares of INTERVU common stock.

     - publicly available historical financial and operating data for Akamai, including, but not limited to:

        (a) the Registration Statement on Form S-1, as amended, filed on August 20, 1999;

        (b) the prospectus dated October 29, 1999 relating to the sale of 9,000,000 shares of Akamai common stock; and

        (c) the press release, dated January 27, 2000, relating to Akamai's 1999 fourth quarter results.

     - internal financial statements and other financial and operating data concerning INTERVU, prepared by the management of INTERVU;

     - internal financial statements and other financial and operating data concerning Akamai, prepared by the management of Akamai;

     - historical stock market prices and trading volumes for INTERVU common stock and Akamai common stock;

     - publicly available financial, operating and stock market data concerning companies engaged in businesses Prudential Securities deemed reasonably similar to those of Akamai and INTERVU;

     - the financial terms of recent transactions Prudential Securities deemed relevant to its inquiry; and

     - other financial studies, analyses and investigations that Prudential Securities deemed relevant to its inquiry.

     Prudential Securities assumed, with INTERVU's consent, that the draft of the merger agreement that it reviewed would conform in all material respects to the merger agreement when in final form.

     Prudential Securities discussed with the senior management of INTERVU and Akamai (1) the past and current operating and financial condition of their respective businesses; (2) the prospects for their respective businesses; (3) their estimates of the respective companies' future financial performance; and
(4) such other matters as Prudential Securities deemed relevant. In connection with Prudential Securities' advisory assignment and at the direction of INTERVU, Prudential Securities contacted nine third parties selected by INTERVU in order to determine their interest in an acquisition of INTERVU.

     In connection with its review and analysis and in the preparation of the Prudential Securities opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information publicly available or provided to it by INTERVU and has not undertaken any independent verification of this information or any independent valuation or appraisal of any of the assets or liabilities of INTERVU. With respect to financial forecasts INTERVU's management provided to Prudential Securities, Prudential Securities assumed that the information, and the assumptions and bases therefor, represented INTERVU's management's best then available estimate as to the future financial performance of INTERVU. Further, the Prudential Securities opinion was based on economic, financial and market conditions as they existed on the date of the opinion and can only be evaluated as of the date of the Prudential Securities opinion, and Prudential Securities assumes no responsibility to update or revise the Prudential Securities opinion based upon events or circumstances occurring after that date.

     The Prudential Securities opinion, including Prudential Securities' presentation of the opinion to the INTERVU board, was one of the many factors that the INTERVU board took into consideration in making its determination to recommend approval of the merger agreement and the merger. Consequently, Prudential Securities' analyses described below should not be viewed as determinative of the opinion of the INTERVU board with respect to the exchange ratio.

     The Prudential Securities opinion does not address nor should it be construed to address the relative merits of the merger or alternative business strategies that may be available to INTERVU. In addition, the Prudential Securities opinion does not in any manner address the prices at which Akamai common stock will trade following completion of the merger.

     In arriving at the Prudential Securities opinion, Prudential Securities performed a variety of financial analyses, including those summarized in this proxy statement/prospectus. The summary set forth below of the analyses presented to the INTERVU board at the February 6, 2000 telephonic meeting is not a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of INTERVU. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to the INTERVU board on February 6, 2000 in connection with the delivery of the Prudential Securities opinion.

     COMPARABLE COMPANIES ANALYSIS. Prudential Securities employed a comparable companies analysis to establish a range of implied conversion ratios. Prudential Securities analyzed publicly available historical and projected financial results, including current "Enterprise Value" (calculated as the product of diluted shares outstanding times the closing stock price on February 4, 2000, plus debt and preferred stock outstanding minus cash and cash equivalents) as a multiple of projected revenues for calendar year 2000 ("2000 Revenues") and projected revenues for 2001 ("2001 Revenues") of certain companies considered by Prudential Securities to be reasonably similar to INTERVU. The revenue projections were published by securities research analysts. The companies included were:

     - Digex, Inc.;

     - Digital Island Inc.;

     - Exodus Communications;

     - Globix Corporation;

     - Inktomi Corp.;

     - InterNAP Network Services; and

     - RealNetworks Inc.

     These comparable companies were found to have a range of Enterprise Values as a multiple of 2000 Revenues of 10.3x to 175.0x and as a multiple of 2001 Revenues of 6.1x to 71.2x. Applying these multiples to INTERVU management's projected 2000 Revenues and 2001 Revenues resulted in an implied range of equity value per share of $30.65 to $351.62 with a mean of $186.06 and a median of $193.09, which resulted in implied conversion ratios ranging from 0.130 to
1.496. Applying the same multiples to estimates of INTERVU's 2000 Revenues and 2001 Revenues published by the research department of Prudential Securities resulted in an implied range of equity value per share of $26.98 to $301.41 with a mean of $159.58 and median of $165.28, which resulted in implied conversion ratios ranging from 0.115 to 1.283.

     COMPARABLE TRANSACTIONS ANALYSIS. Prudential Securities also analyzed the consideration paid in several recent merger and acquisition transactions that Prudential Securities deemed to be reasonably similar to the merger, and considered the multiple of the acquired entity's Enterprise Value to its annualized revenues based on the last publicly announced quarter prior to the announced acquisition transaction ("Transaction LQA Revenues"), publicly available estimates of revenues for the calendar year in which the acquisition transaction was announced ("Announcement Year Revenues") and publicly available estimates of revenues for the year following the calendar year in which the acquisition transaction was announced ("Announcement Year + 1 Revenues"). The transactions considered were the combinations of:

     - Broadcast.com and Yahoo!;

     - Excite and @Home;

     - AboveNet Communications Inc. and Metromedia Fiber Network, Inc.; and

     - Concentric Network and NextLink Communications.

     These comparable transactions were found to imply for each acquired entity a range of equity value as a multiple of Transaction LQA Revenues of 17.4x to 129.1x; as a multiple of Announcement Year Revenues of 17.9x to 144.0x; and as a multiple of Announcement Year + 1 Revenues of 9.7x to 81.1x. Applying these multiples to INTERVU's annualized revenues based on the quarter ended December 31, 1999 (as provided by INTERVU management) and INTERVU's management's projected 2000 Revenues and 2001 Revenues resulted in an implied range of equity value per share of $39.40 per share to $276.94 with a mean of $127.27 and a median of $96.37, which resulted in implied conversion ratios of 0.168 to 1.178. Applying the same multiples to INTERVU's annualized revenues based on the quarter ended December 31, 1999 as provided by INTERVU's management and based on estimates of INTERVU's

2000 Revenues and 2001 Revenues published by the research department of Prudential Securities resulted in an implied range of equity value per share of $35.38 per share to $243.79 with a mean of $113.24 and a median of $86.88, which resulted in implied conversion ratios of 0.151 to 1.037.

     COMPARABLE TRANSACTIONS PREMIUM ANALYSIS. Prudential Securities reviewed the ratios of the closing prices of INTERVU common stock divided by the closing prices of Akamai common stock over various periods up to 60 trading days prior to February 6, 2000 and examined the implied premium of the conversion ratio (0.5957) to the stock price ratio for each period. The following table presents these stock price ratios and the implied premiums of the exchange ratio.

                   AT START OF PERIOD     AVERAGE DURING PERIOD
                  ---------------------   ---------------------
 PRIOR TRADING    STOCK PRICE   IMPLIED   STOCK PRICE   IMPLIED
    PERIOD           RATIO      PREMIUM      RATIO      PREMIUM
---------------   -----------   -------   -----------   -------
 1 Trading Day      0.498 x      19.6%      0.498 x      19.6%
 5 Trading Days     0.371 x      60.4%      0.415 x      43.6%
10 Trading Days     0.360 x      65.6%      0.388 x      53.7%
20 Trading Days     0.382 x      55.9%      0.383 x      55.7%
30 Trading Days     0.377 x      58.2%      0.368 x      62.0%
60 Trading Days     0.335 x      78.1%      0.353 x      69.0%

     Prudential Securities then applied the average conversion ratio premiums in comparable stock-for-stock mergers and acquisitions transactions to the average stock price ratios described in the table above. The transactions considered were the combinations of:

     - Broadcast.com and Yahoo!;

     - Excite and @Home;

     - AboveNet Communications Inc. and Metromedia Fiber Network, Inc.; and

     - Concentric Network and NextLink Communications.

     The following table illustrates the mean comparable transactions conversion ratio premiums multiplied by the average stock price ratios derived from INTERVU and Akamai historical stock prices to calculate an implied conversion ratio for various time periods up to sixty trading days prior to February 6, 2000.

                     MEAN
                  COMPARABLE
                 TRANSACTIONS
                  CONVERSION                           IMPLIED
                    RATIO       AVERAGE STOCK         CONVERSION
                   PREMIUMS      PRICE RATIO            RATIO
                 ------------   -------------         ----------
 1 Trading Day     42.0  %         0.498x                0.707x
 5 Trading Days    58.1  %         0.415x                0.656x
10 Trading Days    51.9  %         0.388x                0.589x
20 Trading Days    50.6  %         0.383x                0.576x
30 Trading Days    41.2  %         0.368x                0.519x
60 Trading Days    26.8  %         0.353x                0.447x

                                                Mean:    0.582x
                                                High:    0.707x
                                                 Low:    0.447x


     CONTRIBUTION ANALYSIS. Prudential Securities examined INTERVU's and Akamai's relative contributions to pro forma Transaction LQA Revenues, pro forma 1999 revenues and estimated 2000 Revenues and 2001 Revenues for the combined entity and compared this to the percentage of post-merger Akamai common stock that the current INTERVU stockholders and Akamai stockholders would hold respectively. In performing its analysis, Prudential Securities relied upon publicly available estimated stand-alone data published by securities research analysts with respect to Akamai and by the research department of Prudential Securities with respect to INTERVU. Existing INTERVU stockholders were assumed to hold

10.0% and Akamai stockholders were assumed to hold 90.0% of the post-merger Akamai shares on a diluted basis. For the last quarter annualized, INTERVU contributed 85.7% and Akamai contributed 14.3% of the pro forma revenue of the combined entity. For 1999, INTERVU contributed 79.6% and Akamai contributed 20.4% of the pro forma revenue of the combined entity. For 2000, INTERVU contributed 45.7% and Akamai contributed 54.3% of the pro forma revenue of the combined entity. For 2001, INTERVU contributed 41.8% and Akamai contributed 58.2% of the pro forma revenue of the combined entity.

     Prudential Securities also examined INTERVU's and Akamai's relative contributions to gross margin in 1999, 2000 and 2001. For 2000, INTERVU contributed 77.5% and Akamai contributed 22.5% of the pro forma gross margin of the combined entity. For 2001, INTERVU contributed 57.8% and Akamai contributed 42.2% of the pro forma gross margin of the combined entity. An analysis of gross margin for 1999 was not meaningful because Akamai had a negative gross margin for that period. Finally, Prudential Securities examined INTERVU's and Akamai's relative contributions of cash and cash equivalents as of December 31, 1999. INTERVU contributed 29.9% and Akamai contributed 70.1% of the pro forma cash and cash equivalents of the combined entity.


     Prudential Securities noted that INTERVU's relative contribution to pro forma combined revenue and gross margin exceeded its projected ownership in the combined entity for each of the periods examined. However, Prudential Securities noted that these unfavorable comparisons diminished substantially over time due to the higher growth rates of revenue and gross margin inherent in the Akamai projections. In addition, Prudential Securities believes that less emphasis should be placed on this relative contribution analysis than on other analyses in this summary due to the material differential between the trading multiple of INTERVU and the trading multiple of Akamai.


     None of the comparable companies or the acquired entities in the above analyses for comparative purposes is, of course, identical to INTERVU. Accordingly, a complete analysis of the results of the above calculations cannot be limited to a quantitative review of these results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and the acquired entities and other factors that could affect the operating results for each of the comparable companies and the consideration paid for each of the acquired entities as well as that of INTERVU.

     The INTERVU board selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with merger and acquisition transactions and because it has substantial experience in transactions similar to the merger. Pursuant to an engagement letter with Prudential Securities, INTERVU paid Prudential Securities a $150,000 retainer and an additional $1,500,000 upon the delivery of the Prudential Securities opinion. An additional fee of $5,850,000 will be payable upon the completion of the merger. In addition, the engagement letter with Prudential Securities provides that INTERVU will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and related persons against some liabilities, including liabilities under securities laws, arising out of the merger or its engagement. In the past, Prudential Securities has provided financing services to INTERVU and has received customary fees for these services. In particular, Prudential Securities served as an underwriter in INTERVU's offering of 2,500,000 shares of INTERVU common stock in May 1999. Prudential Securities also provides research coverage regarding INTERVU. In the ordinary course of business, Prudential Securities may actively trade shares of INTERVU and Akamai common stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF INTERVU IN THE MERGER

     In considering the recommendation of the INTERVU board, you should be aware of the interests that INTERVU executive officers and directors have in the merger. These include:

     - the executive officers of INTERVU may receive retention and severance benefits, including possible acceleration of vesting of stock options and restricted stock under some circumstances;

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


     - the vesting of all options held by INTERVU's non-employee directors will be fully accelerated immediately prior to completion of the merger;


     - all INTERVU stock options, including those held by any INTERVU officer or director, will be assumed by Akamai and will become options to acquire Akamai common stock after the merger, with the number of shares subject to the option and the option exercise price to be adjusted according to the exchange ratio; and

     - INTERVU officers and directors have customary rights to indemnification against specified liabilities.

     Upon completion of the merger, Harry E. Gruber, INTERVU's Chairman and Chief Executive Officer, will resign his positions with INTERVU. He will receive a severance payment equal to one year's salary and be entitled to receive health and related benefits for up to 18 months following the merger. Mr. Gruber will serve as a consultant to Akamai for a period of six months following the merger at a rate of $25,000 per month, and will join Akamai's advisory board, a group of outside individuals who provide input to Akamai's management and board of directors about technology standards and marketplace needs. Mr. Gruber has agreed to enter into a covenant not to compete with the business of INTERVU for a period of 18 months following the completion of the merger. In addition, immediately prior to the completion of the merger, Mr. Gruber's unvested INTERVU stock options will vest and become immediately exercisable, and INTERVU's repurchase rights regarding his restricted stock will lapse.

     Brian Kenner, INTERVU's Chief Technical Officer, and Dennis Berman, INTERVU's Vice President -- Corporate Development, also will resign upon completion of the merger. Mr. Kenner will serve as a consultant to Akamai for a period of six months following the merger at a rate of $10,000 per month. Mr. Berman will receive a severance payment equal to six months salary, and Mr. Kenner and Mr. Berman will each be entitled to receive health and related benefits for up to 18 months following the merger. Each of Mr. Kenner and Mr. Berman has agreed to enter into a covenant not to compete with the business of INTERVU for a period of 18 months following the completion of the merger. In addition, immediately prior to the completion of the merger, Mr. Kenner's unvested INTERVU stock options will vest and become immediately exercisable, and INTERVU's repurchase rights regarding his restricted stock will lapse.

     Akamai and Edward L. Huguez, INTERVU's Chief Operating Officer, have agreed that upon the completion of the merger, (a) Mr. Huguez will be appointed as Senior Vice President of Akamai, (b) the vesting of his unvested INTERVU stock options will accelerate by one year, (c) he will receive a post-closing retention bonus of at least $75,000 on each of the six-month anniversary and one year anniversary of the completion of the merger, and (d) he will be granted a stock option to purchase shares of Akamai common stock. In addition, the unvested INTERVU stock options held by Mr. Huguez that are exchanged for Akamai stock options will accelerate and become fully exercisable if his employment is terminated within one year following the completion of the merger other than for cause or, if within an agreed-upon timeframe not to exceed one year after the completion of the merger, Akamai and Mr. Huguez have not agreed to ongoing employment arrangement and Mr. Huguez leaves Akamai.

     Other executive officers of INTERVU who remain with the combined company following completion of the merger may receive retention bonuses, accelerated vesting of options and/or stock options to purchase shares of Akamai common stock.

     The INTERVU board has approved changes to INTERVU's option plans to provide that options granted to any employee of INTERVU on or prior to February 6, 1999 will fully vest under specified circumstances if the employee's employment with INTERVU is terminated as a result of the occurrence of the merger.

     On February 6, 2000, the INTERVU board approved a cash bonus for Alan Z. Senter in recognition of Mr. Senter's efforts in connection with the merger that, in the INTERVU board's view, went substantially beyond his duties as an INTERVU director. Mr. Senter's bonus will equal $647,325 and is

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


contingent upon completion of the merger. Mr. Senter did not participate in the INTERVU board's discussions of or vote regarding the bonus.


     The INTERVU board also approved on February 6, 2000 the payment of an additional consulting fee in the amount of $2,037,628 to Matthews White & Co., a consulting firm of which Howard L. Matthews, a management consultant who has been engaged by INTERVU since 1997, is a principal. In awarding the additional fee to Mr. Matthews, the INTERVU board recognized Mr. Matthews' extraordinary efforts in connection with the merger. Payment of the fee is contingent upon the completion of the merger.


     In considering the fairness of the merger to INTERVU stockholders, the INTERVU board took into account these interests. These interests are different from and in addition to your interests as stockholders. As of February 15, 2000, the executive officers and directors of INTERVU held options to acquire an aggregate of 1,045,979 shares of INTERVU common stock, of which options to purchase 242,500 shares were vested. Assuming the merger is completed on April 20, 2000, options to purchase an additional 69,589 shares of INTERVU common stock will become vested as a result of the passage of time. Upon completion of the merger, options to purchase an additional 239,424 shares of INTERVU common stock will vest pursuant to their terms. The options held by INTERVU's officers and directors will be converted in the merger into options to acquire approximately 623,089 shares of Akamai common stock. In addition, as of February 15, 2000, the executive officers and directors held 4,193,118 shares of INTERVU common stock, of which 327,179 shares were subject to vesting. Assuming the merger is completed on April 20, 2000, INTERVU's repurchase right will lapse with respect to 89,162 shares of INTERVU common stock as a result of the passage of time. Upon completion of the merger, an additional 244,873 shares of INTERVU common stock will vest pursuant to the terms of the applicable vesting agreements.


TREATMENT OF INTERVU COMMON STOCK AND INTERVU PREFERRED STOCK IN THE MERGER

     In the merger,

     - each share of INTERVU common stock will be exchanged for 0.5957 shares of Akamai common stock; and

     - each share of INTERVU preferred stock will be exchanged for the number of shares of Akamai common stock equal to the number of shares of INTERVU common stock into which that share of INTERVU preferred stock is convertible immediately prior to the merger multiplied by 0.5957.

     HOLDERS OF INTERVU COMMON STOCK OR INTERVU PREFERRED STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF INTERVU STOCK AT THIS TIME. FOLLOWING THE EFFECTIVE TIME OF THE MERGER, YOU WILL RECEIVE INSTRUCTIONS FOR THE SURRENDER AND EXCHANGE OF YOUR STOCK CERTIFICATES.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for by Akamai using the purchase method of accounting for a business combination. Under this method of accounting, the assets and liabilities of INTERVU, including intangible assets will be recorded at their fair market value and included in the financial statements of INTERVU. The results of operations and cash flows of INTERVU will be included in Akamai's financials prospectively as of the completion of the merger.

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the acquisition of INTERVU in the merger by Akamai may not be completed until notifications have been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and specified waiting period requirements have been satisfied. Akamai and INTERVU each filed a pre-merger notification and report form with the FTC and the Antitrust Division.

     At any time before the effective time of the merger, the Antitrust Division, the FTC or a private person or entity could seek under antitrust laws, among other things, to enjoin the merger and any time after the effective time of the merger, to cause Akamai to divest itself, in whole or in part, of the surviving corporation of the merger or of businesses conducted by the surviving corporation of the merger. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Akamai will prevail. The obligations of Akamai and INTERVU to complete the merger are subject to the condition that any applicable waiting period under the Hart-Scott-Rodino Act will have expired without action by the Antitrust Division or the FTC to prevent completion of the merger. See "The Merger Agreement -- Conditions to Completion of the Merger" on page 61.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material federal income tax consequences of the merger. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, applicable U.S. Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this prospectus/proxy statement. All of the foregoing authorities are subject to change, and any changes could affect the continuing validity of this summary. The summary assumes that the holders of INTERVU common stock and INTERVU preferred stock hold their shares as a capital asset. The summary does not address the tax consequences that may be applicable to particular INTERVU stockholders in light of their individual circumstances or to INTERVU stockholders who are subject to special tax rules, like tax-exempt organizations, dealers in securities, financial institutions, insurance companies, non-United States persons, stockholders who acquired shares of INTERVU common or INTERVU preferred stock from the exercise of options or otherwise as compensation or through a qualified retirement plan and holders of INTERVU stock as part of a straddle, hedge, or conversion transaction. This summary also does not address any consequence arising under the tax laws of any state, locality, or foreign jurisdiction.

     TAX OPINION AS TO CERTAIN TAX CONSEQUENCES

     One of the conditions for the completion of the merger is that INTERVU and Akamai receive an opinion from Alston & Bird LLP, Akamai's special counsel, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion must be reasonably satisfactory to INTERVU and Akamai. The opinion of Alston & Bird will be based on the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger. Alston & Bird's opinion is made on the assumption that the merger takes place as described in the merger agreement, and on factual representations provided to Alston & Bird by INTERVU and Akamai that relate to the satisfaction of specific requirements to a reorganization within the meaning of Section 368(a) of the Code, including limitations on repurchases by Akamai of shares of Akamai common stock to be issued upon completion of the merger. If Alston & Bird does not render this opinion, this condition in the merger agreement may be satisfied if Latham & Watkins, INTERVU's counsel, renders this opinion, relying upon the same representations. If this opinion is not received, or if the material tax consequences described in the opinion materially differ from the consequences stated below, neither Akamai nor INTERVU will waive this condition and the merger will not occur unless INTERVU resolicits its stockholders approval of the merger agreement and the merger.

     If, as concluded in the opinion of counsel, the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then:

          (1) Except as discussed in (4) below regarding cash received instead of a fractional share of Akamai common stock, an INTERVU stockholder will recognize no gain or loss upon the exchange of INTERVU common and INTERVU preferred stock for Akamai common stock in the merger.

          (2) The tax basis of Akamai common stock to be received by INTERVU stockholders who exchange their shares of INTERVU common stock and INTERVU preferred stock for Akamai common stock in the merger will be the same as the aggregate tax basis of INTERVU common stock and INTERVU preferred stock surrendered in the exchange, less the basis of any fractional shares of Akamai common stock settled by cash payment.

          (3) The holding period of Akamai common stock received by an INTERVU stockholder in the merger will include the holding period of INTERVU common stock and INTERVU preferred stock surrendered in the exchange.

          (4) The payment of cash to INTERVU stockholders in lieu of a fractional share of Akamai common stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Akamai. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. An INTERVU stockholder who receives cash in lieu of a fractional share of Akamai common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the INTERVU stockholder's tax basis in INTERVU common stock allocable to the fractional share interest.

          (5) An INTERVU stockholder who exercises appraisal rights generally will recognize taxable gain or loss based upon the difference between the amount of cash received and the INTERVU stockholder's tax basis in the INTERVU preferred stock exchanged.

          (6) No gain or loss will be recognized by Akamai, INTERVU or the merger subsidiary.

     LIMITATIONS ON TAX OPINION

     Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. These opinions are subject to qualifications, are conditioned upon assumptions and are based upon factual representations made to Alston & Bird by Akamai and INTERVU. The opinions may not be relied upon if these factual representations are incorrect or incomplete.

     THIS DISCUSSION IS ONLY A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE DIFFERENT FROM THOSE SUMMARIZED ABOVE, BASED ON YOUR INDIVIDUAL SITUATION. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

NASDAQ NATIONAL MARKET QUOTATION

     It is a condition to the completion of the merger that the shares of Akamai common stock to be issued in the merger be listed on the Nasdaq National Market. Akamai filed a notification form for listing of additional shares on February 16, 2000.

RESALES OF AKAMAI COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER; AFFILIATE AGREEMENTS

     Akamai common stock issued in connection with the merger will be freely transferable, except that shares of Akamai common stock received by persons who are deemed to be "affiliates," as this term is defined by Rule 144 under the Securities Act of 1933, as amended, of INTERVU at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. INTERVU has agreed to use reasonable efforts to cause each executive officer and director and those who may be an affiliate of INTERVU to execute a written affiliate agreement providing that the person will not offer, sell, transfer or otherwise dispose of any of the shares of Akamai common stock obtained as a result of the merger except in compliance with the Securities Act and the related rules and regulations.

APPRAISAL RIGHTS

     NO APPRAISAL RIGHTS FOR HOLDERS OF INTERVU COMMON STOCK

     Appraisal rights under Delaware law are not available to stockholders of a Delaware corporation where:

     - the securities of the corporation are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

     - the stockholders are not required to accept in exchange for their stock anything other than (1) stock in another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD and (2) cash in lieu of fractional shares.

     The holders of INTERVU common stock will not have appraisal rights under Delaware law with respect to the merger because:

     - INTERVU common stock is traded on the Nasdaq National Market;

     - the holders of INTERVU common stock are being offered shares of Akamai common stock which is traded on the Nasdaq National Market; and

     - the holders of INTERVU common stock are being offered cash in lieu of fractional shares.

     APPRAISAL RIGHTS FOR HOLDERS OF INTERVU PREFERRED STOCK

     Holders of INTERVU preferred stock are entitled to appraisal rights under Delaware law.

     The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of
Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement/prospectus as Annex E and is incorporated into this summary by reference.


     If the merger agreement and the merger are approved by the required vote of INTERVU's stockholders, each holder of INTERVU preferred stock who (1) files, prior to the INTERVU special meeting, written demand with INTERVU for appraisal of the holder's shares, (2) in the case of an INTERVU Series G preferred stockholder, does not vote in favor of the merger agreement and the merger and
(3) follows the procedures set forth in Section 262, will be entitled to be paid for its INTERVU preferred stock the fair value in cash of the shares of INTERVU preferred stock. The fair market value of shares of INTERVU preferred stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. In general, the payment for the fair market value of your INTERVU preferred stock will be a recognizable taxable gain or loss for federal income tax purposes upon receipt of the cash for the shares. See
"-- Material United States Federal Income Tax Consequences" on page 52.


     Within ten days after the effective date of the merger, INTERVU, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with (1), (2) and (3) above notifying these stockholders of the effective date of the merger. Within 120 days after the effective date, INTERVU or any holders of INTERVU preferred stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Notwithstanding the foregoing, within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from INTERVU a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received and the aggregate number of the holders of the shares.

     Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

     A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

     If any holder of INTERVU preferred stock who demands the appraisal and purchase of its shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal and purchase, its shares will be exchanged for a right to receive a number of shares of Akamai common stock in accordance with the terms of the merger agreement. The shares of INTERVU preferred stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the "dissenting shares." Dissenting shares lose their status as dissenting shares if:

     - the merger is abandoned;

     - the dissenting stockholder fails to make a timely written demand for appraisal;

     - the dissenting shares are voted in favor of the merger agreement and the merger;

     - neither INTERVU nor the stockholder files a complaint or intervenes in a pending action within 120 days after mailing of the approval notice (please note that INTERVU does not intend to file a notice); or

     - the stockholder delivers to INTERVU a written withdrawal of the stockholder's demand for appraisal of the dissenting shares.


     Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event an INTERVU stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, INTERVU stockholders who are considering objecting to the merger should consult their own legal advisors.

                              THE MERGER AGREEMENT

     The following information describes material aspects of the merger agreement and related agreements. This description does not provide a complete description of all the terms and conditions of the merger agreement and related agreements. It is qualified in its entirety by the copies of the merger agreement and related agreements attached as annexes to this proxy statement/prospectus. The merger agreement and related agreements are incorporated herein by reference. You are urged to read the annexes in their entirety.

GENERAL

     The merger agreement provides for the acquisition of INTERVU by Akamai pursuant to the merger of a wholly-owned subsidiary of Akamai into INTERVU. INTERVU will be the surviving corporation resulting from the merger and will become a wholly-owned subsidiary of Akamai.

THE EXCHANGE RATIO AND TREATMENT OF INTERVU COMMON STOCK AND INTERVU PREFERRED STOCK

     If we complete the merger, and you are a holder of INTERVU common stock, you will receive 0.5957 of a share of Akamai common stock in exchange for each share of INTERVU common stock. If you hold INTERVU preferred stock (other than shares of preferred stock as to which you have perfected your statutory dissenters' rights), you will receive the number of shares of Akamai common stock equal to the number of shares of INTERVU common stock into which these shares of preferred stock were convertible immediately prior to the effective time of the merger multiplied by the 0.5957 exchange ratio.


     The actual market value of a share of Akamai common stock at the effective time of the merger and at the time certificates for those shares are delivered to INTERVU stockholders may be more or less than the value of a share of Akamai common stock at the time the parties determined the number of shares of Akamai common stock that you will receive in exchange for each of your shares of INTERVU stock. You are urged to obtain current market quotations for Akamai common stock. See "Market Price Information" on page 33.


TREATMENT OF INTERVU OPTIONS AND WARRANTS

     When the merger becomes effective, each option, warrant or other right to acquire INTERVU common stock, each of which is referred to in this proxy statement/prospectus as an option, that is outstanding, whether or not exercisable, will become an option to purchase Akamai common stock. Akamai will assume each option in accordance with the terms of the existing INTERVU plans and agreements governing the options and will deliver Akamai common stock upon the exercise of each option. After the merger becomes effective:

          (1) Akamai and its compensation committee will be substituted for INTERVU and the committee of INTERVU's board administering INTERVU's plans;

          (2) each option assumed by Akamai may be exercised only for shares of Akamai common stock or cash, if so provided under the terms of the applicable agreement or INTERVU stock plan;

          (3) the number of shares of Akamai common stock subject to the option will be equal to the number of shares of INTERVU common stock subject to the option immediately before the merger becomes effective multiplied by the 0.5957 exchange ratio; and

          (4) the per share exercise price under each option will be adjusted by dividing it by the 0.5957 exchange ratio and rounding up to the nearest cent.

     Additionally, each option that is an "incentive stock option," as defined by the Internal Revenue Code, will be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

     For information with respect to options held by INTERVU's management, see "The Merger--Interests of Executive Officers and Directors of INTERVU in the Merger" on page 49.

NO FRACTIONAL SHARES

     No fractional shares of Akamai common stock will be issued in connection with the merger. Instead, each INTERVU stockholder will receive cash in an amount equal to the fraction of the share they would have received multiplied by the last sale price of one share of Akamai common stock on the Nasdaq National Market on the last trading day prior to the effective time.

DISSENTERS' RIGHTS

     Holders of INTERVU common stock do not have dissenters' rights with respect to the merger. However, if you hold shares of INTERVU preferred stock, you have dissenters' rights. Under Delaware law, if you do not wish to accept the consideration provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your INTERVU preferred stock. INTERVU STOCKHOLDERS ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST COMPLY WITH THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IN ORDER TO PERFECT THEIR RIGHTS. INTERVU WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY PROCEDURES. A copy of Section 262 is attached to this proxy statement/prospectus as Annex E.

     In view of the complexity of Section 262, INTERVU stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.


     In general, any dissenting stockholder who perfects his or her right to be paid the "fair value" of his or her INTERVU preferred stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "The Merger -- Material United States Federal Income Tax Consequences" on page 52.


EFFECTIVE TIME OF THE MERGER

     Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective on the date and at the time specified in the certificate of merger reflecting the merger to be filed with the Secretary of State for the State of Delaware. Unless Akamai and INTERVU agree otherwise, they will use reasonable efforts to cause the merger to become effective not later than the second business day following the last to occur of:

          (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period); and

          (2) the date on which INTERVU's stockholders approve the merger agreement and the merger.


     Akamai and INTERVU anticipate that the merger will become effective on or about April 20, 2000. However, delays could occur.



     Akamai and INTERVU cannot assure you that the necessary stockholder and regulatory approvals of the merger will be obtained or that other conditions to completion of the merger can or will be satisfied. Either INTERVU's or Akamai's board of directors may terminate the merger agreement if the merger is not completed by August 31, 2000, unless it is not completed because of the breach of the merger agreement by the party seeking termination. See "The Merger Agreement -- Conditions to Completion of the Merger" on page 61 and "The Merger Agreement -- Termination; Expenses and Termination Fees" on page 62.


THE EXCHANGE AGENT

     Promptly after the effective time of the merger, Akamai is required to deposit with the exchange agent the certificates representing the shares of Akamai common stock to be exchanged for shares of INTERVU stock, and cash to pay for fractional shares that holders of INTERVU stock are entitled to receive under the merger agreement.
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EXCHANGE OF CERTIFICATES

     Promptly after the merger is completed, each former INTERVU stockholder will be mailed a letter of transmittal and any other documents required by the exchange agent, and instructions for the exchange of the certificates representing shares of INTERVU common stock and INTERVU preferred stock for certificates representing shares of Akamai common stock.

     You should not send in your certificates until you receive a letter of transmittal and instructions.

     After you surrender to the exchange agent certificates for INTERVU common stock and INTERVU preferred stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Akamai common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Akamai common stock (without interest), if any. Akamai will not be obligated to deliver the consideration to you, as a former INTERVU stockholder, until you have surrendered your INTERVU stock certificates.

     Whenever a dividend or other distribution is declared by Akamai on Akamai common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Akamai common stock that may be issued in the merger. However, Akamai will not pay any dividend or other distribution to any former INTERVU stockholder who has not surrendered his or her INTERVU stock certificate until the holder surrenders the certificate. If any INTERVU stockholder's stock certificate has been lost, stolen, or destroyed, the exchange agent will issue the shares of Akamai common stock and any cash in lieu of fractional shares upon the stockholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed by the stockholder of record and the posting of a bond in such amount as Akamai may reasonably direct as indemnity against any claim that may be made against Akamai with respect to the certificate.

     At the time the merger becomes effective, the stock transfer books of INTERVU will be closed to INTERVU's stockholders and no transfer of shares of INTERVU common stock and INTERVU preferred stock by any stockholder will thereafter be made or recognized. If certificates for shares of INTERVU common stock and INTERVU preferred stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Akamai common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Akamai common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of INTERVU, Akamai and the merger subsidiary. In addition to other matters, the representations relate to each party's:

     - organization, existence, good standing, corporate power and similar corporate matters;

     - capitalization;

     - authorization, execution, delivery, required filings and consents and performance and the enforceability of the merger agreement and related matters;

     - absence of conflicts, violations and defaults under their corporate charters and bylaws and other agreements and documents;

     - filings with the Securities and Exchange Commission;

     - financial statements;

     - absence of undisclosed liabilities;

     - absence of certain changes in their businesses;

     - absence of actions which may jeopardize the tax-free nature of the merger;

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

     - material contracts;

     - intellectual property;

     - environmental matters;

     - litigation; and

     - accuracy of information provided in connection with this proxy statement/prospectus.

COVENANTS


     The merger agreement obligates INTERVU and each of its subsidiaries to conduct its business only in the usual, regular and ordinary course before the merger becomes effective and imposes some limitations on the operations of INTERVU and its subsidiaries. These items generally include agreements by INTERVU not to:



     - amend the certificate of incorporation, by-laws or other governing instruments of INTERVU or any of its subsidiaries;


     - incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 (for INTERVU and its subsidiaries on a consolidated basis) except in the ordinary course of business consistent with past practices;


     - repurchase, redeem or otherwise acquire or exchange directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of INTERVU or any subsidiary or declare or pay any dividend or make any other distribution in respect of INTERVU capital stock, provided that INTERVU will (to the extent legally and contractually permitted to do so) declare and pay regular quarterly cash dividends on the shares of INTERVU Series H preferred stock in accordance with its certificate of incorporation;


     - with some exceptions set forth in the merger agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any agreement to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of INTERVU common stock or the capital stock of any subsidiary, or any stock appreciation rights, options, warrants, or other equity rights;

     - adjust, split, combine or reclassify any capital stock of INTERVU or any subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of INTERVU common stock other than in the ordinary course of business for reasonable and adequate consideration;

     - transfer or license to any person or entity other than INTERVU or a wholly owned subsidiary of INTERVU or otherwise extend, amend or modify in any material respect any rights to material intellectual property other than in the ordinary course of business, or enter into grants to future intellectual property rights, other than in the ordinary course of business consistent with past practice or as may be required by applicable law;

     - except for investments that are consistent with INTERVU's investment policies, purchase any securities or make any material investment;

     - except in accordance with past practices and with some exceptions, grant any increase in compensation or benefits to the employees or officers of INTERVU or any subsidiary;

     - with some exceptions, enter into or amend any employment contract between INTERVU or any of its subsidiaries and any person at any time on or after the effective time of the merger;

     - except as required to comply with applicable law, adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of INTERVU or any subsidiary;

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

     - make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

     - commence any litigation other than in accordance with past practice, settle any litigation involving any liability of INTERVU or any subsidiary for material money damages or in a matter that would place restrictions upon the operations of INTERVU or any subsidiary; or

     - except in the ordinary course of business, enter into, modify, amend or terminate any material contract to which INTERVU or any subsidiary is a party or waive, release, compromise or assign any material rights or claims.

     Akamai and INTERVU have also agreed not to take any action that would (1) materially adversely affect their ability to obtain any consents required for the merger or (2) materially adversely affect their ability to perform their covenants and agreements under the merger agreement.

     Until the merger agreement is terminated, INTERVU has agreed that neither it nor any of its subsidiaries, through any officer, director, employee, financial advisor, representative or agent, will directly or indirectly solicit, initiate, encourage or knowingly facilitate any inquiry or proposal that might lead to an acquisition proposal.

     However, in the event that INTERVU does not solicit but nonetheless receives a bona fide acquisition proposal, then INTERVU or its board of directors may (1) withdraw, qualify or modify its recommendation that stockholders vote in favor of the merger with Akamai, (2) engage in negotiations with and provide non-public information to the person or entity making such an acquisition proposal, or (3) recommend the acquisition proposal to the INTERVU stockholders, but only if:

     - the INTERVU stockholders have not approved the merger agreement at a stockholders' meeting;

     - the INTERVU board believes in good faith that such an acquisition is reasonably capable of being completed on the terms proposed and would be more favorable to the INTERVU stockholders than the proposed merger with Akamai;

     - the INTERVU board, after consulting with outside legal counsel, determines in good faith that such action is necessary for it to comply with its fiduciary duties to the INTERVU stockholders;

     - prior to engaging in negotiations with or providing non-public information to any person or entity making an acquisition proposal, the INTERVU board has received an executed confidentiality agreement with terms no less favorable to such party than those contained in the confidentiality agreement with Akamai; and

     - prior to providing any information or data to any person or entity making an acquisition proposal or withdrawing, qualifying or, modifying its recommendation, INTERVU has provided written notice to Akamai of such inquiries, proposals and any information requested (including the name of such person or entity and the material terms and conditions of any inquiry, proposal or offer) at least five business days before taking any such action and giving Akamai a reasonable opportunity to make adjustments to the terms and conditions of the merger agreement that would allow the INTERVU board to proceed with its recommendation in favor of the merger agreement and the merger to the INTERVU stockholders.

     Additionally, INTERVU may comply with the Securities and Exchange Commission's tender offer requirements respecting any acquisition proposal.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

     The merger agreement provides that, after the completion of the merger, all rights of indemnification and advancement of expenses and similar rights existing in favor of present and former officers, directors, employees and agents of INTERVU shall survive the merger and continue for six years from the effective

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

time. The merger agreement also provides that, for three years after the completion of the merger, Akamai will either:

     - maintain the directors' and officers' liability insurance of at least the same coverage currently maintained by INTERVU; or

     - with the consent of INTERVU obtain any other directors' and officers' liability policy.

     Akamai is not required to pay premiums in excess of 150% of the annual amount INTERVU currently pays for the insurance.

NONCOMPETITION AGREEMENTS

     The merger agreement provides that INTERVU will use its best efforts to assist Akamai in obtaining noncompetition agreements from some of the executive officers of INTERVU.

CONDITIONS TO COMPLETION OF THE MERGER

     Akamai and INTERVU are required to complete the merger only after the satisfaction of various conditions. These conditions include:

     - the holders of more than a majority of the voting power of the outstanding shares of INTERVU common stock and INTERVU Series G preferred stock, voting as a single class, must approve the merger agreement and the merger;

     - Akamai and INTERVU must receive the required regulatory approvals;

     - Akamai and INTERVU must receive a written opinion of counsel as to the tax-free nature of the merger;


     - the Securities and Exchange Commission must declare the registration statement registering the shares of Akamai common stock to be issued to INTERVU stockholders in the merger effective under the Securities Act of 1933, as amended;


     - the representations and warranties of INTERVU and Akamai as set forth in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective;

     - INTERVU and Akamai must perform all agreements and comply with all covenants set forth in the merger agreement;

     - Akamai and INTERVU must receive all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on INTERVU or Akamai;

     - the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal; and

     - some other conditions must be satisfied, including the receipt of various certificates from the officers of INTERVU and Akamai.

     We cannot assure you as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before August 31, 2000, the board of directors of either INTERVU or Akamai may terminate the merger agreement and abandon the merger. See "-- Termination; Expenses and Termination Fees."

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

TERMINATION; EXPENSES AND TERMINATION FEES

     TERMINATION

     Akamai and INTERVU can mutually agree to terminate the merger agreement without completing the merger, and either Akamai or INTERVU can terminate the merger agreement upon the occurrence of a number of events, including the following:

     - the other party breaches any material representation, warranty or covenant in the merger agreement and fails to cure the breach within 30 days of receiving notice of the breach and which breach is reasonably likely to have a materially adverse effect on the breaching party;

     - if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the merger agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

     - INTERVU stockholders do not approve the merger at a special meeting of INTERVU stockholders;

     - the merger is not completed by August 31, 2000 provided that the failure to complete the merger is not caused by any breach of the merger agreement by the party electing to terminate; or

     - if any of the conditions to one party's obligation to complete the merger cannot be satisfied or fulfilled by August 31, 2000.

     In addition, Akamai can terminate the merger agreement upon the occurrence of a number of events including:

     - the INTERVU board or any of its authorized committees withdraws, modifies or amends its recommendation (in any manner adverse to Akamai) that the INTERVU stockholders approve and adopt the merger agreement and the merger;

     - the INTERVU board fails to reaffirm its recommendation of the merger agreement and the merger to INTERVU stockholders within 15 business days after Akamai requests that it do so;

     - the INTERVU board or any of its authorized committees approves or recommends that the INTERVU stockholders approve an alternative transaction;

     - INTERVU continues discussions with an entity or person who has made a superior proposal about an acquisition for a period of more than ten business days after receipt of such superior proposal;

     - if an alternative acquisition proposal is made that is publicly disclosed and contains a proposal as to price and INTERVU does not reject the proposal within ten days of the earlier of INTERVU's receipt of the proposal or public disclosure of the proposal; or

     - INTERVU shall have breached its obligations not to solicit alternative proposals.

     EXPENSES

     Akamai and INTERVU will each pay their own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the parties will pay one half of the filing fees and printing costs incurred in connection with the registration statement and this proxy statement/prospectus. Additionally, INTERVU has agreed to pay Akamai a termination fee of $100 million under the circumstances described below if the merger is not completed. The parties have agreed that the total value of any consideration received by Akamai pursuant to the stock option agreement described below and the termination fee shall not exceed $114 million.

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

     TERMINATION FEES

     INTERVU has agreed to pay Akamai a termination fee of $100 million if Akamai terminates the merger agreement upon the occurrence of a number of events, including the following, if they result in Akamai's termination of the merger agreement:

     - the INTERVU board or any of its authorized committees withdraws, modifies or amends its recommendation (in any manner adverse to Akamai) that the INTERVU stockholders approve and adopt the merger agreement and the merger;

     - the INTERVU board fails to reaffirm its recommendation of the merger agreement and the merger to INTERVU stockholders within 15 business days after Akamai requests that it do so;

     - the INTERVU board or any of its authorized committees approves or recommends that the INTERVU stockholders approve an alternative transaction;

     - INTERVU continues discussions with an entity or person who has made a superior proposal about an acquisition for a period of more than ten business days after receipt of such superior proposal;

     - if an alternative acquisition proposal is made that is publicly disclosed and contains a proposal as to price and INTERVU does not reject the proposal within ten days of the earlier of INTERVU's receipt of the proposal or public disclosure of the proposal; or

     - INTERVU shall have breached its obligations not to solicit alternative proposals.

     Additionally, INTERVU must pay the termination fee to Akamai if either party terminates the merger agreement as a result of:

     - the INTERVU stockholders failing to approve the merger agreement and the merger at the INTERVU special meeting following INTERVU's receipt of an alternative acquisition proposal; or

     - Akamai's termination of the merger agreement because the merger had not been completed prior to August 31, 2000, or either party's termination of the merger agreement because of a failure to obtain a necessary regulatory or governmental consent, following a breach by INTERVU of its covenants under the merger agreement after INTERVU receives an alternative acquisition proposal and, in each case, INTERVU enters into a definitive acquisition agreement with any third party within nine months after such termination.

     The parties have agreed that the total value of any consideration received by Akamai pursuant to the termination fee and the stock option agreement described below shall not exceed $114 million.

WAIVER AND AMENDMENT

     To the extent permitted by law, the boards of directors of Akamai and INTERVU may agree in writing to amend the merger agreement, whether before or after INTERVU's stockholders have approved it. However, after the merger agreement and the merger have been approved by the INTERVU stockholders, no amendments may be made that modify the manner or basis of the consideration to be received by the holders of the INTERVU stock without further approval of such stockholders. In addition, before or at the time the merger becomes effective, either INTERVU or Akamai, or both, may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement. In addition, either Akamai or INTERVU may waive any of the conditions precedent to its obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by an authorized officer of INTERVU or Akamai, as the case may be.

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

                                OTHER AGREEMENTS

STOCK OPTION AGREEMENT

     In connection with the merger agreement, Akamai and INTERVU entered into a stock option agreement, dated as of February 6, 2000. The option agreement grants Akamai the right to purchase up to 3,102,592 shares of INTERVU common stock, constituting approximately 19.9% of INTERVU's outstanding common stock, at a price of $117.00 per share, subject to adjustment. Akamai may not exercise this option to acquire more than 19.9% of the outstanding shares of INTERVU common stock. The option becomes exercisable only upon Akamai's termination of the merger agreement because:

     - the INTERVU board or any of its authorized committees withdraws, modifies or amends its recommendation (in any manner adverse to Akamai) that the INTERVU stockholders approve and adopt the merger agreement and the merger;

     - the INTERVU board fails to reaffirm its recommendation of the merger agreement and the merger to INTERVU stockholders within 15 business days after Akamai requests that it do so;

     - the INTERVU board or any of its authorized committees thereof approves or recommends that the INTERVU stockholders approve an alternative transaction;

     - INTERVU continues discussions with an entity or person who has made a superior proposal about an acquisition for a period of more than ten business days after receipt of such superior proposal;

     - if an alternative acquisition proposal is made that is publicly disclosed and contains a proposal as to price and INTERVU does not reject the proposal within ten days of the earlier of INTERVU's receipt of the proposal or public disclosure of the proposal; or

     - INTERVU shall have breached its obligations not to solicit alternative proposals.

     Additionally, the option will become exercisable if either party terminates the merger agreement as a result of:

     - the INTERVU stockholders failing to approve the merger and the merger agreement at the INTERVU special meeting following INTERVU's receipt of an alternative acquisition proposal; or

     - Akamai's termination of the merger agreement because the merger had not been completed prior to August 31, 2000, or either party's termination of the merger agreement because of a failure to obtain a necessary regulatory or governmental consent, following a breach by INTERVU of its covenants under the merger agreement after INTERVU receives an alternative acqusition proposal and, in each case, INTERVU enters into a definitive acquisition agreement with any third party within nine months after such termination.

     Once the option is exercisable, Akamai may exercise the option in whole or in part, at any time or from time to time prior to its termination at the earliest of:

     - the time the merger becomes effective;

     - nine months after the option first becomes exercisable; or

     - termination of the merger agreement unless Akamai has a right to receive the termination fee upon such termination or following such termination upon the occurrence of some events, in which case the option will not terminate until the later of (1) 15 business days following the time the termination fee becomes unconditionally payable and (2) the expiration of the period in which Akamai has such right to receive the termination fee.

     At any time during which the option is exercisable, Akamai has the right to cause INTERVU to repurchase from Akamai all or any portion of the option (to the extent not previously exercised) and the shares of INTERVU common stock that Akamai purchased by exercising the option.

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

     The repurchase price for Akamai's option is the sum of:

     - the aggregate purchase price paid by Akamai for any shares of INTERVU common stock acquired pursuant to the option with respect to which Akamai then has beneficial ownership;

     - the excess, if any, of (a) the applicable price, which is the greater of
       (1) the price per share of INTERVU common stock in connection with any merger, or other business combination transaction, (2) the average of the closing sales prices per share of INTERVU common stock quoted on the Nasdaq National Market for the ten business days preceding the date repurchase is requested or (3) in some instances involving a sale of less than all of INTERVU's assets, the net asset value per share of INTERVU common stock over the purchase price over (b) the per share purchase price of the shares subject to the option multiplied by the number of shares of INTERVU common stock with respect to which the option has not been exercised; and

     - the excess, if any, of the applicable price over the per share purchase price paid by Akamai for shares of INTERVU common stock exercised pursuant to the option multiplied by the number of such shares.

     In the event that INTERVU is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing in full the option or shares of INTERVU common stock as demanded by Akamai, then INTERVU must immediately notify Akamai of the prohibition. In addition, within five business days after each date on which INTERVU is no longer so prohibited, INTERVU must deliver to Akamai that portion of the repurchase price. However, during the prohibition period and so long as INTERVU is using its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable to accomplish such repurchase, Akamai may revoke its notice demanding repurchase, in whole or to the extent of the prohibition.

     INTERVU has agreed to file up to two registration statements within two years following any purchase by Akamai of shares of INTERVU common stock under the option to register the resale by Akamai of those shares under applicable federal and state securities laws.

VOTING AGREEMENTS

     The following INTERVU stockholders who beneficially own an aggregate of 4,155,145 shares of INTERVU common stock entered into stockholder voting agreements with Akamai as an inducement to Akamai to enter into the merger agreement: Harry E. Gruber, INTERVU's Chairman and Chief Executive Officer, Isaac Willis, a member of the INTERVU board, Brian Kenner, INTERVU's Vice President and Chief Technical Officer, and the Westchester Group LLC, a holder of more than five percent of INTERVU's outstanding common stock.

     The voting agreements provide, among other things, that the applicable stockholder will vote in favor of the merger agreement and the merger at any meeting of the INTERVU stockholders called for that purpose and that the applicable stockholder will vote against any merger or acquisition transaction with any other company that may be submitted to the INTERVU stockholders for their consideration. In addition, the stockholders who are parties to the voting agreements have granted irrevocable proxies to Akamai to vote their shares generally in favor of the merger and against any competing transaction. Except for the Westchester Group's right to transfer up to 32,000 shares of its INTERVU common stock, the voting agreements also prohibit these stockholders from disposing of their shares of INTERVU common stock prior to completion of the merger and place some restrictions on these stockholders' abilities to dispose of the shares of Akamai common stock they receive in the merger.

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                             DESCRIPTION OF AKAMAI

BUSINESS

     OVERVIEW

     Akamai provides a global delivery service for Internet content, streaming media and applications that improves Web site speed, quality, reliability and scalability and protects against Web site crashes due to demand overloads. Akamai markets its services to large businesses and other businesses with an Internet focus. Akamai's services deliver Akamai's customers' Web content and applications through a worldwide server network by locating the content and applications geographically closer to users. Using software that is based on Akamai's proprietary mathematical formulas, or algorithms, Akamai monitors Internet traffic patterns and delivers its customers' content and applications by the most efficient route available. Akamai's services are easy to implement and do not require its customers or their Web site visitors to make any hardware or software modifications. Using Akamai's services, its customers have been able to more than double the speed at which they deliver content to their users and, in some instances, have been able to improve speeds by ten times or more.

     Akamai's technology originated from research that its founders began developing at the Massachusetts Institute of Technology in 1995. In April 1999, Akamai introduced commercially its services for delivery of Internet content. As of February 1, 2000, Akamai has deployed more than 2,000 servers in over 40 countries across more than 100 different telecommunications networks. Akamai's customers comprise over 227 of the Web's most popular properties incorporating over 100 leading e-commerce companies, including Adforce, Apple Computer, Blockbuster, CBS Corporation, CNN Interactive, Discovery Channel Online, GO Network, IBM, Lands' End, Martha Stewart Omnimedia, The Motley Fool, MTV Networks Online, Nasdaq, NBC Interactive, Nike, Reuters, Time, Inc., Williams-Sonoma and Yahoo!.

     INDUSTRY BACKGROUND

     The Internet has emerged as a global medium for commerce and communications. International Data Corporation estimates that there are currently over 200 million users of the Internet worldwide and that the number of users will grow to one billion by 2005. The growth in the number of users, together with the wealth of content and information available on the Internet, have led to sharp increases in the daily traffic volume of Web sites. Media Metrix estimated that the number of unique visitors to the top 25 Web sites increased from 330 million in June 1999 to 398 million in December 1999.

     The ability of a Web site to attract users is in part based on the richness of its content and the usefulness and customization of its applications. Increasingly, Web site owners want to enhance their content by adding graphics, such as photographs, images and logos, as well as deploying newer technologies, such as video and audio streaming, animation and software downloads. Application services and features such as profiling, log analysis, transaction processing, customized ad insertion and content transformation are becoming essential to attracting users to Web sites. While richer content, application services and features attract more visitors, they also place increasing demands on the Web site to deliver content and applications quickly and reliably. As a result, Web site owners frequently elect to constrain the amount of rich content and applications on their Web sites, thus sacrificing the user experience to maintain acceptable performance levels.

     The Internet was not originally designed to provide a rich multimedia environment for individual Web site visitors. Since its origins as a United States Department of Defense research project, the Internet has evolved into an aggregation of many networks, each developed and managed by different telecommunications service providers. As a result, the Internet, unaided, lacks the ability to manage traffic between disparate networks to find the optimal route to deliver content. Congestion or transmission blockages significantly delay the information reaching the user. The storage of Web site information in central locations further complicates Internet content delivery. As the volume of information requested on a Web site increases, large quantities of repetitive data traverse the Internet from that central location.

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     The combination of richer content and customized feature-rich applications with increasing volumes of Web site visitors can lengthen significantly the time required for a user to download information from a site and may cause the site to crash. These performance problems are exacerbated during peak demand times, such as a breaking news event, the release of an on-line movie trailer, the first day of ticket sales for a hit film, an on-line special event or a new software release. Because it is typically not cost-effective for a Web site to design its infrastructure to handle relatively infrequent periods of "flash" or sudden demand, periods of peak network traffic and surges in traffic volumes often overwhelm the capacity of the site, causing long delays or complete site outages. Delays and site crashes often cause user frustration and disappointment. Jupiter Communications found that in June 1999, if response times at a particular Web site did not meet Internet users' expectations, 37% of those users visited a substitute Web site to meet their needs.

     While various products and services have been developed to address performance problems, they generally do not address the fundamental architectural limitations of the Internet. For example, caching is a hardware and/or software solution sold to Internet service providers to help them improve network performance by placing electronic copies of selected Internet content on geographically distributed servers on their own network. Caching is not, however, designed to address the needs of Web site owners, and in particular to deliver their content with high performance and reliability across the multiple networks that comprise the Internet. Outsourcing Web server management to hosting companies enables Web sites to add server capacity as needed and increase server reliability. However, hosting does not address the transmission disruption problems that can arise as data leaves the hosting company's servers and traverses the public network to the user nor does it handle unexpected flash crowds due to the time required to order and configure additional servers. Broadband services are being deployed to increase the speed of a user's connection to the Internet, addressing the problems that occur in what is commonly known as the "last mile." While these services increase bandwidth in the last mile, they do not address the content delivery problems that occur when congestion overwhelms a Web site or specific points across the Internet. However, broadband connections do increase user expectations about their Internet experience, driving further demand for Akamai's services.

     To serve the increasing volumes of traffic on the Internet and, at the same time, enhance the user experience with increased graphic, video and audio content and application services, Web sites require content delivery services that can provide rich content to users, enhance Web site response times, improve streaming media quality, and avoid delays and outages caused by peak demand and public network congestion. These services must be not only fast, reliable and easy to implement, but also capable of delivering rich content, streaming media and applications that are continually updated. In addition, these services may be cost-effective to the customer only if they do not require significant capital or labor expenditures and can be implemented at a cost that is based on actual usage.

     THE AKAMAI SOLUTION

     Akamai provides content, streaming media and applications delivery services that allow Web sites to accelerate the delivery of rich content and applications to Internet users, improve reliability and handle peak crowds. To use Akamai's services, customers identify and tag portions of their Web site content and applications that require significant amounts of bandwidth, such as advertising banners, icons, graphics, video and audio streaming, interactive presentations and software downloads. These tagged items are delivered over Akamai's server network. When users request these types of content and applications, Akamai's technology routes the request to the server that is best able to deliver the content most quickly based on the geographic proximity, performance and congestion of all available servers on its network. Akamai's network has the following capabilities:

     - Real-time Internet monitoring, which enables Akamai's servers to monitor in real-time the performance of its network and communicate the information to other servers in its network;

     - Dynamic server load management, which enables each server to react to Internet and server congestion, overloads and outages and respond by rerouting traffic around problems; and

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     - Internet user connection management, which enables each server to map the geographic location of users so that content is delivered to each user from Akamai's most efficient server.

These capabilities enable Akamai's global network to provide delivery of Web content through the optimal route without relying on any central point of control.

     The key benefits of Akamai's solutions include:

          Faster Content and Applications Delivery. FreeFlow can more than double the speed at which Web sites can deliver Web content to Internet users and, in some cases, has improved speeds by ten times or more. In addition, by using Akamai's services, customers can deliver more graphics, video, audio, animation, software downloads and other rich content without compromising the performance of their Web sites. The ability to improve the speed of a Web site and increase the use of rich content can result in an enhanced user experience and longer Web site visits, which can translate into greater advertising and e-commerce revenue for Akamai's customers.

          Superior Reliability. The technologies underlying Akamai's services enable Akamai to monitor the performance of its global network 24 hours a day, seven days a week, 365 days a year. Akamai routes traffic around network bottlenecks or outages, delivering content and applications in an optimal manner while avoiding delays and downtime.

          Higher Quality. Akamai's patent-pending technology reduces the choppiness and frequently interrupted nature of streaming audio and video by ensuring packets do not get lost enroute to end users. In some cases Akamai's packet loss has dropped to zero, resulting in higher quality streaming than previously possible.

          Peak Demand Protection. Traditional Web site architectures support a finite number of users. It is costly to upgrade Web sites to accommodate sporadic peak demand. Akamai's services enable a customer to use the extensive capacity of Akamai's global server network and thus eliminate the need for a Web site to incur significant capital or labor expenditures to design an infrastructure to handle peak demand.

          Global Reach. Akamai has implemented its services on its global network of over 2,000 servers deployed in 40 countries across more than 100 telecommunications networks.

          Compelling Cost Proposition. Akamai's customers can use its services without any up-front investment in hardware or software. Akamai offers its services under pay-for-use contracts based on the amount of Internet content delivered. To further reduce costs, Akamai's customers receive volume discounts as their usage increases. Akamai thus provides its customers with a scalable approach to content delivery without the capital investment and increasing cost per user typically associated with equipment-based alternatives.

          Ease of Implementation and Compatibility. Through Akamai's easy-to-use Launcher software, which is provided in five computer languages and is integrated in leading content management software from companies like Vignette and Blue Martini, Akamai's customers can quickly tag the objects to be delivered over its network and begin to implement its services. Customers can continuously update or modify their Web site content without affecting site performance.

     STRATEGY

     Akamai's goal is to capitalize on its proprietary technology and leading market position to establish a new industry standard for the delivery of all types of Web content, streaming media and applications to Internet users. To accomplish this goal, Akamai is pursuing a strategy built on the following initiatives:

          Target Leading Web Sites Across a Broad Spectrum of Internet Categories. Akamai commercially introduced its services in April 1999 and has attracted as customers six of the world's top ten most heavily trafficked Web properties, as reported by both Nielsen Netratings and Media Metrix for January 2000. Akamai is seeking to further extend its penetration into leading Web sites across a

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     broad spectrum of Internet categories, including media, entertainment, financial services and e-commerce. Akamai is expanding its direct and indirect sales force to target Web sites in these categories. Akamai has established an Alliance Partner Program with leading Web developers, systems integrators and Web-focused application vendors. Through this program, Akamai's alliance partners offer Akamai's content delivery services to their customers. In addition, Akamai has appointed four premier Web hosting companies and commerce service providers, Digex, Frontier GlobalCenter, IBM and Navisite, as non-exclusive resellers to market, resell and support Akamai services to their customers and potential customers within the United States.

          Further Expand and Enhance Our Worldwide Network. Akamai plans to continue to expand its network to increase capacity and improve performance. By adding servers and networks, Akamai can increase the number of routes through which it can deliver Web content and thus shorten the distance between its servers and Internet users. Akamai has a three-part strategy for expanding its network. First, Akamai is placing its servers in data centers served by Internet service providers that provide it with bandwidth to deliver content from its servers to Internet users. Second, through its Akamai Accelerated Network program, Akamai provides use of its servers to smaller Internet service providers who, in turn, provide it with rack space for its servers and bandwidth to deliver content. Finally, Akamai is enhancing its network by integrating its technology with network third-party infrastructure products such as routers, switches and caches, to facilitate implementation of its services.


          Establish Akamai as a Leading Brand for Content, Streaming Media and Applications Delivery. Akamai plans to continue to focus its marketing efforts to establish itself as the industry leader for providing Internet content, streaming media and applications delivery services. Akamai intends to continue to promote its brand to create strong penetration among all top Internet content providers. Akamai believes that this strong brand awareness, combined with its existing global network of servers and customer base, will help to enhance its competitive advantage in its market.


          Extend Akamai's World-Class Technology Leadership. Akamai believes that it has established a reputation as a technological leader in Internet content and applications delivery. Akamai plans to continue to enhance its current technologies and develop new technologies that can improve the performance and reliability of its network and expand the features and benefits that it can offer through its services. Akamai intends to leverage its technology to introduce innovative services and products that take advantage of its worldwide network and its distributed computing services capacity. To maintain its technological leadership, Akamai plans to continue to invest significant time and resources in recruiting computer scientists, engineers and software developers with expertise in the areas of mathematics, computer science and networking. Akamai also actively participates in the development and promotion of Internet industry standards.

          Leverage Our Services Model. Akamai has created a business model that generates a stream of recurring revenues, while maintaining relatively low capital and bandwidth costs. Akamai believes that it can maintain relatively low capital costs because its services are based on software that runs on low cost, off-the-shelf servers and use the existing network infrastructure of telecommunications providers instead of building its own terrestrial- or satellite-based network infrastructure. In addition, Akamai believes that it can maintain relatively low bandwidth costs because it buys in large volumes and its costs are based primarily on usage levels. Akamai's recurring revenue model is based on offering services to its customers that provide for payment based on the amount of Internet content delivered through its services. As a result, Akamai's revenue base has the potential to grow as the number of Internet users increases, as those users access the Internet more often and for longer periods, and as more Web sites incorporate richer content and applications. Akamai believes that the relatively low capital costs required to build and maintain its network, together with the relatively low costs that it will be required to pay for bandwidth used on its network, should enable it to leverage this recurring revenue base.

          Build Strategic Alliances to Strengthen Market Position. Akamai intends to continue to develop strategic alliances with other Internet-related companies to accelerate market acceptance of its

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     services and expand and enhance its global network. To date, Akamai has entered into three major strategic alliances. Effective as of April 1, 1999, Akamai entered into a strategic alliance with Apple Computer to integrate Apple's QuickTime TV network, QuickTime 4 Player and QuickTime Streaming Server with Akamai's global Internet content delivery service. In August 1999, Akamai entered into a strategic alliance with Cisco Systems to, among other things, integrate Akamai technology with Cisco's networking products. In September 1999, Akamai entered into a strategic alliance with Microsoft Corporation to, among other things, integrate Microsoft's streaming media and Windows Server operating systems technologies into the Akamai network. Akamai will continue to pursue select relationships with other Internet technology providers, Internet hosting companies, Internet service providers, network providers, Web site developers and systems integrators. Akamai believes these relationships will accelerate the proliferation of its technology and services, increase its brand recognition and improve access to its target customer base.

     AKAMAI SERVICES

     FreeFlow

     Akamai's FreeFlow service provides for the delivery of Web site content to Internet users. When implementing Akamai's FreeFlow service, its customers select bandwidth intensive portions of their Web sites, such as complex graphics, advertisements, logos, software downloads and pictures, which are delivered to users over Akamai's network. FreeFlow service customers pay only for the Internet content delivered through Akamai's service. Monthly usage charges are based on megabits per second of content delivered. Customers commit to pay for a minimum usage level over a fixed contract term, and pay additional fees when usage exceeds this commitment. Monthly prices currently begin at $1,995 per megabit per second, with discounts available for volume usage.

     This FreeFlow service is backed by a proof-of-performance guarantee. Through Akamai's guarantee it promises that:

     - Akamai's service will be available to deliver content 24 hours a day, seven days a week, 365 days a year;

     - Akamai's service will deliver content faster than the customer can do it without Akamai's service; and

     - if Akamai fails to deliver on either of these two promises on any day, the customer does not pay for the service for that day.

     FreeFlow Streaming

     Akamai's FreeFlow Streaming service provides for the delivery of streaming audio and video content to Internet users over the Internet. Streaming media is Internet content in the form of audio and/or video that a user can access and play while downloading it from a content provider.

     Streaming content can be delivered in three forms:

     - on-demand -- which means that the user can view and/or listen to the file at any time, similar to a videotape in a VCR;

     - events -- which means that the user can only view and/or listen to the file at a set time, similar to television; or

     - Webcast -- which means that the user views and/or listens to a continuous live broadcast program, similar to a daily line-up of programs on a television network or ongoing radio broadcast, as it occurs.


     FreeFlow Streaming supports all three forms of streaming content. Akamai's FreeFlow Streaming service is designed to allow the user to enjoy enhanced video/audio quality, scalability and reliability. The primary pricing model for Akamai's FreeFlow Streaming service is based on megabytes of content


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delivered. Customers commit to pay for a minimum usage level over a fixed contract term, and pay additional fees when usage exceeds the commitment. The pricing is scaled, so that a customer who commits to a higher level of monthly usage will pay lower amount of money per megabyte delivered.

     As a result of its February 2000 acquisition of Network24, Akamai also offers a set of applications for developing and delivering interactive media broadcasts, including audio and video streaming. This set of applications enables Web site owners to create customized programs of audio and video content, synchronized PowerPoint presentations, audience polling, and eCommerce capabilities in a format designed to engage users in an interactive way. This set of applications can be used for product rollout presentations, seminars, corporate earnings calls, distance learning, interactive entertainment and other applications.

     EdgeAdvantage

     EdgeAdvantage is an integrated platform of Akamai's core technologies and network infrastructure service used to offer Akamai's FreeFlow and FreeFlow Streaming services, sometimes combined with third party tools and applications. Akamai and its partners intend to use this platform to introduce a range of value added services and applications to be used by Akamai's customers.

     Akamai believes that EdgeAdvantage will benefit its customers in two ways. First, the EdgeAdvantage platform streamlines the deployment of applications to be delivered through the Akamai network. Second, the speed and reliability of applications delivered through the Akamai network will be improved. Examples of Internet-based applications include personalization of content, dynamic ad insertion, support for bandwidth-agile content, content transformation and other common Web applications.

     TECHNOLOGY

     Akamai's services incorporate the following technologies:

          URLs. Akamai's technology changes the way in which content on a Web page is delivered to an Internet user without interrupting the normal data flow. Normally, when a user clicks on any Web page, the Web site returns a Hypertext Markup Language, or HTML, text file containing text and formatting instructions which the browser uses to display the page. This text file also contains the Universal Resource Locators, or URLs, of non-text objects on the page, such as photographs, banner advertisements, graphics and software downloads.

          Akamai's customers identify which of their Web objects are to be delivered over Akamai's network. The customer then runs a software utility provided by Akamai, called Launcher, which searches for the URLs of the selected objects and tags them with a special code. This modification transforms each URL for content to be delivered over Akamai's network into an "ARL," or Akamai Resource Locator. The result is that when a user's browser downloads an HTML file containing ARLs of Web objects for that page, the browser is automatically pointed to Akamai's network to retrieve those objects. Akamai's process does not require any modification to the browser or other personal computer configuration changes. While Akamai can serve the HTML as well as the objects embedded in it, Akamai's customers typically choose to serve the HTML themselves to maintain direct contact with the user. Thus, even while users are receiving content from Akamai's servers, Akamai's customers can continue to count Web site visitors, track user demographics and dynamically assemble Web page content, including the insertion of targeted advertising and other personalized content.

          Domain Name Servers. The Internet relies on a distributed hierarchical database, called the Domain Name System, or DNS, to translate Web site names into numerical Internet Protocol, or IP, addresses. Akamai employs tiers of DNS, or name, servers that interact seamlessly with the Internet's standard DNS servers and intelligently direct a user's request for Web site content or applications toward the most efficient Akamai server to deliver the requested content or applications. When an Internet user requests a page containing content to be delivered over Akamai's network, the user's browser asks a Domain Name Server to find an IP address for the Akamai network. The DNS

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     automatically directs the query to one of Akamai's top-level DNS servers rather than to the central Web site. The Akamai top-level DNS servers use proprietary mapping software to determine the approximate location of the user in the Internet. The top-level DNS server then refers the user's request to an Akamai low-level DNS server that is responsible for traffic near the user. The low-level DNS server then answers with the IP addresses of a group, or "region," of Akamai servers that can deliver the desired content to the user most quickly and reliably based on the geographic proximity, load and availability of all servers on the network. The low-level DNS servers use up-to-the-second information about Internet and server conditions to make the best routing decision for each user.

          Server Load Management. Akamai's servers first determine the optimal region for serving content to a user at a given moment. Akamai uses proprietary algorithms to then balance the loads of all servers within each region and ensure that objects reside in the minimum number of servers required to deliver optimal performance.

          Real-Time Monitoring. Akamai performs real-time monitoring of its own servers and of the Internet to make certain that content is delivered to users with the best performance and reliability. A key design principle of Akamai's system is the use of distributed control. Therefore, if any computer, data center or portion of the Internet fails, the Akamai services will continue operating.

     Akamai constantly monitors the performance of connections between various locations around the Internet and Akamai's regions. Akamai uses numerous types of network information to determine the performance of these connections. The result is a "map" of the optimal Akamai region for each location at that point in time. Akamai rebuilds this map periodically to reflect changing conditions.

     Real-time monitoring also ensures reliability. A region is suspended if the data center in which Akamai's servers are located fails or is performing poorly. However, even when this disruption occurs, the FreeFlow service continues to function. To ensure fault tolerance, Akamai deploys back-up low-level DNS servers in each region that physically reside in separate data centers. These back-up DNS servers automatically direct users to servers in alternate regions unaffected by the remote outage.

     To ensure reliability against the failure of an individual server, each server is assigned a "buddy" server within a region. Buddy servers query one another every second to sense all failures. If a server's buddy does not respond to a query, that server takes over its buddy's IP address and serves all content requested of the buddy.

     STRATEGIC ALLIANCES

     Akamai has strategic alliances with Apple Computer, Cisco Systems and Microsoft Corporation and intends to enter into additional strategic alliances with leading technology companies to accelerate market acceptance of its services and to expand and enhance its global network. Akamai believes strategic alliances can accelerate market acceptance of its technology and services, increase its brand recognition and improve access to its target customer base.

     Apple Computer

     Akamai entered into a strategic alliance with Apple Computer effective as of April 1, 1999 to improve the delivery of streaming media over the Internet. Under the agreement, Akamai integrated its global Internet content delivery service and Apple Computer's QuickTime TV network, QuickTime 4 Player and QuickTime Streaming Server. The combined technologies are designed to give Apple Macintosh and Microsoft Windows users worldwide access to fast, reliable, high-resolution streaming services through e-commerce, media and other Web sites.

     Under the terms of the strategic alliance, Apple Computer has purchased Akamai's FreeFlow and FreeFlow Streaming services and Akamai has agreed to be the exclusive network provider to Apple Computer for QuickTime TV, a service provided by Apple Computer for transmitting over the Internet live streams of Web content and video-on-demand in QuickTime format. Akamai has also agreed to cause its network to meet minimum capacity levels to support streaming media. Apple Computer has designated
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Akamai as the preferred network provider to Apple Computer customers developing streaming QuickTime content. To date, over two million streams of QuickTime content have been delivered over Akamai's network.

     The term of Akamai's strategic alliance agreement with Apple Computer extends through April 2001. Akamai has agreed on the fees to be paid by Apple Computer for Akamai's services through the first 18 months of the agreement. Thereafter, Akamai will negotiate with Apple Computer the fees for Akamai's services for the remainder of the term of the agreement. Apple Computer has agreed to pay to Akamai minimum aggregate fees of $12.54 million under the agreement. The minimum fees are based in part on Apple Computer continuing to provide QuickTime TV. If Apple Computer ceases to provide QuickTime TV for any reason, the minimum fees to be paid by Apple Computer under the agreement may, at Apple Computer's option, be reduced by up to 50% of the amount of Akamai's services purchased by Apple Computer for QuickTime TV in the immediately preceding 12-month period. Minimum fees owed by Apple Computer will also be reduced by fees paid by third parties directly to Akamai for distribution of QuickTime TV.

     Sales to Apple Computer were approximately $882,981, or 22.2% of revenue, for the year ended December 31, 1999. Akamai expects that sales to Apple Computer as a percentage of total sales will decrease but that during calendar year 2000 sales to Apple Computer will continue to represent a significant portion of its revenue.

     Cisco Systems

     In August 1999, Akamai entered into a strategic alliance with Cisco Systems to enhance and jointly develop new content routing, switching and caching technologies to improve the performance of Internet content delivery. Under the strategic alliance, Cisco and Akamai are engaged in ongoing discussions to jointly develop protocols and algorithms designed to enhance content-based routing and switching technologies within Cisco's infrastructure to optimize Akamai's Internet content delivery service. In addition, Cisco has agreed to integrate Akamai's Internet content delivery technology into its networking technology. Akamai has also agreed to explore new technologies to enable next-generation switching designed to dynamically adapt to changing network conditions. Under the agreement, each of Akamai and Cisco has also agreed to joint marketing arrangements, including the promotion to its customers of the use of the other's products and services, whenever commercially reasonable.

     Microsoft Corporation

     In September 1999, Akamai entered into a strategic alliance with Microsoft Corporation to integrate Microsoft technologies into the Akamai network. As part of the agreement, Akamai has integrated Microsoft Windows Media(TM) technologies with Akamai's global Internet content delivery service, and Akamai is creating a version of its software to support its FreeFlow service that works on Microsoft Windows Server. In addition, Microsoft's Streaming Media Division has agreed to become one of Akamai's Internet content delivery service customers.

     Under the terms of Akamai's agreement with Microsoft, Akamai has agreed to modify its server software to operate on the Microsoft Windows Server operating systems platform and to support Microsoft's streaming media format. In addition, Akamai will explore with Microsoft other possible integration and support opportunities.

     Microsoft has agreed to pre-pay Akamai fees totaling $1,000,000 for services that Akamai will provide.

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     CUSTOMERS

     Akamai began the introduction of its services commercially in April 1999. Akamai's customer base spans a broad spectrum of Internet categories. The following is a representative list of Akamai's customers.


INTERNET-CENTRIC                        E-COMMERCE
About.com                               BlueFly
Adforce                                 Cooking.com
Citysearch/Ticketmaster                 Furniture.com
GO Network                              Hard Rock Hotel
iVillage                                HomePortfolio.com
Looksmart                               JC Penney
Lycos                                   Nike.com
Monster.com                             VerticalNet
Space.com                               Wrenchead.com
Yahoo!                                  Wine.com
MEDIA, ENTERTAINMENT & TECHNOLOGY       FINANCIAL SERVICES
Apple Computer                          CCBN
Artisan Entertainment                   DLJ
CBS                                     Gomez.com
CNN Interactive                         Morgan Stanley Dean Witter
Discovery Channel Online                The Motley Fool
Internet Broadcasting Systems           Nasdaq
MTVN                                    Red Herring
NBC Interactive
The Washington Post



     Sales to these customers represented more than 59.8% of Akamai's revenue for the year ended December 31, 1999. As of February 1, 2000, Akamai had over 227 customers. Sales to Apple Computer and Yahoo!, represented 22% and 13%, respectively, of Akamai's total revenue for the year ended December 31, 1999.



     The following case studies illustrate how some of Akamai's customers are using its services.


     Apple Computer

     Apple Computer chose Akamai as its exclusive network provider for the launch of Quicktime TV (QTV) to build a global network that delivers high quality streaming video and audio over the Internet. Apple Computer has also used Akamai's global network to deliver copies of QuickTime and Mac(R) OS 8.6 software upgrades as well as the Star Wars: Episode I The Phantom Menace movie trailer to Apple Computer customers around the world. Apple Computer streamed its QuickTime Live Conference and used Akamai for the delivery of over two million streams. Most recently, Apple Computer has announced that Akamai will deliver all four FoxSports channels on Apple Computer QTV.

     Yahoo!

     Yahoo! is one of the most visited Web sites on the Internet. In the second quarter of 1999, Yahoo! began broad use of Akamai's FreeFlow service for fast and reliable delivery of various images and Web site content, including banner advertisements and logos. Yahoo! moved the majority of its advertising banners onto Akamai's network after tests conducted using diagnostics from Keynote Systems indicated Akamai's service improved Yahoo!'s performance by more than 50%.

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     LookSmart


     As a leading Web directory, LookSmart provides search results across more than one million unique URLs and over 70,000 individual categories. Looksmart is dedicated to improving Web site performance and views Akamai as a major contributor in this area. Since June 1999, the average download time for a typical LookSmart Web page has been cut in half. LookSmart, which has now implemented Akamai's services, relies on Akamai as a key component for maintaining Web site speed and reliability for its growing end user base.


     The Motley Fool


     The Motley Fool is a leading online forum designed to give to readers financial advice that they can understand and to discuss ways to make investment and personal financial decisions. The Motley Fool has been using Akamai's services since May 1999 and has experienced faster Web download times for its customers based on a report by Keynote Systems. The Motley Fool is aimed at educating, amusing and enriching the individual investor, and has been able to off load approximately 90% of its site's content to the servers from Akamai's network. In the month of August 1999, Akamai served 260 million hits for The Motley Fool's Web site enabling the Web site to decrease its bandwidth requirements on servers, switches, load balancers and routers.


     eBags

     eBags, the world's largest retailer of bags and accessories for business, sports and travel, chose Akamai to deliver their content. Akamai currently serves all of eBags' 18,000 photographic images, which have an average file size of 24 kilobytes. Since implementing the Akamai solution, page views have increased by at least one additional page view per customer. In addition, since implementing the Akamai solution, the percentage of visitors who purchase merchandise online has grown by 0.25 to 0.50% and the abandonment rate had decreased by 10 to 15%.

     SALES, SERVICE AND MARKETING


     Akamai currently sells its services primarily through a direct sales force. Akamai's plan is to continue to pursue heavily trafficked Web sites through its direct sales force and to penetrate other markets through its reseller program and other indirect distribution channels. As of February 11, 2000, Akamai had 136 employees in its sales and distribution organization, of whom 44 are in direct sales. Currently Akamai's sales force is actively targeting both domestic and international companies, focusing on Web sites that have the greatest number of visitors, Fortune 100 companies and other companies with large operations worldwide.


     In January 2000, Akamai established its new European headquarters based in Munich, Germany, with offices in Paris, France and London, England. According to a December 1999 forecast from Forrester Research, Europe will sustain eCommerce growth of more than 100% per year until 2003, and according to Jupiter Communications, the European eCommerce market will reach $18 billion during that same time period. As of February 11, 2000, Akamai had three employees in its European direct sales force.

     In addition to its direct sales efforts, Akamai has implemented an Alliance Partner Program with Web developers, systems integrators and Web-focused application vendors and a Reseller program with Web hosting companies, system integration firms and commerce service providers. Akamai encourages its alliance partners to recommend the Akamai solution to their customers as part of their design, integration and consulting work for those customers. As of February 11, 2000, Akamai had three employees in its Alliance Partner program group and six employees in its Reseller program group.

     Akamai's technical consulting group directly supports its sales and distribution efforts by providing technical consulting and integration assistance to Akamai's current and prospective customers. As of February 11, 2000, Akamai had 24 employees in its technical consulting group.

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     Akamai believes that a high level of customer service and support is critical to the successful marketing and sale of its products and services. Akamai is building a comprehensive service and support organization to meet the needs of its customers. As of February 11, 2000, Akamai had 17 employees in its customer service and support organization and 22 employees in its account management organization. Akamai is seeking to hire additional customer service and support personnel as its customer base grows and as it introduces new products and services.


     To support its sales efforts and actively promote the Akamai brand name, Akamai conducts comprehensive marketing programs. Akamai's marketing strategies include an active public relations campaign, print advertisements, online advertisements, trade shows, strategic partnerships and on-going customer communications programs. Akamai participates in a variety of Internet, computer and financial industry conferences. As of February 11, 2000, Akamai had 33 employees in its marketing organization.


     NETWORK ALLIANCES

     As of February 1, 2000, Akamai's network was comprised of over 2000 servers in 40 countries across more than 100 telecommunication networks. Telecommunications networks with which Akamai has formed alliances include:
AboveNet Communications, AOL, AT&T, AUCS Communications Services, Belgacom Skynet, BT plc, CPRMarconi, Digex, EasyNet France, eircomm, Exodus Communications, GTE Internetworking, Hellas OnLine, Helsinki Telephone Corporation, interNode networks, Korea Telecom, Level 3 Communications, OzEmail Limited, Pacific Internet, Primus Telecommunications Group, PSINet, QS Communications AG, Road Runner, Soros Foundation Hungary -- C3, Telecom Italia, Teleglobe, Telenor, Telenordia, Telia, Unisource, UUNET Technologies, Verio, VisiNet and WonderNet.

     Most of Akamai's servers are currently deployed in data centers served by major domestic and international Internet service providers. These Internet service providers provide bandwidth to deliver content from Akamai's servers to Internet users.

     Akamai also deploys its servers at smaller and medium-sized domestic and international Internet service providers through its Akamai Accelerated Network program. Under this program, Akamai offers use of its servers to Internet service providers. In exchange, Akamai typically does not pay for rack space to house its servers or bandwidth to deliver content from its servers to Internet users. By hosting Akamai servers, Internet service providers obtain access to popular content from the Internet that is served from the Akamai network. As a result, when this content is requested by a user, the Internet service provider does not need to pay for the bandwidth otherwise necessary to retrieve the content from the originating Web site.


     Akamai is planning to expand and enhance its network by entering into strategic relationships with network providers and integrating its technology with networking and other network infrastructure products, such as routers and switches, to facilitate implementation of its services by Internet service providers. Akamai is also seeking to expand its network through the development of technology designed to facilitate communications between its global network of servers and third-party caching systems. If this technology is successfully developed, third-party caches could effectively function as additional servers on its network. Akamai has established relationships with cache vendors Cacheflow, Cisco, InfoLibria, Network Appliance and Novell to develop interfaces to facilitate communications between their caching products and Akamai's network.


     ENGINEERING AND DEVELOPMENT

     Akamai's beginnings trace to a challenge that Tim Berners-Lee, the inventor of the World Wide Web, posed to his colleagues at MIT in early 1995 to invent a fundamentally new and better way to deliver Internet content to users. F. Thomson Leighton, an MIT Professor of Applied Mathematics and founder of Akamai, recognized that a solution to Web congestion could be found in applied mathematics and algorithms. Dr. Leighton believed that algorithms could be used to create a network of distributed servers that could communicate as a system and could deliver content without depending on a centralized

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controlling core. Dr. Leighton, together with Daniel Lewin, one of his graduate students at MIT, and several other researchers with expertise in computer science and data networking, undertook the development of the mathematical algorithms necessary to handle the dynamic routing of content.

     Akamai believes that strong product and service development capabilities are essential to enhancing its core technologies, developing new applications for its technology and maintaining its competitiveness. Akamai has invested and intends to continue to invest a significant amount of human and financial resources in Akamai's engineering and development organization. As of February 11, 2000, Akamai had 167 employees devoted to engineering and development efforts.

     Akamai is focusing its engineering and development efforts on enhancing its FreeFlow and FreeFlow Streaming services and building on its technology to develop new services. From its inception in August 1998 through December 31, 1999, Akamai's engineering and development expenses were approximately $12.0 million. Akamai expects to continue to commit significant resources to research and development in the future. To date, all engineering and development expenses have been expensed as incurred.

     COMPETITION

     The market for Internet content delivery services is new, rapidly evolving and intensely competitive. Akamai expects competition to increase both from existing competitors and new market entrants for various components of its service. Akamai competes primarily on the basis of:

     - performance of service, including speed of delivery, quality, reliability, peak crowd protection, and global content delivery capabilities;

     - ease of implementation and use of service;

     - types of content and applications delivered;

     - partnerships to provide complete customer solutions; and

     - price.

     Akamai competes primarily with companies offering products and services that address Internet performance problems, including companies that provide Internet content delivery services, streaming content delivery services and equipment-based solutions to Internet performance problems, such as load balancers and server switches.

     Akamai's competitors may be able to respond more quickly than Akamai can to new or emerging technologies and changes in customer requirements. Some of Akamai's current or potential competitors may bundle their products with other software or hardware in a manner that may discourage Web site owners from purchasing products Akamai offers or Internet service providers from being willing to install Akamai servers.

     Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially and adversely affect Akamai's business, financial condition and operations.

     PROPRIETARY RIGHTS AND LICENSING

     Akamai's success and ability to compete are dependent on its ability to develop and maintain the proprietary aspects of its technology and operate without infringing on the proprietary rights of others. Akamai relies on a combination of patent, trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of its technology. These legal protections afford only limited protection for Akamai's technology. Akamai currently has no issued patents, however, Akamai is now seeking patent protection on aspects of its Internet content delivery service. Akamai cannot predict whether any patent application filed by Akamai will result in any issued patent or, if a patent is issued, any meaningful protection. Akamai seeks to limit disclosure of its intellectual property by requiring employees and consultants with access to its proprietary information to execute confidentiality agreements with it and by restricting access to its source code. Due to rapid technological change, Akamai believes that factors such as the technological and creative skills of its personnel, new product developments and enhancements

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

to existing products are more important than the various legal protections of its technology to establishing and maintaining a technology leadership position.

     Despite Akamai's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use information that it regards as proprietary. The laws of many countries do not protect Akamai's proprietary rights to as great an extent as do the laws of the United States. Litigation may be necessary in the future to enforce Akamai's intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Akamai's business, operating results and financial condition. There can be no assurance that Akamai's means of protecting its proprietary rights will be adequate or that its competitors will not independently develop similar technology. Any failure by Akamai to meaningfully protect its property could have a material adverse effect on its business, operating results and financial condition.


     In October 1998, Akamai entered into a license agreement with MIT under which Akamai was granted a royalty-free, worldwide right to use and sublicense the intellectual property rights of MIT under various patent applications and copyrights relating to Internet content delivery technology. Akamai cannot predict whether any of these applications will result in any issued patents or, if patents are issued, any meaningful protection. Some of Akamai's technology is based on technology licensed from MIT. The license has been granted to Akamai on an exclusive basis, but is subject to the rights of the United States government to use the licensed intellectual property in government-funded inventions. As part of the license agreement, MIT retained the right to use the licensed intellectual property for non-commercial, teaching and educational purposes. In connection with the license agreement, Akamai issued 682,110 shares of our common stock to MIT in October 1998. The license agreement is irrevocable, but MIT may terminate the agreement if Akamai ceases its business due to insolvency or if Akamai materially breaches the terms of the license agreement.


     EMPLOYEES

     As of February 11, 2000, Akamai had a total of 464 full-time and part-time employees. Akamai's future success will depend in part on its ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Akamai's employees are not represented by any collective bargaining unit. Akamai believes its relations with its employees are good.

     FACILITIES

     Akamai's headquarters are currently in approximately 130,000 square feet of leased office space located in two locations in Cambridge, Massachusetts. In addition, Akamai's west coast offices are in approximately 21,930 square feet of leased office space located at 1400 Fashion Island Boulevard in San Mateo, California. In addition, in connection with the acquisition of Network24, Akamai assumed the lease for approximately 7,360 square feet of office space located at 10261 Bubb Road in Cupertino, California.

     LEGAL PROCEEDINGS

     Akamai is not a party to any material legal proceedings.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     The following discussion should be read together with Akamai's consolidated financial statements, including the accompanying notes, that appear elsewhere in this proxy statement/prospectus. This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ from these forward-looking statements as a result of factors, including but not limited to those set forth under the heading "Risk
Factors -- Risks Relating to Akamai's Business" and elsewhere in this proxy statement/prospectus.

OVERVIEW

     Akamai provides a global delivery service for Internet content, streaming media and applications that improves Web site speed, quality, reliability and scaleability and protects against Web site crashes due to demand overloads. Akamai markets its services to large businesses and other businesses with an Internet focus. Akamai's services deliver Akamai's customers' Web content and applications through a worldwide server network by locating the content and applications geographically closer to users.

     Since Akamai's inception, Akamai has incurred significant losses, and as of December 31, 1999, Akamai had an accumulated deficit of $58.6 million. Akamai has not achieved profitability on a quarterly or an annual basis, and anticipates that it will continue to incur net losses. Akamai expects to incur significant engineering and development and sales, general and administrative expenses and, as a result, Akamai will need to generate significant revenue for it to achieve and maintain profitability.

     Akamai derives its revenue from the sale of its FreeFlow and FreeFlow Streaming services under contracts with terms typically ranging from 12 to 36 months. Akamai recognizes revenue based on fees for the amount of Internet content delivered through its services. These contracts also provide for minimum monthly fees. Customers are typically billed monthly in advance for minimums and monthly in arrears for usage above the minimums. In the future, Akamai also expects to derive revenue for implementation, installation, usage and other fees that would be recognized over the period of the related contracts.

     To date, substantially all of Akamai's revenue has been derived from customers based in the United States. Akamai expects that revenue from customers based outside the United States will increase in future periods. To date, substantially all of Akamai's revenue has been derived from direct sales and Akamai expects that revenue through indirect distribution channels will increase in future periods. For the year ended December 31, 1999, Apple Computer accounted for 22% of Akamai's revenue and Yahoo! accounted for 13% of its revenue.

     Cost of services consists of depreciation of network equipment used in providing Akamai's services, fees paid to network providers for bandwidth and monthly fees paid to third-party network data centers for housing Akamai's servers. Akamai enters into contracts for bandwidth with third-party network providers with terms typically ranging from six months to three years. These contracts may commit Akamai to minimum monthly fees plus additional fees for bandwidth usage above Akamai's contracted level. Under Akamai's accelerated networks program, Akamai provides use of its servers to smaller Internet service providers which, in turn, provide Akamai with rack space for its servers and access to their bandwidth. Akamai does not recognize as revenue any value to the Internet service providers associated with the use of Akamai's servers and does not expense the value of the rack space and bandwidth Akamai receives. Akamai believes that, to date, the values provided under this program have been insignificant.

     Engineering and development expenses consist primarily of salaries and related personnel costs and costs related to the design, development, testing, deployment and enhancement of Akamai's services and Akamai's network. Akamai has to date expensed its engineering and development costs as incurred. Akamai believes that research and development is critical to its strategic product development objectives and intends to continue to enhance its technology to meet the changing requirements of the market demand. As a result, Akamai expects its engineering and development expenses to increase in the future.

     Sales, general and administrative expenses consist primarily of salaries and related costs of sales and marketing, operations and finance personnel and recruiting expenses, professional fees and legal and
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accounting services. Akamai expects that sales, general and administrative expenses will increase in the future as Akamai hires additional personnel, expands its operations, initiates additional marketing programs, establishes sales offices in new locations and incurs additional costs related to the growth of its business and its operations as a public company.

RESULTS OF OPERATIONS

     PERIOD FROM INCEPTION (AUGUST 20, 1998) THROUGH DECEMBER 31, 1998 AND THE YEAR ENDED DECEMBER 31, 1999

     Revenue. Akamai recorded no revenue for the period from inception (August 20, 1998) to December 31, 1998. Revenue for the year ended December 31, 1999 was $4.0 million. The increase in revenue was due to sales of services, which were commercially introduced in April 1999.


     Cost of Services. Cost of services expenses were $31,000 for the period from inception (August 20, 1998) to December 31, 1998 and represented 3.4% of total operating expenses in fiscal 1998. Cost of services expenses were $9.0 million for the year ended December 31, 1999 and represented 14.9% of total operating expenses for the year ended December 31, 1999. The increase in cost of services expenses was due to the commencement of testing of Akamai's FreeFlow service in early 1999 and commercial introduction of Akamai's services in April 1999. Gross margins, defined by revenue less cost of services, were negative largely due to the fixed cost of building a global network of servers. The average selling price of Akamai's services as measured in dollars per megabits per second or mbps exceeds Akamai's average cost of bandwidth as measured in dollars per mbps. Gross margins are expected to improve as Akamai increases its number of customers and volume of revenue relative to the growth in its network infrastructure.


     Engineering and Development. Engineering and development expenses were $229,000 for the period from inception (August 20, 1998) to December 31, 1998 and represented 25.4% of total operating expenses in fiscal 1998. Engineering and development expenses for the year ended December 31, 1999 were $11.7 million and represented 19.4% of total operating expenses for the year ended December 31, 1999. Approximately $9.7 million of the increase was attributable to personnel and payroll related expenses resulting from an increase in headcount. Akamai's West Coast office had 28 research and development employees as of December 31, 1999.

     Sales, General and Administrative. Sales, general and administrative expenses were $435,000 for the period from inception (August 20, 1998) to December 31, 1998 and represented 48.3% of total operating expenses in fiscal 1998. Sales, general and administrative expenses for the year ended December 31, 1999 were $29.7 million and represented 49.1% of total operating expenses for the period. Approximately $11.2 million of the increase was due to sales, general and administrative personnel and payroll related expenses resulting from an increase in headcount. Approximately $7.7 million of the increase was attributable to advertising campaigns initiated during the year.

     Equity Related Compensation. Equity related compensation expenses consist of the amortization of deferred stock compensation resulting from the grant of stock options or shares of restricted stock at exercise or sale prices deemed to be less than the fair value of the Akamai common stock on the grant date. At December 31, 1999, deferred stock compensation, which is a component of stockholders' equity, was $29.7 million. This amount is being amortized ratably over the vesting periods of the applicable stock options and restricted shares, typically four years, with 25% vesting on the first anniversary of the grant date and the balance vesting 6.25% quarterly thereafter. Akamai expects to incur equity related compensation expenses of at least $8.7 million in 2000, $8.7 million in 2001, $8.7 million in 2002 and $3.6 million in 2003.

     Interest Income, Net. Interest income, net was $10,000 and $2.3 million for the period from inception (August 20, 1998) through December 31, 1998 and the year ended December 31, 1999, respectively. Interest income, net consists of interest earned on Akamai's cash equivalent balances, net of interest expense. Interest income increased in 1999 due to interest on proceeds from the sale of Akamai preferred

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stock and the sale of Akamai common stock in Akamai's initial public offering.
This was partially offset by an increase in interest expense from the issuance of Akamai subordinated notes during the year ended December 31, 1999.

     Extraordinary Loss From Early Extinguishment of Debt. During April 1999, Akamai issued 15% subordinated demand notes payable in the aggregate amount of $15.0 million due in May 2004. In connection with the notes, Akamai also issued warrants to purchase an aggregate of 2,002,836 shares of Akamai common stock at $2.50 per share in exchange for cash. These warrants expire in May 2004. In December 1999, Akamai utilized a portion of the proceeds from the initial public offering to exercise its right to pay a portion of the Akamai subordinated notes and as a result, recognized an extraordinary loss from the early extinguishment in the amount of $3.4 million. As of December 31, 1999, $2.8 million of the notes remained outstanding and are expected to be paid off in the first quarter of fiscal 2000.

LIQUIDITY AND CAPITAL RESOURCES

     Initially, Akamai financed its operations primarily through private sales of its capital stock and issuance of senior subordinated notes totaling approximately $124.6 million in net proceeds through December 31, 1999. In November 1999, Akamai sold registered shares of common stock through an initial public offering. The net proceeds to Akamai from the offering were $217.6 million after deducting an aggregate of $16.4 million in underwriting discounts and commission to the underwriters. Akamai has also financed its operations through borrowings under long-term debt agreements for the purchase of capital equipment in the amount of $1.5 million. At December 31, 1999, cash and cash equivalents totaled $270 million.

     Cash provided by operating activities was $2,000 for the period from inception (August 20, 1998) to December 31, 1998 and cash used in operating activities was $32.3 million for the year ended December 31, 1999. Net cash flows from operating activities in each period reflect increasing net losses partially offset by increases in accounts payable and accrued expenses.

     Cash used in investing activities was $1.5 million for the period from inception (August 20, 1998) to December 31, 1998 and $25.9 million for the year ended December 31, 1999. Net cash used for investing activities in each period reflect purchases of property and equipment, primarily servers for deployment and expansion of Akamai's network, information systems used to operate Akamai's business, and facilities improvements.

     Cash provided by financing activities was $8.3 million for the period from inception (August 20, 1998) through December 31, 1998 and $321.0 million for the year ended December 31, 1999. Cash provided by financing activities for these periods was derived primarily from the sale of Akamai common stock in an initial public offering and from private sales of Akamai convertible preferred stock and the issuance of 15% senior subordinated notes. In December 1999, Akamai paid $12.2 million of its senior subordinated notes, including accrued interest. Akamai has an equipment line of credit of $1.5 million, collateralized by the property and equipment, which bears interest at the greater of 7.0% per year or the current 36 month treasury yield plus 275 basis points. At December 31, 1999, approximately $1.1 million was outstanding under this line of credit.

     Akamai believes that the net proceeds from the initial public offering, together with its current cash, cash equivalents and marketable securities, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy Akamai's liquidity requirements, it may seek to sell additional equity or debt securities. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to those accruing to holders of Akamai common stock, and the term of this debt could impose restrictions on Akamai's operations. The sale of additional equity or convertible debt securities could result in additional dilution to Akamai stockholders, and Akamai cannot be certain that additional financing will be available in amounts or on terms acceptable to Akamai, if at all. If Akamai is unable to obtain this additional financing, it may be required to reduce the scope of its planned technology, services or product development and sales and marketing efforts, which could harm its
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business, financial condition and operating results. It is Akamai's intention to at all times maintain cash on hand and borrowing capacity to meet funding needs for 18 to 24 months in the future.

IMPACT OF YEAR 2000

     Akamai has designed its services for use in the year 2000 and beyond and believes it is year 2000 ready. Akamai has developed a contingency plan to address situations that may result if it experiences significant year 2000 problems. As part of Akamai's contingency plan, it maintains a fully operational back-up site and conducts network monitoring 24 hours per day. Akamai's back-up site is located at one of its server sites and is equipped with power generation and communication alternatives.

     Akamai's services are used in conjunction with larger networks involving sophisticated hardware and software products supplied by other vendors. Each of Akamai's customers' networks involves different combinations of third-party products. Akamai cannot evaluate whether all of these products are year 2000 ready. Akamai may face claims based on year 2000 problems in other companies' products or on problems arising from the integration of multiple products within the overall network. Although no claims of this kind have been made, Akamai may in the future be required to defend its services in legal proceedings which could be expensive regardless of the merits of these claims.

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. Akamai will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001. Akamai does not expect the adoption of SFAS No. 133 to have an impact on its financial condition or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Akamai does not use derivative financial instruments. Akamai generally places its marketable securities investments in high quality credit investments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than three months. Akamai does not expect any material loss from its marketable securities investments and believes that its potential interest rate exposure is not material.

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MANAGEMENT

     EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Akamai, and their ages and positions as of January 31, 2000 are as follows:

NAME                                   AGE                           POSITION
----                                   ---                           --------
George H. Conrades(1)................  60     Chairman of the Board of Directors and Chief Executive
                                                Officer
Paul Sagan...........................  40     President and Chief Operating Officer
F. Thomson Leighton..................  43     Chief Scientist and Director
Daniel M. Lewin......................  29     Chief Technology Officer and Director
Timothy Weller.......................  34     Chief Financial Officer and Treasurer
Robert O. Ball III...................  41     Vice President, General Counsel and Secretary
Peter Danzig.........................  39     Vice President of Technology
Earl P. Galleher III.................  40     Vice President of Worldwide Sales and Support
David Goodtree.......................  38     Vice President of Strategy and Products
Steven P. Heinrich...................  54     Vice President of Human Resources
Jonathan Seelig......................  27     Vice President of Strategy and Corporate Development
Arthur H. Bilger(2)..................  47     Vice Chairman of the Board of Directors
Todd A. Dagres(1)....................  39     Director
Terrance G. McGuire(1)(2)............  43     Director
Edward W. Scott(2)...................  37     Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     Set forth below is information regarding the professional experience for each of the above-named persons.

     George H. Conrades has served as Chairman and Chief Executive Officer of Akamai since April 1999 and as a director since December 1998. Mr. Conrades has also been a venture partner of Polaris Venture Partners, Inc., an early stage investment company, since August 1998. From August 1997 to July 1998, Mr. Conrades served as Executive Vice President of GTE and President of GTE Internetworking, an integrated telecommunication services firm. Mr. Conrades served as Chairman of the Board of Directors and Chief Executive Officer of BBN Corporation, a national Internet services provider and Internet technology research and development company, from January 1994 until its acquisition by GTE Internetworking in July 1997. Prior to joining BBN Corporation, Mr. Conrades was an IBM Senior Vice President and a Member of IBM's Corporate Management Board. Mr. Conrades is currently a director of CBS and Infinity Broadcasting, a media company. He is also an interim member of the board of ICANN, the Internet Corporation for the Assignment of Names and Numbers, a non-profit organization established by the United States government to oversee the administration of Internet names and addresses.

     Paul Sagan joined Akamai in October 1998 as Vice President and Chief Operating Officer and has served as President and Chief Operating Officer since May 1999. Mr. Sagan was the Senior Advisor to the World Economic Forum, a Geneva, Switzerland-based organization, from July 1997 to August 1998. From December 1995 to December 1996, Mr. Sagan was the President and Editor of Time Inc. New Media, an affiliate of Time Warner, Inc., a global media and entertainment company. From September 1992 to December 1995, Mr. Sagan served as a vice president and senior vice president of Time Warner Cable, a division of Time Warner, Inc.

     F. Thomson Leighton co-founded Akamai and has served as Chief Scientist and as a director since August 1998. Dr. Leighton has been a professor of Mathematics at MIT since 1982 and has served as the Head of the Algorithms Group in MIT's Laboratory for Computer Science since its inception in 1996.
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Dr. Leighton is currently on sabbatical from MIT. Dr. Leighton is a former two-term chair of the 2,000-member Association of Computing Machinery Special Interest Group on Algorithms and Complexity Theory, and a former two-term Editor-in-Chief of the Journal of the ACM, one of the nation's premier journals for computer science research.

     Daniel M. Lewin co-founded Akamai and has served as a director since August 1998. Mr. Lewin served as President of Akamai from August 1998 to May 1999 and as Chief Technology Officer since May 1999. Since July 1996, Mr. Lewin has been a Ph.D. candidate in the Algorithms Group at MIT's Laboratory for Computer Science. From May 1994 to May 1996, Mr. Lewin worked at IBM's research laboratory in Haifa, Israel as a full-time Research Fellow and Project Leader responsible for the development and support of IBM's Genesys system.

     Timothy Weller joined Akamai in August 1999 as Chief Financial Officer. From July 1993 until August 1999, Mr. Weller was an equity research analyst at Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Weller holds a Ph.D. in Electrical Engineering from the University of Illinois.

     Robert O. Ball III has served as Vice President and General Counsel of Akamai since July 1999 and has served as Secretary since August 1999. From June 1996 until August 1999, Mr. Ball was a Partner and Chair of the Electronic Commerce Practice Team at Alston & Bird LLP, a law firm. From 1991 until May 1996, Mr. Ball was a Partner at Cashin, Morton & Mullins, a law firm.

     Peter Danzig joined Akamai in September 1999 as Vice President of Technology. Prior to joining Akamai, from March 1997 to August 1999, Mr. Danzig served as acting Chief Technology Officer of the NetCache group at Network Appliance, Inc., a provider of network data solutions. Mr. Danzig founded Internet Middleware Corporation, a provider of web caching solutions, in May 1996 and served as its Chief Technology Officer until it was acquired by Network Appliance in March 1997. From January 1990 to May 1996, Mr. Danzig was an Assistant Professor of Computer Science at the University of Southern California.

     Earl P. Galleher III has served as Vice President of Worldwide Sales and Support of Akamai since March 1999. From March 1996 until August 1998, Mr. Galleher was employed with Digex, Inc., a national Internet carrier, where he served as Vice President and General Manager from March 1996 to January 1997 and as the President of the Web Site Management Division from January 1997 to August 1998. From November 1991 to February 1996, Mr. Galleher served as Director of Marketing at American Mobile Satellite Corporation, a mobile voice and data service provider.


     David Goodtree has served as the Vice President of Strategy and Products of Akamai since December 1999. From March 1999 until December 1999 Mr. Goodtree served as Vice President of Marketing of Akamai. From October 1994 to March 1999, Mr. Goodtree served as Group Director at Forrester Research, Inc., an independent technology research firm. Prior to joining Forrester Research, Inc., from October 1990 to September 1994, Mr. Goodtree managed product development for MCI Communications Corporation, now known as MCI WorldCom, Inc., a telecommunications company.


     Steven P. Heinrich has served as Vice President of Human Resources of Akamai since March 1999. Prior to joining Akamai, Mr. Heinrich established Constellation Consulting, Inc., a human resources consulting firm specializing in early stage, high technology businesses. From November 1979 to October 1997, Mr. Heinrich was employed by BBN Corporation where he served as the Vice President of Human Resources from March 1993 to October 1997.

     Jonathan Seelig co-founded Akamai in August 1998 and has served as Vice President of Strategy and Corporate Development since that time. From January 1995 to September 1997, Mr. Seelig worked for ECI Telecom, Ltd., a provider of digital telecommunications and data transmission systems to network service providers. Mr. Seelig is presently on a leave of absence as an M.B.A. candidate at MIT's Sloan School of Management.

     Arthur H. Bilger has served as a director of Akamai since November 1998 and has served as Vice Chairman of the Board of Directors since August 1999. From December 1994 until March 1997,

Mr. Bilger was President, Chief Operating Officer and a member of the Board of Directors of New World Communications Group Incorporated, an entity engaged in television broadcasting and production. From August 1990 until December 1994, Mr. Bilger was a founding principal of Apollo Advisors, L.P. and Lion Advisors, L.P., entities engaged in the management of securities investments. Mr. Bilger is currently a director of Mandalay Resort Group, an owner and operator of hotel casino facilities.


     Todd A. Dagres has served as a director of Akamai since November 1998. Since February 1996, Mr. Dagres has been a general partner of Battery Ventures, a venture capital firm. From February 1994 to February 1996, Mr. Dagres was a Principal and Senior Technology Analyst at Montgomery Securities, now known as Banc of America Securities LLC, an investment bank and brokerage firm.

     Terrance G. McGuire has served as a director of Akamai since April 1999. Mr. McGuire is a founder and has been a general partner of Polaris Venture Partners, Inc. since June 1996. Since 1992, Mr. McGuire has also been a general partner of Burr, Egan, Deleage & Co., a venture capital firm.

     Edward W. Scott has served as a director of Akamai since April 1999. Mr. Scott is a founder and general partner of the Baker Communications Fund, a communications private equity fund. He has been a general partner of that firm since March 1996. From December 1990 until March 1996, Mr. Scott was a private equity investor with the Apollo Investment Fund, L.P.

     Each executive officer serves at the discretion of the Akamai board and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Akamai.

     ELECTION OF DIRECTORS

     The Akamai board is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Conrades and McGuire serve in the class whose term expires in 2000; Messrs. Leighton and Scott serve in the class whose term expires in 2001; and Messrs. Bilger, Dagres and Lewin serve in the class whose term expires in 2002. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of Akamai stockholders in the year that the term expires.

     COMPENSATION OF DIRECTORS

     Akamai reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Akamai board. Akamai may, in its discretion, grant stock options and other equity awards to its non-employee directors from time to time pursuant to its 1998 stock incentive plan. Akamai has not yet determined the amount and timing of any grants or awards.

     BOARD COMMITTEES

     The Akamai board has established a compensation committee and an audit committee. The compensation committee, which consists of Messrs. Conrades, Dagres and McGuire, reviews executive salaries, administers Akamai's bonus, incentive compensation and stock plans, and approves the salaries and other benefits of its executive officers. In addition, the compensation committee consults with Akamai's management regarding its pension and other benefit plans and compensation policies and practices.

     The audit committee, which consists of Messrs. Bilger, McGuire and Scott, reviews the professional services provided by independent accountants, the independence of the accountants from Akamai's management, its annual financial statements and its system of internal accounting controls. The audit committee also reviews other matters with respect to Akamai's accounting, auditing and financial reporting practices and procedures as it finds appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE.

     The following table sets forth information with respect to the compensation earned by (1) each of the persons who served during 1999 as Akamai's chief executive officer and (2) each of Akamai's four other most highly compensated executive officers who received annual compensation in excess of $100,000 in 1999. We refer to these individuals as the Akamai Named Executive Officers. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                         ANNUAL COMPENSATION     -----------------------
                                                       -----------------------    NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION(1)                  YEAR   SALARY($)   BONUS($)(2)   UNDERLYING OPTIONS/SARS
------------------------------                  ----   ---------   -----------   -----------------------
George H. Conrades............................  1999    260,077           --                   --
  Chairman of the Board of Directors and        1998         --           --                   --
  Chief Executive Officer
Daniel M. Lewin(3)............................  1999    120,000           --                   --
  Chief Technology Officer and Director         1998     30,000           --                   --
Paul Sagan....................................  1999    205,417           --                   --
  President and Chief Operating Officer         1998     22,275           --                   --
Robert O. Ball III............................  1999    105,769      100,000               60,000
  Vice President, General Counsel and           1998         --           --                   --
  Secretary
Earl Galleher.................................  1999    137,981       50,000                   --
  Vice President of Worldwide Sales and
     Support                                    1998         --           --                   --
David Goodtree................................  1999    115,385      100,000            1,260,000
  Vice President of Strategy and Products       1998         --           --                   --

---------------
(1) Mr. Conrades commenced employment with Akamai in April 1999; Mr. Lewin co-founded Akamai in August 1998; Mr. Sagan commenced employment with Akamai in October 1998; Mr. Ball commenced employment with Akamai in July 1999; Mr. Galleher commenced employment with Akamai in March 1999; and Mr. Goodtree commence employment with Akamai in March 1999.

(2) Other compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits contributed less than $50,000 or 10% of the total salary and bonus for each Akamai Named Executive Officer for that year.

(3) Daniel M. Lewin resigned as President of Akamai and became Chief Technology Officer on May 18, 1999.

     OPTION GRANTS DURING FISCAL YEAR 1999

     The following table sets forth each grant of stock options during 1999 to each of the Akamai Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------
                                              PERCENT OF
                                                 TOTAL                                    POTENTIAL REALIZABLE
                                NUMBER OF    OPTIONS/ SARS                                  VALUE AT ASSUMED
                                SECURITIES    GRANTED TO                                  ANNUAL RATES OF STOCK
                                UNDERLYING   EMPLOYEES IN    EXERCISE OR                 PRICE APPRECIATION FOR
                                 OPTIONS/       FISCAL        BASE PRICE                     OPTION TERM (2)
                                   SARS          YEAR         PER SHARE     EXPIRATION   -----------------------
                                 GRANTED       1999 (%)      ($/SHARE)(1)      DATE       5% ($)       10% ($)
                                ----------   -------------   ------------   ----------   ---------   -----------
George H. Conrades............         --          --              --              --          --            --
Daniel M. Lewin...............
Paul Sagan....................         --          --              --              --          --            --
Robert O. Ball III............     60,000         0.4           19.80        10/28/09     747,127     1,893,366
Earl P. Galleher III..........
David Goodtree................  1,260,000         8.7           .0417         3/22/09      33,043        83,738

---------------


(1) The exercise price was equal to the fair market value of Akamai common stock as determined by the Akamai board on the date of grant.


(2) The potential realizable value is calculated based on the term of the Akamai stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent Akamai's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the Akamai stock option and that the Akamai stock option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

    OPTIONS EXERCISED DURING FISCAL YEAR 1999


    The following table sets forth for each of the Akamai Named Executive Officers the Akamai stock options exercised and the number and value of securities underlying unexercised options that are held by the Akamai Named Executive Officers as of December 31, 1999. None of the Akamai Named Executive Officers exercised Akamai stock options in 1999.


                                                     NUMBER OF SECURITIES
                                                          UNDERLYING
                                                          UNEXERCISED              VALUE OF UNEXERCISED
                                                          OPTIONS AT               IN-THE-MONEY OPTIONS
                                                       DECEMBER 31, 1999        AT DECEMBER 31, 1999($)(1)
                                                  ---------------------------   ---------------------------
                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                  -----------   -------------   -----------   -------------
George H. Conrades..............................      --                 --         --                  --
Daniel M. Lewin.................................
Paul Sagan......................................      --                 --         --                  --
Robert O. Ball III..............................      --             60,000         --          18,469,500
Earl P. Galleher III............................      --                            --
David Goodtree..................................      --          1,260,000         --         412,754,958

---------------
(1) Based on the closing sale price of Akamai common stock on December 31, 1999 ($327 5/8), as reported by the Nasdaq National Market, less the option exercise price.

RELATED PARTY TRANSACTIONS

     ISSUANCES OF PREFERRED STOCK AND 15% SENIOR SUBORDINATED NOTES

     Since Akamai's inception in August 1998, Akamai has issued and sold preferred stock and 15% senior subordinated notes coupled with warrants to purchase Akamai common stock at an exercise price of approximately $2.50 per share to the following persons and entities who are Akamai's executive officers, directors or 5% or greater stockholders. For more detail on shares of Akamai stock held by these purchasers, see "Security Ownership of Certain Beneficial Holders and Management of Akamai" on page 116.

                                                                              WARRANTS TO
                                                                              PURCHASE THE
                                                                               FOLLOWING
                                       SERIES A    SERIES B     15% SENIOR     SHARES OF      AGGREGATE
                                       PREFERRED   PREFERRED   SUBORDINATED      COMMON       PURCHASE
NAME                                   STOCK(1)    STOCK(1)       NOTES          STOCK          PRICE
----                                   ---------   ---------   ------------   ------------   -----------
Arthur H. Bilger(2)..................    32,894       9,610     $  100,000       13,350      $   494,779
Baker Communications Fund, L.P. .....        --     929,244     $7,000,000      934,668      $20,999,990
Battery Ventures IV, L.P.(3).........   513,165      63,056             --           --      $ 4,850,056
George H. Conrades(4)................    29,605       8,649     $   65,154        8,694      $   420,458
Earl P. Galleher III.................     3,289         961     $   48,333        6,450      $    87,808
Jonathan Seelig......................    14,473       4,228     $   31,852        4,248      $   205,546
Entities affiliated with Polaris
  Venture Management Co. II,
  L.L.C.(5)..........................   263,163     237,318     $1,000,000      133,524      $ 6,575,472
Paul Sagan...........................     6,578       1,922     $   14,477        1,932      $    93,427

------------
(1) Upon the closing of Akamai's initial public offering on November 3, 1999, each share of Akamai preferred stock automatically converted into shares of Akamai common stock.

(2) Excludes securities held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner. Mr. Bilger is the managing member of the general partner of ADASE Partners, L.P. and the managing member of AT Investors LLC. Mr. Bilger's shares of Series A preferred stock represent holdings of ADASE Partners, L.P. in Akamai. Mr. Bilger's shares of Akamai common stock issued upon conversion of Series B convertible preferred stock and his notes and warrants are held by AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the securities held by ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities.

(3) Includes 7,895 shares of Series A convertible preferred stock and 969 shares of Series B convertible preferred stock held by Battery Investment Partners IV, LLC, of which Battery Ventures IV, L.P. is a managing member.

(4) Excludes securities held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

(5) Represents 257,119 shares of Series A convertible preferred stock, 231,687 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $976,271 and 130,356 warrants held by Polaris Venture Partners II L.P. and 6,044 shares of Series A convertible preferred stock, 5,631 shares of Series B convertible preferred stock, 15% senior subordinated notes in the principal amount of $23,729 and 3,168 warrants held by Polaris Venture Partners Founders Fund II L.P.

    Series A Financing. On November 23, 1998, November 30, 1998 and December 14, 1998 Akamai issued an aggregate of 1,100,000 shares of Series A preferred stock to 22 investors, including Arthur H. Bilger, Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for the Series A convertible preferred stock was $7.60.

     Series B Financing. On April 16, 1999 and April 30, 1999 Akamai issued an aggregate of 1,327,500 shares of Series B convertible preferred stock to 24 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., Battery Ventures IV, L.P., Battery Investment Partners IV, LLC, George H. Conrades, Earl
P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The per share purchase price for the Series B convertible preferred stock was $15.07. As part of Akamai's Series B financing, Akamai granted Baker Communications Fund, L.P. an option to purchase up to 145,195 shares of its Series C convertible preferred stock and an option to purchase 5% of the shares sold in the initial public offering. In October 1999, Baker exercised both of these options.

     15% Senior Subordinated Note Financing. On May 7, 1999 Akamai issued 15% senior subordinated notes in the aggregate principal amount of $15,000,000 coupled with warrants to purchase an aggregate of 2,002,836 shares of Akamai common stock for an exercise price of approximately $2.50 per share to 20 investors, including Arthur H. Bilger, Baker Communications Fund, L.P., George
H. Conrades, Earl P. Galleher III, Jonathan Seelig, Polaris Venture Partners II L.P., Polaris Venture Partners Founders Fund II L.P. and Paul Sagan. The 15% senior subordinated notes had a term of five years and an interest rate of 15% per year, compounded annually. As of December 31, 1999, $2.8 million in aggregate principal amount remained outstanding under the 15% senior subordinated notes.

     ISSUANCES OF AKAMAI COMMON STOCK

     The following table presents selected information regarding the issuances of Akamai common stock to Akamai's executive officers and directors. Akamai issued the shares of Akamai common stock set forth in the table below pursuant to stock restriction agreements with each of the executive officers and directors which give Akamai rights to repurchase all or a portion of the Akamai common stock at their purchase price in the event that the person ceases to provide services to Akamai. Some of these stock restriction agreements prohibit Akamai from repurchasing shares following a change in control of Akamai.

                                                        DATE OF       NUMBER        AGGREGATE
NAME                                                    ISSUANCE    OF SHARES     PURCHASE PRICE
----                                                    --------    ----------    --------------
Robert O. Ball III....................................   7/23/99       250,000      $  625,000
Arthur H. Bilger......................................  11/19/98       594,000      $    8,250
                                                         3/26/99       600,000      $  200,000
George H. Conrades....................................   3/26/99     5,940,000      $1,980,000
Earl P. Galleher III..................................   3/15/99     1,260,000      $   52,500
F. Thomson Leighton...................................    9/2/98    11,391,750      $   63,288
Daniel M. Lewin.......................................    9/2/98    11,391,750      $   63,288
Paul Sagan............................................  10/28/98     2,383,200      $   33,100
                                                         5/18/99       600,000      $  500,000
Jonathan Seelig.......................................    9/2/98     2,376,000      $   13,200
Timothy Weller........................................   7/23/99     1,050,000      $2,625,000

     Akamai agreed to the material terms of each of the Akamai preferred stock issuances described above after arms'-length negotiations. All future transactions, including loans between Akamai and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the members of the Akamai board, including a majority of the independent and disinterested directors on the Akamai board, and will continue to be on terms no less favorable to Akamai than could be obtained from unaffiliated third parties.

     AGREEMENTS WITH EXECUTIVE OFFICERS

     On March 26, 1999, in connection with the issuance of restricted Akamai common stock, Akamai loaned $1,980,000 to George H. Conrades, its Chief Executive Officer and Chairman of the Board of Directors. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by March 26, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Conrades upon his sale of capital stock of Akamai. On March 26, 1999 Akamai entered into a severance agreement with Mr. Conrades. The severance agreement requires Akamai to pay Mr. Conrades a lump-sum cash payment equal to 299% of his average annual salary and bonus for the most recent three years if his employment is terminated by Akamai other than for cause within two years following a change in control of Akamai.

     On May 18, 1999, in connection with the issuance of restricted common stock, Akamai loaned $500,000 to Paul Sagan, Akamai's President and Chief Operating Officer. The loan bears interest at a rate of 5.3% per year, compounded annually until paid in full. The loan must be paid in full by May 18, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Sagan upon his sale of capital stock of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, Akamai loaned $623,750 to Robert O. Ball III, Akamai's Vice President, General Counsel and Secretary. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Ball upon his sale of capital stock of Akamai.

     On July 23, 1999, in connection with the issuance of restricted common stock, Akamai loaned $2,619,750 to Timothy Weller, Akamai's Chief Financial Officer and Treasurer. The loan bears interest at a rate of 6.1% per year, compounded annually until paid in full. The loan must be paid in full by July 23, 2009 or earlier to the extent of proceeds, net of taxes, received by Mr. Weller upon his sale of capital stock of Akamai.

                             DESCRIPTION OF INTERVU

BUSINESS


     INTERVU provides Web site owners and content publishers with cost-effective services and automated tools for the streaming of live and on-demand video and audio content over the Internet. INTERVU also provides Internet conferencing services and interactive Web broadcasting services. INTERVU's customers use its video and audio distribution services to transmit entertainment, sports, news and business-to-business content. INTERVU's current customers include AOL MovieFone, Bloomberg, CNET, CNN, Digital Entertainment Network, DVD Express, Excite@Home, House of Blues, Microsoft, MSNBC, NBC, NetRadio.com, Playboy, Pseudo, Quokka Sports, Saatchi & Saatchi, Tunes.com, Turner Broadcasting and Viacom/VH-1.


     INTERVU's streaming media services allow Internet users to:

     - view news, sports and other events from around the world;

     - listen to live and pre-programmed radio broadcasts online;

     - watch and listen to specialized content not widely available on television or radio;

     - hear a company's quarterly earnings report live, accompanied by an interactive audio/video presentation;

     - view a movie trailer before purchasing a movie ticket, videotape or DVD;

     - watch music videos or listen to songs on demand; and

     - participate in live interactive Webcasts or Internet conferences featuring live audio and video with a synchronized slide presentation.

     INTERVU has developed software solutions that automate the publishing, distribution and programming of video and audio content. INTERVU is a full-service provider, offering all of the services necessary for delivery of live Webcasting, interactive Web presentation broadcasting, and video and audio on-demand, including production, encoding, uplinking, Web site integration, distribution, reporting and archiving. Web site owners and content publishers use INTERVU's solutions to: (1) more quickly and efficiently add video and audio content and live event interactivity to Web sites, (2) avoid purchasing or developing costly software and hardware and hiring employees with video and audio expertise and (3) benefit from the economies of scale INTERVU can generate by buying Internet transmission capacity, known as bandwidth, in bulk. INTERVU typically charges its customers monthly fees based on the particular bundle of services to be provided and the amount of audio/video content to be stored and delivered.

     INTERVU also offers Internet conference, or "conference casting," solutions that enable telecommunications carriers and other service bureaus to incorporate live audio and video streaming services and participant interactivity into their traditional conference call offerings. The INTERVU Conference solutions leverage the power of the Internet, the INTERVU Network and INTERVU's Netpodium(R) technology (which offers synchronized slides, real-time audience polling, and question-and-answer capability) to offer a combination of streaming media, interactive text messaging, detailed reporting and other dynamic functions that traditional conference calls cannot deliver.

     The cornerstone of INTERVU's service strategy is a scalable, patented distribution network. The INTERVU Network uses servers strategically located in major Internet hosting centers. INTERVU's dispersed network architecture enables it to deliver streaming content to larger numbers of simultaneous end-users than other service providers can achieve from centrally located servers. The INTERVU Network also allows customers to make large numbers of video and audio files available for on-demand viewing and listening. INTERVU has a patented process for managing video and audio content, and INTERVU believes its use of multiple delivery centers significantly improves the quality, speed and reliability of delivery.

     INDUSTRY BACKGROUND

     The Internet and many Internet software, hardware and service providers have experienced dramatic growth in recent years. In January 2000, Computer Industry Almanac estimated that the number of Global Web users will increase 119% between 2000 and 2005 and will reach a global population of 765 million users. The use of broadband technologies on the Internet also has shown significant growth. According to Jupiter Communications, high speed connectivity in the form of cable modems, DSL and satellite technology will grow from 5.4% of all Internet access in 1999 to over 23% by the year 2003. The development of video and audio delivery solutions along with the development and proliferation of broadband connectivity has fostered the Internet's transition from a static environment of text-oriented Web pages to a more attractive and dynamic multimedia environment.

     INTERVU believes that as the Internet continues to evolve as a mass communication medium, end-users will spend an increasing percentage of their time online visiting sites that offer high-quality video and audio content. The rising popularity of the Internet also has spurred the development of commercial applications, including online commerce and advertising. International Data Corporation estimates that the total purchases made over the Internet will grow from $32.4 billion in 1998 to $425.7 billion by 2002. INTERVU believes that growth in commercial applications on the Internet will increase demand for streaming media services as companies seek to increase the effectiveness of their Web sites by enhancing them with video and audio.

     There has also been dramatic growth in the use of the Internet to facilitate business communications. Web-based conferencing that incorporates streaming media, presentation materials, on-line guided tours of Web sites selected by the presenter and audience interaction is being rapidly adopted by companies as a tool to enhance collaboration, reduce expenses and increase audience reach. The opportunities for this technology are vast -- remote idea sharing, distance education, corporate communications and sales and marketing. ActivMedia estimates that the total retail purchases made over the Internet will grow from $95 billion in 1999 to $1.3 trillion by 2003.

     The delivery of streaming content over the Internet can present numerous challenges. Web site owners that want to stream video and audio can either do so from their own servers or through third-party service providers. Many Web site owners encounter capacity and technological limitations as they seek to deliver video to large numbers of end-users. Similarly, third-party service providers that offer streaming media solutions from centrally located servers face increased reliability problems because these servers are more likely to become overloaded during peak usage periods than distributed servers.

     THE INTERVU SOLUTION

     INTERVU's services allow Web site owners and content publishers to transmit streaming content more quickly and cost-effectively. Specifically, INTERVU provides its customers with the following service features:

     Automated, Cost-Effective and Scalable Distribution

     INTERVU's patented distributed network delivers video and audio more cost effectively and with better quality than Web site owners can achieve from a single location. The INTERVU Network manages bandwidth limitations and automatically directs end-users' requests for video and audio to the media delivery center that can provide the content most quickly and efficiently. The INTERVU Network also allows Web site operators to deliver video and audio without incurring start-up costs associated with purchasing the hardware and software required to stream multimedia content, maintenance costs and fixed bandwidth costs. INTERVU's proprietary software allows INTERVU to quickly expand the capacity of its network by installing additional servers at Internet hosting centers.

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     Advanced Data Management Services

     INTERVU continues to add features to its data management services, including data capture, which provides information about the technical attributes of video and audio files and streams, and data reporting. Data reporting enables INTERVU customers to better market their Web events and tailor their content to meet end-user demand. INTERVU believes that its ability to provide meaningful data will be an important factor in its ability to attract and retain customers.

     Automation of the Publishing Process

     INTERVU has developed services that automate the process of publishing video and audio to the Internet, making this process less expensive and less labor-intensive. For example, INTERVU Publish, the technology used in NBC's Videoseeker Web site, automates the process of generating Web pages with dynamically changing content allowing for quicker, easier integration of content onto a Web site.

     BUSINESS STRATEGY

     INTERVU's objective is to establish itself as the leading service provider for Internet video and audio distribution solutions. INTERVU's strategy for achieving this goal includes the following key components:

     Target Leading Web Sites and Content Publishers

     INTERVU targets its sales and marketing efforts at Web site owners and content publishers with significant video and audio volume and quality requirements, primarily in the areas of entertainment, news, sports and business services. INTERVU also targets leading Web sites in part to create awareness for the INTERVU brand. INTERVU has established relationships with key customers that provide INTERVU with the opportunity to promote its brand identity by placing its logo on the customer's Web site next to the video being delivered. During 2000, INTERVU intends to expand both its sales force and the geographic areas in which INTERVU maintains a sales presence.

     Maximize Customers' Brand Awareness

     Web site owners devote substantial resources to establishing online brand recognition and increasing traffic. INTERVU does not compete with its customers for Web site traffic or brand awareness because it does not maintain a Web site that end-users must visit to access its customers' video and audio content. End-users visiting an INTERVU customer's Web site receive video and audio directly through that site without knowing that it is coming from the INTERVU Network.

     Further Develop Automated Delivery Solutions


     INTERVU intends to further develop automated delivery solutions to attract new customers and remain a technology leader. For example, INTERVU Conference enables telecommunications providers and other service bureaus to provide automated Internet conferencing services to their customers. INTERVU plans to expand the features of its automated solutions while also developing new, innovative solutions. INTERVU has developed several automated publishing interfaces, or APIs. These APIs allow INTERVU's customers to more quickly and efficiently gain access to the INTERVU Network.


     Provide Full-Service Solutions

     INTERVU is a full-service provider, offering its customers encoding and production services, software solutions, content distribution and storage. INTERVU tailors its services to each customer's needs and provides 24-hour, seven-days-a-week customer support. INTERVU believes that its customized full-service approach increases customer satisfaction, facilitates the sale of additional services to its existing customers and significantly enhances its ability to increase its customer base.

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     Adapt Technologies to Access New Markets

     INTERVU intends to continue to develop service offerings based on its core technologies to gain access to new markets for transmission of content through the Internet. For example, INTERVU leveraged its expertise in interactive Web presentations to develop the INTERVU Conference family of conferencing solutions, which has enabled INTERVU to enter the emerging Internet conferencing market. INTERVU has also developed its Netpodium(R) Web-based interactive presentation application, which incorporates streaming audio and video, synchronized slides, real-time audience polling, and question-and-answer capability, to meet the business communications needs of various markets, including investor relations, corporate training, internal corporate communications, product launches, online sales, conferences and tradeshows and government.

     Expand the INTERVU Network


     INTERVU intends to expand the INTERVU Network by installing additional delivery centers in Internet hosting centers and at Internet points of presence, commonly known as POPs. INTERVU believes it can further improve the speed, quality and reliability of streaming video and audio by reducing the number of Internet connections that content must traverse before its reaches the end-user. INTERVU plans to locate network resources in POPs with broadband technologies, such as digital subscriber line, or DSL, cable modem technology or satellite delivery, to facilitate faster transmission to end-users. Expansion of the network also will allow INTERVU to store and deliver larger numbers of video and audio files and to increase the number of simultaneous streams it can deliver.


     MARKETING AND SALES

     INTERVU employs a variety of marketing methods, including television and print advertising, direct marketing, trade show and conference participation, the INTERVU Web site, sales literature, Internet promotions and placement of its name and logo on customers' Web sites. A key element of INTERVU's marketing strategy is to continue to heighten awareness for the INTERVU brand as it expands its sales and marketing activities.

     INTERVU classifies its target customers into two principal categories: (1) entertainment and news and (2) business communications.

     Entertainment and News

     Entertainment and news customers are content creators that have a need to deliver audio or video entertainment or news content over the Internet to an end-user audience. INTERVU markets to this segment both directly and through reseller partners. INTERVU services entertainment and news customers by streaming either "live" or "on-demand" content.

     - Entertainment. INTERVU's largest target market is entertainment providers, especially providers of music, movies and sports. INTERVU believes that entertainment content has the greatest end-user demand and therefore targets providers of this content. INTERVU's entertainment customers include to AOL MovieFone, House of Blues, NBC, NetRadio.com, Playboy, Quokka Sports, Tunes.com, Turner Broadcasting System (TBS), Viacom/VH-1 and Warner Brothers. Companies such as Beatflow.com and DVD Express use INTERVU's services to stream audio and video clips in support of their e-commerce sales of music and DVDs.

     - News. News and information providers increasingly are using the Internet as a distribution channel to reach end-users quickly and conveniently. INTERVU's current customers in the news market include Bloomberg, CNET, CNN, MSNBC and a number of local NBC affiliates.

     Business Communications

     INTERVU believes there is a growing market for video and audio applications in business communications on the Internet. The business communications market includes investor relations,
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corporate communications, business training, online sales, conferences and tradeshows. INTERVU facilitates these various forms of business communications through the INTERVU Conferencing family of products. To capitalize on the market potential of business communications offerings, INTERVU has targeted the following segments with its sales and marketing efforts:


     - Corporate Customers. INTERVU targets corporate customers both directly and through channel sales. INTERVU offers these customers the ability to use the Internet and their corporate intranets for remote idea sharing, corporate training, online sales and conferences. Companies such as Texas Instruments and Hand Technologies use INTERVU services for sales training, and companies such as Great Plains, Peppers & Rogers and Visio utilize INTERVU solutions for public relations and marketing purposes. Other INTERVU corporate clients include BMG Music, Saatchi & Saatchi, Onyx, Microsoft and Intel.



     - Financial Service Organization. INTERVU uses financial service organizations as resellers of INTERVU's business-to-business products. Companies such as CCBN, Investor Broadcast Network and Visual Data Corp. resell INTERVU's service offerings for earnings announcements, stockholder meetings and other investor relations events. Through these resellers, INTERVU has facilitated Webcast financial events for companies such as AOL, AT&T, eBay, Microsoft and Yahoo!.



     - Telecommunications Providers and Service Bureaus. INTERVU is establishing relationships with telecommunications providers and service bureaus to resell the INTERVU Conference family of Internet conferencing solutions. Telecommunications and traditional teleconferencing companies market INTERVU's services as enhancements to their standard offerings. To date, INTERVU has established reseller relationships with several major telecommunications providers.


     INTERVU employs a dedicated sales force of 64 sales professionals to sell its audio and video distribution services. INTERVU plans to significantly expand its sales force during 2000 both in its current geographic markets and new markets. INTERVU divides its sales representatives into channel sales and direct sales. INTERVU has a sales office or presence in San Diego, Seattle, Washington D.C., San Francisco, New York, Chicago, Los Angeles, Atlanta and Detroit. INTERVU also seeks to leverage its relationships with other Internet companies that resell INTERVU's delivery services.

     INTERVU SERVICE SOLUTIONS

     INTERVU provides live interactive Web event services, live Webcasting, and video and audio on-demand. Live Webcasting includes both live online events and 24-hour per day streaming services such as continuous radio broadcasts. On-demand services allow INTERVU customers to store video and audio clips on the INTERVU Network and to make them available to end-users through their Web sites. INTERVU is a full-service provider, offering all of the services necessary for both live Webcasting and video and audio on-demand, including production, encoding, uplinking, Web site integration, distribution, reporting and archiving. INTERVU supports and enhances these services with the following software solutions and other services:

     INTERVU Netpodium

     INTERVU Netpodium is a feature-rich application for Internet-based live interactive Web broadcasting that enables organizations to augment traditional one-way Webcast events with interactive polling, instantaneous messaging and Web site touring capabilities. In addition, the interactive Netpodium technology integrates an event participant database. This database captures the entire interactive Web broadcast activity, including questions, responses and poll results. INTERVU Netpodium was awarded the "Best Desktop Conferencing Product" at the Telecon West '99 awards.

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     INTERVU Conference

     The INTERVU Conference family of conference casting solutions enables telecommunications carriers and other service bureaus to incorporate live audio and video streaming services into their traditional conference call offerings. The INTERVU Conference solutions leverage the power of the Internet, the INTERVU Network and INTERVU's Netpodium technology to offer a combination of streaming media, interactive text messaging and other dynamic functions that traditional conference calls cannot deliver.

     INTERVU Conference services are based on an automated solution that captures the signal from a telephone or videoconference call and delivers it over the INTERVU Network. The call is streamed to the participants through an INTERVU-generated Web site branded in the service bureau's name. These solutions are efficiently provided through a real-time, Web-based reservation system. Users also have the ability to load content, set security, view reports and monitor events from their own secure Web page in real time. In addition, customer conferences can be automatically recorded and archived for on-demand use and rebroadcast.

     INTERVU Publish

     INTERVU Publish allows customers with large amounts of content to publish video and audio clips to their Web pages, dynamically generate new pages that offer end-user access to the clips, and provide content searching functionality. INTERVU initially developed this technology to provide services to NBC's VideoSeeker Web site. This technology is being expanded with INTERVU Publish to provide mainstream functionality to a broader marketplace.

     Production Services

     INTERVU provides production services for Web site owners that deliver content through INTERVU. These production services include filming and producing live events that Web site owners broadcast over the Internet. INTERVU's customers have used its production services to broadcast events such as the Dr. Drew Show, Sammy Hagar's Birthday Bash, the Red Carpet for the Screen Actors' Guild Awards, the L.A. Latino International Film Festival, and various trade shows including E3, the Red Hat Software Linux Expo, NATPE '99 and the National Cable Television Association's Cable '99.

     Encoding Services

     INTERVU offers encoding services to its customers through its internal staff and through subcontracting relationships with INTERVU business partners. INTERVU offers encoding in a number of digital formats, including MPEG, Quicktime, AVI, Microsoft's Media Player and RealNetworks' RealServer 7.0.

     INTERVU NETWORK

     INTERVU uses the INTERVU Network as the foundation for providing video and audio distribution solutions to INTERVU customers. The INTERVU Network uses proprietary software, systems and processes to manage large amounts of content stored on nearly 1,000 servers in Internet hosting centers.

     In 1999 INTERVU received two patents -- one for the design and operation of INTERVU's distributed network, the other for the method by which video and audio files are indexed and retrieved. The INTERVU Network's disbursed network architecture enables INTERVU to deliver streaming content to larger numbers of simultaneous end-users than other service providers can achieve from centrally located servers. In addition, the network architecture is designed to more evenly distribute streaming media traffic across the Internet infrastructure.

     Using the INTERVU Network, Web site owners provide video and audio content to end-users more cost-effectively and conveniently than through traditional Internet distribution mechanisms. INTERVU customers can place their streaming video and audio content on the INTERVU Network instead of
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managing large video and audio files themselves and maintaining their own expensive hardware. To an end-user visiting an INTERVU customer's Web site, the content appears to come directly from that site, rather than from INTERVU. INTERVU provides software for the customer's Web site that links end-users to the INTERVU Network.

     Reduces Transmission Time and Improves Quality

     INTERVU's use of delivery centers, called Streaming Performance Centers(SM), in multiple Internet hosting centers provides significant advantages in multimedia delivery. The INTERVU Network's intelligent content distribution system determines which of its servers is electronically closest to the end-user and sends the video and audio content from that location. This reduces transmission time, with a corresponding reduction in the chances for stream degradation due to Internet congestion. The result is a higher-quality stream.

     Scalable Network

     The INTERVU Network is capable of scaling (increasing its delivery capacity) quickly according to demand. Scalability is achieved through the use of an intelligent content distribution system that notices increased demand for a piece of content, replicates that content, and immediately sends it to those Streaming Performance Centers(SM) nearest the demand for delivery. This efficient routing, combined with the distributed nature of the INTERVU Network, enables INTERVU to ramp up quickly to deliver streaming content to thousands of Web users at the same time.

     One of the best-publicized examples of the INTERVU Network's scalability was INTERVU's September 21, 1998 live Webcast of President Clinton's grand jury testimony for CNN Interactive. This breaking news event occurred on a workday, sending office workers to the CNN Web site to watch the video. When demand for the streaming video peaked in the 11 a.m. hour, the INTERVU Network successfully met that demand, scaling up to deliver more than 18,000 simultaneous live streams. For this event, INTERVU delivered more than 500,000 total streams between 9 a.m. and 5 p.m.

     KEY WORKING RELATIONSHIPS

     INTERVU seeks to leverage its relationships with key customers and technology leaders to support the development of its automated delivery solutions and build INTERVU's brand identity. In October 1997, INTERVU entered into a strategic alliance with NBC Multimedia and became the exclusive distributor of most NBC entertainment multimedia content over NBC Internet sites. The NBC strategic alliance agreement provides for revenue sharing from the Videoseeker Web site, which offers end-users a single source for online multimedia entertainment and information. INTERVU created the automated video search engine and directory functions used on the VideoSeeker site and developed the proprietary software underlying the site. A major benefit to INTERVU of the strategic relationship with NBC is the opportunity VideoSeeker provides INTERVU to develop and test new solutions for multimedia publishing, programming and delivery.

     In November 1999, INTERVU announced a strategic multi-tiered alliance with the CNN News Group. As part of the agreement, INTERVU issued $20 million of common stock to CNN. In return, CNN will provide INTERVU with three years of on-air and online advertising and promotional opportunities across CNN's properties, and INTERVU will sub-license CNN's domestic television networks to its corporate clients for internal distribution on their LANs. INTERVU will provide fee-based Internet video management and delivery services for three years and will also deliver audio streaming services.

     INTERVU also has worked with Microsoft to integrate its products into INTERVU's delivery solutions. For example, INTERVU has incorporated the features of Microsoft's PowerPoint presentation software into INTERVU Netpodium and INTERVU Conference to allow Web site owners to integrate PowerPoint slides into streaming video presentations. In addition, in December 1999 INTERVU announced a strategic alliance with Microsoft to expand its broadband streaming media network based on
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the Windows Media platform. INTERVU and Microsoft are seeking to develop a cost-effective infrastructure for the development of Internet broadband audio and video delivery. Under the strategic alliance, INTERVU will provide content providers with forward-based pricing and will deploy media delivery centers located at high-speed access points. In addition, Microsoft's is seeking to establish its Windows Media solution as a platform for building value-added applications such as targeted audio/video advertising insertion, pay-per-view, and digital rights management, creating new business opportunities for content providers.


     In connection with the formation of the strategic alliance, Microsoft invested $30 million in INTERVU preferred stock and warrants. With Microsoft's investment, INTERVU will co-locate and interconnect its Streaming Performance Centers(TM) on cable, wireless and DSL networks and in other "edge" locations in order to reduce, and eventually eliminate, egress distribution costs for its content provider customers. Egress distribution costs are costs that content providers incur when their content is streamed out of the ISP. INTERVU believes this regional expansion of the INTERVU Network will offer broadband subscribers a higher quality audio/video experience because content will be delivered from their broadband service provider directly to them, bypassing Internet congestion.


     COMPETITION

     The market for Internet content delivery services is rapidly expanding and highly competitive. INTERVU expects that the competition will continue to intensify. The streaming media distribution industry is characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions. INTERVU faces sustained competition from a number of companies. These competitors include: (1) companies that utilize other streaming technologies, (2) Internet service providers and (3) hardware and system vendors. Additionally, INTERVU competes with Web site owners and content publishers that employ in-house technical personnel to develop streaming media technology and to manage their streaming media. Competitive factors in the Internet streaming media distribution market include the quality and reliability of service, price, customer support, patented technology, brand recognition and traffic flow directed to Web sites.

     The market for Web-based conferencing is also highly competitive. Many competitive products and solutions were launched during 1999. The online conferencing market is characterized by rapidly changing software applications with frequent new product enhancements and features. INTERVU believes that substantial competition exists within the marketplace. INTERVU's competitors include (1) companies that develop and market conferencing software and (2) companies that host online conferences using proprietary conferencing applications. Competitive factors in the online conferencing market include quality of service, price, customer support, product features, and brand recognition.

     See "Risk Factors -- Risks Relating to INTERVU's Business -- INTERVU faces significant competition" for further discussion of the competitive conditions facing INTERVU.

     SOFTWARE DEVELOPMENT; INTELLECTUAL PROPERTY

     INTERVU develops most of its technologies itself and maintains a software development staff of 62 people that designs and develops INTERVU's new services. INTERVU had research and development expenses of approximately $1.7 million in 1997, $4.8 million in 1998 and $10.1 million in 1999. INTERVU believes that by performing most of its software development itself it can more quickly and cost-effectively develop new and innovative technologies and services. As a result, INTERVU believes it is better equipped to incorporate customer preferences identified by INTERVU's marketing and sales groups into development plans.


     INTERVU regards its technology as proprietary and attempts to protect it with patents, copyrights, trade secret laws, restrictions on disclosure and other methods. The U.S. Patent & Trademark Office (USPTO) has granted two patents to INTERVU covering the management, distribution and delivery of multimedia content over the Internet as well as the architecture of the INTERVU Network. In addition, INTERVU currently has 15 patent applications pending before the United States Patent & Trademark

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Office and 23 pending international patent applications. Furthermore, INTERVU is in the process of filing several patent applications directed to the distribution and delivery of content from a distributed computer network over the Internet.



     INTERVU pursues registration of its trademarks and service marks, although it has not secured registration of all of its marks. As of February 2000, INTERVU had three registered United States trademarks and had several applications pending for additional United States trademarks.


     LEGAL PROCEEDINGS

     From time to time, INTERVU may be involved in litigation arising in the ordinary course of its business. INTERVU is not presently a party to any material legal proceedings.

     EMPLOYEES

     As of December 31, 1999, INTERVU had 291 full-time employees, of which 62 were in software development, 103 in operations, 102 in sales and marketing and 24 in administration. None of INTERVU's employees is represented by a labor union, and INTERVU considers its relations with its employees to be good.

     FACILITIES

     INTERVU is headquartered in facilities consisting of approximately 36,333 square feet in San Diego, California, under a sublease expiring in 2003. Additionally, INTERVU maintains offices in New York, San Francisco, Chicago, Seattle and Fairfax, Virginia. INTERVU anticipates opening additional regional sales offices in 2000 and beyond as it increases the size of its sales force and expands its sales and marketing initiatives.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     The following discussion should be read together with INTERVU's consolidated financial statements, including the accompanying notes, that appear elsewhere in this proxy statement/prospectus. This proxy statement/prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ from these forward-looking statements as a result of factors, including but not limited to those set forth under the heading "Risk
Factors -- Risks Relating to INTERVU's Business" and elsewhere in this proxy statement/prospectus.

OVERVIEW


     INTERVU provides Web site owners and content publishers with cost-effective services and automated tools for the streaming of live and on-demand video and audio content over the Internet. INTERVU also provides Internet conferencing services and interactive Web broadcasting services. INTERVU's customers use its video and audio distribution services to transmit entertainment, sports, news and business-to-business content. INTERVU's current customers include AOL MovieFone, Bloomberg, CNET, CNN, Digital Entertainment Network, DVD Express, Excite@Home, House of Blues, Microsoft, MSNBC, NBC, NetRadio.com, Playboy, Pseudo, Quokka Sports, Saatchi & Saatchi, Tunes.com, Turner Broadcasting and Viacom/VH-1.



     REVENUES


     INTERVU derives revenues from delivering live and on-demand video and audio content over the Internet and providing related services, including production, encoding, uplinking, Web site integration, distribution, reporting and archiving. INTERVU typically charges its customers fees with fixed and variable components. The fixed component consists of a monthly fee based on the particular bundle of services provided and an agreed upon amount of content to be stored and streams to be delivered. To the extent that a customer exceeds agreed upon storage and delivery amounts, INTERVU typically charges variable fees based on the amount by which content delivered exceeds the agreed upon amount. For customers for which INTERVU performs specific projects, it charges a combination of fixed and variable fees depending on the project. INTERVU also derives revenues from consulting services relating to streaming media technologies, although this is not expected to constitute a material portion of INTERVU's revenues in the future.


     COST OF REVENUES


     Cost of revenues consists of production expense which is comprised of salaries and costs associated with producing an event, bandwidth and monthly fees paid to Internet service providers and depreciation of servers added to INTERVU's network.


     EXPENSES


     INTERVU's operating expenses consist of research and development, sales and marketing and general and administrative. Research and development expenses consist primarily of salaries and related expenses for personnel, fees to outside contractors and consultants, allocated costs of facilities and depreciation and amortization of capital equipment. Research and development expenses to date have been focused in three areas: (1) research and development of software to improve the INTERVU Network's ability to deliver video and audio content, (2) research and development of software to analyze Internet performance and redirect individual end-users to optimal servers and (3) research and development of software to help Web sites and businesses publish their sites and communicate with end users.

     Sales and marketing and general and administrative expenses consist primarily of salaries, commissions, promotional expenses, professional services and general operating costs. INTERVU expects that as it adds additional customers, the corresponding increase in video delivery volumes will allow INTERVU to generate economies of scale relative to its bandwidth costs because it will be able to obtain

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larger volume discounts. To the extent that INTERVU does not realize such economies of scale, INTERVU's business will be adversely affected.

     As INTERVU expands its business in 2000 and beyond, it expects that its research and development, sales and marketing and general and administrative expenses will increase substantially. Research and development expenses are expected to increase as INTERVU adds engineers to its in-house software development team. INTERVU's sales and marketing and general and administrative expenses will increase as INTERVU, among other things, hires additional personnel, increases its advertising expenditures and establishes additional sales offices.

     INTERVU also expects to expand the INTERVU Network by adding servers in additional Internet hosting centers. INTERVU depreciates equipment added to the INTERVU Network over the useful lives of the asset and includes this expense in cost of revenues.


     NBC STRATEGIC ALLIANCE



     In connection with entering into a strategic alliance with NBC Multimedia, Inc., INTERVU issued 1,280,000 shares of its Series G convertible preferred stock to NBC in October 1997. INTERVU charged $3.4 million to expense in January 1998, representing the fair value of 680,000 shares of Series G preferred stock at the time NBC's obligation to return those shares lapsed. INTERVU charged $17.2 million to expense in October 1999, representing the fair value of the remaining 600,000 shares of Series G preferred stock at the time NBC's obligation, pursuant to the strategic alliance, to return those shares lapsed.



     CNN STRATEGIC ALLIANCE


     On November 11, 1999, INTERVU announced a strategic multi-tiered alliance with the CNN News Group. As part of the agreement, INTERVU issued 349,612 shares of common stock to CNN. In return, CNN will provide INTERVU with three years of on-air and online advertising and promotional opportunities across CNN's properties, and INTERVU will sub-license CNN's domestic television networks to its corporate clients for internal distribution on their LANs. INTERVU will be CNN's provider of fee-based Internet video management and delivery services for three years and will also deliver audio streaming services immediately. Following the first anniversary of the agreement, if the market value of the shares prior to the end of any fiscal quarter falls below $20.00 per share, INTERVU has agreed to issue a letter of credit in the amount of $10.0 million to CNN prorated by the number of INTERVU shares remaining held by CNN and by the number of days into the agreement. In addition, INTERVU may become obligated to pay to CNN up to $10 million in cash or common stock, at INTERVU's option, if CNN holds the shares issued to it for three years and the price per share of INTERVU's common stock does not increase to 1.5 times the initial price at the effective date of the agreement. Either party may terminate the contract at any time for material breach by the other party that remains uncured or the other party's bankruptcy or similar adverse condition. In the event the agreement is terminated by CNN, CNN is required to pay INTERVU as of the date of the termination notice, the value of the undelivered services purchased under this agreement in stock (the INTERVU stock to be valued at an issuance price of approximately $57 per share). In the event the agreement is terminated by INTERVU in some instances because CNN engages another party to provide Internet video management and delivery services, CNN is required to pay INTERVU as of the date of termination in INTERVU stock (the INTERVU stock to be valued at an issuance price of approximately $57 per share) (i) the value of the undelivered services purchased under the agreement and (ii) a breakup fee of $3,000,000 initially that declines to zero over the term of the agreement.


     MICROSOFT STRATEGIC ALLIANCE


     On December 20, 1999, INTERVU and Microsoft Corporation announced a strategic alliance to expand INTERVU's broadband streaming media network based on Microsoft's Window Media platform and announced that Microsoft will make an investment of $30 million in INTERVU. On December 23, 1999, Microsoft purchased 30,000 shares of INTERVU's Series H 6.5% Convertible Redeemable Preferred

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Stock, a new series of preferred stock. The shares of Series H preferred stock are convertible at the option of the holder into an aggregate of 333,333 shares of INTERVU's common stock, subject to customary anti-dilution adjustments. The terms of the Series H preferred stock specify an annual dividend rate of 6.5%, payable quarterly in Series H preferred stock, common stock or cash at INTERVU's option. Microsoft also received a warrant to purchase 60,000 shares of INTERVU's common stock at an exercise price of $90.00 per share, the conversion price of the Series H preferred stock. Holders of Series H preferred stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2009, if the Series H preferred stock has not been converted to INTERVU common stock, INTERVU will be required to redeem all outstanding shares of Series H preferred stock at a price equal to its liquidation preference, plus accumulated and unpaid dividends to the date of redemption.


     ACQUISITIONS


     On July 14, 1999, INTERVU acquired Videolinx Communications, Inc., a Virginia-based visual communications services company, through a merger of an INTERVU subsidiary with and into Videolinx. INTERVU acquired Videolinx to strengthen INTERVU's focus on providing high-quality service to the Internet audio and video conferencing space. The acquisition also provided INTERVU with the ability to provide streaming customers with redundant call centers located in San Diego, CA and Fairfax, VA. The new center in Virginia will provide additional back up to enhance staffing for various time zones, reliability and peak load management. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Under the terms of the acquisition agreement, INTERVU issued 38,399 shares of INTERVU common stock to Videolinx's former stockholders and repaid approximately $145,000 of Videolinx's indebtedness upon the closing.

     On August 25, 1999, INTERVU acquired Netpodium Inc., a Seattle-based innovator of live, interactive, Web-based communication software and event hosting services. The acquisition has expanded INTERVU's audio and video Internet broadcasting offerings in the business services market. Under the terms of the acquisition, which was accounted for as a pooling of interests, INTERVU issued 996,882 shares of common stock to Netpodium's former stockholders and assumed options to purchase 192,275 shares of INTERVU common stock (on an as converted basis), at a weighted average price of $1.66 per share, and assumed warrants to purchase 14,354 shares of INTERVU common stock (on an as converted basis) at an exercise price of $8.71.

RESULTS OF OPERATIONS

     INTERVU has incurred net losses in each fiscal period since its inception and, as of December 31, 1999, had an accumulated deficit of $68.6 million. To date, INTERVU has not generated sufficient revenues to absorb its operating expenses, and, as a result of the significant expenditures INTERVU plans to make as described above, INTERVU expects to continue to incur significant operating losses and negative cash flows from operations for the foreseeable future.


     1999 COMPARED TO 1998


     Total revenue for 1999 increased to $11.8 million from $1.8 million in the prior year. The increase in revenues reflects the expansion of INTERVU's streaming media services and its customer base, and the incremental revenues associated with the acquisitions of Videolinx Communications, Inc. and Netpodium Inc. in 1999.

     Total cost of revenue for 1999 increased to $5.2 million from $1.1 million in the prior year. The increase in the cost of revenue was primarily attributable to an increase in the cost of bandwidth of $1.6 million and an increase of $2.0 million in production expense which is comprised of salaries and the costs associated with producing an event.

     Research and development expenses for 1999 increased to $10.1 million from $4.8 million in the prior year. The increase was due primarily to an increase of $1.8 million in personnel and associated costs, an increase of $1.3 million in depreciation, an increase of $1.4 million for consulting and an increase of $115,000 for travel and entertainment.


     Sales and marketing expenses for 1999 increased to $15.6 million from $6.0 million in the prior year. The increase was attributable primarily to an increase of $5.6 million in personnel and associated costs, an increase of $672,000 in expenditures for trade shows and other marketing efforts, an increase of $429,000 in consulting fees and an increase of $693,000 for travel and entertainment.

     General and administrative expenses for 1999 increased to $11.1 million from $4.1 million in the prior year. The increase was attributable primarily to an increase of $2.0 million in personnel and associated costs, an increase of $954,000 in consulting fees, an increase of $930,000 for legal fees and accounting fees and an increase of $310,000 for travel and entertainment.

     Charges associated with the NBC strategic alliance agreement for the year ended December 31, 1999 increased to $17.2 million from $4.6 million in the prior year. The charges in the 1999 period reflected a non-cash charge of $17.2 million relating to the lapse of NBC's obligation to return 600,000 shares of Series G preferred stock to INTERVU upon a termination by NBC of the strategic alliance agreement. The charges in 1998 reflect (1) a non-cash charge of $3.4 million relating to the lapse of NBC's obligation to return 680,000 shares of Series G preferred stock to INTERVU upon a termination by NBC of the strategic alliance agreement and (2) a charge of $1.3 million relating to nonrefundable cash payments paid due to NBC Multimedia under the strategic alliance agreement for the costs of producing and operating NBC's VideoSeeker Web site and the costs of advertising and promotions placed by INTERVU on NBC Internet sites.

     Interest income for 1999 increased to $4.0 million from $1.3 million in the prior year. Interest income represents interest earned by INTERVU on its cash, cash equivalents and short-term investments. The increase in interest income over the comparable period in 1998 was the result of higher cash, cash equivalents and short-term investments balances INTERVU obtained from sales of equity securities.

     INTERVU's net loss for 1999 increased to $43.4 million from $17.6 million for the prior year.

     INTERVU has not recorded any income tax benefit for net losses and credits incurred for any period from inception to December 31, 1999. The utilization of these losses and credits is contingent upon INTERVU's ability to generate taxable income in the future. Because of that uncertainty, INTERVU has recorded a full valuation allowance with respect to these deferred tax assets. See Note 6 of Notes to Consolidated Financial Statements of INTERVU for further discussion of these deferred tax assets.


     1998 COMPARED TO 1997


     Total revenue for 1998 increased to $1.8 million from $144,000 in the prior year. The increase in revenues reflects the expansion of INTERVU's streaming media services. INTERVU also generated additional revenue from its services to NBC's VideoSeeker Web site and from consulting and seminar management services.

     Total cost of revenue for 1998 increased to $1.1 million from $997,000 in the prior year. The increase in the cost of revenue was primarily attributable to an increase in the cost of bandwidth of $553,000.

     Research and development expenses for 1998 increased to $4.8 million from $1.7 million in the prior year. The increase in research was primarily attributable to a $1.5 million increase for personnel and associated costs, an increase of $362,000 for consulting expense and an increase of $60,000 for travel and entertainment.

     Sales and marketing expenses for 1998 increased to $6.0 million from $1.9 million in the prior year. The increase was attributable primarily to an increase of $1.6 million in personnel and associated costs, and increase of $1.8 million in expenditures for trade shows and other marketing efforts, an increase of $128,000 in consulting fees and an increase of $274,000 for travel and entertainment.

     General and administrative expenses for 1998 increased to $4.1 million from $231,000 in the prior year. The increase was attributable primarily to an increase of $2.9 million in personnel and associated costs, and increase of $108,000 in consulting fees, an increase of $276,000 for legal and accounting fees and an increase of $54,000 for travel and entertainment.

     Charges associated with the NBC strategic alliance agreement for the year ended December 31, 1998 increased to $4.6 million from $750,000 in the prior year. The charges in the 1998 period reflected (1) a non-cash charge of $3.4 million relating to the lapse of NBC's obligation to return 680,000 shares of Series G preferred stock to INTERVU upon a termination by NBC of the strategic alliance agreement and (2) a charge of $1.3 million which has been paid relating to nonrefundable cash payments which were due to NBC Multimedia under the strategic alliance agreement for the costs of producing and operating NBC's VideoSeeker Web site and the costs of advertising and promotions to be placed by INTERVU on NBC Internet sites. The 1997 charges reflected the payment of $750,000 of nonrefundable cash payments to NBC Multimedia under the strategic alliance agreement.

     Interest income for 1998 increased to $1.3 million from $192,000 in the prior year. Interest income represents interest earned by INTERVU on its cash, cash equivalents and short-term investments. The increase in interest income over the comparable period in 1997 was the result of higher cash, cash equivalents and short-term investments balances INTERVU obtained from sales of equity securities.

     INTERVU's net loss for 1998 increased to $17.6 million from $5.3 million for the prior year.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, INTERVU has financed its operations primarily through sales of equity securities. Through December 31, 1999, INTERVU had raised $145.2 million from the sale of preferred stock and common stock. At December 31, 1999, the principal source of liquidity for INTERVU was $115.0 million of cash, cash equivalents and short-term investments.

     INTERVU has had significant negative cash flows from operating activities since inception. Cash used in operating activities was $25.1 million for 1999, $11.5 million for 1998, and $4.6 million for 1997. Cash used in operating activities in each of these years was primarily the result of increased business activity and related operating expenses.

     Cash used in investing activities was $68.4 million for 1999, primarily representing purchases of short-term investments and capital expenditures for equipment, software and furniture and fixtures. Cash used in investing activities was $20.4 million for 1998, primarily representing the net purchases of short-term investments and capital expenditures for equipment, software and furniture and fixtures. Cash used in investing activities was $484,000 for 1997, primarily representing capital expenditures for equipment, software and furniture and fixtures. As of December 31, 1999, INTERVU has no material commitments for capital expenditures. However, in March 1999, INTERVU financed $1.1 million of equipment under a three-year non-cancelable leaseline with an annual interest rate of 7.75%.

     Cash provided by financing activities was $128.2 million for 1999, $23.6 million for 1998, and $23.9 million for 1997. In 1999, the cash provided by financing activities was primarily from the $97.0 million in net proceeds from the sale of common stock in a public offering completed in May 1999, and $30.0 million in net proceeds from the sale of Series H 6.5% Convertible Redeemable Preferred Stock due 2009 to Microsoft completed in December 1999. In 1998, the cash provided by financing activities was primarily from the $17.8 million in net proceeds from the sale of common stock in a public offering completed in June 1998. Cash provided in 1997 was primarily due to net proceeds received by INTERVU from the sale of preferred stock and completion of INTERVU's initial public offering and direct offering to NBC in November 1997. Net proceeds from INTERVU's initial public offering and direct offering to NBC in 1997 aggregated $18.6 million.

     In June 1998, INTERVU relocated its headquarters to office space subleased in San Diego, California. The sublease commenced in May 1998 and will expire in June 2003. Over the term of the lease INTERVU will pay total rent of approximately $2.5 million.

     INTERVU believes existing cash, cash equivalents and short-term investments will be sufficient to meet its working capital and capital expenditure requirements through at least the end of 2000. Thereafter, if cash generated by operations is insufficient to satisfy INTERVU's liquidity requirements, INTERVU may need to sell additional equity or debt securities or obtain credit facilities. INTERVU has a line of credit with an outstanding balance of $115,000 as of December 31, 1999.

IMPACT OF YEAR 2000

     In prior years, INTERVU discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, INTERVU completed its remediation and testing of systems. As a result of those planning and implementation efforts, INTERVU experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. INTERVU expensed $22,000 during 1999 in connection with remediating its systems. INTERVU is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. INTERVU will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     INTERVU is exposed to changes in interest rates primarily from its investments in certain available for sale marketable securities. Under its current policies, INTERVU does not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of interest sensitive financial instruments at December 31, 1999.

MANAGEMENT

     EXECUTIVE OFFICERS AND DIRECTORS

     The directors, executive officers and key employees of INTERVU and their ages as of December 31, 1999 are as follows:


                  NAME                    AGE                        POSITION
                  ----                    ---                        --------
Harry E. Gruber.........................  47     Chairman and Chief Executive Officer
Brian Kenner............................  40     Vice President and Chief Technology Officer
Kenneth L. Ruggiero.....................  33     Vice President and Chief Financial Officer
Edward L. Huguez........................  42     Vice President and Chief Operating Officer
Stephen H. Klein........................  36     Vice President of Business Development, Networks
Scott Crowder...........................  37     Vice President, Operations
Dennis N. Berman........................  49     Vice President, Corporate Development
Keno Thomas.............................  42     Vice President, Sales
Kevin Sagara............................  38     Vice President -- Mergers and Acquisitions and
                                                 General Counsel
J. William Grimes.......................  59     Vice Chairman
Edward E. David, Jr.....................  75     Director
Mark Dowley.............................  35     Director
Alan Z. Senter..........................  58     Director
Isaac Willis............................  59     Director


     Harry E. Gruber is a founder of INTERVU and has served as Chairman and Chief Executive Officer of INTERVU since July 1996. From July 1996 to July 1997, Dr. Gruber served as INTERVU's President, and from July 1997 to February 1998, Dr. Gruber served as INTERVU's Chief Financial Officer. Prior to founding INTERVU, Dr. Gruber founded two start-up biotech ventures, Gensia Inc. and Viagene Inc., which completed initial public offerings in 1990 and 1993, respectively. From July 1995 to July 1996, Dr. Gruber served as Chief Scientific Officer of Gensia, and from 1988 to July 1995, he served as Vice President, Research of Gensia. Dr. Gruber serves as a director of Vascular Genomics, Inc., a privately held company, and as a director of the UCSD Foundation and a member of the Board of Overseers for the University of Pennsylvania College of Arts and Sciences. Dr. Gruber obtained his M.D. and B.A. degrees from the University of Pennsylvania.

     Brian Kenner is a founder of INTERVU and has served as Vice President and Chief Technology Officer of INTERVU since February 1996. From 1989 to January 1996, Mr. Kenner was a Project Engineer at Science Applications International Corporation, an advanced-technology development and research organization. As Project Engineer, Mr. Kenner had responsibility for products ranging from advanced hand-held instrumentation to devices which digitize, compress, and transmit both moving and still images over public and proprietary communications networks. Mr. Kenner obtained a B.S. in electrical engineering from the University of California, San Diego.

     Kenneth L. Ruggiero joined INTERVU in February 1998 and serves as Vice President and Chief Financial Officer. From April 1996 to February 1998, Mr. Ruggiero was employed by NBC. From December 1996 to February 1998, he was the Chief Financial Officer of NBC Interactive Media, NBC's Internet division. In this capacity he performed and managed financial reporting, implemented various policies and procedures and structured and negotiated business development activities. From April 1996 to December 1996, Mr. Ruggiero was a Manager in NBC's Business Development and International Finance division. From September 1989 to April 1996, he was employed by Arthur Andersen, an independent public accounting firm, where he held a number of positions, including most recently Manager of Corporate Consulting. Mr. Ruggiero is a Certified Public Accountant. He received an M.B.A. from Columbia University Graduate School of Business and a B.A. in accounting from the University of Massachusetts, Amherst.

     Edward L. Huguez joined INTERVU in May 1998 and serves as Vice President and Chief Operating Officer. From October 1992 to May 1998, Mr. Huguez was employed by DIRECTV, a direct broadcast satellite entertainment company. Mr. Huguez held a number of different positions at DIRECTV, most recently Vice President, New Media and Interactive Programming and Platforms. In this capacity, Mr. Huguez was responsible for the business unit that managed DIRECTV's new media and interactive business. From March 1987 to September 1992, Mr. Huguez was employed by ESPN, Inc., most recently as Director, Affiliate Sales and Marketing, Western Division. He received an M.B.A. from the John E. Anderson Graduate School of Management at UCLA and a B.A. in political science from Arizona State University.

     Stephen H. Klein joined INTERVU in May 1996 as Director of Business Development and Sales and has served as Vice President of Business Development, Networks since March 1997. From 1994 to 1996, he served as New Business Development Manager for General Instrument Corporation where he was one of the originating founders of the SURFboard Program, General Instrument's Internet cable modem technology and product line. From 1988 to 1992, Mr. Klein held various product management and technical management positions at General Instrument's VideoCipher Division. Mr. Klein obtained an M.B.A. from San Diego State University and a B.S. in engineering from Ohio State University.

     Scott Crowder joined INTERVU in June 1998 as Vice President of Operations. From July 1985 through May 1998, Mr. Crowder held a number of positions at Sprint Long Distance, including most recently Director-Advanced Product Support. Mr. Crowder has more than 16 years of industry and experience and held various management roles at Sprint in the areas of switch data services, ISDN, video conferencing, and drums multimedia collaboration solutions.

     Keno V. Thomas joined INTERVU in March 1999 and serves as Sr. Vice President, Sales. Prior to joining INTERVU, Mr. Thomas served as President of KVT Communications, a strategic marketing consulting firm, from July 1998 to February 1999. He served as Executive Vice President, Marketing at CD Radio Inc. from April 1997 to July 1998 and as Executive Vice President, Sales and Marketing at International Cablecasting Technologies from January 1994 to July 1995. In addition, Mr. Thomas has more than 12 years of executive marketing and sales experience at DIRECTV, ESPN, Times Mirror Cable Television and IBM.

     Kevin Sagara joined INTERVU as Vice President -- Mergers and Acquisitions and General Counsel in September 1999. Prior to joining INTERVU, Mr. Sagara served as Chief Corporate Counsel for Sempra Energy from July 1998 to August 1999. At Sempra, Mr. Sagara was responsible for mergers and acquisitions, finance, SEC and corporate law. From 1992 to June 1998, Mr. Sagara served in various legal capacities for Enova Corporation, the parent company of San Diego Gas & Electric, most recently as acting general counsel. From 1987 to 1992, Mr. Sagara was an associate at Gray Cary Ware & Friedenrich where his practice focused on mergers and acquisitions, venture capital and intellectual property. He earned his J.D. from the University of California, Hastings and his B.A. in geography from the University of California, Los Angeles.

     Dennis N. Berman joined INTERVU in October 1999 and serves as Vice President Corporate Development. From September 1999 to October 1999 he was a consultant to INTERVU. From July 1993 to August 1999, Mr. Berman was a corporate law partner in the law firm of Sonnenschein Nath & Rosenthal. Mr. Berman received a J.D. from Harvard Law School, a B.S. in economics from the Wharton School at the University of Pennsylvania and a B.A. in economics from the University of Pennsylvania. Mr. Berman was also awarded a General Course certificate from the London School of Economics and Political Science.

     J. William Grimes joined INTERVU as a director in September 1997 and has served as Vice Chairman of the INTERVU board since October 1997. Since July 1995, Mr. Grimes has worked as a consultant with JWG Communications, Inc., a communications consulting company he founded in July 1995. He also is a partner of BG Media Investors and serves as a faculty member in the Media Studies Program at the New School for Social Research, a position he has held since September 1996. From September 1994 to August 1996, Mr. Grimes held the position of President and Chief Executive Officer with Zenith Media, a media buying service company. From October 1991 to December 1993, Mr. Grimes served as President and Chief Executive Officer of Multimedia, Inc. From November 1988 to September 1991, Mr. Grimes served as President and Chief Executive Officer of Univision Holdings, Inc. Mr. Grimes served as President and Chief Executive Officer of ESPN, Inc. from June 1982 to October 1988. Prior to June 1982, Mr. Grimes held various positions with CBS, Inc., including his final position as Executive Vice President of the CBS Radio division. He obtained his B.A. in English from West Virginia Wesleyan College.

     Edward E. David, Jr. has served as a director of INTERVU since its inception in August 1995, and has served as President of Edward E. David, Inc., a telecommunications consulting firm since 1992. In addition, since April 1996, Dr. David has served as Vice President and Principal of Washington Advisory Group, LLC. He has been Science Advisor to the President of the United States and Director of the White House Office of Science and Technology. Dr. David was also President of Exxon Research and Engineering Company and Executive Director of Bell Telephone Laboratories. Mr. David serves as a director for Intermagnetics General Corporation, Spacehab, Inc. and Protein Polymar Technologies, all of which are publicly traded companies. Until recently, he served as the U.S. Representative to the NATO Science Committee.

     Mark Dowley joined INTERVU as a director in January 1997 and is the Chief Executive Officer of Momentum IMC, an advertising agency division of McCann-Erickson, a national advertising firm. Mr. Dowley has over ten years experience in major event management, promotion and sponsorship. Mr. Dowley's past and current clients include the NBA, the PGA Tour, NCAA, the Walt Disney Company and Universal Studios. Mr. Dowley received a B.A. in economics from the College of Wooster.

     Alan Z. Senter joined INTERVU as a director in September 1997. From September 1994 to May 1996, Mr. Senter served as Executive Vice President, Chief Financial Officer and as a member of the Policy Council of Nynex Corporation. From November 1993 to August 1994 and since June 1996, Mr. Senter has served as Chairman of Senter Associates, a consulting firm founded by Mr. Senter in November 1993. From August 1992 to November 1993, Mr. Senter served as Executive Vice President, Chief Financial Officer and a director of GAF/ISP Corporation. From January 1990 to July 1992, Mr. Senter served as Vice President of Finance for Xerox Corporation. Mr. Senter serves on the Boards of Directors of Excel, Ltd. and Advanced Radio Telecom, both publicly traded companies. Mr. Senter obtained a B.S. in economics and political science from the University of Rhode Island and an M.B.A. from the University of Chicago.

     Isaac Willis has served as a director of INTERVU since November 1995. Dr. Willis is a private investor with experience in venture financing and banking, including the founding of Heritage Bank, Commercial Bank of Georgia and Commercial Bank of Gwinnett. Dr. Willis has been a Professor and Director of Dermatology Research at Morehouse School of Medicine since 1983 and was a Past Commander of the 3297th U.S. Army Hospital. Dr. Willis obtained a M.D. from Howard University and a B.S. in chemistry and mathematics from Morehouse College.

EXECUTIVE COMPENSATION


     SUMMARY COMPENSATION TABLE


     The following table sets forth certain information concerning compensation for the fiscal years ended December 31, 1997, 1998 and 1999 received by INTERVU's Chief Executive Officer and the four most highly compensated individuals who served as executive officers of INTERVU during fiscal 1999. We refer to these individuals as the INTERVU Named Executive Officers.



                                                                                             LONG-TERM
                                               ANNUAL COMPENSATION                      COMPENSATION AWARDS
                                --------------------------------------------------   -------------------------
                                                                                                    NUMBER OF
                                                                                      RESTRICTED    SECURITIES
                                FISCAL                             OTHER ANNUAL         STOCK       UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)   COMPENSATION($)(1)   AWARDS($)(2)   OPTIONS(#)
---------------------------     ------   ---------   --------   ------------------   ------------   ----------
Harry E. Gruber...............   1999    $206,500    $75,000         $    --              $--          50,000
  Chairman and                   1998     180,003     10,000              --              --           40,000
  Chief Executive Officer        1997     179,632         --              --              --               --
Edward L. Huguez..............   1999     209,000     70,000              --              --           30,000
  Chief Operating Officer        1998     128,062         --          65,711              --          200,000
Kenneth L. Ruggiero...........   1999     165,667     70,000              --              --           40,000
  Chief Financial Officer        1998     120,182     10,000          33,156              --          100,000
Stephen H. Klein..............   1999     137,333     60,000              --              --           10,000
  Vice President,                1998     100,970     10,000              --              --           10,000
  Business Development           1997      89,875         --              --              --            2,519
Keno Thomas(3)................   1999     147,000         --           7,320              --           75,000
  Vice President, Sales

---------------
(1) Consists of moving expenses and relocation allowances.


(2) Dr. Gruber and Mr. Klein received grants of restricted stock prior to 1997. With respect to the INTERVU Named Executive Officers' restricted stock holdings, the number of shares of INTERVU common stock and the dollar value thereof at December 31, 1999 are as follows: 1,007,680 and $105,805,513 for Dr. Gruber; and 62,980 and $6,610,985 for Mr. Klein. The value of restricted stock holdings is based on the fair market value of the INTERVU common stock on December 31, 1999 ($105.00) less the purchase price paid by the executive for such shares. Restricted stock awards vest daily over a five-year period (with the first 20% of the award vesting on the first anniversary of the date of grant).


(3) Mr. Thomas has been INTERVU's Vice President and General Manager, Media Entertainment since March 1999. Mr. Thomas' annualized salary for 1999 was $180,000.

     OPTION GRANTS DURING FISCAL YEAR 1999

     The following table sets forth certain information with respect to options to purchase INTERVU common stock granted during the year ended December 31, 1999 to each of the INTERVU Named Executive Officers. INTERVU does not have any outstanding stock appreciation rights.

                                                                                          POTENTIAL REALIZABLE VALUE
                            NUMBER OF      % OF TOTAL                                     AT ASSUMED ANNUAL RATES OF
                           SECURITIES        OPTIONS                                     STOCK PRICE APPRECIATION FOR
                           UNDERLYING      GRANTED TO       EXERCISE OR                         OPTION TERM(1)
                             OPTIONS      EMPLOYEES IN     BASE PRICE PER   EXPIRATION   -----------------------------
NAME                       GRANTED(#)    FISCAL YEAR(%)     SHARE ($/SH)       DATE           5%              10%
----                       -----------   ---------------   --------------   ----------   -------------   -------------
Harry E. Gruber..........    50,000            2.2             $40.25        3/23/09      $1,265,650      $3,207,406
Kenneth Ruggiero.........    40,000            1.7             $40.25        3/23/09      $1,012,520      $2,565,925
Edward Huguez............    30,000            1.3             $40.25        3/23/09      $  759,390      $1,924,444
Stephen Klein............    10,000             .4             $40.25        3/23/09      $  253,130      $  641,481
Keno Thomas..............    30,000            1.3             $22.75        3/15/09      $  429,220      $1,087,729
                             45,000            2.0             $30.00         6/4/09      $  849,007      $2,151,552

---------------
(1) The potential realizable values are based on an assumption that the stock price of INTERVU common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect INTERVU's estimate of future stock price growth of the shares of the INTERVU common stock.

     OPTIONS EXERCISED DURING FISCAL YEAR 1999

     The following table sets forth certain information with respect to the exercise of options to purchase INTERVU common stock during the year ended December 31, 1999, and the unexercised options held and the value thereof at that date, for each of the INTERVU Named Executive Officers.

                                                                   NUMBER OF
                                                                  SECURITIES
                                                                  UNDERLYING
                                                                  UNEXERCISED
                                                               OPTIONS AT FISCAL    VALUE OF UNEXERCISED IN-
                                     SHARES         VALUE        YEAR END (#)      THE-MONEY OPTIONS AT FISCAL
                                   ACQUIRED ON    REALIZED       EXERCISABLE/            YEAR END ($)(1)
NAME                               EXERCISE(#)       ($)         UNEXERCISABLE     EXERCISABLE/ UNEXERCISABLE
----                               -----------   -----------   -----------------   ---------------------------
Harry Gruber.....................      --            --          12,205/ 77,795      $1,094,630/$ 5,730,350
Kenneth Ruggiero.................      --            --          37,357/102,643      $3,609,620/$ 8,642,880
Edward Huguez....................      --            --          65,407/164,593      $5,653,585/$13,576,315
Stephen Klein....................      --            --           4,688/ 17,831      $  437,809/$ 1,370,938
Keno Thomas......................      --            --               0/ 75,000      $        0/$ 5,842,500

---------------
(1) Based on the closing sale price of the INTERVU common stock on December 31, 1999 ($105.00), as reported by the Nasdaq National Market, less the option exercise price.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the acquisition by Akamai of INTERVU as well as the acquisition of Network24. These transactions are being accounted for as purchases. The unaudited pro forma combined condensed balance sheet is based on the individual historical balance sheets of Akamai, INTERVU and Network24 and has been prepared to reflect the acquisition by Akamai of INTERVU and Network24 at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the individual historical statements of continuing operations of Akamai, INTERVU and Network24, and combines the results of continuing operations of Akamai, INTERVU and Network24 for the year ended December 31, 1999 as if the acquisitions occurred on January 1, 1999.

     The pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved if the acquisitions had been completed as of the beginning of the period presented, nor are they necessarily indicative of the future financial position or operating results of Akamai. The pro forma combined condensed financial information does not give effect to any cost savings or restructuring and integration costs that may result from the integration of Akamai's, INTERVU's and Network24's operations. The costs related to restructuring and integration have not yet been determined and Akamai expects to charge these costs to operations during the quarter incurred.

     Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information is based on continuing operations only and excludes the results of extraordinary items.

     The unaudited pro forma combined condensed financial information should be read in conjunction with the audited financial statements, and accompanying notes of Akamai, INTERVU and Network24 included elsewhere in this proxy statement/prospectus.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                       BALANCE SHEET AT DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                                         PRO FORMA      PRO FORMA
                                    AKAMAI     NETWORK24    INTERVU     ADJUSTMENTS      COMBINED
                                   --------    ---------    --------    -----------     ----------
ASSETS
Current assets:
  Cash, cash equivalents and
     short-term investments......  $269,554     $ 3,260     $115,047    $  (12,494)(2)  $  375,367
  Accounts receivable, net.......     1,588         223       5,373             --           7,184
  Prepaid expenses and other
     current assets..............     2,521          41         925             --           3,487
                                   --------     -------     --------    ----------      ----------
          Total current assets...   273,663       3,524     121,345        (12,494)        386,038
Property and equipment...........    23,875         445      13,858             --          38,178
Intangible assets, net...........       434          --       1,156        194,516(2)    2,876,409
                                                                         2,680,303(3)
Other assets.....................     2,843          --       6,360             --           9,203
                                   --------     -------     --------    ----------      ----------
          Total assets...........  $300,815     $ 3,969     $142,719    $2,862,325      $3,309,828
                                   ========     =======     ========    ==========      ==========

LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
     expenses....................  $ 11,070     $   302     $ 3,690     $   29,500(4)   $   44,562
  Accrued payroll and benefits...     3,614          71       1,145             --           4,830
  Deferred revenue...............       698          44         554             --           1,296
  Current portion of obligations
     under capital lease and
     equipment loan..............       504          39         385             --             928
  Current portion of long-term
     debt........................     2,751          --          60             --           2,811
                                   --------     -------     --------    ----------      ----------
          Total current
            liabilities..........    18,637         456       5,834         29,500          54,427
Obligations under capital lease
  and equipment loan.............       733          21         671             --           1,425
                                   --------     -------     --------    ----------      ----------
          Total liabilities......    19,370         477       6,505         29,500          55,852
                                   --------     -------     --------    ----------      ----------
Preferred stock..................        --          58      30,001        (30,059)(6)          --
Common stock.....................       925         122          15            106(5)        1,031
                                                                              (137)(6)
Addition paid-in capital.........   374,739      19,592     203,823      2,992,652(5)    3,367,391
                                                                          (223,415)(6)
Notes receivable from officers
  for stock......................    (5,907)       (227)         --             --          (6,134)
CNN prepaid advertising..........        --          --     (20,000)            --         (20,000)
Deferred compensation and other
  equity related charges.........   (29,731)    (12,931)     (8,943)        21,874(6)      (29,731)
Accumulated other comprehensive
  loss...........................        --          --         (99)            99(6)           --
Accumulated deficit..............   (58,581)     (3,122)    (68,583)        71,705(6)      (58,581)
                                   --------     -------     --------    ----------      ----------
          Total stockholders'
            equity...............   281,445       3,492     136,214      2,832,825       3,253,976
                                   --------     -------     --------    ----------      ----------
          Total liabilities and
            stockholders'
            equity...............  $300,815     $ 3,969     $142,719    $2,862,325      $3,309,828
                                   ========     =======     ========    ==========      ==========

           See accompanying notes to the unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
         OF CONTINUING OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA     PRO FORMA
                                   AKAMAI      NETWORK24     INTERVU      ADJUSTMENTS     COMBINED
                                 ----------    ---------    ----------    -----------    ----------
Revenue........................  $    3,986     $   735     $   11,834     $      --     $   16,555
                                 ----------     -------     ----------     ---------     ----------
Operating expenses:
  Cost of service..............       9,002         768          5,160            --         14,930
  Engineering and
     development...............      11,749         463         10,094          (169)(7)     22,137
  Sales, general and
     administrative............      29,668       2,270         26,745        (1,457)(7)    658,126
                                                                              64,839(2)
                                                                             536,061(3)
  Charges associated with the
     NBC Strategic Alliance
     Agreement.................          --          --         17,194            --         17,194

  Equity related
     compensation..............      10,005          --             --         1,626(7)      11,631
                                 ----------     -------     ----------     ---------     ----------
          Total operating
            expenses...........      60,424       3,501         59,193       600,900        724,018
                                 ----------     -------     ----------     ---------     ----------
Operating loss.................     (56,438)     (2,766)       (47,359)     (600,900)      (707,463)
Interest income, net...........       2,269          62          3,968            --          6,299
                                 ----------     -------     ----------     ---------     ----------
Loss from continuing
  operations...................  $  (54,169)    $(2,704)    $  (43,391)    $(600,900)    $ (701,164)
                                 ==========     =======     ==========     =========     ==========
Loss from continuing operations
  per common share(1):
  Basic and diluted............  $    (1.80)                $    (3.23)                  $   (17.21)
                                 ==========                 ==========                   ==========
Weighted average number of
  common shares(1):
  Basic and diluted............  30,177,376                 13,452,463                   40,743,866
                                 ==========                 ==========                   ==========

           See accompanying notes to the unaudited pro forma combined condensed financial information.

NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

     The following unaudited pro forma combined condensed financial information assumes the acquisition by Akamai of INTERVU as well as the acquisition of Network24 in transactions to be accounted for as purchases. The unaudited pro forma combined condensed balance sheet is based on the individual balance sheets of Akamai, INTERVU and Network24 and has been prepared to reflect the acquisition by Akamai of INTERVU and Network24 at December 31, 1999. The unaudited pro forma combined condensed statement of continuing operations is based on the individual statements of continuing operations of Akamai, INTERVU and Network24, and combines the results of continuing operations of Akamai, INTERVU and Network24 for the year ended December 31, 1999 as if the acquisitions occurred on January 1, 1999.

     Pursuant to the merger agreement, upon completion of the merger, Akamai expects to issue 9,967,338 shares of its common stock in exchange for all outstanding shares of INTERVU common stock and INTERVU preferred stock based on an exchange ratio of 0.5957. In addition, Akamai will exchange options and warrants exercisable for INTERVU common stock for options and warrants exercisable for 2,164,779 shares of Akamai common stock.

     On February 10, 2000, Akamai issued 599,152 shares of Akamai common stock in exchange for all outstanding shares of common and preferred stock of Network24. Akamai also issued options exercisable for 136,877 shares of common stock and warrants exercisable for 58,985 shares of common stock in replacement of outstanding options and warrants for common stock of Network24.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     1. The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of shares of Akamai common stock which equals Akamai's weighted average number of shares of Akamai common stock outstanding for the period plus the 9,967,338 shares of Akamai common stock that are expected to be issued at the completion of the acquisition of INTERVU and the 599,152 shares of Akamai common stock issued in the acquisition of Network24. All potential common stock equivalents of Akamai, INTERVU and Network24 have been excluded from the calculation of pro forma loss from continuing operations per common share as their inclusion would be anti-dilutive.

     2. Akamai estimates the purchase price for Network24 to be approximately $198.2 million based on the consideration paid to Network24 stockholders including common stock, options, warrants and cash, plus acquisition related expenses. For purposes of measuring the value of the transaction, the value of the Akamai common stock issued was based on the average closing price of Akamai's common stock three days before and after the parties agreed to the terms of the acquisition and the terms were announced. The value of options and warrants issued were estimated using the Black Scholes valuation model. Akamai is currently in the process of performing a full assessment of the fair value of the net assets acquired. For the purposes of the preparation of the pro forma combined condensed financial information, Akamai has allocated $3.7 million of the purchase price to tangible assets acquired and liabilities assumed based on the book value as of December 31, 1999. The remainder has been allocated to intangible assets which are expected to include: completed technology, workforce, trademarks and goodwill. Based on an estimated useful life of three years for such intangible assets, the unaudited pro forma combined condensed financial information includes an adjustment of $64.8 million for amortization expense. The allocation of the purchase price to tangible and intangible assets, as well as the related amortization expense may change materially as a result of the completion of Akamai's evaluation of the fair value of the net assets acquired.

     3. Akamai estimates the purchase price for INTERVU to be approximately $2.837 billion based on the consideration to be paid to INTERVU stockholders including common stock, options and warrants, plus acquisition related expenses. For purposes of measuring the value of the transaction, the value of the Akamai common stock issued was based on the average closing price of Akamai's common stock three days before and after the parties agreed to the terms of the acquisition and the terms were announced. The value of options and warrants to be issued were estimated using the Black Scholes valuation model. Akamai is currently in the process of performing a full assessment of the fair value of the net assets acquired. For the purposes of the preparation of the pro forma combined condensed financial information, Akamai has allocated $156.2 million of the purchase price to tangible assets acquired and liabilities assumed based on the book value as of December 31, 1999, including $20.0 million of CNN prepaid advertising recorded as a component of stockholders' equity. The remainder has been allocated to intangible assets which are expected to include: completed technology, workforce, patents, trademarks and goodwill. Based on an estimated useful life of three to five years for such intangible assets, the unaudited pro forma combined condensed financial information includes an adjustment of $536.1 million for amortization expense. The allocation of the purchase price to tangible and intangible assets, as well as the related amortization expense may change materially as a result of the completion of Akamai's evaluation of the fair value of the net assets acquired.

     4. Increase in accrued expenses for estimated acquisition related expenses of $27.9 million for INTERVU and $1.6 million for Network24.

     5. Increase in stockholders' equity for the issuance of 599,152 shares of Akamai common stock for the acquisition of Network24 and 9,967,338 shares of Akamai common stock expected to be issued at the completion of the acquisition of INTERVU. As a result, the recorded value of Akamai common stock and additional paid-in capital increased $6,000 and $184.1 million, respectively, for the acquisition of Network24 and $100,000 and $2.809 billion, respectively, for the acquisition of INTERVU.

     6. Elimination of Network24 and INTERVU equity accounts.

     7. Certain reclassification, none of which affects loss from continuing operations, have been made to the Network24 and INTERVU statements of operations in the unaudited pro forma combined condensed statements of continuing operations to classify equity related compensation on a consistent basis.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                            AND MANAGEMENT OF AKAMAI

     The following table sets forth information as to the number of shares of Akamai common stock beneficially owned as of February 15, 2000 and certain pro forma ownership information, assuming that the merger had been completed as of February 15, 2000 as to the number of shares of Akamai common stock that will be beneficially owned by the following:


     - each person who beneficially owns more than 5% of the outstanding shares of Akamai common stock;



     - each director of Akamai;



     - the chief executive officer and the four other most highly compensated executive officers of Akamai; and


     - Akamai executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to Akamai's knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Akamai Technologies, Inc., 500 Technology Square, Cambridge, Massachusetts 02139.


                                                    PRE-MERGER                       POST-MERGER
                                           -----------------------------    -----------------------------
                                            NUMBER OF      PERCENTAGE OF     NUMBER OF      PERCENTAGE OF
                                              SHARES          COMMON           SHARES          COMMON
                                           BENEFICIALLY        STOCK        BENEFICIALLY        STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED         OUTSTANDING        OWNED         OUTSTANDING
------------------------------------       ------------    -------------    ------------    -------------
Battery Ventures IV, L.P.(1).............   10,269,304           11.0%       10,269,304           10.0%
  20 William Street
  Wellesley, MA 02481
F. Thomson Leighton......................    9,199,750            9.9         9,199,750            8.9
Daniel M. Lewin..........................    9,316,750           10.0         9,316,750            9.0
Baker Communication's Fund, O.P.(2)......    7,418,471            7.9         7,418,471            7.1
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
George H. Conrades(3)....................    6,559,381            7.0         6,559,381            6.4
Entities affiliated with Polaris Venture
  Management Co. II, L.L.C.(4)...........    6,662,623            7.1         6,662,623            6.5
  1000 Winter Street
  Suite 3350
  Waltham, MA 02451
Arthur H. Bilger(5)......................    1,885,882            2.0         1,885,882            1.8
Todd A. Dagres(6)........................   10,269,304           11.0        10,269,304           10.0
  c/o Battery Ventures IV, L.P.
  20 William Street
  Wellesley, MA 02481
Terrance G. McGuire(7)...................    6,662,623            7.1         6,662,623            6.5
  c/o Polaris Management Co. II, LLC
  1000 Winter Street
  Suite 3350
  Waltham, MA 02451

                                                    PRE-MERGER                       POST-MERGER
                                           -----------------------------    -----------------------------
                                            NUMBER OF      PERCENTAGE OF     NUMBER OF      PERCENTAGE OF
                                              SHARES          COMMON           SHARES          COMMON
                                           BENEFICIALLY        STOCK        BENEFICIALLY        STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNED         OUTSTANDING        OWNED         OUTSTANDING
------------------------------------       ------------    -------------    ------------    -------------
Edward W. Scott(8).......................    7,418,471            7.9         7,418,471            7.1
  c/o Baker Capital Partners, LLC
  540 Madison Avenue
  New York, NY 10022
Paul Sagan(9)............................    3,117,777            3.4         3,117,777            3.0
Earl P. Galleher III(10).................    1,334,295            1.4         1,334,295            1.3
David Goodtree(11).......................      315,300              *           315,300              *
Robert O. Ball III(12)...................      250,300              *           250,300              *
All executive officers and directors as a
  group (15 persons)(13).................   59,760,583           63.2        59,760,583           57.1

---------------
 *  Less than 1%.

 (1) Includes 157,906 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC.

 (2) Includes 934,668 shares issuable upon the exercise of warrants exercisable within 60 days after February 15, 2000.

 (3) Includes 1,485,000 shares held by Lawrence T. Warble, Trustee Under Agreement Dated August 10, 1999, and 8,694 shares issuable upon the exercise of warrants exercisable within 60 days after February 15, 2000. Excludes shares held by entities affiliated with Polaris Venture Management Co. II, L.L.C., of which Mr. Conrades is a general partner.

 (4) Represents 6,377,474 shares by Polaris Venture Partners II L.P., 151,625 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after February 6, 2000 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after February 15, 2000. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners and Polaris Venture Founders' Fund II L.P.

 (5) Represents 594,000 shares held by the Arthur H. Bilger 1996 Family Trust, 1,220,872 shares held by ADASE Partners, L.P., 57,660 shares held by AT Investors LLC and 13,350 shares issuable upon the exercise of warrants held by AT Investors LLC and exercisable within 60 days after February 15, 2000. Mr. Bilger, a director of Akamai, is the managing member of the general partner of ADASE Partners, L.P. and managing member of AT Investors LLC. Mr. Bilger disclaims beneficial ownership of the shares held by the Arthur
     H. Bilger 1996 Family Trust, ADASE Partners, L.P. and AT Investors LLC except to the extent of his pecuniary interest in those entities. Excludes shares held by Baker Communications Fund, L.P., of which Mr. Bilger is a limited partner.

 (6) Represents 10,111,398 shares held by Battery Ventures IV, L.P. and 157,906 shares held by Battery Investment Partners IV, LLC. Battery Ventures IV, L.P. is the managing member of Battery Investment Partners IV, LLC. Todd A. Dagres, a director of Akamai, is a general partner of Battery Ventures IV, L.P. Mr. Dagres disclaims beneficial ownership of the shares held by Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC except to the extent of his pecuniary interest in those entities.

 (7) Represents 6,377,474 shares held by Polaris Venture Partners II L.P., 151,625 shares held by Polaris Venture Partners Founders' Fund II L.P., 130,356 shares issuable upon exercise of warrants held by Polaris Venture Partners II L.P. and exercisable within 60 days after February 15, 2000 and 3,168 shares issuable upon the exercise of warrants held by Polaris Venture Partners Founders' Fund II L.P. and exercisable within 60 days after February 15, 2000. Polaris Venture Management Co. II, L.L.C. is the general partner of Polaris Venture Partners II L.P. and Polaris Venture Partners

     Founders' Fund II L.P. Terrance G. McGuire, a director of Akamai, is a general partner of Polaris Venture Management Co. II, L.L.C. Mr. McGuire disclaims beneficial ownership of the shares held by Polaris Venture Partners II L.P. and Polaris Venture Partners Founders' Fund II L.P. except to the extent of his pecuniary interest in those entities.

 (8) Represents 6,483,803 shares held by Baker Communications Fund, L.P. and 934,668 shares issuable upon the exercise of warrants exercisable within 60 days after February 15, 2000 held by Baker Communications Fund, L.P. Baker Capital Partners, LLC is general partner of Baker Fund, L.P. Edward W. Scott, a director of Akamai, is a general partner of Baker Communications Fund, L.P. Mr. Scott disclaims beneficial ownership of the shares held by Baker Communications Fund, L.P. except to the extent of his pecuniary interest in Baker Communications Fund, L.P.

 (9) Represents 1,080,000 shares held by Donald A. Glassberg Trustee of the Paul Sagan Investment Trust. Mr. Sagan disclaims beneficial ownership of shares held by Donald A. Glassberg, Trustee of the Paul Sagan Investment Trust except to the extent of his pecuniary interest herein. Includes 1,932 shares issuable upon the exercise of options exercisable within 60 days after February 15, 2000.

(10) Includes 6,450 shares issuable upon the exercise of warrants exercisable within 60 days after February 15, 2000.

(11) Includes 315,000 shares issuable upon the exercise of warrants exercisable within 60 days after February 15, 2000.

(12) Includes 100 shares held as custodian for each of Mr. Ball's three minor children.

(13) Includes 1,517,368 shares issuable upon the exercise of options and warrants exercisable within 60 days after February 15, 2000.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
                           AND MANAGEMENT OF INTERVU

     The following table sets forth information concerning the beneficial ownership of common stock of INTERVU for the following:

     - each person or entity who is known by INTERVU to own beneficially more than 5% of the outstanding shares of INTERVU's common stock;

     - each of INTERVU's current directors;


     - the chief executive officer and the other most highly compensated officers of INTERVU during 1999; and


     - all directors and executive officers of INTERVU as a group.

     The percentage ownership is based on 15,615,702 shares of INTERVU common stock outstanding as of February 15, 2000. All shares subject to options and warrants exercisable within 60 days after February 15, 2000 are deemed to be beneficially owned by the person or entity holding that option or warrant and to be outstanding solely for calculating that person's or entity's percentage ownership.

     Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                               NUMBER OF
                                                                 SHARES        PERCENTAGE
                                                                   OF              OF
                                                                 COMMON          COMMON
                                                                 STOCK           STOCK
                                                              BENEFICIALLY    BENEFICIALLY
NAME AND ADDRESS(1)                                             OWNED(2)         OWNED
-------------------                                           ------------    ------------
Harry E. Gruber(3)..........................................   1,063,043           6.8%
Brian Kenner(4).............................................   1,062,656           6.8
Isaac Willis(5).............................................   1,256,261           8.0
Stephen Klein(6)............................................      74,952           0.5
Edward David(7).............................................      31,701           0.2
Kenneth Ruggiero(8).........................................      52,018           0.3
Edward Huguez(9)............................................      83,392           0.5
J. William Grimes(10).......................................      28,110           0.2
Mark Dowley(11).............................................      23,300           0.1
Alan Z. Senter(12)..........................................      19,314           0.1
Keno Thomas(13).............................................       6,508           0.0
All directors and executive officers as a group (14
  persons)(14)..............................................   4,503,144          28.3
Westchester Group LLC(15)...................................     782,000           5.0
Putnam Investments, Inc. (16)...............................   1,207,850           7.7

---------------
   * Less than 1%.

 (1) Except as indicated, the address of each person named in the table is c/o INTERVU Inc., 6815 Flanders Drive, San Diego, CA 92121.

 (2) Beneficial ownership of directors, officers and 5% or more stockholders includes shares of outstanding common stock and shares of common stock any person has the right to acquire within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

 (3) Includes 158,933 shares subject to INTERVU's repurchase right under an amended and restated vesting agreement and 1,037,887 shares held in a family trust. Includes 7,900 shares held by Mr. Gruber's children under the California Uniform Transfers to Minors Act.

 (4) Includes 158,933 shares subject to INTERVU's repurchase right under an amended and restated vesting agreement.

 (5) Includes 1,036,938 shares owned by the Willis Family Trust, of which Dr. Willis is settlor. Includes 3,656 shares subject to INTERVU's repurchase right under a restricted stock agreement and 18,243 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table. Includes 17,994 shares held in an Individual Retirement Account.

 (6) Includes 18,582 shares subject to INTERVU's repurchase right under a restricted stock agreement and 7,540 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

 (7) Includes 3,587 shares subject to INTERVU's repurchase right under a restricted stock agreement and 6,509 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

 (8) Includes 51,161 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

 (9) Consists of 83,392 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

(10) Consists of 28,110 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

(11) Consists of 23,300 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

(12) Consists of 19,314 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

(13) Consists of 6,508 shares issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table.

(14) See Notes (3) - (14). Also includes 19,889 shares of common stock issuable upon exercise of options that are currently exercisable or that will become exercisable within 60 days after the date of this table held by Scott Crowder and 782,000 shares of common stock held by Westchester Group LLC, of which Dennis Berman may be deemed to be the beneficial owner. Mr. Berman disclaims any beneficial ownership of such shares.

(15) The membership interests of Westchester Group LLC are owned by Marcia Berman individually, with respect to 99.4% of the interests, and a custodian for her minor children under the New York Uniform Gifts to Minors Act, with respect to 0.6% of the interests. The address for Westchester Group LLC is c/o Duckor Spradling & Metzger, 401 West A Street, Suite 2400, San Diego, CA 92101.

(16) Based solely on the filing on Schedule 13G under the Exchange Act filed by Putnam Investments, Inc. on February 17, 2000. The address for Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

                      DESCRIPTION OF AKAMAI CAPITAL STOCK

     The following is a summary description of the capital stock of Akamai. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of Akamai's charter and by-laws, as amended.

GENERAL

     The authorized capital stock of Akamai consists of 300,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

AKAMAI COMMON STOCK

     Holders of Akamai common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of Akamai common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Akamai common stock are entitled to receive their proportionate share of any dividends declared by the Akamai board, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Akamai, the holders of Akamai common stock are entitled to receive ratably the net assets of Akamai available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock. The Akamai common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of Akamai common stock are fully paid and nonassessable. The rights, preferences and privileges of the Akamai common stock are subject to the rights of the holders of shares of any series of preferred stock which Akamai may designate and issue in the future. The transfer agent and registrar for Akamai's common stock is BankBoston, N.A.

AKAMAI PREFERRED STOCK

     The Akamai board is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Akamai board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

     The purpose of authorizing the Akamai board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Akamai board's ability to issue preferred stock provides desirable flexibility in connection with possible acquisitions and other corporate purposes and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Akamai's outstanding voting stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Akamai common stock. Akamai has no current plans to issue any shares of preferred stock.

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

             COMPARISON OF RIGHTS OF HOLDERS OF AKAMAI COMMON STOCK
               AND INTERVU COMMON STOCK, SERIES G PREFERRED STOCK
                          AND SERIES H PREFERRED STOCK


     The following is a summary of the material differences between the rights of holders of Akamai common stock and the rights of holders of INTERVU common stock, Series G preferred stock and Series H preferred stock. Since both Akamai and INTERVU are organized under the laws of the state of Delaware, the differences arise from differences between various provisions of the respective charters and by-laws of Akamai and INTERVU.


CAPITALIZATION


     AKAMAI. Akamai's charter provides that the total number of authorized shares of Akamai capital stock is 305,000,000 shares, which consists of 300,000,000 shares, par value $.01 per share, of Akamai common stock and 5,000,000 shares, par value $.01 per share, of Akamai preferred stock. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of a majority of the stock entitled to vote. The Akamai board has the authority to issue shares of authorized preferred stock, from time to time in one or more series, and to fix the rights and preferences, including voting rights, of each series of preferred stock. The Akamai board may provide that the rights and preferences of any series of preferred stock are superior to the rights and preferences of Akamai common stock or any other series of preferred stock.



     INTERVU. INTERVU's charter provides that the total number of authorized shares of INTERVU capital stock is 50,000,000 shares, which consists of 45,000,000 shares, par value $.001 per share, of INTERVU common stock and 5,000,000 shares, par value $.001 per share, of INTERVU preferred stock. Of the authorized preferred stock, 1,280,000 shares are designated Series G convertible preferred stock and 30,000 shares are designated Series H 6.5% Convertible Preferred Stock. The INTERVU board has the authority, without stockholder approval, to issue shares of authorized preferred stock, from time to time in one or more series, and to fix the rights and preferences, including voting rights, of each series of preferred stock. The INTERVU board may provide that the rights and preferences of any series of preferred stock are superior to the rights and preferences of any other series of preferred stock.


NUMBER AND ELECTION OF DIRECTORS


     AKAMAI. Akamai's by-laws provide that the Akamai board shall consist of at least three persons (unless the board decreases this number to eliminate vacancies), as the board shall designate. The Akamai board is divided into three classes, consisting of as nearly an equal number of directors as possible, with each class serving a three-year term provided their successors are elected and qualified. Whenever the number of directors is increased between annual meetings of Akamai stockholders, under the Akamai charter and by-laws, a majority of the directors then in office or a sole remaining director have the power to elect the new directors for the balance of the term until their successors are elected and qualified.



     INTERVU. INTERVU's by-laws provide that the number of members of the INTERVU board (other than the directors elected by one or more series of preferred stock) shall consist of not less than three nor more than 11 directors as the INTERVU board shall designate. INTERVU's charter provides that INTERVU's directors (other than those elected by one or more series of preferred stock) shall be divided into three classes, consisting of as nearly an equal number of directors as possible, with each class serving a three-year term provided their successors are elected and qualified. Whenever the number of directors is increased between annual meetings of INTERVU stockholders, under the INTERVU by-laws, a majority of the directors then in office or a sole remaining director have the power to elect the new directors for the balance of the term and until their successors are elected and qualified. If the directors then in office constitute less than a majority, a stockholder with the right to vote for directors may apply to the Delaware Court of Chancery for the court to order an election by the stockholders with such voting rights.


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

VOTING

     AKAMAI. Akamai's charter and by-laws provide that each stockholder of record shall have one vote for each share of stock entitled to vote and a proportionate vote for each fractional share so held. Cumulative voting is not allowed.


     INTERVU. INTERVU's charter provides that each stockholder of record of INTERVU common stock is entitled to one vote for each share and each stockholder of record of INTERVU Series G preferred stock is entitled to 0.6298 votes per share. Except as required by Delaware law, the INTERVU Series H preferred stock has no voting rights. The INTERVU board may determine voting powers, full or limited, or no voting powers of undesignated shares of INTERVU preferred stock.


SPECIAL MEETING OF STOCKHOLDERS

     AKAMAI. Akamai's charter provides that special meetings of the Akamai stockholders for any purposes prescribed in the notice of meeting may be called by the Akamai chairman of the board, president or board of directors.

     INTERVU. INTERVU's charter and by-laws provide that special meetings of the INTERVU stockholders may be called by the INTERVU chairman of the board, president or secretary (on behalf of the board of directors). INTERVU's charter further provides that whenever stockholders of one or more classes or series of preferred stock shall have the right to elect directors, voting separately as a class or series, they may call special meetings to do so pursuant to the certificate of designation for such classes or series.

WRITTEN CONSENT OF STOCKHOLDERS


     AKAMAI. Akamai's charter prohibits stockholders from taking action without a meeting by written consent.


     INTERVU. INTERVU's charter prohibits stockholders from taking action without a meeting by written consent.

NOTICE OF STOCKHOLDER MEETINGS AND ACTIONS


     AKAMAI. Akamai's by-laws provide that all notices of stockholder meetings must be given in writing not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Akamai's by-laws further provide that no proposals of business or nominations for directors of Akamai by any person other than the Akamai board may be presented to any stockholder meeting unless the person making the proposal or nomination is a stockholder (and, in the case of a nomination, a stockholder entitled to vote for directors) and has delivered a written notice to the secretary of Akamai (a) no earlier than 90 days before and no later than 70 days before the first anniversary of the preceding year's annual meeting, or (b) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date, (i) no earlier than 90 days before the annual meeting and (ii) no later than 70 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. However, with respect to the annual stockholder meeting of the year 2000, a stockholder's written notice of director nominations must be received (i) no earlier than 90 days before the annual meeting and (ii) no later than 60 days before the annual meeting or ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first.


     INTERVU. INTERVU's by-laws provide that no proposals of business or nominations for director of INTERVU by any person other than the INTERVU board may be presented to any stockholder meeting unless the person making the proposal or nomination is a stockholder entitled to vote and has delivered a written notice to the secretary of INTERVU (a) no earlier than 90 days before and no later than 60 days before the first anniversary of the preceding year's annual meeting, or (b) if the date of the annual meeting is not within 30 days before or after the first anniversary date, (i) no earlier than 90 days before
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

the annual meeting and (ii) no later than 60 days before the annual meeting or 10 days after the day notice of the annual meeting was mailed or publicly disclosed.

INDEMNIFICATION

     AKAMAI. Akamai's charter provides that Akamai will indemnify its directors, officers and people serving in similar capacities to the extent available under current Delaware law and any future amendment to Delaware law. Akamai's charter further provides that any directors, officers and people serving in similar capacities for Akamai must provide Akamai with written notice as soon as practical regarding any proceeding or investigation against him for which he will seek indemnification. Akamai will not indemnify anyone who initiates a proceeding unless the initiation was approved by the Akamai board.

     INTERVU. INTERVU's charter provides that INTERVU shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary.

TRANSACTIONS WITH INTERESTED PARTIES

     AKAMAI. Akamai's by-laws provide that contracts and transactions between Akamai and Akamai directors or officers (including other corporations, partnerships, associations or other organizations in which any Akamai directors or officers have a financial interest) shall not be void or voidable solely because of the involvement of the director or officer. Furthermore, these contracts or transactions shall not be void or voidable solely because the director or officer involved is present at or participates in the board meeting or committee meeting which authorizes the contract or transaction if:

     - the board or committee knows of his relationship or interest and authorizes in good faith the contract or transaction by the affirmative votes of a majority of disinterested directors, even though the disinterested directors be less than a quorum;

     - the stockholders entitled to vote on the contract or transaction know of his relationship or interest and specifically approve the contract or transaction in good faith; or

     - the contract or transaction is fair to Akamai as of the time it is approved by the board, a committee or the stockholders.

     INTERVU.  INTERVU's by-laws contain no comparable provision.

CHARTER AMENDMENTS

     AKAMAI. Akamai's charter provides that the affirmative vote of at least 75% of the shares of Akamai capital stock outstanding and entitled to vote is required to amend, repeal or adopt a provision inconsistent with the following provisions:

     - number, classes, election and terms of directors;

     - allocation of directors among classes in the event of increases or decreases in the number of directors;

     - quorum and action at meeting;

     - vacancies and removal of directors;

     - stockholder nominations and introduction of business;


     - restriction on stockholder action by written consent; and


     - restriction on special meetings.

     INTERVU.  INTERVU's charter does not have comparable provisions.

AMENDMENTS TO BY-LAWS


     AKAMAI. Akamai's by-laws provide that the Akamai board may amend the by-laws by a majority vote of the directors present at any regular or special meeting at which a quorum is present. In addition, Akamai's by-laws provide that Akamai stockholders may amend many provisions of the by-laws with an affirmative vote of the holders of a majority of shares of capital stock outstanding and entitled to vote as long as the amendment was stated in the notice of the meeting. Akamai stockholders may amend certain other provisions of the by-laws with the affirmative vote of holders of 75% of the shares of capital stock outstanding and entitled to vote.



     INTERVU. INTERVU's charter provides that the INTERVU board has the power to amend the by-laws. INTERVU's charter and by-laws provide that the stockholders may amend the by-laws by an affirmative vote of not less than 66
 2/3% of the shares of capital stock outstanding and entitled to vote in the election of directors.


RIGHTS OF HOLDERS OF INTERVU SERIES G PREFERRED STOCK


     The following is a summary of the material voting and other rights of INTERVU Series G preferred stock. The holders of Akamai common stock have no comparable rights.



     VOTING RIGHTS. Holders of INTERVU Series G preferred stock vote together with holders of INTERVU common stock as a single class, and holders of INTERVU Series G preferred stock have 0.6298 votes per share.



     LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of INTERVU, the holders of INTERVU Series G preferred stock are entitled to receive any distribution of the INTERVU assets prior to the holders of common stock in an amount equal to the sum of:



     - $8.00 for each outstanding share of INTERVU Series G preferred stock; and



     - an amount equal to all declared but unpaid dividends on each share of INTERVU Series G preferred stock.



     All INTERVU Series G holders rank equally to each other and prior to all common stock holders. If the assets distributed among INTERVU Series G holders are insufficient to pay each INTERVU Series G holder the above stated amount, then all INTERVU's assets legally available for distribution shall be distributed ratably to the INTERVU Series G holders, based on the amount they would have received if there had been sufficient funds.


     RIGHTS IN AN ACQUISITION EVENT.  If either of the following occur:

     - a merger or consolidation or other corporate reorganization of INTERVU in which INTERVU shall not be the surviving entity or

     - the sale of all or substantially all of INTERVU's assets;


then each share of INTERVU Series G preferred stock shall be convertible into the kind and amount of shares of stock and other securities or property issued to INTERVU in an amount per share of $8.00 plus an amount equal to any dividends declared but unpaid on such shares. These distributions to INTERVU Series G holders shall be made prior to any distribution to holders of common stock.



     DIVIDENDS. INTERVU's charter provides that when, as and if the INTERVU board declares dividends, the holders of INTERVU Series G preferred stock are entitled to receive dividends before and in preference to any declaration or payment of any dividend to the holders of common stock. The holders of INTERVU Series G preferred stock are entitled to receive any declared dividends at the rate of $0.64 per share per year. Dividends on INTERVU Series G preferred stock are not cumulative.



     PREEMPTIVE RIGHTS. The holders of INTERVU Series G preferred stock do not have preemptive rights.

     CONVERSION RIGHTS. The holders of INTERVU Series G preferred stock have the right to convert their INTERVU Series G preferred stock into INTERVU common stock on a 0.6298-for-one basis at any time nine months after the date of issuance of each share of INTERVU Series G preferred stock. These conversion rights are subject to certain adjustments provided for in INTERVU's charter.


RIGHTS OF HOLDERS OF INTERVU SERIES H PREFERRED STOCK

     The following is a summary of the material voting and other rights of the INTERVU Series H preferred stock. The holders of Akamai common stock have no comparable rights.


     RANKING. Whenever there are dividend distributions or distributions upon the liquidation, dissolution or winding up of INTERVU, the holders of INTERVU Series H preferred stock are senior to all classes of INTERVU common stock and each other class of INTERVU capital stock. INTERVU shall not issue additional securities senior or equal to INTERVU Series H preferred stock without the consent of at least 66 2/3% of the outstanding INTERVU Series H preferred stock.



     VOTING RIGHTS. The holders of INTERVU Series H preferred stock do not have voting rights.



     LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of INTERVU, the holders of INTERVU Series H preferred stock are entitled to receive any distribution of the INTERVU assets prior to the holders of INTERVU common stock or any junior preferred stock in an amount equal to $1,000 per share of INTERVU Series H preferred stock plus all accumulated dividends. If the holders of INTERVU Series H preferred stock receive this amount and all accumulated dividends, they are not entitled to any further distribution of INTERVU's assets. If INTERVU's assets are insufficient to pay this amount, the holders of INTERVU Series H preferred stock will share in any distribution of INTERVU's assets in proportion to $1,000 per share stock plus all accumulated and unpaid dividend to which each is entitled.


     RIGHTS IN ACQUISITION EVENT.  If any of the following occur:

     - any reclassification or change of the outstanding shares of INTERVU common stock;


     - any consolidation, merger or combination of INTERVU with another corporation in which the holders of INTERVU common stock receive securities or cash in exchange for their INTERVU common stock; or



     - a sale of substantially all of INTERVU's assets in which the holders of INTERVU common stock receive securities or cash for their INTERVU common stock;


then the holder of each share of INTERVU Series H preferred stock is entitled to
(1) the liquidation preference described above or (2) the amount of stock received by the holder of one share of INTERVU common stock multiplied by the number of shares of INTERVU common stock into which that share of INTERVU Series H preferred stock is convertible.


     DIVIDENDS. Holders of INTERVU Series H preferred stock are entitled to receive when, as and if declared by the INTERVU board cumulative preferential dividends from December 19, 1999 accumulating at a rate of 6.5% of $1,000 per share of INTERVU Series H preferred stock each year, payable quarterly to the holders of record. INTERVU has the option to pay dividends in the equivalent forms of cash, shares of common stock or additional shares of INTERVU Series H preferred stock. Dividends on INTERVU Series H preferred stock shall accrue whether or not:


     - INTERVU has earnings or profits;

     - there are funds legally available for the payment of dividends; or

     - dividends are declared.


     The INTERVU board shall not declare or pay upon any dividend to holders of INTERVU Series H preferred stock unless all dividends for all preceding dividend periods have been declared and paid. The INTERVU board shall not declare or pay upon any dividend to holders of shares junior to INTERVU

Series H preferred shares unless full cumulative dividends on all outstanding shares of INTERVU Series H preferred stock have been declared and paid.



     REDEMPTION. INTERVU must redeem shares of INTERVU Series H preferred stock on December 19, 2009 at a price per share of $1,000 plus accumulated and unpaid dividends. Otherwise, INTERVU may not redeem shares of INTERVU Series H preferred stock before December 19, 2009 unless it chooses to redeem INTERVU Series H preferred stock on or after December 19, 2001 at the price specified in INTERVU's charter. If INTERVU redeems less than all shares of INTERVU Series H preferred stock, the shares to be redeemed shall be selected pro rata or by lot as determined by INTERVU in its sole discretion.



     CONVERSION RIGHTS. The holders of INTERVU Series H preferred stock have the right to convert their INTERVU Series H preferred stock into INTERVU common stock subject to certain provisions of the certificate of designation for the INTERVU Series H preferred stock.


                             STOCKHOLDER PROPOSALS

     If INTERVU is required to hold an annual meeting of stockholders for 2000, proposals of stockholders intended to be presented at the annual meeting must have been received by INTERVU no later than February 22, 2000, in order to be included in INTERVU's proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2000 annual meeting without including the proposal in INTERVU's proxy statement and form of proxy relating to that meeting must notify INTERVU by May 8, 2000. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the INTERVU board for the 2000 annual meeting may exercise discretionary voting power regarding any such proposal.

                                 LEGAL MATTERS

     The validity of the shares of Akamai common stock to be issued in connection with the merger will be passed upon for Akamai by Hale and Dorr LLP.

                                    EXPERTS

     The consolidated financial statements of Akamai Technologies, Inc. and subsidiaries as of December 31, 1998 and 1999 and for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited INTERVU's consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their report. INTERVU's financial statements have been included in this proxy statement/prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Representatives of Ernst & Young LLP are expected to be present at the INTERVU special meeting with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

     The financial statements of Network24 Communications, Inc. as of December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


     Akamai and INTERVU each files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Akamai or INTERVU files at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."



     Akamai filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the Akamai common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Akamai, INTERVU and the Akamai common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and Akamai refers you, in each case, to the copy of such contract or other document filed as an exhibit to the registration statement.



     The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that INTERVU can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that INTERVU has previously filed with the Securities and Exchange Commission. These documents contain important information about INTERVU and its finances.


INTERVU'S FILINGS                                      PERIOD
-----------------                                      ------
Annual Report on Form 10-K              Year ended December 31, 1999
Registration Statement on Form 8-A      Filed on November 12, 1997


     INTERVU is also incorporating by reference additional documents that INTERVU may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the special meeting of INTERVU stockholders.


     Akamai has supplied all information contained in this proxy statement/prospectus relating to Akamai, and INTERVU has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to INTERVU.


     Documents incorporated by reference are available from INTERVU without charge, excluding all exhibits unless INTERVU has specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from INTERVU at the following address:


                                  INTERVU INC.
                               Kevin Sagara, Esq.
                          Vice President -- Mergers &
                        Acquisitions and General Counsel
                              6815 Flanders Drive
                          San Diego, California 92121
                           Telephone: (858) 623-8400

                    Internet address: http//www.INTERVU.com


     If you would like to request documents from INTERVU, please do so by April 13, 2000 to receive them before the INTERVU special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. Akamai and INTERVU have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 21, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than March 21, 2000, and neither the mailing of the proxy statement/prospectus to INTERVU stockholders nor the issuance of Akamai common stock in the merger shall create any implication to the contrary.

                           AKAMAI TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets at December 31, 1998 and
     1999...................................................   F-3
  Consolidated Statements of Operations for the period from
     inception (August 20, 1998) to December 31, 1998 and
     the year ended December 31, 1999.......................   F-4
  Consolidated Statements of Convertible Preferred Stock and
     Stockholders' Equity (Deficit) for the period from
     inception (August 20, 1998) to December 31, 1998 and
     the year ended December 31, 1999.......................   F-5
  Consolidated Statements of Cash Flows for the period from
     inception (August 20, 1998) to December 31, 1998 and
     the year ended December 31, 1999.......................   F-6
  Notes to Consolidated Financial Statements................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Akamai Technologies, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, cash flows and convertible preferred stock and stockholders' equity (deficit) present fairly in all material respects, the financial position of Akamai Technologies, Inc. and its subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
January 25, 2000, except for Note 14,
as to which the date is February 28, 2000

                           AKAMAI TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,805    $269,554
  Accounts receivable, net of allowance for doubtful
     accounts of $0 and $70 at December 31, 1998 and 1999,
     respectively...........................................       --       1,588
  Prepaid expenses and other current assets.................       57       2,521
                                                              -------    --------
          Total current assets..............................    6,862     273,663
  Property and equipment, net (Note 4)......................    1,523      23,875
  Intangible assets, net....................................      481         434
  Other assets..............................................       --       2,843
                                                              -------    --------
          Total assets......................................  $ 8,866    $300,815
                                                              =======    ========
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   665    $  8,987
  Accrued expenses..........................................       --       2,083
  Accrued payroll and benefits..............................       28       3,614
  Deferred revenue..........................................       --         698
  Current portion of obligations under capital lease and
     equipment loan.........................................       12         504
  Current portion of long-term debt.........................       --       2,751
                                                              -------    --------
          Total current liabilities.........................      705      18,637
  Obligations under capital leases and equipment loan, net
     of current portion.....................................       25         733
                                                              -------    --------
          Total liabilities.................................      730      19,370
                                                              -------    --------

Convertible preferred stock (Note 7):
Series A convertible preferred stock, $0.01 par value;
  1,100,000 shares authorized, 1,100,000 issued and
  outstanding at December 31, 1998; no shares authorized,
  issued or outstanding at December 31, 1999................    8,284          --
                                                              -------    --------
Commitments (Note 6)

Stockholders' equity (deficit) (Notes 7 and 8):
  Preferred stock, $0.01 par value; no shares authorized,
     issued or outstanding at December 31, 1998; 5,000,000
     shares authorized, no shares issued or outstanding at
     December 31, 1999......................................
  Common stock, $0.01 par value; 300,000,000 shares
     authorized, 34,565,310 issued and outstanding at
     December 31, 1998; 92,498,525 shares issued and
     outstanding at December 31, 1999.......................      346         925
  Additional paid-in capital................................    2,034     374,739
  Notes receivable from officers for stock..................       --      (5,907)
  Deferred compensation.....................................   (1,506)    (29,731)
  Accumulated deficit.......................................   (1,022)    (58,581)
                                                              -------    --------
          Total stockholders' equity (deficit)..............     (148)    281,445
                                                              -------    --------
          Total liabilities, convertible preferred stock and
          stockholders' equity (deficit)....................  $ 8,866    $300,815
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                                 PERIOD FROM
                                                                  INCEPTION
                                                              (AUGUST 20, 1998)
                                                                   THROUGH             YEAR ENDED
                                                              DECEMBER 31, 1998    DECEMBER 31, 1999
                                                              ------------------   ------------------

Revenue.....................................................      $       --           $    3,986
                                                                  ----------           ----------
Operating expenses:
  Cost of services..........................................              31                9,002
  Engineering and development (excludes $7 and $5,061,
     respectively, of equity related compensation disclosed
     separately below)......................................             229               11,749
  Sales, general and administrative (excludes $198 and
     $4,944, respectively, of equity related compensation
     disclosed separately below)............................             435               29,668
  Equity related compensation...............................             205               10,005
                                                                  ----------           ----------
          Total operating expenses..........................             900               60,424
                                                                  ----------           ----------
Operating loss..............................................            (900)             (56,438)
Interest income.............................................              20                4,414
Interest expense............................................             (10)              (2,145)
                                                                  ----------           ----------
Loss before extraordinary loss from early extinguishment of
  debt......................................................            (890)             (54,169)
Extraordinary loss from early extinguishment of debt........              --                3,390
                                                                  ----------           ----------
Net loss....................................................            (890)             (57,559)
Dividends and accretion to preferred stock redemption
  value.....................................................              --                2,241
                                                                  ----------           ----------
Net loss attributable to common stockholders................      $     (890)          $  (59,800)
                                                                  ==========           ==========
Basic and diluted net loss per share........................      $    (0.06)          $    (1.98)
Weighted average common shares outstanding..................      15,014,868           30,177,376

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

  FOR THE PERIOD FROM INCEPTION (AUGUST 20, 1998) TO DECEMBER 31, 1998 AND THE
                          YEAR ENDED DECEMBER 31, 1999
                (in thousands, except share and per share data)

                                     SERIES A CONVERTIBLE   SERIES B CONVERTIBLE    SERIES C CONVERTIBLE    SERIES D CONVERTIBLE
                                       PREFERRED STOCK         PREFERRED STOCK         PREFERRED STOCK        PREFERRED STOCK
                                     --------------------   ---------------------   ---------------------   --------------------
                                       SHARES     AMOUNT      SHARES      AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT
                                     ----------   -------   ----------   --------   ---------   ---------   ---------   --------
Issuance of common stock to
 founders..........................
Issuance of common stock for
 technology license................
Sales of restricted common stock...
Sale of Series A convertible
 preferred stock...................   1,100,000   $8,284
Amortization of deferred
 compensation......................
Net loss...........................
                                     ----------   -------
Balance at December 31, 1998.......   1,100,000    8,284
Sale of restricted common stock....
Sale of restricted common stock in
 exchange for notes................
Sale of Series B convertible
 preferred stock...................                          1,327,500   $19,875
Sale of Series C convertible
 preferred stock...................                                                  145,195     $ 5,000
Sale of Series D convertible
 preferred stock...................                                                                           685,194   $12,475
Sale of Series E convertible
 preferred stock...................
Sale of Series F convertible
 preferred stock...................
Dividends and accretion to
 preferred stock redemption
 value.............................                   14                     859                                            350
Issuance of warrants...............
Deferred compensation related to
 grant of stock options............
Amortization of deferred
 compensation......................
Conversion of convertible preferred
 stock.............................  (1,100,000)  (8,298)   (1,327,500)  (20,734)   (145,195)     (5,000)    (685,194)  (12,825)
Issuance of common stock upon the
 Company's initial public offering,
 net of offering costs.............
Issuance of common stock upon
 exercise of warrants..............
Issuance of common stock upon
 exercise of stock options.........
Interest on note receivable........
Net loss...........................
                                     ----------   -------   ----------   --------   --------     -------    ---------   --------
Balance at December 31, 1999.......          --       --            --        --          --          --           --        --
                                     ==========   =======   ==========   ========   ========     =======    =========   ========

                                     SERIES E CONVERTIBLE    SERIES F CONVERTIBLE
                                        PREFERRED STOCK         PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                                     ---------------------   ---------------------   -------------------    PAID-IN
                                       SHARES      AMOUNT     SHARES      AMOUNT       SHARES     AMOUNT    CAPITAL
                                     ----------   --------   ---------   ---------   ----------   ------   ----------
Issuance of common stock to
 founders..........................                                                  29,646,000    $297
Issuance of common stock for
 technology license................                                                     682,110       7     $    281
Sales of restricted common stock...                                                   4,237,200      42        1,753
Sale of Series A convertible
 preferred stock...................
Amortization of deferred
 compensation......................
Net loss...........................
                                                                                     ----------    ----     --------
Balance at December 31, 1998.......                                                  34,565,310     346        2,034
Sale of restricted common stock....                                                   1,980,000      20          902
Sale of restricted common stock in
 exchange for notes................                                                   7,840,000      78       20,986
Sale of Series B convertible
 preferred stock...................
Sale of Series C convertible
 preferred stock...................
Sale of Series D convertible
 preferred stock...................
Sale of Series E convertible
 preferred stock...................   1,867,480   $48,966
Sale of Series F convertible
 preferred stock...................                           985,545    $ 14,988
Dividends and accretion to
 preferred stock redemption
 value.............................                   893                     125                            (2,241)
Issuance of warrants...............                                                                            3,902
Deferred compensation related to
 grant of stock options............                                                                           22,267
Amortization of deferred
 compensation......................
Conversion of convertible preferred
 stock.............................  (1,867,480)  (49,859)   (985,545)    (15,113)   38,467,466     385      111,444
Issuance of common stock upon the
 Company's initial public offering,
 net of offering costs.............                                                   9,000,000      90      215,335
Issuance of common stock upon
 exercise of warrants..............                                                      96,249       1           83
Issuance of common stock upon
 exercise of stock options.........                                                     549,500       5           27
Interest on note receivable........
Net loss...........................
                                     ----------   --------   --------    --------    ----------    ----     --------
Balance at December 31, 1999.......          --        --          --          --    92,498,525    $925     $374,739
                                     ==========   ========   ========    ========    ==========    ====     ========

                                                                                   TOTAL
                                                                               SHAREHOLDERS'
                                       DEFERRED       NOTES      ACCUMULATED      EQUITY
                                     COMPENSATION   RECEIVABLE     DEFICIT       (DEFICIT)
                                     ------------   ----------   -----------   -------------
Issuance of common stock to
 founders..........................                               $   (132)      $     165
Issuance of common stock for
 technology license................                                                    288
Sales of restricted common stock...    $ (1,712)                                        83
Sale of Series A convertible
 preferred stock...................
Amortization of deferred
 compensation......................         206                                        206
Net loss...........................                                   (890)           (890)
                                       --------                   --------       ---------
Balance at December 31, 1998.......      (1,506)                    (1,022)           (148)
Sale of restricted common stock....        (623)                                       299
Sale of restricted common stock in
 exchange for notes................     (15,340)     $(5,724)                           --
Sale of Series B convertible
 preferred stock...................
Sale of Series C convertible
 preferred stock...................
Sale of Series D convertible
 preferred stock...................
Sale of Series E convertible
 preferred stock...................
Sale of Series F convertible
 preferred stock...................
Dividends and accretion to
 preferred stock redemption
 value.............................                                                 (2,241)
Issuance of warrants...............                                                  3,902
Deferred compensation related to
 grant of stock options............     (22,267)                                        --
Amortization of deferred
 compensation......................      10,005                                     10,005
Conversion of convertible preferred
 stock.............................                                                111,829
Issuance of common stock upon the
 Company's initial public offering,
 net of offering costs.............                                                215,425
Issuance of common stock upon
 exercise of warrants..............                                                     84
Issuance of common stock upon
 exercise of stock options.........                                                     32
Interest on note receivable........                     (183)                         (183)
Net loss...........................                                (57,559)        (57,559)
                                       --------      -------      --------       ---------
Balance at December 31, 1999.......    $(29,731)     $(5,907)     $(58,581)      $ 281,445
                                       ========      =======      ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                (in thousands, except share and per share data)

                                                                 PERIOD FROM
                                                                  INCEPTION
                                                              (AUGUST 20, 1998)
                                                                   THROUGH           YEAR ENDED
                                                              DECEMBER 31, 1998   DECEMBER 31, 1999
                                                              -----------------   -----------------
Cash flows from operating activities:
  Net loss..................................................       $  (890)           $(57,559)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................            50               3,434
     Amortization of discount on senior subordinated notes
       and equipment loan...................................            --                 542
     Amortization of deferred compensation..................           206              10,005
     Loss on disposal of property and equipment.............            --                  33
     Interest on notes receivable from officers for stock...            --                (183)
     Extraordinary loss on early extinguishment of debt.....            --               3,390
     Changes in operating assets and liabilities:
       Accounts receivable..................................            --              (1,588)
       Prepaid expenses and other assets....................           (57)             (5,082)
       Accounts payable and accrued expenses................           693              13,991
       Deferred revenue.....................................            --                 698
                                                                   -------            --------
Net cash provided by (used in) operating activities.........             2             (32,319)
                                                                   -------            --------
Cash flows from investing activities:
  Purchases of property and equipment.......................        (1,523)            (25,670)
  Increase in other assets..................................            --                (225)
                                                                   -------            --------
Net cash used in investing activities.......................        (1,523)            (25,895)
                                                                   -------            --------
Cash flows from financing activities:
  Proceeds from equipment financing loan....................            --               1,500
  Payment on capital leases and equipment financing loan....            (4)               (402)
  Proceeds from the issuance of senior subordinated notes,
     net....................................................            --              14,970
  Payment of the senior subordinated notes..................            --             (12,249)
  Proceeds from the issuance of common stock, net...........            --             215,425
  Proceeds from the issuance of Series A convertible
     preferred stock, net...................................         8,284                  --
  Proceeds from the issuance of Series B convertible
     preferred stock, net...................................            --              19,875
  Proceeds from the issuance of Series C convertible
     preferred stock, net...................................            --               5,000
  Proceeds from the issuance of Series D convertible
     preferred stock, net...................................            --              12,475
  Proceeds from the issuance of Series E convertible
     preferred stock, net...................................            --              48,966
  Proceeds from the issuance of Series F convertible
     preferred stock, net...................................            --              14,988
  Proceeds from the issuance of common stock upon the
     exercise of warrants...................................            --                  84
  Proceeds from the exercise of stock options...............            --                  32
  Proceeds from the issuance of restricted common stock.....            46                 299
                                                                   -------            --------
Net cash provided by financing activities...................         8,326             320,963
                                                                   -------            --------
Net increase in cash and cash equivalents...................         6,805             262,749
Cash and cash equivalents, beginning of the period..........            --               6,805
                                                                   -------            --------
Cash and cash equivalents, end of the period................       $ 6,805            $269,554
                                                                   =======            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           AKAMAI TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS:

     Akamai provides a global delivery service for Internet content, streaming media and applications that improves Web site speed, quality, reliability and scaleability and protects against Web site crashes due to demand overloads. Akamai markets its services to large businesses and other businesses with an Internet focus. Akamai's services deliver Akamai's customers' Web content and applications through a worldwide server network by locating the content and applications geographically closer to users.

     The Company has a single operating segment, global delivery service for Internet content, streaming media and applications. The Company has no organizational structure dictated by product lines, geography or customer type. Substantially all revenue earned to date has been generated from U.S. based customers.

     The consolidated financial statements include the accounts of Akamai and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CASH AND CASH EQUIVALENTS

     Cash equivalents consist of cash held in bank deposit accounts and short-term, highly liquid investments with remaining maturities of three months or less at the date of purchase.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of three to five years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Property and equipment acquired under capital lease is depreciated over the shorter of related lease terms or the useful life of the asset. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

     INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of acquired license rights to content delivery technology. Intangible assets are amortized using the straight-line method over ten years, based on the estimated useful life. The carrying value of the intangible assets is reviewed on a quarterly basis for the existence of facts or circumstances both internally and externally that may suggest impairment. To date, no such impairment has occurred. The Company determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of the impairment based on the related future estimated discounted cash flows. The cash flow estimates used to determine the impairment, if any, contain management's best estimates, using appropriate and customary assumptions and projections at that time. Accumulated amortization was $8,918 and $56,064 at December 31, 1998 and 1999, respectively.

     REVENUE RECOGNITION

     The Company derives revenue from the sale of its services under contracts with terms typically ranging from 12 to 36 months. The Company recognizes revenue based on fees for the amount of Internet content delivered through the Company's services. These contracts also provide for minimum monthly fees. Revenue may also be derived from one-time implementation, installation, usage and other fees which are recognized over the period of the related contracts. Deferred revenue consists of billings in excess of revenue recognized.

                           AKAMAI TECHNOLOGIES, INC.

     COST OF SERVICES

     Cost of services consists of depreciation of network equipment used in providing the Company's services, fees paid to network providers for bandwidth and monthly fees for housing the Company's servers in third-party network data centers. The Company enters into contracts for bandwidth with third-party network providers with terms typically ranging from six months to three years. These contracts commit the Company to minimum monthly fees plus additional fees for bandwidth usage above the contracted level. Under the Akamai accelerated networks program, the Company provides Akamai servers without charge to smaller Internet service providers which, in turn, provide the Company with rack space for the Company's servers and bandwidth to deliver content. The Company does not recognize as revenue any value to the Internet service providers associated with the use of the Company's servers and does not expense the value of the rack space and bandwidth received.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123.

     ENGINEERING AND DEVELOPMENT COSTS

     Engineering and development costs consist primarily of salaries and related personnel costs for the design, deployment, testing and enhancement of the Company's service and the Company's network.

     Costs incurred in the engineering and development of the Company's service are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the costs of Computer Software to be Sold, Leased, or Otherwise Marketed") and capitalized thereafter. The Company also has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SFAS No. 86 and SOP 98-1 have been insignificant to date.

     CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 1998 and 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

     For the year ended December 31, 1999, two customers accounted for 22% and 13%, respectively, of total revenue.

     INCOME TAXES

     Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected

                           AKAMAI TECHNOLOGIES, INC.

to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not some or all of the deferred tax assets will not be realized.

     ADVERTISING EXPENSE

     The Company recognizes advertising expense as incurred. Advertising expense was approximately $7.7 million for the year ended December 31, 1999. There was no advertising expense for the period from inception (August 20, 1998) to December 31, 1998.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 1998 and 1999.

     OTHER COMPREHENSIVE INCOME

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss is equal to net loss, for the period from inception (August 20, 1998) to December 31, 1998 and for the year ended December 31, 1999.

     USE OF ESTIMATES

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in these financial statements include valuation of deferred tax assets and useful lives of depreciable assets.

     RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to confirm to the current year presentation.

     RECENT ACCOUNTING PRONOUNCEMENT

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the Effective Date of the FASB Statement No. 133," in fiscal year 2001.

3.  NET LOSS PER SHARE:

     Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common stock.

                           AKAMAI TECHNOLOGIES, INC.

Potential common stock consists of convertible preferred stock, unvested restricted common stock, stock options and warrants.

     The following table sets forth potential common stock excluded from the calculation of earnings per share since their inclusion would be antidilutive:

                                                           PERIOD FROM
                                                            INCEPTION
                                                        (AUGUST 20, 1998)     YEAR ENDED
                                                         TO DECEMBER 31,     DECEMBER 31,
                                                              1998               1999
                                                        -----------------    ------------
Stock options.........................................      1,287,000         14,416,565
Unvested restricted common stock......................     18,049,104         19,230,430
Convertible preferred stock...........................     19,800,000                 --
Warrants..............................................             --          1,981,086

4.  PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                           DECEMBER 31,       ESTIMATED
                                                         ----------------       USEFUL
                                                          1998     1999     LIVES IN YEARS
                                                         ------   -------   --------------
                                                          (in thousands)
Computer and networking equipment......................  $1,384   $23,817         3
Purchased software.....................................      --     1,256         3
Furniture and fixtures.................................     105       711         5
Office equipment.......................................      45       541         3
Leasehold improvements.................................      30       972         5
                                                         ------   -------
                                                          1,564    27,297
Accumulated depreciation and amortization..............     (41)   (3,422)
                                                         ------   -------
                                                         $1,523   $23,875
                                                         ======   =======

     Depreciation and amortization expense on property and equipment for the period from inception (August 20, 1998) to December 31, 1998 and for the year ended December 31, 1999 was $41,152 and $3.4 million, respectively.

     Equipment under capital leases at:

                                                              DECEMBER 31,      ESTIMATED
                                                             --------------    USEFUL LIFE
                                                             1998     1999      IN YEARS
                                                             -----    -----   -------------
                                                             (in thousands)
Office equipment...........................................  $ 40     $142          3
Accumulated amortization...................................    (2)     (30)
                                                             ----     ----
                                                             $ 38     $112
                                                             ====     ====

5.  SENIOR SUBORDINATED NOTES:

     During April 1999, Akamai entered into note and warrant purchase agreements with private investors. Under the agreements, Akamai issued 15% subordinated demand notes payable in the aggregate amount of $15.0 million due in May 2004. In connection with the notes, the Company also issued warrants to purchase an aggregate of 2,002,836 shares of common stock at $2.50 per share in exchange for cash. These warrants expire in May 2004. The fair value of the warrants at the time of issuance was estimated to be approximately $3.9 million, which was recorded as additional paid-in capital and reduced the carrying

                           AKAMAI TECHNOLOGIES, INC.

value of the notes. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 100%, risk free interest rate of 5.1% and an expected life of five years. The discount on the notes is being amortized over the term of the notes. For the year ended December 31, 1999, interest expense of $1.5 million related to the fair value of the warrants was recognized. In December 1999, the Company exercised its right to pay off the notes in full and paid $12.2 million in interest and principal. The remaining unpaid balance of $2.8 million is expected to be paid in the first quarter of fiscal 2000. The Company recognized an extraordinary loss from early extinguishment of debt of $3.4 million (or $0.11 per share) during the year ended December 31, 1999.

6.  COMMITMENTS:

     LEASES

     The Company leases its facilities and certain equipment under operating leases. Rent expense for the period from inception (August 20, 1998) to December 31, 1998 and for the year ended December 31, 1999 was $36,000 and $599,000, respectively. The leases expire at various dates through March 1, 2006 and generally require the payment of real estate taxes, insurance, maintenance and operating costs. The Company also leases certain equipment under capital leases. The minimum aggregate future obligations under noncancelable leases and equipment loans as of December 31, 1999 are as follows:

                                                                           CAPITAL
                                                                            LEASES
                                                                          (INCLUDING
                                                              OPERATING   EQUIPMENT
YEAR ENDING                                                    LEASES       LOAN)
-----------                                                   ---------   ----------
                                                                  (in thousands)
2000........................................................   $ 4,869      $  608
2001........................................................     5,594         604
2002........................................................     5,755         181
2003........................................................     5,489          --
2004........................................................     5,319          --
                                                               -------      ------
Total.......................................................   $27,026       1,393
                                                               =======
Less interest...............................................                  (156)
                                                                            ------
Total principal obligation..................................                 1,237
Less current portion........................................                  (504)
                                                                            ------
Noncurrent portion of principal obligation..................                $  733
                                                                            ======

     EQUIPMENT LOAN

     The Company received an equipment loan from its bank for $1.5 million on January 26, 1999. The equipment loan is repayable in monthly installments of $46,317 for 36 months, with a lump sum payment of $112,500 due in February 2002. Interest expense on the loan for the year ended December 31, 1999 was $131,603.

     In connection with the equipment loan, the Company issued warrants for the purchase of 74,499 shares of common stock at a purchase price of $0.40 per share. The warrants were exercisable upon issuance and expire on January 26, 2002. The Company estimated the value of the warrants to be $25,000 at the date of issuance, which has been recorded as additional paid-in capital and reduced the carrying value of the equipment loan. The fair value was estimated using the Black-Scholes model with the following assumptions: dividend yield of 0%, volatility of 100%, risk free interest rate of 5.1% and an

                           AKAMAI TECHNOLOGIES, INC.

expected life of three years. The discount on the note is being amortized over the estimated life of the loan. In November 1999, the warrants were fully exercised.

     BANDWIDTH USAGE AND CO-LOCATION COSTS

     The Company has commitments for bandwidth usage and co-location with various network service providers. For the years ending December 31, 2000, 2001 and 2002, the minimum commitments are approximately $10.9 million, $3.8 million, and $1.2 million, respectively. Some of these agreements may be amended to either increase or decrease the minimum commitments during the life of the contract.

7.  CONVERTIBLE PREFERRED STOCK:

     The authorized capital stock of the Company consists of (i) 300,000,000 shares of voting common stock ("common stock") authorized for issuance with a par value of $0.01, and (ii) 5,000,000 shares of undesignated preferred stock with a par value of $0.01. Prior to the closing of the Company's initial public offering, the Company authorized 10,000,000 shares of preferred stock with a par value of $0.01, of which 1,100,000 shares were designated as Series A convertible preferred stock ("Series A preferred stock"), 1,327,500 shares were designated as Series B convertible preferred stock ("Series B preferred stock"), 145,195 shares were designated as Series C convertible preferred stock ("Series C preferred stock"), 685,194 shares were designated as Series D convertible preferred stock ("Series D preferred stock"), 1,867,480 shares were designated as Series E convertible preferred stock ("Series E preferred stock") and 985,545 shares were designated as Series F convertible preferred stock ("Series F preferred stock").

     All outstanding shares of preferred stock automatically converted into shares of common stock upon the closing of the initial public offering as follows:

                                                               SHARES OF
                                                              COMMON STOCK
                                                              ------------
Series A preferred stock....................................   20,762,457
Series B preferred stock....................................    7,965,000
Series C preferred stock....................................      908,340
Series D preferred stock....................................    4,111,164
Series E preferred stock....................................    3,734,960
Series F preferred stock....................................      985,545
                                                               ----------
                                                               38,467,466
                                                               ==========

     SERIES A CONVERTIBLE PREFERRED STOCK

     In November and December 1998, the Company issued 1,100,000 shares of Series A preferred stock at $7.60 per share to investors for total consideration of $8,283,758 (net of offering costs of $76,242).

     Prior to conversion of the Series A preferred stock, the holders of the Series A preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series A preferred stock were convertible. Dividends were required to be paid when dividends were declared on common stock. The Series A preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events including stock splits and dividends. The Series A preferred stock was redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series A preferred stock beginning November 23, 2003 if the Company had not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series A preferred stock were entitled to receive, out of funds then generally available, $7.60 per share, plus any declared and unpaid dividends thereon. Following payment to holders of all other classes of preferred stock to which the

                           AKAMAI TECHNOLOGIES, INC.

Series A preferred stock was subordinated, holders of Series A preferred stock were then entitled to share in remaining available funds on an "as-if converted" basis with holders of common stock.

     SERIES B CONVERTIBLE PREFERRED STOCK

     In April 1999, the Company issued 1,327,500 shares of Series B preferred stock at $15.066 per share to private investors for total consideration of $19,875,115 (net of offering costs of $125,000). In addition, the Company issued a warrant to purchase 145,195 shares of Series C preferred stock at an exercise price of $34.436 per share which expired at the earlier of (i) December 31, 1999 and (ii) the date immediately prior to the consummation of a qualified initial public offering. The warrant was exercised in October 1999.

     Prior to conversion of the Series B preferred stock, the holders of Series B preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series B preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $15.066 per share, on a per share basis. Dividends were only required to be paid in the event of a liquidation or redemption, as defined. The Series B preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events including stock splits. The Series B preferred stock was redeemable, as defined, subject to the approval of the holders of 66% of the then outstanding shares of Series B preferred stock beginning April 16, 2004 if the Company had not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series B preferred stock were entitled to receive, out of funds then generally available, $15.066 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which the Series B preferred stock was subordinated, holders of Series B preferred stock were then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

     SERIES C CONVERTIBLE PREFERRED STOCK

     In connection with the Series B preferred stock issuance, one holder of the Series B preferred stock received the option to purchase 145,195 shares of Series C preferred stock at the purchase price of $34.436 per share. The option to purchase the Series C preferred stock expired upon the earlier of an initial public offering or December 31, 1999. The option was exercised in October 1999.

     Prior to conversion of the Series C preferred stock, the holders of the Series C preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series C preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $34.436 per share, on a per share basis. Dividends were only required to be paid in the event of a liquidation or redemption. The Series C preferred stock was convertible at any time by the holders, at the then applicable conversion rate (1-to-1 on the date of issuance; 6.256-to-1 at September 30, 1999) adjusted for certain events including stock splits and dividends subject to the approval of the holders of 66% of the then outstanding shares of Series C preferred stock beginning April 5, 2003 if the Company had not made a qualified initial public offering of its common stock. Upon liquidation, holders of Series C preferred stock were entitled to receive, out of funds generally available, $34.436 per share, plus any accrued and unpaid dividends, thereon. Following payment to holders of all other classes of preferred stock to which Series C was subordinated, holders of Series C preferred stock were then entitled to share in remaining available funds on an "as if converted" basis with holders of common stock.

     SERIES D CONVERTIBLE PREFERRED STOCK

     In June 1999, the Company issued 685,194 shares of Series D preferred stock at $18.243 per share to private investors for total consideration of $12,475,000 (net of offering costs of $25,000).

                           AKAMAI TECHNOLOGIES, INC.

     Prior to conversion of the Series D preferred stock, the holders of Series D preferred stock had voting rights equivalent to the number of shares of common stock into which their shares of Series D preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $18.243 per share, on a per share basis. Dividends were required to be paid only in the event of a liquidation or redemption, as defined. The Series D preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events including stock splits and dividends. The Series D preferred stock was redeemable, as defined, subject to the approval of the holder of 66% of the then outstanding shares of Series D preferred stock.

     The holder of the Series D preferred stock is also a customer of the Company. In June 1999, the holder of the Series D preferred stock entered into a services agreement with the Company at customary rates. The aggregate minimum value of the services agreement is $12.54 million through April 2001. Revenue recognized from this customer for the period ended December 31, 1999 was $882,981.

     SERIES E CONVERTIBLE PREFERRED STOCK

     In August 1999, the Company issued 1,867,480 shares of Series E preferred stock at $26.239 per share to a private investor for total consideration of $48,966,282 (net of offering costs of $34,526).

     Prior to conversion of the Series E preferred stock, the holders of Series E preferred stock had voting rights equivalent to the number of shares of common stock into which the shares of Series E preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $26.239 per share, on a per share basis. Dividends were required to be paid only in the event of a liquidation or redemption. The Series E preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events such as stock splits and dividends. The Series E preferred stock was redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series E preferred stock.

     SERIES F CONVERTIBLE PREFERRED STOCK

     In September 1999, the Company issued 985,545 shares of Series F preferred stock at $15.22 per share to a private investor for total consideration of $14,987,595 (net of offering costs of $12,400).

     Prior to conversion of the Series F preferred stock, the holders of Series F preferred stock had voting rights equivalent to the number of shares of common stock into which the shares of Series F preferred stock were convertible. Dividends accrued annually and were cumulative at a rate of 8% of the original purchase price of $15.22 per share, on a per share basis. Dividends were required to be paid only in the event of a liquidation or redemption. The Series F preferred stock was convertible at any time by the holders, at the then applicable conversion rate adjusted for certain events such as stock splits and dividends. The Series F preferred stock was redeemable, subject to the approval of the holders of 66% of the then outstanding shares of Series F preferred stock.

                           AKAMAI TECHNOLOGIES, INC.

8.  STOCKHOLDERS' EQUITY (DEFICIT):

     PUBLIC OFFERING

     In October 1999, Akamai completed an initial public offering of 9,000,000 shares of its common stock for net proceeds of $215.4 million after underwriting discounts and commissions and offering expenses. As a result, all outstanding shares of preferred stock automatically converted into 38,467,466 shares of common stock.

     STOCK SPLIT

     On January 28, 1999, the Company effected a 3-for-1 stock split through a stock dividend of common stock. On May 25, 1999, the Company effected a 3-for-1 stock split through a stock dividend of common stock. On September 8, 1999 the Company effected a 2-for-1 stock split through a stock dividend of common stock. All references to preferred and common stock share and per share amounts including options and warrants to purchase common stock have been retroactively restated to reflect the stock splits.

     COMMON STOCK

     The common stockholders are entitled to one vote per share. At December 31, 1999, the Company had reserved 16,397,611 shares of common stock for future issuance upon the exercise of warrants and stock options.

     NOTES RECEIVABLE FROM OFFICERS FOR STOCK

     In the connection with the issuance of restricted common stock, the Company received full recourse notes receivable from the Chief Executive Officer, President, Chief Financial Officer and the General Counsel of the Company in the amounts of $1,980,000, $500,000, $2,620,000 and $624,000, respectively. These notes bear interest between 5.3% and 6.1%, and are payable in full by March 26, 2009, May 18, 2009, July 23, 2009 and July 23, 2009, respectively.

9.  STOCK PLANS:

     1998 OPTION PLAN

     In 1998, the Board of Directors adopted the 1998 Stock Incentive Plan (the "1998 Option Plan") for the issuance of incentive and nonqualified stock options and restricted stock awards. The number of shares of common stock reserved for issuance under the 1998 Option Plan is 28,755,600 shares. Options to purchase common stock and restricted stock awards are granted at the discretion of the Board of Directors.

     Under the terms of the 1998 Option Plan, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors but in no case may the exercise price be less than the statutory minimum. Vesting of options granted is at the discretion of the Board of Directors, which typically is four years. The term of options granted cannot exceed ten years (five years for incentive stock options granted to holders of more than 10% of the voting stock of the Company.)

     A restricted stock award provides for the issuance of common stock to directors, officers, consultants and other key personnel at prices determined by a Committee selected by the Board of Directors. Participants' unvested shares are subject to repurchase by the Company at the original purchase price for up to four years. Generally, 25% of the shares vest on the first anniversary of the date of purchase and, thereafter, the remaining shares vest on a quarterly basis through the fourth anniversary of the date of

                           AKAMAI TECHNOLOGIES, INC.

purchase. As of December 31, 1998 and 1999, the Company had the right to repurchase up to 3,283,200 and 9,874,750 unvested shares, respectively. Such shares may be repurchased at the original purchase prices ranging from $0.01 to $2.50 per share.

     A summary of activity under the Company's 1998 Option Plan for the period from inception (August 20, 1998) to December 31, 1998 and the year ended December 31, 1999 is presented below:

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            PURCHASE
                                                                SHARES        PRICE
                                                              ----------    ---------
RESTRICTED STOCK AWARDS
Outstanding at inception....................................          --         --
  Issued....................................................   3,283,200      $0.02
                                                              ----------
Outstanding at December 31, 1998............................   3,283,200       0.02
  Issued....................................................   9,820,000       0.62
                                                              ----------
Outstanding at December 31, 1999............................  13,103,200       0.21
                                                              ==========
Vested restricted common stock at December 31, 1999.........   3,228,450       0.22
                                                              ==========

     There were 31,282,100 shares of restricted common stock issued outside of the plan in the period ended December 31, 1998. As of December 31, 1998 and 1999, the Company had the right to repurchase up to 14,765,904 and 9,355,680 unvested shares, respectively.

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                                                SHARES        PRICE
                                                              ----------    ---------
STOCK OPTION AWARDS
Outstanding at inception....................................          --         --
  Granted...................................................   1,287,000      $0.02
                                                              ----------
Outstanding at December 31, 1998............................   1,287,000       0.02
  Granted...................................................  15,324,425       7.22
  Exercised.................................................    (549,500)      0.06
  Forfeited.................................................  (1,645,400)      2.76
                                                              ----------
Outstanding at December 31, 1999............................  14,416,525       7.43
                                                              ==========

                           AKAMAI TECHNOLOGIES, INC.

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                         VESTED AND EXERCISABLE
                                 WEIGHTED                -----------------------
                                  AVERAGE     WEIGHTED                 WEIGHTED
    RANGE OF        NUMBER       REMAINING    AVERAGE                   AVERAGE
    EXERCISE      OF OPTIONS    CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
     PRICES       OUTSTANDING      LIFE        PRICE     OF OPTIONS      PRICE
    --------      -----------   -----------   --------   -----------   ---------
$ 0.01 - 0.04      5,340,900        9.0        $ 0.03      424,350      $ 0.02
  0.34 - 0.50        702,000        9.2          0.42           --          --
  0.84 - 1.00      1,368,600        9.4          0.90      120,000        0.84
      2.50         1,028,000        9.5          2.50       20,000        2.50
 13.12 - 15.22     5,174,400        9.7         14.21       20,000       15.22
     19.80           738,500        9.8         19.80           --          --
     230.38           64,125       10.0        230.38           --          --
                  ----------                               -------
  0.01 - 230.38   14,416,525        9.4          7.43      584,350        0.79
                  ==========                               =======

     FAIR VALUE DISCLOSURE

     As discussed in Note 2, the Company has adopted SFAS No. 123 through disclosure only. Had the Company accounted for stock options to employees under the fair value method prescribed under SFAS No. 123, Akamai's net losses and basic and diluted net loss per share on a pro forma basis would be as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              ------    --------
Net loss attributable to common stockholders (in thousands):
  As reported...............................................  $ (890)   $(59,800)
  Pro Forma.................................................    (891)    (64,600)
Basic and diluted net loss per share:
  As reported...............................................  $(0.06)   $  (1.98)
  Pro Forma.................................................   (0.06)      (2.14)

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
Expected option term (years)................................     7.0       5.6
Risk-free interest rate (%).................................    4.07      5.61
Expected volatility (%).....................................      --      24.7
Dividend yield (%)..........................................      --        --
Weighted average fair value of options granted..............  $ 0.26    $ 4.74

     From inception (August 20, 1998) through December 31, 1998, the Company recorded $1,711,591 in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise or purchase prices subsequently determined to be below the fair value of the common stock. Compensation expense of $205,617 was recognized during the period from inception (August 20, 1998)

                           AKAMAI TECHNOLOGIES, INC.

through December 31, 1998. For the year ended December 31, 1999, the Company recorded $38,229,769 in deferred compensation for restricted stock awards and options to purchase common stock granted at exercise or purchase prices subsequently determined to be below the fair value of common stock. Compensation expense of $10,005,216 was recognized during the year ended December 31, 1999.

     EMPLOYEE STOCK PURCHASE PLAN

     In August 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan provides for the issuance of up to 600,000 shares of common stock to participating employees.

10.  INCOME TAXES:

     The provision for income taxes consists of the following:

                                                             PERIOD FROM
                                                              INCEPTION
                                                          (AUGUST 20, 1998)    YEAR ENDED
                                                           TO DECEMBER 31,    DECEMBER 31,
                                                                1998              1999
                                                          -----------------   -------------
                                                                   (in thousands)
Deferred tax expense/(benefit)..........................        $(288)          $(19,573)
Valuation allowance.....................................          288             19,573
                                                                -----           --------
                                                                $  --           $     --
                                                                =====           ========

     The Company's effective tax rate varies from the statutory rate as follows:

                                                              PERIOD FROM
                                                               INCEPTION
                                                           (AUGUST 20, 1998)    YEAR ENDED
                                                            TO DECEMBER 31,    DECEMBER 31,
                                                                 1998              1999
                                                           -----------------   -------------
U.S. Federal income tax rate.............................        (34.0)%           (34.0)%
State taxes..............................................         (6.3)             (5.4)
Deferred compensation amortization.......................          3.2               6.0
Other....................................................         (0.9)             (0.6)
Valuation allowance......................................         38.0              34.0
                                                                 -----            ------
                                                                    --%               --%
                                                                 =====            ======

                           AKAMAI TECHNOLOGIES, INC.

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and, accordingly, a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                                    DECEMBER 31,
                                                          ---------------------------------
                                                                1998              1999
                                                          -----------------   -------------
                                                                   (in thousands)
Net operating loss carryforwards........................        $  16           $ 15,617
Capitalized start-up costs..............................          207                458
Capitalized research and development expenses...........           70              2,624
Depreciation............................................          (13)               624
Equity related compensation.............................           --                510
Other...................................................            8                 28
                                                                -----           --------
                                                                  288             19,861
Valuation allowance.....................................         (288)           (19,861)
                                                                -----           --------
Net deferred tax assets.................................        $  --           $     --
                                                                =====           ========

     As of December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $37.5 million which begin to expire in 2019 and 2004, respectively. The Company also has federal and state tax credit carryforwards of $323,000 and $247,000, respectively.

     Ownership changes resulting from the Company's issuance of capital stock may limit the amount of net operating loss and tax credit carryforwards that can be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon the Company's value immediately prior to the ownership change. Subsequent significant changes in ownership could further affect the limitation in future years.

11.  EMPLOYEE BENEFIT PLAN:

     In January 1999, the Company established a savings plan for its employees which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deductions within statutory and plan limits. The Company has not contributed to the savings plan to date.

                           AKAMAI TECHNOLOGIES, INC.

12.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:

                                                    PERIOD FROM
                                                     INCEPTION
                                                 (AUGUST 20, 1998)    YEAR ENDED
                                                  TO DECEMBER 31,    DECEMBER 31,
                                                       1998              1999
                                                 -----------------   ------------
                                                          (in thousands)
Cash paid during the period for interest.......        $ 10             $1,603
Cash paid during the period for income taxes...          --                  6
Noncash financing and investing activities:
     Purchase of technology license for
       stock...................................         490                 --
     Issuance of restricted common stock in
       exchange for note receivable............          --              5,724
     Dividends accrued, not paid on convertible
       preferred stock.........................          --              2,241
     Acquisition of equipment through capital
       lease...................................          40                102

13.  QUARTERLY FINANCIAL RESULTS (UNAUDITED):

     The following tables set forth certain unaudited quarterly results of operations of the Company for the year ended 1999. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the quarterly information when read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this annual report on Form 10-K. The quarterly operating results are not necessarily indicative of future results of operations.

                                                          THREE MONTHS ENDED
                                      -----------------------------------------------------------
                                       MARCH 31,      JUNE 30,      SEPTEMBER 30,    DECEMBER 31,
                                         1999           1999            1999             1999
                                      -----------    -----------    -------------    ------------
                                                 (in thousands, except per share data)
Revenue.............................  $        --    $       404     $       883     $     2,699
                                      -----------    -----------     -----------     -----------
Operating expenses:
     Cost of service................          186          1,222           3,125           4,469
     Engineering and development....          755          1,299           3,320           6,375
     Sales, general and
       administrative...............        1,101          4,142           6,833          17,592
     Equity related compensation....          878            460           6,280           2,387
                                      -----------    -----------     -----------     -----------
          Total operating
            expenses................        2,920          7,123          19,558          30,823
                                      -----------    -----------     -----------     -----------
Operating loss......................       (2,920)        (6,719)        (18,675)        (28,124)
Interest income (expense), net......           33           (177)            133           2,280
Extraordinary loss from early
  extinguishment of debt............           --             --              --          (3,390)
                                      -----------    -----------     -----------     -----------
Net loss............................       (2,887)        (6,896)        (18,542)        (29,234)
Dividends and accretion to preferred
  stock redemption value............            4            291           1,350             596
                                      -----------    -----------     -----------     -----------
Net loss attributable to common
  stockholders......................  $    (2,891)   $    (7,187)    $   (19,892)    $   (29,830)
                                      ===========    ===========     ===========     ===========
Basic and diluted net loss per
  share.............................  $     (0.17)   $     (0.34)    $     (0.80)    $     (0.51)
Weighted average common shares
  outstanding.......................       17,045         21,166          24,849          59,033

                           AKAMAI TECHNOLOGIES, INC.

14.  SUBSEQUENT EVENTS:

     MERGER AGREEMENT WITH NETWORK24 COMMUNICATIONS, INC.

     On February 10, 2000, the Company consummated the acquisition of Network24 Communications, Inc. ("Network24"). The Company acquired all of the outstanding common and preferred stock of Network24 in exchange for 599,152 shares of Akamai common stock and $12.5 million in cash. Akamai also issued options and warrants exercisable for 195,862 shares of Akamai's common stock in exchange for all outstanding options and warrants exercisable for Network24 common stock. The value of the acquisition is estimated to be $198.2 million based on the fair value of the consideration paid plus direct acquisition costs. The acquisition will be accounted for using the purchase method.

     MERGER AGREEMENT WITH INTERVU INC.

     On February 6, 2000, Akamai entered into a definitive agreement to acquire INTERVU Inc. ("INTERVU"). Under the agreement, the Company will acquire all of the outstanding common stock and preferred stock of INTERVU in exchange for approximately 9.97 million shares of Akamai common stock. Akamai will also issue options and warrants exercisable for approximately 2.16 million shares of Akamai's common stock in exchange for all outstanding options and warrants exercisable for INTERVU common stock. The value of the acquisition is estimated to be $2.837 billion based on the fair value of the consideration paid plus direct acquisition costs. The acquisition will be accounted for using the purchase method.

                                  INTERVU INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-23
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-24
Consolidated Statements of Operations for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-25
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999, 1998 and 1997..............  F-26
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 1998 and 1997..........................  F-27
Notes to Consolidated Financial Statements..................  F-28

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
InterVU Inc.

     We have audited the accompanying consolidated balance sheets of InterVU Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of InterVU Inc. at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                          /s/  ERNST & YOUNG LLP


San Diego, California
February 10, 2000

                                  INTERVU INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $ 48,097    $ 13,086
  Short-term investments....................................    66,950      17,700
  Accounts receivable, less allowance of $788,000 and
     $122,000, at December 31, 1999 and 1998,
     respectively...........................................     5,373         795
  Prepaid and other current assets..........................       925          81
                                                              --------    --------
Total current assets........................................   121,345      31,662
Property and equipment, net.................................    13,858       2,654
Intangible assets, net......................................     1,156          --
Other assets................................................     6,360          45
                                                              --------    --------
          Total assets......................................  $142,719    $ 34,361
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,916    $  1,387
  Accrued liabilities.......................................       774         198
  Deferred revenue..........................................       554         210
  Payable to NBC Multimedia.................................        --         750
  Accrued payroll and related benefits......................     1,145         677
  Current portion of long-term debt.........................        60          --
  Current portion of capital lease obligations..............       385           7
                                                              --------    --------
          Total current liabilities.........................     5,834       3,229
Capital lease obligations, less current portion.............       515          --
Long term debt, less current portion........................        55          --
Other long-term liabilities.................................       101          --
Commitments
Redeemable convertible preferred stock, $0.001 par value:
  Series H 30,000 shares and 0 shares issued and outstanding at December 31, 1999 and December 31, 1998,
  respectively..............................................    30,000          --
Stockholders' equity:
Convertible preferred stock, $0.001 par value:
  Authorized -- 5,000,000 shares:
  Series G convertible preferred stock,
     Designated -- 1,280,000 shares; Issued and
     outstanding -- 1,280,000 shares at December 31, 1999
     and December 31, 1998, respectively....................         1           1
Common stock, $0.001 par value: Authorized -- 45,000,000
  shares; Issued and outstanding -- 15,525,821 shares and
  11,865,097 shares at December 31, 1999 and 1998,
  respectively..............................................        15          12
Additional paid-in capital..................................   203,823      57,057
CNN prepaid advertising.....................................   (20,000)         --
Deferred compensation.......................................    (8,943)       (746)
Accumulated other comprehensive (loss)......................       (99)         --
Accumulated deficit.........................................   (68,583)    (25,192)
                                                              --------    --------
          Total stockholders' equity........................   106,214      31,132
                                                              --------    --------
          Total liabilities and stockholders' equity........  $142,719    $ 34,361
                                                              ========    ========

                            See accompanying notes.

                                  INTERVU INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
Revenues..............................................  $    11,834    $    1,761    $      144
Cost of revenues......................................        5,160         1,105           997
                                                        -----------    ----------    ----------
Gross margin..........................................        6,674           656          (853)
Operating expenses:
  Research and development............................       10,094         4,752         1,705
  Sales and marketing.................................       15,638         6,021         1,920
  General and administrative..........................       11,107         4,143           231
  Charges associated with the NBC Strategic Alliance
     Agreement........................................       17,194         4,622           750
                                                        -----------    ----------    ----------
Total operating expenses..............................       54,033        19,538         4,606
                                                        -----------    ----------    ----------
Loss from operations..................................      (47,359)      (18,882)       (5,459)
Interest income.......................................        3,968         1,281           192
                                                        -----------    ----------    ----------
Net loss..............................................  $   (43,391)   $  (17,601)   $   (5,267)
                                                        ===========    ==========    ==========
Basic and diluted net loss per share..................  $     (3.23)   $    (1.83)   $    (0.95)
                                                        ===========    ==========    ==========
Shares used in calculating basic and diluted net loss
  per share...........................................   13,452,463     9,604,154     5,570,609
                                                        ===========    ==========    ==========

                            See accompanying notes.

                                  INTERVU INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NOTES         DEFERRED
                                                                                               RECEIVABLE    COMPENSATION
                                       PREFERRED STOCK        COMMON STOCK       ADDITIONAL       FROM           AND
                                     -------------------   -------------------    PAID-IN        COMMON      CNN PREPAID
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   ADVERTISING
                                     ----------   ------   ----------   ------   ----------   ------------   ------------
Balance at December 31, 1996.......   1,194,138    $ 1      4,006,787    $ 4      $  5,325        $(6)         $   (403)
Issuance of common stock in initial
 public offering net of issuance
 cost of $2,432....................          --     --      2,210,526      2        18,566         --                --
Issuance of convertible preferred
 stock.............................     832,164      1             --     --         5,395         --                --
Conversion of preferred stock......  (2,026,302)    (2)     3,237,286      3            (1)        --                --
Issuance of Series G convertible
 preferred stock...................   1,280,000      1             --     --           (25)        --                --
Repayments of note receivable from
 common stockholders...............          --     --             --     --            --          4                --
Repurchase of restricted stock.....          --     --       (108,685)    --            (3)         2                --
Issuance of shares for exercise of
 stock options.....................          --     --         31,490     --             1         --                --
Issuance of stock upon formation of
 Netpodium.........................          --     --         43,117     --            30         --                --
Deferred compensation..............          --     --             --     --           563         --              (563)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               256
Net loss...........................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1997.......   1,280,000      1      9,420,521      9        29,851         --              (710)
Recognition of lapse of NBC's
 obligation to return 680,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......          --     --             --     --         3,373         --                --
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $1,973...................          --     --      1,495,000      2        17,834         --                --
Repurchase of restricted stock.....          --     --        (28,334)    --            (1)        --                --
Issuance of shares for exercise of
 stock options.....................          --     --         47,789     --            80         --                --
Issuance of common stock...........          --     --        927,493      1         5,681         --                --
Compensation related to stock
 options...........................          --     --          2,628     --            22         --                --
Deferred compensation..............          --     --             --     --           217         --              (217)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               181
Net loss...........................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1998.......   1,280,000      1     11,865,097     12        57,057         --              (746)
Recognition of lapse of NBC's
 obligation to return 600,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......          --     --             --     --        17,194         --                --
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $6,493...................          --     --      2,875,000      3        97,004         --                --
Issuance of stock to CNN for
 prepaid advertising...............          --     --        349,612     --        20,000         --           (20,000)
Repurchase of restricted stock.....          --     --        (47,437)    --            (2)        --                --
Issuance of shares under ESPP
 plan..............................          --     --         13,396     --           106         --                --
Issuance of shares for exercise of
 warrants..........................          --     --        165,837     --            --         --                --
Issuance of shares for exercise of
 stock options.....................          --     --        225,301     --         1,162         --                --
Issuance of common stock...........          --     --         40,616     --           111         --                --
Issuance of common stock related to
 the acquisition of Videolinx......                            38,399                1,530
Deferred compensation and expense
 related to issuance of common
 stock for services................          --     --             --     --         9,661         --            (9,084)
Amortization of deferred
 compensation......................          --     --             --     --            --         --               887
Comprehensive Income:
 Net loss..........................          --     --             --     --            --         --                --
 Unrealized loss on short-term
   investments.....................          --     --             --     --            --         --                --
Total comprehensive income
 (loss)............................          --     --             --     --            --         --                --
                                     ----------    ---     ----------    ---      --------        ---          --------
Balance at December 31, 1999.......   1,280,000    $ 1     15,525,821    $15      $203,823        $--          $(28,943)
                                     ==========    ===     ==========    ===      ========        ===          ========


                                      ACCUMULATED
                                         OTHER                         TOTAL
                                     COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                                        (LOSS)         DEFICIT        EQUITY
                                     -------------   -----------   -------------
Balance at December 31, 1996.......      $ --         $ (2,324)      $  2,597
Issuance of common stock in initial
 public offering net of issuance
 cost of $2,432....................        --               --         18,568
Issuance of convertible preferred
 stock.............................        --               --          5,396
Conversion of preferred stock......        --               --             --
Issuance of Series G convertible
 preferred stock...................        --               --            (24)
Repayments of note receivable from
 common stockholders...............        --               --              4
Repurchase of restricted stock.....        --               --             (1)
Issuance of shares for exercise of
 stock options.....................        --               --              1
Issuance of stock upon formation of
 Netpodium.........................        --               --             30
Deferred compensation..............        --               --             --
Amortization of deferred
 compensation......................        --               --            256
Net loss...........................        --           (5,267)        (5,267)
                                         ----         --------       --------
Balance at December 31, 1997.......        --           (7,591)        21,560
Recognition of lapse of NBC's
 obligation to return 680,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......        --               --          3,373
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $1,973...................        --               --         17,836
Repurchase of restricted stock.....        --               --             (1)
Issuance of shares for exercise of
 stock options.....................        --               --             80
Issuance of common stock...........        --               --          5,682
Compensation related to stock
 options...........................        --               --             22
Deferred compensation..............        --               --             --
Amortization of deferred
 compensation......................        --               --            181
Net loss...........................        --          (17,601)       (17,601)
                                         ----         --------       --------
Balance at December 31, 1998.......        --          (25,192)        31,132
Recognition of lapse of NBC's
 obligation to return 600,000
 shares of Series G convertible
 preferred stock issued under the
 Strategic Alliance Agreement......        --               --         17,194
Issuance of common stock in
 connection with the subsequent
 public offering net of issuance
 costs of $6,493...................        --               --         97,007
Issuance of stock to CNN for
 prepaid advertising...............        --               --             --
Repurchase of restricted stock.....        --               --             (2)
Issuance of shares under ESPP
 plan..............................        --               --            106
Issuance of shares for exercise of
 warrants..........................        --               --             --
Issuance of shares for exercise of
 stock options.....................        --               --          1,162
Issuance of common stock...........        --               --          1,641
Issuance of common stock related to
 the acquisition of Videolinx......
Deferred compensation and expense
 related to issuance of common
 stock for services................        --               --            577
Amortization of deferred
 compensation......................        --               --            887
Comprehensive Income:
 Net loss..........................        --          (43,391)       (43,391)
 Unrealized loss on short-term
   investments.....................       (99)              --            (99)
                                                                     --------
Total comprehensive income
 (loss)............................        --               --         43,490
                                         ----         --------       --------
Balance at December 31, 1999.......      $(99)        $(68,583)      $106,214
                                         ====         ========       ========

                            See accompanying notes.

                                  INTERVU INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999        1998      1997
                                                              ---------   --------   -------
OPERATING ACTIVITIES:
Net loss....................................................  $ (43,391)  $(17,601)  $(5,267)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Recognition of lapse of NBC's obligation to return shares
    of Series G convertible preferred stock issued under the
    NBC Strategic Alliance Agreement........................     17,194      3,373        --
  Loss on disposal of property and equipment................         --         11        --
  Issuance of common stock for services.....................        577         22        --
  Amortization of deferred compensation.....................        887        181       256
  Depreciation and amortization.............................      3,372        615       178
  Changes in operating assets and liabilities net of effects from the purchase of Videolinx:
    Accounts receivable.....................................     (4,239)      (707)      (89)
    Prepaid and other assets................................     (1,034)       (49)      (60)
    Accounts payable........................................      1,065        949       350
    Accrued liabilities.....................................        438        205        --
    Deferred revenue........................................        344        210        --
    Payable to NBC Multimedia...............................       (750)       750        --
    Accrued payroll and related benefits....................        468        529        76
                                                              ---------   --------   -------
Net cash used in operating activities.......................    (25,069)   (11,512)   (4,556)
INVESTING ACTIVITIES:
Acquisition of Videolinx net of cash acquired...............         41         --        --
Purchase of short-term investments..........................   (208,338)   (42,232)       --
Proceeds from sale of short-term investments................    158,989     24,532        --
Purchases of property and equipment.........................    (12,707)    (2,675)     (484)
Investments in other entities...............................     (6,100)        --        --
                                                              ---------   --------   -------
Net cash used in investing activities.......................    (68,115)   (20,375)     (484)
FINANCING ACTIVITIES:
Payments on capital leases..................................       (304)       (12)       (8)
Proceeds from note payable..................................        165         --        --
Repayment on note payable...................................        (50)        --        --
Proceeds from issuance of redeemable convertible preferred
  stock and warrants........................................     30,000         --        --
Issuance of common stock....................................     98,386     23,578    18,599
Issuance of preferred stock.................................         --         --     3,336
Advances from stockholders..................................         --         --     2,010
Repurchase of common stock..................................         (2)        (1)       (1)
Repayment of stockholder notes receivable...................         --         --         4
                                                              ---------   --------   -------
Net cash provided by financing activities...................    128,195     23,565    23,940
                                                              ---------   --------   -------
Net increase in cash and cash equivalents...................     35,011     (8,322)   18,900
Cash and cash equivalents at beginning of year..............     13,086     21,408     2,508
                                                              ---------   --------   -------
Cash and cash equivalents at end of year....................  $  48,097   $ 13,086   $21,408
                                                              =========   ========   =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease obligations entered into for equipment........  $   1,155   $     --   $    27
                                                              ---------   --------   -------
Conversion of advances from stockholders to convertible
  preferred stock...........................................  $      --   $     --   $ 2,306
                                                              ---------   --------   -------
Expense related to issuance of common stock for services....  $     577   $     22   $    --
                                                              ---------   --------   -------
Cancellation of stockholder notes receivable................  $      --   $     --   $     1
                                                              ---------   --------   -------
Issuance of Series G convertible preferred stock as
  consideration for the formation of NBC Strategic Alliance
  Agreement.................................................  $      --   $     --   $     1
                                                              ---------   --------   -------
Recognition of lapse of NBC's obligation to return shares of
  Series G convertible preferred stock issued under the NBC
  Strategic Alliance Agreement..............................  $  17,194   $  3,373   $    --
                                                              ---------   --------   -------

                            See accompanying notes.

                                  INTERVU INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     InterVU Inc. (the "Company" or "INTERVU") was incorporated in Delaware on August 2, 1995 to provide services for the delivery or "streaming" of live and on-demand video and audio content over the Internet. The Company utilizes a distributed network to accelerate the speed and improve the quality of video and audio delivery.

     BASIS OF PRESENTATION

     The consolidated financial statements include all the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. On August 25, 1999 the Company acquired Netpodium in a business combination accounted for as a pooling-of-interests. Netpodium Inc., a Seattle based innovator of live, interactive web-based communication software and event hosting services, became a wholly owned subsidiary of the Company through the exchange of approximately one million shares of common stock for all outstanding stock, stock options and warrants of Netpodium. The accompanying financial statements have been prepared as if the companies had been combined for all periods presented, as more fully discussed in Note 9.

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relating to diversification, maturities and credit quality designed to maintain safety and liquidity. The Company applies Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), to its short-term investments. Under SFAS No. 115, the Company classifies its short-term investments as "available-for-sale" and records such assets at estimated fair value in the balance sheets with unrealized gains and losses, if any, reported in stockholders' equity.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash, cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities, payable to NBC Multimedia, accrued payroll and related benefits and lease commitments approximates fair value.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, net of accumulated depreciation and depreciated over the estimated useful lives of the assets, ranging from three to five years, using the straight-line method. Leasehold improvements are stated at cost and amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term. Amortization of equipment under capital leases is reported with depreciation of property and equipment.

     INTANGIBLE ASSETS

     Intangible assets consist of goodwill and patents.

     The Company has recorded goodwill of $1.2 million for the excess purchase price over the estimated fair value of tangible and intangible assets acquired and liabilities assumed resulting from its acquisition of Videolinx. The goodwill is amortized on a straight line basis over seven years from July 15, 1999, date of acquisition.

                                  INTERVU INC.

     The cost of patent applications and costs incurred in filing for patents are capitalized. Capitalized costs related to patent applications are expensed when it becomes determinable that such applications will not be pursued. Capitalized costs related to issued patents are amortized over a period not to exceed seventeen years or the remaining useful life of the patents, whichever is shorter, using the straight-line method. As of December 31, 1999, the Company had $82,000 of capitalized patent costs.

     Accumulated amortization of intangible assets at December 31, 1999 and 1998 was $89,000 and $0, respectively.

     SOFTWARE DEVELOPMENT COSTS

     SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed, provides for the capitalization of certain software development costs after technological feasibility of the software is attained. No such costs have been capitalized to date because costs incurred subsequent to reaching technological feasibility have not been material.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). This standard requires companies to capitalize qualifying computer software costs incurred during the application development stage and amortize them over the software's useful life (three years.) As of December 31, 1999 the Company has capitalized $1,470,000 of development costs related to internal use software compared with $1,044,000 as of December 31, 1998. Accumulated amortization of developed computer software at December 31,1999 and 1998 was $385,000 and $95,000, respectively.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Revenue is generated primarily from video encoding and distribution services. Revenue from video encoding services is recognized as the service is provided and revenue from video distribution services is recognized at the time of delivery. The Company also performs services on development contracts and recognizes related revenues on a percentage-of-completion method as services are performed. Substantially all revenue is generated from domestic customers.

     The Company's wholly owned subsidiary Netpodium generates revenue from licensing the rights to use its software products directly to end-users and also generates revenue from broadcast hosting services and the sale of customer support services. Netpodium recognizes revenue in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition." Revenues from software license agreements are recognized upon delivery of software if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to elements of the arrangement. The software revenue represents less than 10% of total revenues in each of the years presented.

     CONCENTRATION OF CREDIT RISK

     The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt

                                  INTERVU INC.

instruments of governmental agencies. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity.

     RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in connection with research and development are charged to operations as incurred.

     LONG-LIVED ASSETS

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses. Substantially all of the Company's long-lived assets are located in the United States.

     ADVERTISING COSTS

     Advertising costs are expensed as incurred. The Company incurred $1.3 million and $1.0 million in advertising costs for the years ended December 31, 1999 and 1998, respectively.

     STOCK OPTIONS

     SFAS No. 123, Accounting for Stock-Based Compensation, and EITF 96-18, Accounting for Equity Instruments, That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, establishes the use of the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date, and is recognized over the periods in which the related services are rendered. Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest. SFAS No. 123 also permits companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Board (APB) Opinion No. 25 to account for stock-based compensation. The Company has decided to retain the intrinsic value based method, and has disclosed the pro forma effect of using the fair value based method to account for its stock-based compensation (Note
5).

     LOSS PER SHARE

     Historical basic and diluted net loss per share has been computed in accordance with SFAS No. 128. Earnings Per Share, using the weighted-average number of shares of common stock outstanding during the period. Common equivalent shares result from Series G Preferred Stock, Series H Preferred Stock, stock options, warrants and unvested restricted stock of which 5,311,265, 4,065,391 and 3,365,614 shares were excluded from the computation of diluted earnings per share for the years ended December 31, 1999, 1998 and 1997, respectively, as their effect would be anti-dilutive.

     RECENT ACCOUNTING STANDARDS

     In 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Segment Information. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during the period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including

                                  INTERVU INC.

foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive income. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about their reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by a company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and adoption of this standard did not have a material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." In May 1999, the FASB voted to delay the effective date of SFAS 133 by one year. The Company will be required to adopt SFAS 133 for fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not completed its determination of the impact of the adoption of this new accounting standard on its financial position or results of operations.

     RECLASSIFICATIONS

     Certain prior period amounts have been reclassified to conform to current year presentation.

 2. SHORT-TERM INVESTMENTS

     The following is a summary of available-for-sale securities (in thousands):

                                                              GROSS UNREALIZED
                                                 AMORTIZED    -----------------    ESTIMATED
                                                   COST       GAINS     LOSSES     FAIR VALUE
                                                 ---------    ------    -------    ----------
At December 31, 1999:
  US Treasury securities and obligations of US
     government agencies.......................   $    61       $--       $--       $    61
  Municipal Bonds..............................    38,300       --         --        38,300
  U.S. corporate debt securities...............    28,688       --         99        28,589
                                                  -------       --        ---       -------
                                                  $67,049       $--       $99       $66,950
                                                  =======       ==        ===       =======
At December 31, 1998:
     Municipal Bonds...........................   $17,700       $--       $--       $17,700
                                                  =======       ==        ===       =======

     Available-for-sale securities by contractual maturity are as follows (in thousands):

                                                  DECEMBER 31,
                                                      1999
                                                  ------------
Due in one year or less.........................    $51,614
Due after one year through two years............     15,275
                                                    -------
                                                    $66,950
                                                    =======

                                  INTERVU INC.

 3. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                      DECEMBER 31,
                                                    -----------------
                                                     1999       1998
                                                    -------    ------
                                                     (IN THOUSANDS)
Equipment.........................................  $   904    $   81
Computers.........................................   11,267     2,041
Furniture and fixtures............................      205       125
Equipment under capital lease.....................    1,175        27
Leasehold improvements............................      320        21
Internally developed software.....................    1,470     1,044
Purchased software................................    2,839       152
                                                    -------    ------
                                                     18,180     3,491
Less accumulated depreciation.....................   (4,322)     (837)
                                                    -------    ------
                                                    $13,858    $2,654
                                                    =======    ======

 4. STOCKHOLDERS' EQUITY

     CONVERTIBLE PREFERRED STOCK

     At December 31, 1999 the Company had authorized 5,000,000 shares of preferred stock, of which 1,280,000 shares were designated as Series G convertible preferred stock and 30,000 shares were designated as Series H 6.5% Convertible Redeemable Preferred Stock due 2009. The Board of Directors is authorized, without further stockholder approval, to issue the remaining 3,690,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted or imposed upon any unissued shares of preferred stock and to fix the number of shares constituting any series and the designation of such series.

     In connection with the formation of a strategic alliance in October 1997, the Company issued 1,280,000 shares of Series G convertible preferred stock to NBC. The Series G convertible preferred stock ($0.001 par value) has an aggregate liquidation preference of $10,240,000, a dividend rate of $0.64 per share and a conversion rate of 0.6298 common shares to one preferred share, subject to adjustment for dilution. Noncumulative dividends are payable quarterly, when, as and if declared by the Board of Directors. The shares of Series G convertible preferred stock are convertible into common stock at the option of the holder commencing July 10, 1998. The holder of each share of Series G convertible preferred stock has the right to one vote for each share of common stock into which it would convert.

     On December 23, 1999, the Company and Microsoft Corporation ("Microsoft") entered into a strategic partnership. Microsoft purchased 30,000 shares of the Company's Series H 6.5% Convertible Redeemable Preferred Stock due 2009 (the "Series H Preferred Stock"), a new series of preferred stock. The shares of Series H Preferred Stock are convertible at the option of the holder into an aggregate of 333,333 shares of the Company's common stock, subject to customary anti-dilution adjustments. The terms of the Series H Preferred Stock specify an annual dividend rate of 6.5%, payable quarterly in Series H Preferred Stock, common stock or cash at the Company's option. Holders of Series H Preferred Stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2000 if the Series H Preferred Stock has not been converted to common, the Company will be required to redeem all outstanding shares of Series H Preferred Stock at a price equal to the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

                                  INTERVU INC.

     COMMON STOCK

     In August 1995, 2,398,278 shares of common stock were issued to the founders of the Company at a price of $0.0004 per share under founder stock purchase agreements. In March 1996, an additional 886,758 shares of common stock were issued to three of the founders at a price of $0.002 per share under the founder stock purchase agreements. In January 1996, the Company issued 147,373 shares of common stock to employees at $0.004 per share under restricted stock agreements. Also, in April and December 1996, the Company issued 444,639 and 129,739 shares of common stock, respectively, to employees at $0.024 and $0.04 per share, respectively, under restricted stock agreements. In connection with the founder stock purchase agreements and the restricted stock agreements, the Company has the option to repurchase, at the original issue price, unvested common shares in the event of termination of employment. Shares issued under the agreements generally vest 20% on the first anniversary of the employee's hire date and daily thereafter for four years. Shares subject to repurchase by the Company totaled 472,448 and 1,107,247 at December 31, 1999 and 1998, respectively. In 1999 and 1998, the Company repurchased a total of 47,437 shares for $2,000 and 28,334 shares for $1,000, respectively, pursuant to the agreements.

     In August 1997, the Board of Directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its common stock to the public. Concurrent with the closing of the offering, all of the preferred stock outstanding, excluding 1,280,000 shares of Series G preferred stock, automatically converted into 3,328,717 shares of common stock.

     On June 18, 1999, the Company increased the number of authorized shares of the Company's common stock from 20,000,000 to 45,000,000 shares.

     STOCK OPTIONS

     The Company has established stock option plans to grant options to purchase common stock to consultants, employees, officers and directors of the Company. The Company has authorized for grant under the plans stock options to purchase up to 5,081,676 shares of its common stock.

     Under the terms of the plans, non-qualified and incentive options may be granted to consultants, employees, officers and directors at prices not less than 100% of the fair value on the date of grant. Options generally vest 20% after the first year of employment and daily thereafter for four years. The options expire ten years from the date of grant.

                                  INTERVU INC.

     The following table summarizes the stock option activity under the plans:

                                                             WEIGHTED-
                                              NUMBER OF       AVERAGE
                                               SHARES      EXERCISE PRICE
                                              ---------    --------------
Balance at December 31, 1996................    157,000        $ 0.04
  Granted...................................    711,000          3.15
  Exercised.................................    (32,000)         0.03
  Canceled..................................    (92,000)         0.03
                                              ---------        ------
Balance at December 31, 1997................    744,000          3.00
  Granted...................................  1,537,000         11.19
  Exercised.................................    (50,000)         1.77
  Canceled..................................   (363,000)         9.72
                                              ---------        ------
Balance at December 31, 1998................  1,868,000          9.39
  Granted...................................  2,406,000         35.24
  Exercised.................................   (225,000)         5.15
  Canceled..................................   (484,000)        23.94
                                              ---------        ------
Balance at December 31, 1999................  3,565,000        $25.12
                                              =========        ======

     Options exercisable as of December 31, 1999 and 1998 were 491,000 and 209,000, respectively and approximately 1.2 million shares are available for future grant under the Company's stock option plans as of December 31, 1999. Additional information regarding stock options outstanding at December 31, 1999 is as follows:

                          OPTIONS OUTSTANDING
-----------------------------------------------------------------------
                                                           WEIGHTED-           OPTIONS EXERCISABLE
                                                            AVERAGE        ---------------------------
                                           WEIGHTED-       REMAINING                     WEIGHTED-
                                            AVERAGE       CONTRACTUAL                     AVERAGE
  RANGE OF EXERCISE PRICES     SHARES        PRICE      LIFE (IN YEARS)    SHARES          PRICE
  ------------------------    ---------    ---------    ---------------    -------    ----------------
$0.04 to $8.38..............    736,000     $ 3.86           6.85          250,000         $ 3.23
$8.63 to $17.00.............    611,000      12.97           8.51          157,000          12.49
$17.50 to $30.63............    621,000      21.96           8.86           84,000          18.60
$31.00 to $36.75............    694,000      33.12           9.63               --             --
$37.13 to $44.50............    596,000      40.89           9.52               --             --
$45.25 to $97.75............    307,000      58.07           9.71               --             --
                              ---------     ------           ----          -------         ------
$0.04 to $97.75.............  3,565,000     $25.12           8.72          491,000         $ 8.83
                              =========     ======           ====          =======         ======

     Pro forma information regarding net income or loss is required to be disclosed in accordance with SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed in that Statement. For options granted from January 1, 1996 through November 18, 1997, the fair value for the options was estimated at the date of grant using the "minimum value" method for option pricing with the following weighted-average assumptions: risk-free interest rate of 6%, dividend yield of 0%, and weighted-average expected life of the option of seven years. For options granted from November 18, 1997 to December 31, 1997, the fair value of the options was estimated at the date of grant using the "Black-Scholes" method for option pricing with the following weighted-average assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 75% and weighted-average expected life of the option of seven years. For options granted in 1998, the fair value of the options was estimated at the date of the grant using the following assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 108% and weighted-average expected life of seven years. For options granted in 1999, the fair value of the options was estimated at the date of the grant using the

                                  INTERVU INC.

following assumptions: risk free interest rate of 6%, dividend yield of 0%, expected volatility of 150% and weighted-average expected life of seven years.

     The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions.

     Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of related options. The Company's net loss would have been affected by the pro forma amounts as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1999           1998           1997
                                                       -----------    -----------    ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
Net loss
  As reported........................................   $(43,391)      $(17,601)      $(5,267)
  Pro forma..........................................   $(52,810)      $(19,165)      $(5,102)
Basic and diluted net loss per share
  As reported........................................   $  (3.23)      $  (1.83)      $ (0.95)
  Pro forma..........................................   $  (3.93)      $  (2.00)      $ (0.92)
  Weighted-average fair value of options granted.....   $  35.24       $  10.33       $  1.11

     EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

     The Employee Qualified Stock Purchase Plan ("Qualified Stock Purchase Plan") was adopted by the Board of Directors on February 25, 1998, and by the Company's stockholders on June 22, 1998 and became effective September 1, 1998. A total of 500,000 shares of common stock have been authorized for issuance under the Qualified Stock Purchase Plan. The Qualified Stock Purchase Plan permits eligible employees of the Company to purchase shares of common stock through periodic payroll deductions. Payroll deductions may not exceed 15% of the participant's base salary, and the purchase price will not be less than 85% of the lower of the fair market value of the stock at either the beginning or the end of the offering period. As of December 31, 1999, 13,396 shares had been issued under the plan.

     DEFERRED COMPENSATION

     Through December 31, 1999, the Company recorded deferred compensation for the difference between the price per share of restricted stock issued or the exercise price of stock options granted and the deemed fair value for financial statement presentation purposes of the Company's common stock at the date of issuance or grant. The deferred compensation is amortized over the vesting period of the related restricted stock or options, which is generally five years. Through December 31, 1999, the Company recorded gross deferred compensation totaling $10.3 million and related amortization expense totaling $887,000, $181,000, and $256,000 for the fiscal years 1999, 1998 and 1997, respectively.

                                  INTERVU INC.

     WARRANTS

     In connection with the Company's initial public offering in November 1997, the Company issued warrants to purchase 200,000 shares of common stock to its underwriters. Such warrants are exercisable at $11.40 per share of common stock through November 2002. In connection with the Company's public offering in June 1998, the Company issued warrants to purchase 130,000 shares of common stock to its underwriters.

     These warrants are exercisable at $15.90 per share commencing June 1999 and expire in June 2003. In December 1999, the Company issued a warrant to purchase 60,000 shares of common stock to Microsoft in conjunction with its purchase of Series H Preferred Stock. This warrant is exercisable at $90.00 per share commencing December 1999 and expires in December 2004. At December 31, 1999 warrants to purchase 134,000 shares remain unexercised with a weighted average exercise price of $48.66 per share.

Shares Reserved for Future Issuance

     The following common stock is reserved for future issuance at December 31:

                                                  1999         1998
                                                ---------    ---------
Conversion of redeemable preferred stock......    333,000           --
Conversion of preferred stock.................    806,000      806,000
Stock options issued and outstanding..........  3,565,000    1,868,000
Warrants issued and outstanding...............    134,000      330,000
Authorized for future option grants and share
  purchases...................................  1,697,000    1,280,000
                                                ---------    ---------
                                                6,535,000    4,284,000
                                                =========    =========

 5. COMMITMENTS

     The Company leases certain of its operating facilities and equipment under operating and capital leases with terms ranging up to five years. Future annual minimum payments under noncancelable capital and operating leases (with initial lease terms in excess of one year) consisted of the following at December 31, 1999:

                                                    OPERATING    CAPITAL
                                                     LEASES      LEASES
                                                    ---------    -------
2000..............................................   $1,248       $ 442
2001..............................................    1,237         435
2002..............................................    1,267         108
2003..............................................      720          --
2004..............................................      316          --
                                                     ------       -----
Total minimum lease payments......................   $4,788         985
                                                     ======
Less amounts representing interest................                  (85)
                                                                  -----
Present value of future minimum lease payments....                  900
Less current portion..............................                 (385)
                                                                  -----
Capital lease obligation, net of current
  portion.........................................                $ 515
                                                                  =====

     Rental expense under operating leases for the years ended December 31, 1999, 1998, and 1997 was $1,167,000, $327,000, and $129,000, respectively.

                                  INTERVU INC.

     In March 1999, the Company financed $1.1 million of equipment under a three-year non-cancelable lease with an annual interest rate of 7.75%.

 6. INCOME TAXES

     Significant components of the Company's deferred tax assets as of December 31, 1999 and 1998 are shown below. A valuation allowance of $26,584,000 has been recorded at December 31, 1999 to offset the net deferred tax assets because realization is uncertain.

                                                     DECEMBER 31,
                                                  -------------------
                                                    1999       1998
                                                  --------    -------
                                                    (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..............  $ 24,682    $ 8,999
  Research tax credit carryforwards.............       932        517
  Other.........................................       970        429
                                                  --------    -------
          Total deferred tax assets.............    26,584      9,945
Valuation allowance.............................   (26,584)    (9,945)
                                                  --------    -------
Net deferred tax assets.........................  $     --    $    --
                                                  ========    =======

     The Company had federal and California tax net operating loss carryforwards at December 31, 1999 of approximately $65.0 million and $33.6 million, respectively. The difference between the federal and California tax loss carryforwards is attributable to the 50% limitation on California loss carryforwards for 1999. The federal and California tax loss carryforwards will begin to expire in 2010 and 2003, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $686,000 and $379,000, respectively, which will begin to expire in 2011 and 2010, respectively, unless previously utilized.

     Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50% which occurred during 1996. However, the Company does not believe such limitation will have a material impact on the Company's ability to use these carryforwards.

 7. EMPLOYEE BENEFITS

     In 1996, the Company established a cafeteria benefits plan whereby it contributes for each employee an amount equal to $3,000 plus a percentage of each employee's base salary, as approved by the Board of Directors, up to a maximum contribution of $9,000. The employer contribution goes towards the purchase of various benefit packages selected by the employee. The employee may contribute additional amounts as desired. Benefit packages include health care reimbursement, dependent care assistance, various insurance premium payments and a 401(k) plan. Company contributions to the cafeteria benefits plan were $1.1 million, $418,000 and $182,000 for the years ended December 31, 1999, 1998, and 1997, respectively.

 8. STRATEGIC ALLIANCES

     NATIONAL BROADCASTING CORPORATION

     On October 10, 1997, the Company entered into a strategic alliance with NBC Multimedia, Inc. ("NBC Multimedia"), a wholly-owned subsidiary of the National Broadcasting Corporation, Inc. ("NBC") whereby the Company became the exclusive provider of technology and services for the distribution of most NBC entertainment audio/visual content by means of the Internet. As consideration for the formation of the strategic alliance, the Company issued to NBC 1,280,000 shares of Series G

                                  INTERVU INC.

convertible preferred stock. The Company is entitled to receive 30% of certain advertising revenues generated under this alliance from NBC Web sites or, at a minimum, payments from NBC Multimedia for the video delivery services at rates at least as favorable as the most favorable rates offered by the Company to third parties. The Company was obligated to make $2,000,000 in non-refundable payments to NBC Multimedia for certain production, operating and advertising costs associated with certain NBC Web sites including payments of (i) $750,000 paid on the completion of the initial public offering completed in November 1997, (ii) $500,000 due in February 1999, (iii) $500,000 due in May 1998, and
(iv) $250,000 due in August 1998. Through December 31, 1999, the Company has paid a total of $2.0 million in payments to NBC Multimedia.

     NBC Multimedia may terminate the agreement without cause by giving 90 days written notice. NBC Multimedia was required to return all shares of Series G convertible preferred stock if termination occurred prior to January 10, 1998 and NBC Multimedia had not promoted, at a minimum, the Company's logo on the NBC Web site and was required to return 600,000 shares of Series G convertible preferred stock if the termination occurred at any other time during the first two years of the exclusive term. The Company determined the fair value of the Series G convertible preferred stock issued to NBC on the dates the requirements that NBC return some or all of the shares of Series G convertible preferred stock lapsed. Based on these provisions, the Company has charged $3.4 million as the fair value of 680,000 shares of Series G convertible preferred stock to expense in 1998 and $17.2 million as the fair value of the remaining 600,000 shares of Series G convertible preferred stock to expense in 1999.

     CNN NEWS GROUP

     On November 11, 1999, the Company entered a strategic multi-tiered alliance with the CNN News Group. As part of the agreement, the Company issued 349,612 shares of common stock to CNN. In return, CNN will provide the Company with three years of on-air and online advertising and promotional opportunities across CNN's properties, and the Company will sub-license CNN's domestic television networks to its corporate clients for internal distribution on their LANs. Through December 31, 1999, the Company has not received any services from CNN under this agreement. The Company will, for a fee, be CNN's provider of Internet video management and delivery services for three years beginning November 1999 and will also deliver audio streaming services immediately. Following the first anniversary of the agreement, if the market value of the Company's common stock prior to the end of any fiscal quarter falls below $20.00 per share, the Company has agreed to issue a letter of credit in the amount of $10.0 million to CNN prorated by the number of the Company's shares CNN continues to hold and by the number of days into the agreement. In addition, the Company may become obligated to pay CNN up to $10 million in cash or common stock, at the Company's option, if CNN holds the shares for three years and the price per share of common stock does not increase 1.5 times the initial price at the effective date of the agreement. Either party may terminate the contract at any time for material breach by the other party that remains uncured or the other party's bankruptcy or similar adverse condition. In the event the agreement is terminated by CNN, CNN is required to pay the Company as of the date of the termination notice, the value of the undelivered services purchased under this agreement in stock (the Company's stock to be valued at approximately $57 per share). In the event the agreement is terminated by the Company because CNN engages another party to provide internet video management and delivery services, CNN is required to pay the Company as of the date of termination in the Company's stock (the Company's stock to be valued at the issuance price of approximately $57 per share) (i) the value of the undelivered services purchased under the agreement and (ii) a breakup fee of $3,000,000 initially that declines to zero over the term of the agreement.

                                  INTERVU INC.

     MICROSOFT CORPORATION

     On December 23, 1999, the Company and Microsoft Corporation ("Microsoft") entered into a strategic alliance to expand the Company's broadband streaming media network based on Microsoft's Windows Media platform. Microsoft purchased 30,000 shares of the Company's Series H 6.5% Convertible Redeemable Preferred Stock due 2009 (the "Series H Preferred Stock"), a new series of preferred stock. The shares of Series H Preferred Stock are convertible at the option of the holder into an aggregate of 333,333 shares of the Company's common stock, subject to customary anti-dilution adjustments. The terms of the Series H Preferred Stock specify an annual dividend rate of 6.5%, payable quarterly in Series H Preferred Stock, common stock or cash at the Company's option. Microsoft also received a warrant to purchase 60,000 shares of the Company's common stock at an exercise price of $90.00 per share, the conversion price of the Series H Preferred Stock. Holders of Series H Preferred Stock have a liquidation preference of $1,000 per share plus all accumulated dividends. On December 19, 2009, if the Series H Preferred Stock has not been converted to common, the Company will be required to redeem all outstanding shares of Series H Preferred Stock at a price equal to the liquidation preference, plus accumulated and unpaid dividends to the date of redemption.

 9. ACQUISITIONS

     On July 14, 1999, the Company acquired Videolinx Communications, Inc. ("Videolinx"), a Virginia-based visual communications services company, through a merger of the Company's subsidiary with and into Videolinx. The acquisition was accounted for as a purchase in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 16. Under the purchase method of accounting, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Under the terms of the acquisition agreement, the Company issued 38,399 shares of the Company's common stock to Videolinx's former stockholders and repaid approximately $145,000 of Videolinx's indebtedness upon the closing. The Company has integrated the product line and services acquired from Videolinx. The Company's consolidated financial statements include the results of Videolinx from July 15, 1999.

     Assuming that the acquisition of Videolinx had occurred on the first day of the Company's fiscal year ended December 31, 1998, pro forma condensed consolidated financial information would be as follows:

                                                  YEAR ENDED DECEMBER 31,
                                               ------------------------------
                                                   1999              1998
                                               ------------      ------------
                                               (IN THOUSANDS, EXCEPT FOR PER
                                                        SHARE DATA)
                                                        (UNAUDITED)
Revenues.....................................    $ 13,158          $  4,131
Net loss.....................................     (43,486)          (17,416)
Net loss per share...........................    $  (3.23)         $  (1.81)

     This pro forma information is not necessarily indicative of the actual results that would have been achieved had Videolinx been acquired the first day of the Company's fiscal year ended December 31, 1998, nor is it necessarily indicative of future results.

     On August 25, 1999, the Company acquired Netpodium Inc. ("Netpodium"), a Seattle-based innovator of live, interactive, Web-based communication software and event hosting services. The acquisition will expand the Company's audio and video Internet broadcasting offerings in the business services market. Under the terms of the acquisition, which was accounted for as a pooling of interests, the Company issued 996,882 shares of its common stock to Netpodium's shareholders and assumed all outstanding Netpodium options, which now represent the right to purchase 192,275 shares of the Company's common stock at a weighted average price of $1.66 per share. In December 1998, Netpodium

                                  INTERVU INC.

issued two warrants to Intel. INTERVU assumed the warrants in connection with the acquisition of Netpodium on August 1999. Each warrant represents the right to purchase 7,177 shares of the Company's common stock at the purchase price of $8.71 per share. One of the warrants, however, did not become exercisable because Intel did not satisfy a condition that it purchase an aggregate $75,000 of a product or products from Netpodium on or before September 30, 1999. The remaining warrant expires in December 2003.

     Revenues and net loss for the periods preceding the merger with Netpodium are as follows:

                                                      INTERVU    NETPODIUM    COMBINED
                                                      -------    ---------    --------
                                                               (IN THOUSANDS)
Year ended December 31, 1997
  Revenues..........................................  $  144      $    --     $   144
  Net loss..........................................  $5,265      $     2     $ 5,267
Year ended December 31, 1998
  Revenues..........................................  $1,712      $    49     $ 1,761
  Net loss..........................................  $15,710     $ 1,891     $17,601
Six months ended June 30, 1999
  Revenues (unaudited)..............................  $2,966      $   404     $ 3,370
  Net loss (unaudited)..............................  $(7,076)    $(2,015)    $(9,091)

10. SUBSEQUENT EVENTS

     On February 7, 2000, Akamai Technologies, Inc. ("Akamai") signed a definitive agreement to acquire the Company in a stock-for-stock transaction. Each share of the Company's common stock will be exchanged for 0.5957 shares of Akamai's common stock.

     Under terms of the agreement, Akamai will acquire the Company by issuing approximately 9.3 million shares of Akamai common stock in exchange for all outstanding shares of the Company's stock. Additionally, Akamai will convert the Company's outstanding stock options and warrants into options and warrants to purchase approximately 2.8 million shares of Akamai's common stock. It is planned that the merger will be effected on a tax-free basis to the Company's stockholders and will be accounted for as a purchase. The acquisition is subject to certain closing conditions, including regulatory approvals and the approval of the Company's stockholders, and is expected to close during the second quarter of 2000.

     In connection with the execution of the merger agreement, the Company and Akamai entered into a Stock Option Agreement, dated as of February 6, 2000, pursuant to which the Company granted Akamai an option to purchase up to 19.9% of the outstanding shares of the Company's common stock, which option is exercisable upon the occurrence of certain events specified in the Stock Option Agreement. In addition, stockholders of the Company who beneficially own in the aggregate approximately 26.5% of INTERVU's common stock entered into Stockholder Voting Agreements with Akamai dated as of February 6, 2000, pursuant to which these stockholders have agreed to vote their shares in favor of the merger and against a competing proposal.

11. CONTINGENCIES

     The Company is party to certain claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters will not have a material adverse affect on the Company's financial position or liquidity; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company's results of operations in any period.

                         NETWORK24 COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................  F-42
Balance Sheets..............................................  F-43
Statements of Operations....................................  F-44
Statements of Changes in Stockholders' Equity...............  F-45
Statements of Cash Flows....................................  F-46
Notes to Financial Statements...............................  F-47

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Network24 Communications, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Network24 Communications, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     On February 10, 2000, Network24 Communications, Inc. was acquired by Akamai Technologies, Inc. (Note 10).

                                            /s/ PRICEWATERHOUSECOOPERS LLP

February 14, 2000
Boston, Massachusetts

                         NETWORK24 COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

ASSETS                                                            1999          1998
------                                                        ------------    ---------
Current assets:
  Cash and cash equivalents.................................  $  3,260,553    $  13,470
  Accounts receivable.......................................       222,933       59,255
  Prepaid expenses and other current assets.................        40,700           --
                                                              ------------    ---------
          Total current assets..............................     3,524,186       72,725
  Property and equipment, net (Note 3)......................       444,867       66,737
                                                              ------------    ---------
          Total assets......................................  $  3,969,053    $ 139,462
                                                              ============    =========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------
Current liabilities:
  Accounts payable and accrued expenses.....................  $    301,674    $   2,014
  Accrued payroll...........................................        71,022        7,017
  Current portion of obligations under capital leases.......        38,554           --
  Loans payable -- stockholder..............................            --      128,860
  Deferred revenue..........................................        44,444           --
                                                              ------------    ---------
          Total current liabilities.........................       455,694      137,891
  Obligations under capital leases, net of current
     portion................................................        21,572           --
                                                              ------------    ---------
          Total liabilities.................................       477,266      137,891
                                                              ------------    ---------
Commitments (Note 9)
Stockholders' equity:
  Series A convertible preferred stock, $0.01 par value:
     20,000,000 shares authorized; 5,793,925 shares issued
     and outstanding at December 31, 1999 (liquidation
     preference of $5,500,000)..............................        57,939           --
  Common stock, $0.01 par value: 100,000,000 shares
     authorized; 12,191,574 and 11,283,848 issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................       121,916      112,838
  Additional paid-in capital................................    19,592,213      668,028
  Note receivable for stock.................................      (227,500)          --
  Deferred compensation and other equity related charges....   (12,931,053)    (361,692)
  Accumulated deficit.......................................    (3,121,728)    (417,603)
                                                              ------------    ---------
          Total stockholders' equity........................     3,491,787        1,571
                                                              ------------    ---------
          Total liabilities and stockholders' equity........  $  3,969,053    $ 139,462
                                                              ============    =========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Revenue.....................................................  $   735,333    $  59,255
                                                              -----------    ---------
Operating expenses:
  Cost of service...........................................      767,650       80,093
  Engineering and development...............................      462,507       87,209
  Sales, general and administrative.........................    2,271,416      191,151
                                                              -----------    ---------
          Total operating expenses..........................    3,501,573      358,453
                                                              -----------    ---------
Operating loss..............................................   (2,766,240)    (299,198)
Interest income.............................................       62,115           --
                                                              -----------    ---------
Net loss....................................................  $(2,704,125)   $(299,198)
                                                              ===========    =========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                 SERIES A CONVERTIBLE                                                            DEFERRED
                                    PREFERRED STOCK           COMMON STOCK        ADDITIONAL                   COMPENSATION
                                 ---------------------   ----------------------     PAID-IN        NOTE      AND OTHER EQUITY
                                  SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL     RECEIVABLE   RELATED CHARGES
                                 ---------   ---------   ----------   ---------   -----------   ----------   ----------------
Balance, December 31, 1997.....         --    $    --    10,800,000   $108,000    $   125,280   $      --      $   (104,400)
Issuance of common stock.......                             330,000      3,300        177,842
Issuance of common stock in
 exchange of services
 received......................                             153,848      1,538         25,392
Deferred compensation related
 to stock options granted......                                                       339,514    (339,514)
Amortization of deferred
 compensation..................                                                                                      82,222
Net loss.......................                                                                                    (299,198)
                                 ---------    -------    ----------   --------    -----------   ---------      ------------
Balance, December 31, 1998.....         --         --    11,283,848    112,838        668,028          --          (361,692)
Issuance of common stock.......                             207,690      2,078        177,600
Issuance of common stock in
 exchange of services
 received......................                              20,036        200         29,272
Issuance of common stock in
 exchange for note
 receivable....................                             350,000      3,500        224,000    (227,500)
Issuance of Series A
 convertible preferred stock,
 net of issuance costs of
 $81,113.......................  5,793,925     57,939                               5,360,948
Issuance of common stock upon
 exercise of stock options.....                             330,000      3,300         (1,389)
Deferred charges related to
 stock options granted,
 issuance of restricted stock,
 and issuance of a warrant.....                                                    13,133,754                   (13,133,754)
Amortization of deferred
 compensation and other
 deferred equity charges.......                                                                                     564,393
Net loss.......................
                                 ---------    -------    ----------   --------    -----------   ---------      ------------
Balance, December 31, 1999.....  5,793,925    $57,939    12,191,574   $121,916    $19,592,213   $(227,500)     $(12,931,053)
                                 =========    =======    ==========   ========    ===========   =========      ============


                                                   TOTAL
                                 ACCUMULATED   STOCKHOLDERS'
                                   DEFICIT        EQUITY
                                 -----------   -------------
Balance, December 31, 1997.....  $  (118,405)   $    10,475
Issuance of common stock.......                     181,142
Issuance of common stock in
 exchange of services
 received......................                      26,930
Deferred compensation related
 to stock options granted......           --
Amortization of deferred
 compensation..................                      82,222
Net loss.......................     (299,198)
                                 -----------    -----------
Balance, December 31, 1998.....      417,603)         1,571
Issuance of common stock.......                     179,678
Issuance of common stock in
 exchange of services
 received......................                      29,472
Issuance of common stock in
 exchange for note
 receivable....................                          --
Issuance of Series A
 convertible preferred stock,
 net of issuance costs of
 $81,113.......................                   5,418,887
Issuance of common stock upon
 exercise of stock options.....                       1,911
Deferred charges related to
 stock options granted,
 issuance of restricted stock,
 and issuance of a warrant.....                          --
Amortization of deferred
 compensation and other
 deferred equity charges.......                     564,393
Net loss.......................   (2,704,125)    (2,704,125)
                                 -----------    -----------
Balance, December 31, 1999.....  $(3,121,728)   $ 3,491,787
                                 ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                 1999          1998
                                                              -----------    ---------
Cash flows from operating activities:
  Net loss..................................................  $(2,704,125)   $(299,198)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................       53,369       22,713
     Amortization of deferred compensation and other
      deferred equity charges...............................      738,969      109,152
     Changes in assets and liabilities:
       Accounts receivable..................................     (163,678)     (59,255)
       Prepaid expenses and other current assets............      (40,700)          --
       Accounts payable and accrued expenses................      299,660       (6,071)
       Accrued payroll......................................       64,005        7,017
       Deferred revenue.....................................       44,444           --
                                                              -----------    ---------
  Net cash used in operating activities.....................   (1,708,056)    (225,642)
                                                              -----------    ---------
Cash flows from investing activities:
  Additions to property and equipment.......................     (347,750)     (70,890)
                                                              -----------    ---------
Cash flows from financing activities:
  Proceeds from loan payable -- stockholder.................           --      128,860
  Repayment of loan payable -- stockholder..................     (128,860)          --
  Proceeds from bridge loan.................................      250,000           --
  Repayments of capital lease obligations...................      (23,623)          --
  Proceeds from the issuance of common stock................       36,485      181,142
  Proceeds from issuance of Series A convertible preferred
     stock, net of issuance costs...........................    5,168,887           --
                                                              -----------    ---------
  Net cash provided by financing activities.................    5,302,889      310,002
                                                              -----------    ---------
Increase in cash and cash equivalents.......................    3,247,083       13,470
Cash and cash equivalents at beginning of year..............       13,470           --
                                                              -----------    ---------
Cash and cash equivalents at end of year....................  $ 3,260,553    $  13,470
                                                              ===========    =========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................  $     2,592    $      --
Noncash investing and financing activities:
  Additions to capital lease obligations for purchases of
     property and equipment.................................  $    83,749    $      --
  Conversion of bridge loan to Series A convertible
     preferred stock........................................      250,000           --
  Issuance of common stock in exchange for note
     receivable.............................................      227,500           --

   The accompanying notes are an integral part of these financial statements.

                         NETWORK24 COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Network24 Communications, Inc. ("Network24") was founded in October 1997, and is engaged in the business of hosting, on its own servers and its proprietary EventCast broadcast management server platform, customized EventCast websites for broadcasting live interactive and on-demand, online events. Network24 manages its business as a single segment and has no organizational structure dictated by product lines, geography, or customer type. All revenue earned to date is from U.S. based customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS

     Network24 considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Network24 invests primarily in money market funds, commercial paper and United States government agency notes.

     PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Assets held under capital leases are amortized over the remaining lease term.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1999 and 1998, Network24's financial instruments consist of cash and cash equivalents, accounts receivable, loans payable, accounts payable and accrued expenses. The carrying amount of these instruments approximate their fair values.

     REVENUE RECOGNITION

     Network24 derives revenue from four principal activities: broadcast and hosting; production; maintenance and service; and consulting, design and development.

     Broadcast, hosting and production revenue is derived from the process of delivering live programming with streaming audio and/or video to the end-users desktop. Revenue is recognized when the event has been broadcast, all significant contractual obligations have been satisfied and collection of the related receivable is probable. Maintenance and service revenue consists of amounts generated from server maintenance contracts and data backup service contracts. Maintenance revenue is billed and recognized monthly over the contractual periods services are provided. Consulting, design and development revenue is derived primarily from the development of web sites used in production and broadcast events. Revenue is recognized when the corresponding production and broadcast revenue is recognized.

     Deferred revenue consists of billings in excess of revenue recognized.

     ENGINEERING AND DEVELOPMENT COSTS

     Cost incurred for engineering and development of Network24's products are expensed as incurred, except for certain software development costs. Network24 has adopted Statement of Position ("SOP") 98-1, which requires computer software costs associated with internal use software to be charged to operations as incurred until certain capitalization criteria are met. Costs eligible for capitalization under SOP 98-1 have been insignificant to date.

                         NETWORK24 COMMUNICATIONS, INC.

     STOCK-BASED COMPENSATION

     Network24 accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Network24's common stock at the date of grant. Network24 has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 7). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123.

     CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments which potentially expose Network24 to concentration of credit risk include trade accounts receivable. At December 31, 1999, three customers accounted for 54%, 30% and 11% of Network24's accounts receivable. At December 31, 1998, one customer accounted for 100% of Network24's accounts receivable.

     For the year ended December 31, 1999, sales to two customers accounted for 77% and 13% of Network24's total revenue, while for the year ended December 31, 1998 sales to one customer accounted for 100% of Network24's total revenue.

     INCOME TAXES

     Network24 operated as an S Corporation under Subchapter S of the Internal Revenue Code from inception to July 15, 1999 after which time Network24 has operated as a C Corporation under Subchapter C of the Internal Revenue Code. During the S Corporation period, Network24 recognized no provision for income taxes. All income, losses and credits flowed through to Network24's shareholders and are, therefore, not available to offset future taxable income of Network24. Had Network24 recognized a provision for income taxes during the S Corporation period, the provision would have been nominal due to the net operating losses incurred since inception.

     Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles generally requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                         NETWORK24 COMMUNICATIONS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------    -------
Computer equipment......................................  $438,177    $90,427
Equipment under capital leases..........................    83,749         --
                                                          --------    -------
                                                           521,926     90,427
Accumulated depreciation and amortization...............   (77,059)   (23,690)
                                                          --------    -------
                                                          $444,867    $66,737
                                                          ========    =======

     Depreciation expense relating to fixed assets was $53,369 and $22,713 for the years ended December 31, 1999 and 1998, respectively, of which $13,369 and $0, respectively, related to amortization of equipment held under capital leases.

4. LOAN PAYABLE -- SHAREHOLDER

     At December 31, 1998, Network24 issued a loan payable to an officer and director of Network24. This loan was issued to meet short-term cash needs of Network24. The note was noninterest bearing and was fully repaid in 1999.

5. BRIDGE LOAN

     In July 1999, Network24 entered into a convertible subordinated promissory note with a third party for $250,000. In August 1999, the note was converted into 263,360 shares of Series A convertible preferred stock.

6. CAPITAL STOCK

     In August 1999, Network24 issued 5,793,925 shares of Series A convertible preferred stock at $0.95 per share to investors for total consideration of $5,418,887, net of issuance costs of $81,113.

     The holders of the Series A preferred stock are entitled to vote, together with the holders of common stock, as a single class on all matters. Each preferred stockholder is entitled to the number of votes equal to the number of whole shares of common stock into which such shares convert. Each Series A preferred share is convertible into common stock at the option of the stockholder or automatically upon the closing of a public offering of Network24's common stock, if a majority of Series A preferred stockholders elect conversion, or if at any time there remains outstanding less than 10% of the number of shares of Series A preferred stock issued on the original issue date. The number of shares of common stock into which holders of the preferred stock shall be entitled upon conversion shall be the product obtained by multiplying the invested amount per share of Series A preferred stock by the number of shares of Series A preferred stock being converted. The holders of the preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, at a noncumulative rate of 4% per annum. No dividends may be paid on the common stock until all dividends on the preferred stock have been fully paid. Through December 31, 1999, no dividends have been declared or paid by Network24. In the event of any liquidation, dissolution or winding-up of Network24, the holders of the Series A preferred stock are entitled to receive an amount per share equal to the invested amount per share of Series A preferred stock, plus all declared but unpaid dividends. Any assets remaining after the initial distribution to the preferred stockholders shall be available for distribution ratably among the common stockholders.

                         NETWORK24 COMMUNICATIONS, INC.

     AUTHORIZED SHARES

     The authorized capital stock of Network24 consists of (i) 100,000,000 shares of voting common stock authorized for issuance with a par value of $0.01 and (ii) 20,000,000 shares of preferred stock with a par value of $0.01.

     STOCK SPLIT

     On August 3, 1998, Network24 authorized and effected a two-for-one stock split on the common stock. On June 7, 1999, Network24 authorized and effected a second two-for-one stock split on the common stock. All references to common stock amounts, including options and warrants to purchase common stock, have been retroactively restated to reflect the stock splits.

     WARRANTS

     In December 1999, Network24 entered into a strategic agreement with a customer, whereby the parties have selected each other as their preferred service providers. Additionally, the two parties will engage in a joint promotional plan and co-branding arrangement. In connection with this agreement, Network24 issued a warrant to purchase 1,136,605 shares of Network24's common stock at an exercise price of $3.47 per share. Network24 estimated the value of the warrants to be $7.1 million using the Black-Scholes valuation model. This value was recorded as a deferred charge in shareholders' equity and is being recognized as an expense over the contract period. For the year ended December 31, 1999, Network24 recorded $296,322 of the expense related to these warrants. In January 2000, Network24 issued an additional warrant to purchase 436,272 shares of outstanding common stock to this customer at an exercise price of $3.47 per share. Network24 has estimated the value of these warrants to be $2,997,625 using the Black-Scholes valuation model.

     RESERVED SHARES

     At December 31, 1999, Network24 had reserved 10,870,530 shares of common stock for future issuance upon conversion of the Series A convertible preferred stock, the exercise of stock options under the 1997 Stock Option Plan and the exercise of outstanding warrants.

7. 1997 OPTION PLAN

     In October 1997, Network24 adopted the 1997 Stock Option Plan (the "1997 Option Plan") which provides for the granting of incentive stock options and nonqualified stock options to employees, including Board members, and consultants of Network24. The Board of Directors is responsible for administration of the plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is exercisable and the vesting period, generally ratably over one to four years. The exercise price of incentive stock options shall not be less than 100% of the fair value of the common stock at the date of grant (not less than 110% of fair value in the case of holders of more than 10% of the Company's stock). Options granted under the 1997 Option Plan generally expire ten years from the date of the grant. The 1997 Option Plan allows for the issuance of options to purchase up to 3,940,000 shares of common stock. In the event of a "Corporate Transaction," as defined by the Internal Revenue Code Section 424(a), whereby a successor corporation, other than Network24, refuses to assume or substitute options granted under the 1997 stock option plan, the plan allows for all options to become fully vested and exercisable for a period of 15 days from the date of notice.

                         NETWORK24 COMMUNICATIONS, INC.

     A summary of activity under Network24's 1997 Option Plan as of December 31, 1998 and 1999, and changes during the years then ended is presented below:

                                                                               WEIGHTED
                                                                               AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                              ----------    --------------
Outstanding -- December 31, 1997............................   1,440,000       $0.0025
  Granted...................................................   1,340,000        0.0382
  Exercised.................................................    (120,000)       0.0025
  Forfeited.................................................  (1,320,000)       0.0025
                                                              ----------
Outstanding -- December 31, 1998............................   1,340,000        0.0382
  Granted...................................................   2,031,081        0.6500
  Exercised.................................................    (210,000)       0.0032
                                                              ----------
Outstanding -- December 31, 1999............................   3,161,081        0.4333
                                                              ==========

     As of December 31, 1999 and 1998, 307,500 and 10,000 options were exercisable, respectively, under the 1997 Option Plan. As of December 31, 1999, there were 448,919 shares of common stock available for grant under the 1997 Option Plan.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                                WEIGHTED
                                 AVERAGE
                                REMAINING
                   NUMBER      CONTRACTUAL     NUMBER
EXERCISE PRICES  OUTSTANDING      LIFE       EXERCISABLE
---------------  -----------   -----------   -----------
$0.0025             700,000        9.4         137,500
$0.1111             430,000        9.6         155,000
$0.6500           2,031,081        9.9          15,000
                  ---------        ---         -------
                  3,161,081        9.8         307,500
                  =========        ===         =======

     In 1998, 1,340,000 options were granted with an exercise price less than fair market value of the common stock. The weighted average exercise price and weighted average fair value of options granted in 1998 were $0.04 and $0.31 per share, respectively. In 1999, 2,011,081 and 20,000 options were granted with an exercise price less than the fair market value and with an exercise price equal to the fair market value, respectively. The weighted average exercise price and weighted average fair value of options granted at an exercise price less than fair market value were $0.65 and $3.06 per share, respectively. The weighted average exercise price and weighted average fair value of options granted at an exercise price equal to fair market value were $0.65 and $0.09 per share, respectively.

     As discussed in Note 2, Network24 has adopted the disclosure-only provision of SFAS No. 123. Had compensation costs been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, Network24's net loss would have been as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
                                                          1999          1998
                                                       -----------    ---------
Net loss:
  As reported........................................  $2,704,125     $299,198
  Pro forma..........................................   2,722,815      301,449

                         NETWORK24 COMMUNICATIONS, INC.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions for grants in 1999 and 1998: no dividend yield for both years; zero volatility for both years; risk-free interest rates of 5.2% for 1999 and 4.7% to 5.5% for 1998; and expected lives of three years for both years. Since options vest over several years and additional option grants are expected to be made in future years, the above pro forma results are not representative of pro forma results for future years.

     For the year ended December 31, 1999, Network24 recorded $6,022,017 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair market value of common stock. For the year ended December 31, 1998, Network24 recorded $413,074 in deferred compensation for options to purchase common stock granted at exercise prices determined to be below the fair market value of the common stock. Deferred compensation is amortized over the contractual vesting period. Amortization of deferred compensation of $268,071 and $82,222 was recognized for the years ended December 31, 1999 and 1998, respectively.

8. INCOME TAXES

     The provision for income taxes for the year ended December 31, 1999 consists of the following:

Deferred tax benefit.....................................  $(769,000)
Valuation allowance......................................    769,000
                                                           ---------
                                                           $      --
                                                           =========

     The Network24's effective tax rate varies from the statutory rate as follows:

                                                              1999
                                                              ----
US federal income tax rate..................................  (34)%
State taxes.................................................   (4)
Equity compensation.........................................    7
S-Corp loss.................................................    3
Valuation allowance.........................................   28
                                                              ---
                                                               --%
                                                              ===

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1999 are as follows:

Federal and state net operating loss carryforwards.......  $ 680,000
Accrual to cash adjustment...............................     49,000
Other temporary differences..............................     66,000
Valuation allowance......................................   (795,000)
                                                           ---------
Net deferred tax asset...................................  $      --
                                                           =========

     A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been recorded for the full amount of the deferred tax asset.

     As of December 31, 1999, Network24 has a net operating loss carryforward for federal and state income tax purposes of approximately $1,700,000, which will begin to expire in 2019. Ownership changes resulting from issuance of capital stock may limit the amount of net operating loss carryforwards that can

                         NETWORK24 COMMUNICATIONS, INC.

be utilized annually to offset future taxable income. The amount of the annual limitation is determined based upon Network24's value immediately prior to the ownership change.

     Prior to July 15, 1999, Network24 operated as an S Corporation under Subchapter S of the Internal Revenue Code, and consequently, all income, loss, and credits flowed directly to Network24's shareholders. Accordingly, only 1999 amounts are presented.

9. COMMITMENTS

     Network24 leases its office facilities and certain equipment under various operating and capital leases. Total rent expense under operating leases was approximately $123,787 and $25,482 for the years ended December 31, 1999 and 1998, respectively. Future minimum lease commitments under capital leases and operating leases are as follows:


                                                          CAPITAL    OPERATING
               YEARS ENDING DECEMBER 31,                  LEASES      LEASES
               -------------------------                  -------    ---------
2000....................................................  $42,133    $297,600
2001....................................................   17,453          --
2002....................................................    6,050          --
2003....................................................      504          --
                                                          -------    --------
Total minimum lease payments............................   66,140    $297,600
                                                                     ========
Less -- amount representing interest....................   (6,014)
                                                          -------
Present value of minimum lease payments.................  $60,126
                                                          =======


10. SUBSEQUENT EVENT

     On February 10, 2000, Network24 was acquired by Akamai Technologies, Inc. ("Akamai"), a public corporation headquartered in Cambridge, Massachusetts. Pursuant to the merger agreement, cash of $12.5 million and approximately 599,152 shares of common stock of Akamai were exchanged for all of the issued and outstanding capital stock of Network24 for an estimated purchase price of $198.2 million. This transaction is being accounted for using the purchase method of accounting.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           AKAMAI TECHNOLOGIES, INC.,

                            ALII MERGER CORPORATION

                                      AND

                                  INTERVU INC.

                          DATED AS OF FEBRUARY 6, 2000

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE 1  TRANSACTIONS AND TERMS OF MERGER..........................  A-6
   1.1   Merger......................................................  A-6
   1.2   Time and Place of Closing...................................  A-6
   1.3   Effective Time..............................................  A-6
   1.4   Restructure of Transaction..................................  A-6
ARTICLE 2  TERMS OF MERGER...........................................  A-7
   2.1   Charter.....................................................  A-7
   2.2   Bylaws......................................................  A-7
   2.3   Directors and Officers......................................  A-7
ARTICLE 3  MANNER OF CONVERTING SHARES...............................  A-7
   3.1   Conversion of Shares........................................  A-7
   3.2   Anti-Dilution Provisions....................................  A-8
   3.3   Shares Held by Company or Parent............................  A-8
   3.4   Dissenting Stockholders.....................................  A-8
   3.5   Fractional Shares...........................................  A-8
   3.6   Conversion of Stock Options; Restricted Stock...............  A-9
ARTICLE 4  EXCHANGE OF SHARES........................................  A-10
   4.1   Exchange Procedures.........................................  A-10
   4.2   Rights of Former Company Stockholders.......................  A-11
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF COMPANY.................  A-12
   5.1   Organization, Standing, and Power...........................  A-12
   5.2   Authority of Company; No Breach By Agreement................  A-12
   5.3   Capital Stock...............................................  A-13
   5.4   Company Subsidiaries........................................  A-13
   5.5   SEC Filings; Financial Statements...........................  A-13
   5.6   Absence of Undisclosed Liabilities..........................  A-14
   5.7   Absence of Certain Changes or Events........................  A-14
   5.8   Tax Matters.................................................  A-14
   5.9   Assets......................................................  A-15
   5.10  Intellectual Property.......................................  A-16
   5.11  Environmental Matters.......................................  A-16
   5.12  Compliance with Laws........................................  A-17
   5.13  Labor Relations.............................................  A-17
   5.14  Employee Benefit Plans......................................  A-17
   5.15  Material Contracts..........................................  A-19
   5.16  Legal Proceedings...........................................  A-19
   5.17  Statements True and Correct.................................  A-20
   5.18  Tax and Regulatory Matters..................................  A-20
   5.19  State Takeover Laws.........................................  A-20
   5.20  Charter Provisions..........................................  A-20

                                                                       PAGE
                                                                       ----
   5.21  Opinion of Financial Advisor................................  A-20
   5.22  Board Recommendation........................................  A-21
ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF PARENT..................  A-21
   6.1   Organization, Standing, and Power...........................  A-21
   6.2   Authority; No Breach By Agreement...........................  A-21
   6.3   Capital Stock...............................................  A-22
   6.4   SEC Filings; Financial Statements...........................  A-22
   6.5   Absence of Undisclosed Liabilities..........................  A-22
   6.6   Absence of Certain Changes or Events........................  A-23
   6.7   Tax Matters.................................................  A-23
   6.8   Intellectual Property.......................................  A-23
   6.9   Compliance with Laws........................................  A-24
   6.10  Employee Benefit Plans......................................  A-24
   6.11  Legal Proceedings...........................................  A-25
   6.12  Statements True and Correct.................................  A-25
   6.13  Authority of Sub............................................  A-26
   6.14  Tax and Regulatory Matters..................................  A-26
ARTICLE 7  CONDUCT OF BUSINESS PENDING CONSUMMATION..................  A-26
   7.1   Affirmative Covenants of Company............................  A-26
   7.2   Negative Covenants of Company...............................  A-26
   7.3   Covenants of Parent.........................................  A-28
   7.4   Adverse Changes in Condition................................  A-28
   7.5   Reports.....................................................  A-29
ARTICLE 8  ADDITIONAL AGREEMENTS.....................................  A-29
   8.1   Registration Statement; Proxy Statement; Stockholder
           Approval..................................................  A-29
   8.2   Exchange Listing............................................  A-30
   8.3   Antitrust Notification; Consents of Regulatory
           Authorities...............................................  A-30
   8.4   Filings with State Offices..................................  A-31
   8.5   Agreement as to Efforts to Consummate.......................  A-31
   8.6   Investigation and Confidentiality...........................  A-31
   8.7   Press Releases..............................................  A-32
   8.8   No Solicitation.............................................  A-32
   8.9   Tax Treatment...............................................  A-33
   8.10  State Takeover Laws.........................................  A-33
   8.11  Charter Provisions..........................................  A-33
   8.12  Agreement of Affiliates.....................................  A-33
   8.13  Employee Matters............................................  A-33
   8.14  Indemnification.............................................  A-34
   8.15  Noncompetition Agreements...................................  A-34

                                                                       PAGE
                                                                       ----
ARTICLE 9  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.........  A-35
   9.1   Conditions to Obligations of Each Party.....................  A-35
   9.2   Conditions to Obligations of Parent.........................  A-36
   9.3   Conditions to Obligations of Company........................  A-36
ARTICLE 10  TERMINATION..............................................  A-37
  10.1   Termination.................................................  A-37
  10.2   Effect of Termination.......................................  A-38
  10.3   Non-Survival of Representations and Covenants...............  A-38
ARTICLE 11  MISCELLANEOUS............................................  A-38
  11.1   Definitions.................................................  A-38
  11.2   Expenses....................................................  A-46
  11.3   Brokers and Finders.........................................  A-47
  11.4   Entire Agreement............................................  A-47
  11.5   Amendments..................................................  A-47
  11.6   Waivers.....................................................  A-47
  11.7   Assignment..................................................  A-48
  11.8   Notices.....................................................  A-48
  11.9   Governing Law...............................................  A-48
  11.10  Counterparts................................................  A-48
  11.11  Captions; Articles and Sections.............................  A-49
  11.12  Interpretations.............................................  A-49
  11.13  Enforcement of Agreement....................................  A-49
  11.14  Severability................................................  A-49

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of February 6, 2000, by and among Akamai Technologies, Inc. ("PARENT"), a Delaware corporation; ALII Merger Corporation ("SUB"), a Delaware corporation; and InterVU Inc. ("COMPANY"), a Delaware corporation.

                                    PREAMBLE

     The respective Boards of Directors of Company, Sub and Parent are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Company by Parent pursuant to the merger of Sub with and into Company. At the effective time of such merger, the outstanding shares of the capital stock of Company shall be converted into the right to receive shares of the common stock of Parent (except as provided herein). As a result, stockholders of Company shall become stockholders of Parent and Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the stockholders of Company, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement.

     It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Company and Parent are entering into a stock option agreement (the "STOCK OPTION AGREEMENT"), in substantially the form of Exhibit 1 hereto, pursuant to which Company is granting to Parent an option to purchase shares of Company Common Stock.

     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company Capital Stock has executed and delivered to Parent an agreement in substantially the form of
Exhibit 2 (the "VOTING AGREEMENTS"), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreements, to vote the shares of Company Capital Stock over which such Persons have voting power to approve and adopt this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1  MERGER

     Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Company in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL (the "MERGER"). Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Company, Sub and Parent and by Parent, as the sole stockholder of Sub.

1.2  TIME AND PLACE OF CLOSING

     The closing of the transactions contemplated hereby (the "CLOSING") will take place at 9:00 A.M., Boston, Massachusetts time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3  EFFECTIVE TIME

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur not later than the second business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Company approve this Agreement to the extent such approval is required by applicable Law.

1.4  RESTRUCTURE OF TRANSACTION

     Parent shall have the right to revise the structure of the Merger contemplated by this Agreement (including providing for the merger of Company with and into Sub) in order to assure that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; provided, that no such revision to the structure of the Merger shall result in (i) any changes in the amount or type of the consideration which the holders of shares of Company Capital Stock are entitled to receive under this Agreement, (ii) changes the intended tax-free effects of the Merger to Parent, Company or the holders of shares of Company Capital Stock, (iii) would be materially adverse to the interests of Parent, Company or holders of shares of Company Capital Stock, or (iv) would unreasonably impede or delay consummation of the Merger. Parent may exercise this right of revision by giving written notice to Company in the manner provided in Section 11.8 which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

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                                   ARTICLE 2

                                TERMS OF MERGER

2.1  CHARTER

     The Certificate of Incorporation of Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2  BYLAWS

     The Bylaws of Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

2.3  DIRECTORS AND OFFICERS

     The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1  CONVERSION OF SHARES

     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.

          (c) Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.5957 of a share of Parent Common Stock (the "Common Exchange Ratio").

          (d) Each share of Company Series G Stock (excluding shares held by any Company Entity or any Parent Entity and shares held by stockholders who perfect, and have not withdrawn or otherwise forfeited at or prior to the Effective Time, their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock into which such share of Company Series G Stock was convertible immediately prior to the Effective Time, pursuant to Company's Certificate of Incorporation as in effect immediately prior to the Effective Time, multiplied by the Common Exchange Ratio (the "Series G Exchange Ratio").

          (e) Each share of Company Series H Stock (excluding shares held by any Company Entity or any Parent Entity and shares held by stockholders who perfect, and have not withdrawn or otherwise forfeited at or prior to the Effective Time, their statutory dissenters' rights as provided in Section 3.4)
     issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock into which such share of Company Series H Stock was convertible immediately prior to the Effective Time, pursuant to Company's Certificate of Incorporation as in effect immediately prior to the Effective Time, multiplied by the Common Exchange Ratio (the "Series H Exchange Ratio").

3.2  ANTI-DILUTION PROVISIONS

     In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratios shall be proportionately adjusted.

3.3  SHARES HELD BY COMPANY OR PARENT

     Each of the shares of Company Capital Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4  DISSENTING STOCKHOLDERS

     Any holder of shares of Company Series G Stock or Company Series H Stock who perfects, and has not withdrawn or otherwise forfeited at or prior to the Effective Time, such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL (a "Dissenting Stockholder") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of the DGCL and surrendered to Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Stockholder of Company fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Series G Stock or Company Series H Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Common Stock held by him. If and to the extent required by applicable Law, Company will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of Dissenting Stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

3.5  FRACTIONAL SHARES

     Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

3.6  CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK

     (a) At the Effective Time, each option, warrant or other Equity Right to purchase shares of Company Common Stock ("Company Equity Rights") granted by Company, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Equity Rights with respect to Parent Common Stock, and Parent shall assume each Company Equity Right, in accordance with the terms of the Company Stock Plan, as applicable, and Contract by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for Company and the Committee of Company's Board of Directors (including, if applicable, the entire Board of Directors of Company) administering such Company Stock Plan, (ii) each Company Equity Right assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Equity Right), (iii) the number of shares of Parent Common Stock subject to such Company Equity Right shall be equal to the number of shares of Company Common Stock subject to such Company Equity Right immediately prior to the Effective Time multiplied by the Common Exchange Ratio, and (iv) the per share exercise price under each such Company Equity Right shall be adjusted by dividing the per share exercise price under each such Company Equity Right by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii)of the preceding sentence, Parent shall not be obligated to issue any fraction of a share of Parent Common Stock upon exercise of Company Equity Right and any fraction of a share of Parent Common Stock that otherwise would be subject to a converted Company Equity Right shall represent the right to receive a cash payment upon exercise of such converted Company Equity Right equal to the product of such fraction and the difference between the market value of one share of Parent Common Stock at the time of exercise of such Equity Right and the per share exercise price of such Equity Right. The market value of one share of Parent Common Stock at the time of exercise of an Equity Right shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each Company Equity Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the Equity Right, within the meaning of Section 424(h) of the Internal Revenue Code.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Parent shall comply with the terms of each Company Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Company Stock Plan, that Company Equity Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Common Stock for delivery upon exercise of Company Equity Rights assumed by it in accordance with this Section 3.6. As soon as practicable after the Effective Time, but not later than 30 days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Equity Rights remain outstanding. The Board of Directors of Parent shall, to the extent permitted by applicable Law, take or cause to be taken all actions necessary to obtain approval in the form required by Rule 16b-3 under the Exchange Act so that, with respect to persons who will or may become officers or directors of Parent, the transactions relating to the Merger that may be considered acquisitions under such rule for such persons will be exempt from Section 16 of the Exchange Act.

     (c) All contractual restrictions or limitations on transfer with respect to Company Common Stock awarded under the Company Stock Plans or any other plan, program, Contract or arrangement of any Company Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section 3.1.

     (d) The Compensation Committee of Company's Board of Directors shall take all necessary action under Section 14 of Company's Employee Qualified Stock Purchase Plan ("ESPP") to provide that the offering period thereunder that commenced on February 1, 2000 shall terminate on the earlier of (i) July 31, 2000 or (ii) the last trading date prior to the Effective Time, and to cause shares of Company Common Stock to be purchased and allocated to participants with respect to such offering period prior to the Effective Time. Company's Board of Directors shall take all necessary action under Section 16 of the ESPP to terminate the ESPP as of the end of the offering period that commenced on February 1, 2000.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1  EXCHANGE PROCEDURES

     (a) Promptly after the Effective Time, Parent shall make available to Parent's transfer agent or another exchange agent selected by Parent (the "EXCHANGE AGENT") for exchange in accordance with this Section 4.1 the shares of Parent Common Stock issuable pursuant to this Agreement and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 3.5. Promptly after the Effective Time, Parent and Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Capital Stock immediately prior to the Effective Time (the "CERTIFICATES") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Company Capital Stock represented by Certificates that are not registered in the transfer records of Company, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

     (b) After the Effective Time, each holder of shares of Company Capital Stock (other than shares to be canceled pursuant to Section 3.3 or shares of Company Series G Stock or Company Series H Stock as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of Company Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Company Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1.

     (c) Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

     (d) Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2  RIGHTS OF FORMER COMPANY STOCKHOLDERS

     (a) At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Capital Stock immediately prior to the Effective Time and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Capital Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Company in respect of such shares of Company Series G Stock or Company Series H Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

     (b) To the extent permitted by Law, former stockholders of record of Company shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Capital Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Parent as follows, except as disclosed in the Company Disclosure Memorandum:

5.1  ORGANIZATION, STANDING, AND POWER

     Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for Company have been made available to Parent for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

5.2  AUTHORITY OF COMPANY; NO BREACH BY AGREEMENT

     (a) Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the adoption of this Agreement by a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock and Company Series G Stock, voting together as a single class, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Company. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Company's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Contract or Permit of any Company Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) and adoption of this Agreement by the requisite vote of the holders of Company Capital Stock, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective Assets, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Other than (i) the adoption of this Agreement by the requisite vote of the holders of Company Capital Stock, (ii) the filing of the Certificate of Merger reflecting the Merger with the Secretary of State of the State of Delaware, (iii) notifications and other filings under the HSR Act, (iv) the filing by

Company of the Proxy Statement with the SEC, (v) the filing by Parent of the Registration Statement with the SEC and the SEC's declaring effective the Registration Statement, and (vi) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no notice to, filing with, or Consent of, any Regulatory Authority or other Person is necessary for the consummation by Company of the Merger and the other transactions contemplated in this Agreement.

5.3  CAPITAL STOCK

     (a) The authorized capital stock of Company consists of (i) 45,000,000 shares of Company Common Stock, of which 15,590,915 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Company Preferred Stock, of which 1,280,000 shares of Company Series G Stock and 30,000 shares of Company Series H Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive rights of the current or past stockholders of Company.

     (b) Except as set forth in Section 5.3(a) of the Company Disclosure Memorandum, or as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company.

5.4  COMPANY SUBSIDIARIES

     (a) Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Each Company Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien.

5.5  SEC FILINGS; FINANCIAL STATEMENTS

     (a) Company has timely filed and made available to Parent all SEC Documents required to be filed by Company since November 19, 1997 (together with all such SEC Documents so filed, whether or not required to be filed, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents.

     (b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6  ABSENCE OF UNDISCLOSED LIABILITIES

     Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no Company Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, except for Liabilities (i) which are shown or reserved against in the consolidated balance sheet of Company as of September 30, 1999, included in the Company Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred pursuant to this Agreement.

5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since September 30, 1999, except as described in Company SEC Reports filed prior to the date of this Agreement or in Section 5.7 of the Company Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Company provided in Article 7.

5.8  TAX MATTERS

     (a) All Tax Returns required to be filed by or on behalf of any of the Company Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Company Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Company Entities.

     (b) None of the Company Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

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

     (c) The provision for any Taxes due or to become due for any of the Company Entities for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the Company Entities have been provided for in accordance with GAAP.

     (e) None of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) has any Liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the Company Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (g) None of the Company Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Company Entities that occurred during or after any taxable period in which the Company Entities incurred a net operating loss that carries over to any taxable period ending after December 31, 1998.

     (i) No Company Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.9  ASSETS

     (a) The Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) The accounts receivable of the Company Entities as set forth on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business.

     (c) All Assets which are material to Company's business on a consolidated basis, held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable against Company and, to the Knowledge of Company, against the other party or parties thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (d) The Company Entities currently maintain insurance that management believes is reasonable in amounts, scope, and coverage. None of the Company Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Company Entity under such policies.

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5.10  INTELLECTUAL PROPERTY

     (a) Section 5.10(a) of the Company Disclosure Memorandum sets forth separately all patents and patent applications (domestic and foreign), trademark registrations and trademark applications (domestic and foreign) and all copyright registrations of which any Company Entity is the owner, identifying the subject matter and any related registration. Company has made or prior to the Closing Date will make available to Parent correct and complete copies of all such patents, franchises, registrations, applications, licenses, agreements and authorizations (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

     (b) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns or has a valid license to use all Intellectual Property that is used or proposed to be used in its business as currently conducted or as proposed to be conducted ("COMPANY INTELLECTUAL PROPERTY").

     (c) To the Knowledge of Company, no Company Entity has infringed upon or misappropriated any Intellectual Property of any Person, and no Company Entity has received any unresolved charge, complaint, claim, demand or notice alleging any such infringement from any Person or misappropriation (including any claim that a Company Entity must obtain an independent license from any Person or refrain from using any Intellectual Property rights of any Person).

     (d) The software owned or purported to be owned by each Company Entity was either (i) developed by employees of one or more Company Entities within the scope of their employment, (ii) developed by independent contractors or consultants who have assigned their rights to a Company Entity pursuant to written agreements, or (iii) otherwise acquired by a Company Entity from another Person.

     (e) All employees and independent contractors and consultants of each Company Entity who have access to confidential or proprietary information have executed and delivered to a Company Entity agreements regarding the protection of the Company Entities' proprietary information and the assignment to such Company Entity of any Company Intellectual Property arising from services performed for any Company Entity by such persons.

     (f) Each Company Entity has obtained or entered into written agreements with its employees and with third parties in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by any Company Entity and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme. No Company Entity has furnished the source code of any of its software products to any Person, deposited any such source code in escrow or otherwise provided access to such source code to any Person.

     (g) Each Company Entity has taken reasonable steps with the intent of ensuring that its products (including existing products and technology and products and technology currently under development) are, when used in accordance with associated documentation on a specified platform or platforms, capable of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and, making leap year calculations, provided that all other non-Company products (e.g., hardware, software and firmware) used in or in combination with such products, properly exchange data with such Company Entity's products.

5.11  ENVIRONMENTAL MATTERS

     (a) To the Knowledge of Company, each Company Entity and its Operating Properties are, and have been, in compliance with all Environmental Laws.

     (b) There is no Litigation pending or, to the Knowledge of Company, threatened before any court, governmental agency, or authority or other forum in which any Company Entity has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or

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affecting (or potentially affecting) a site owned, leased, or operated by any
Company Entity or any of its Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

     (c) To the Knowledge of Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Company Entity's Operating Properties (or any Company Entity in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any of the Company Entities' Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

     (d) To the Knowledge of Company, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.12  COMPLIANCE WITH LAWS

     Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Entities:

          (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

          (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; or

          (c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Company Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Company Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Parent.

5.13  LABOR RELATIONS

     No Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Company Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Company Entity, pending or threatened, or to the Knowledge of Company, is there any activity involving any Company Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14  EMPLOYEE BENEFIT PLANS

     (a) Company has disclosed in Section 5.14(a) of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all

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pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or any entity which is considered one employer with any Company Entity under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "COMPANY ERISA AFFILIATE") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "COMPANY BENEFIT PLANS"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "COMPANY ERISA PLAN." No Company ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

     (b) All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Company, no Company Entity has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Company Entity to a material Tax imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) No Company Entity has provided, or is required to provide, security to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Company Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any Company ERISA Affiliate. No Company Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

     (d) No Company Entity has any material Liability for retiree health and life benefits under any of the Company Benefit Plans except to the extent required by Part VI of Title I of ERISA or applicable state Law and there are no restrictions on the rights of such Company Entity to amend or terminate any such retiree health or benefit Plan without incurring any material Liability thereunder.

     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment for severance or unemployment compensation becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (f) The actuarial present values of all accrued deferred compensation entitlements (including deferred compensation entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

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5.15  MATERIAL CONTRACTS

     (a) Company has made or will make available to Parent, for each of the Company Entities, each (i) consulting Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 and each other employment, severance, termination or retirement Contract, (ii) Contract relating to the borrowing of money by any Company Entity, exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar, or any other interest rate or foreign currency protection or other hedging transaction, including any financial derivative Contract (whether or not reflect on its most recent balance sheet), any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $100,000, or any guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) Contract between or among Company Entities, (v) Contract relating to the licensing of Intellectual Property (other than Contracts entered into in the ordinary course and "shrink-wrap" software licenses), (vi) Contract relating to the provision of data processing, network communication, or other technical services to any Company Entity involving payments by Company Entities in excess of $100,000,
(vii) Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business or involving payments under any individual Contract not in excess of $100,000), and (viii) other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9 and 5.14(a), the "COMPANY CONTRACTS").

     (b) With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no Company Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Company Entity for money borrowed is prepayable at any time by such Company Entity without penalty or premium.

     (c) No customer which individually accounted for more than 5% of Company's consolidated gross revenues during the 12-month period preceding the date of this Agreement, and no supplier of any Company Entity that accounted for more than 5% of the Company's consolidated expenditures during the 12-month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to any Company Entity to cancel or otherwise terminate, its relationship with any Company Entity, or has decreased materially its services or supplies to any Company Entity in the case of any such supplier, or its usage of the services or products of any Company Entity in the case of such customer, and to the Knowledge of Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with any Company Entity or to decrease materially its services or supplies to any Company Entity or its usage of the services or products of any Company Entity, as the case may be, in any manner that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.16  LEGAL PROCEEDINGS

     There is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity, or against any director, employee or employee benefit plan of any Company Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Company Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

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5.17  STATEMENTS TRUE AND CORRECT

     None of the information supplied or to be supplied by any Company Entity for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Company Entity for inclusion in the Proxy Statement to be mailed to Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Company Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Company Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by any Parent Entity which is contained in any of the foregoing documents.

5.18  TAX AND REGULATORY MATTERS

     No Company Entity or, to the Knowledge of Company, any Affiliate thereof has taken or agreed to take any action nor does Company have any Knowledge of any fact or circumstance relating to the Company Entities that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b).

5.19  STATE TAKEOVER LAWS

     Each Company Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including
Section 203 of the DGCL (collectively, "Takeover Laws").

5.20  CHARTER PROVISIONS

     Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation or Bylaws of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

5.21  OPINION OF FINANCIAL ADVISOR

     Company has received the opinion of Prudential Securities, Inc., dated the date of this Agreement, to the effect that the Common Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. Company will deliver to Parent a signed copy of such opinion promptly after receipt thereof by Company.

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5.22  BOARD RECOMMENDATION

     The Board of Directors of Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Stock Option Agreement and the Voting Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the holders of Company Capital Stock and (ii) resolved to recommend that the holders of the shares of Company Capital Stock adopt this Agreement.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to Company as follows, except as disclosed in the Parent Disclosure Memorandum:

6.1  ORGANIZATION, STANDING, AND POWER

     Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.2  AUTHORITY; NO BREACH BY AGREEMENT

     (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Certificate of Incorporation or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective Assets, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Other than (i) the filing of the Certificate of Merger reflecting the Merger with the Secretary of State of the State of Delaware, (ii) notifications and other filings under the HSR Act, (iii) the filing of the Registration Statement with the SEC and the SEC's declaring effective the Registration Statement, (iv) the filing of the Proxy Statement with the SEC, and (v) such other filings, authorizations or approvals as may be set forth in Section 6.2(c) of the Parent Disclosure Memorandum, no notice to, filing
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with, or Consent of, any Regulatory Authority or other Person is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

6.3  CAPITAL STOCK

     (a) The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which 92,833,050 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Parent.

     (b) Except as set forth in Section 6.3(a), there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding Equity Rights relating to the capital stock of Parent.

6.4  SEC FILINGS; FINANCIAL STATEMENTS

     (a) Parent has timely filed and made available to Company all SEC Documents required to be filed by Parent since its inception (together with all such SEC Documents so filed, whether or not required to be filed, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any SEC Documents.

     (b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

6.5  ABSENCE OF UNDISCLOSED LIABILITIES

     Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, no Parent Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, except for Liabilities (i) which are accrued or reserved against in the consolidated balance sheets of Parent as of September 30, 1999, included in the Parent Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred pursuant to this Agreement.

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6.6  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Since September 30, 1999, except as described in Parent SEC Reports filed prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.7  TAX MATTERS

     (a) All Tax Returns required to be filed by or on behalf of any of the Parent Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Parent Entities.

     (b) None of the Parent Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the Parent Entities for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

     (d) Deferred Taxes of the Parent Entities have been provided for in accordance with GAAP.

6.8  INTELLECTUAL PROPERTY

     (a) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Parent Entity owns or has a valid license to use all Intellectual Property that is used or proposed to be used in its business as currently conducted or as proposed to be conducted ("PARENT INTELLECTUAL PROPERTY").

     (b) To the Knowledge of Parent, no Parent Entity has infringed upon or misappropriated any Intellectual Property of any Person, and no Parent Entity has received any unresolved charge, complaint, claim, demand or notice alleging any such infringement from any Person or misappropriation (including any claim that any Parent Entity must obtain an independent license from any Person or refrain from using any Intellectual Property rights of any Person).

     (c) The software owned or purported to be owned by each Parent Entity was either (i) developed by employees of one or more Parent Entities within the scope of their employment, (ii) developed by independent contractors or consultants who have assigned their rights to a Parent Entity pursuant to written agreements, or (iii) otherwise acquired by a Parent Entity from another Person.

     (d) All employees and independent contractors and consultants of each Parent Entity who have access to confidential or proprietary information have executed and delivered to a Parent Entity agreements regarding the protection of the Parent Entities' proprietary information and the assignment to such Parent Entity of any Parent Intellectual Property arising from services performed for any Parent Entity by such persons.

     (e) Each Parent Entity has obtained or entered into written agreements with its employees and with third parties in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by any Parent Entity and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme. No Parent Entity has furnished the source code of any of its software products to any Person, deposited any such source code in escrow or otherwise provided access to such source code to any Person.
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     (f) Each Parent Entity has taken reasonable steps with the intent of ensuring that its products (including existing products and technology and products and technology currently under development) are, when used in accordance with associated documentation on a specified platform or platforms, capable of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and, making leap year calculations, provided that all other non-Parent products (e.g., hardware, software and firmware) used in or in combination with such products, properly exchange data with such Parent Entity's products.

6.9  COMPLIANCE WITH LAWS

     Each Parent Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of the Parent Entities:

          (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; or

          (c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Parent Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Parent Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

6.10  EMPLOYEE BENEFIT PLANS

     (a) All pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Parent Entity or any entity which is considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "PARENT ERISA AFFILIATE") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate is referred to as a "PARENT BENEFIT PLAN". Any of the Parent Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "PARENT ERISA PLAN." No Parent ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

     (b) All Parent Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Parent, no Parent Entity has engaged in a transaction with respect to any Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Parent Entity to a material Tax imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.
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

     (c) No Parent Entity has provided, or is required to provide, security to any single-employer plan of a Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Parent Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any Parent ERISA Affiliate. No Parent Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of a Parent ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed by any Parent ERISA Affiliate within the 12-month period ending on the date hereof.

     (d) No Parent Entity has any material Liability for retiree health and life benefits under any of the Parent Benefit Plans except to the extent required by
Part VI of Title I of ERISA and there are no restrictions on the rights of such Parent Entity to amend or terminate any such retiree health or benefit Plan without incurring any material Liability thereunder.

     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Parent Entity from any Parent Entity under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (f) The actuarial present values of all accrued deferred compensation entitlements (including deferred compensation entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Parent Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Parent Financial Statements to the extent required by and in accordance with GAAP.

6.11  LEGAL PROCEEDINGS

     There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity, or against any director, employee or employee benefit plan of any Parent Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

6.12  STATEMENTS TRUE AND CORRECT

     None of the information supplied or to be supplied by any Parent Entity for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Parent Entity for inclusion in the Proxy Statement to be mailed to Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Parent Entity with the SEC in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Parent Entity is responsible for filing with any Regulatory Authority in connection with the

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transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by any Company Entity which is contained in any of the foregoing documents.

6.13  AUTHORITY OF SUB

     Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Parent. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole stockholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

6.14  TAX AND REGULATORY MATTERS

     No Parent Entity or, to the Knowledge of Parent, any Affiliate thereof has taken or agreed to take any action nor does Parent have any Knowledge of any fact or circumstance relating to the Parent Entities that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b).

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  AFFIRMATIVE COVENANTS OF COMPANY

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company shall and shall cause each of its Subsidiaries to (a) operate its business only in the ordinary course, (b) use all reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

7.2  NEGATIVE COVENANTS OF COMPANY

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity; provided, that notwithstanding the foregoing, Company shall, as soon as practicable after the date of this Agreement, take all such action as may be required under its Certificate of

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

     Incorporation, as amended, and applicable Law to effect an amendment to the Certificate of Designations relating to the Company Series H Stock, as contemplated by Section 7(f) of such Certificate of Designations, to the extent necessary to implement the provisions of Section 3.1(e) of this Agreement, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $50,000 (for the Company Entities on a consolidated basis) except in the ordinary course of business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum or Liens that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or pursuant to restricted stock agreements with Company employees or consultants in accordance with the terms thereof in effect on the date of this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company's capital stock, provided that Company shall (to the extent legally and contractually permitted to do so) declare and pay regular quarterly cash dividends on the shares of Company Series H Stock in accordance with the Company's Certificate of Incorporation; or

          (d) except for this Agreement, or pursuant to the exercise of Equity Rights (including conversion of Company Series G Stock or Company Series H Stock) outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Stock Option Agreement, or as disclosed in Section 7.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

          (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or
     (y) any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration, or transfer or license to any Person other than Company or a wholly owned Company Subsidiary or otherwise extend, amend or modify in any material respect any rights to material Intellectual Property other than in the ordinary course of business (including changing any domain names or failing to renew existing domain name registrations on a timely basis), or enter into grants to future Intellectual Property rights, other than in the ordinary course of business consistent with past practice or as may be required by applicable Law; or

          (f) except for investments that are consistent with Company's investment policies described in Section 7.2(f) of the Company Disclosure Memorandum, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person; or

          (g) (i) grant any increase in compensation or benefits to the employees or officers of any Company Entity, except in accordance with past practice disclosed in Section 7.2(g)(i) of the Company Disclosure Memorandum or as required by Law; (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g)(ii) of the Company Disclosure Memorandum; (iii) enter into or amend any severance agreements with officers of any Company Entity; (iv) grant any material
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

     increase in fees or other increases in compensation or other benefits to directors of any Company Entity except in accordance with past practice disclosed in Section 7.2(g)(iv) of the Company Disclosure Memorandum; or
     (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Equity Rights or restricted stock, or reprice Company Equity Rights granted under any Company Stock Plan or authorize cash payments in exchange for any Company Equity Rights; or

          (h) enter into or amend any employment Contract between any Company Entity and any Person (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Company Entity for material money damages or restrictions upon the operations of any Company Entity; or

          (l) except in the ordinary course of business, enter into, modify, amend or terminate any Contract that is or would be a Company Contract or waive, release, compromise or assign any material rights or claims.

7.3  COVENANTS OF PARENT

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained, and except as otherwise expressly contemplated herein, Parent covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Parent Common Stock and the business prospects of the Parent Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Parent Entities' core businesses and goodwill with their respective employees and customers, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Parent Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its Subsidiaries. Parent further covenants and agrees that it will not, without the prior written consent of Company, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Parent, in each case, in any manner adverse to the holders of Company Capital Stock as compared to rights of holders of Parent Common Stock generally as of the date of this Agreement.

7.4  ADVERSE CHANGES IN CONDITION

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material

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breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5  REPORTS

     Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1  REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL

     (a) As soon as reasonably practicable after execution of this Agreement, Parent shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Company shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action.

     (b) Company shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, Company shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders and the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement. Parent and Company shall make all necessary filings with respect to the Merger under the Securities Laws.

     (c) In connection with the Stockholders' Meeting, the Board of Directors of Company shall recommend to its stockholders the approval of the matters submitted for approval; except as expressly permitted by this Section 8.1, neither the Board of Directors of Company (nor any committee thereof) shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "COMPANY ACQUISITION AGREEMENT") related to any Acquisition Proposal. Notwithstanding the foregoing, provided that neither Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 8.8, in the event that prior to Stockholders' Meeting (i) Company has received a Superior Proposal, (ii) the Board of Directors of Company determines in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its obligations to Company
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stockholders under applicable law, the Board of Directors of Company may
(subject to this and the following sentences) inform Company stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "SUBSEQUENT DETERMINATION"); provided, that Company may make a Subsequent Determination only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the Parties at the time.

     (d) Subject to the provisions of this Section 8.1, the Board of Directors and officers of Company shall use their reasonable efforts to obtain such stockholders' approval. Company's obligation to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 8.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or the making of any Subsequent Determination; provided, that, in the case of a Subsequent Determination, Company may delay or adjourn the Stockholders' Meeting by not more than 15 business days in order to give holders of Company Capital Stock a reasonable opportunity to consider such Subsequent Determination.

8.2  EXCHANGE LISTING

     To the extent required by the rules of the Nasdaq National Market, Parent shall prepare and file with the Nasdaq National Market, prior to the Effective Time, a Notification of Additional Listing with respect to the shares of Parent Common Stock to be issued to the holders of Company Capital Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

8.3  ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES

     (a) To the extent required by the HSR Act, each of the Parties will, within five business days of the date hereof, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "ANTITRUST LAWS"). In the event a suit is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such suit. Each Party shall use its reasonable efforts to take such action as may be required by: (x) the DOJ or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or (y) any federal or state court of the United States, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any injunction or other Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Reasonable efforts shall not include the willingness of Parent to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any Parent Entity or any Company Entity which Parent reasonably determines to be material to Parent or to benefits of the transaction for which it has bargained for hereunder. Parent shall be entitled to direct any proceedings or negotiations with any

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Regulatory Authority relating to any of the foregoing, provided that it shall afford Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, no Parent Entity shall be required to divest any of its businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Parent or on Parent combined with Company after the Effective Time.

     (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). Each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the other Party which appears in any filing made with, or written materials submitted to, any Regulatory Authority or other Person in connection with the transactions contemplated by this Agreement; provided, that nothing contained herein shall be deemed to provide either Party with a right to review any information provided to any Regulatory Authority on a confidential basis in connection with the transactions contemplated hereby. To the extent permitted by Law, each of the Parties shall deliver to the other copies of all filings, correspondence with and Orders from all Regulatory Authorities in connection with the transactions contemplated hereby and shall promptly notify each other of any communication with any Regulatory Authority or other Person and provide the other Party with an opportunity to participate in any meetings with a Regulatory Authority or other Person relating thereto. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

8.4  FILINGS WITH STATE OFFICES

     Upon the terms and subject to the conditions of this Agreement, Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein, to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement, and to cause to be satisfied the conditions referred to in
Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreement.

8.6  INVESTIGATION AND CONFIDENTIALITY

     (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that
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such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Company shall use its reasonable efforts to exercise its rights, and shall not waive any of its rights, under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Company to preserve the confidentiality of the information relating to the Company Entities provided to such Persons and their Affiliates and Representatives.

     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

8.7  PRESS RELEASES

     Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

8.8  NO SOLICITATION

     Except with respect to this Agreement and the transactions contemplated hereby, no Company Entity nor any Affiliate thereof nor any Representative thereof retained by any Company Entity shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that
(a) Company stockholders shall not have approved adoption of this Agreement at the Stockholders' Meeting, (b) Company's Board of Directors concludes in good faith and consistent with its fiduciary duties to Company's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (c) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Company's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement, and (d) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Company's Board of Directors notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Company agrees that it will promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any

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such discussions or negotiations. Company agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this Section 8.8. Nothing in this Section 8.8 shall (x) permit Company to terminate this Agreement (except as specifically provided in Article 10) or (y) affect any other obligation of Parent or Company under this Agreement.

8.9  TAX TREATMENT

     Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10  STATE TAKEOVER LAWS

     Each Company Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

8.11  CHARTER PROVISIONS

     Each Company Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

8.12  AGREEMENT OF AFFILIATES

     Company has disclosed in Section 8.12 of the Company Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Company for purposes of Rule 145 under the Securities Act. Company shall use its reasonable efforts to cause each such Person to deliver to Parent concurrently with the execution of this Agreement and thereafter from any other person who may be deemed an affiliate of the Company (collectively, "COMPANY AFFILIATES") not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Company Capital Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder.

8.13  EMPLOYEE MATTERS

     (a) Following the Effective Time, Parent shall provide generally to officers and employees of the Company Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Parent Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Parent Entities to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under Parent's employee benefit plans, the service of the employees of the Company Entities prior to the Effective Time shall be treated as service with a Parent Entity participating in such employee benefit plans.

     (b) Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in
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Section 8.13(b) of the Company Disclosure Memorandum between any Company Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

8.14  INDEMNIFICATION

     (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Company (each, an "INDEMNIFIED PARTY") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Company or, at Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by Company's Certificate of Incorporation, Bylaws and indemnification agreements between Company and its directors and officers identified in Section 8.14 of the Company Disclosure Memorandum, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

     (b) Parent shall, or shall cause the Surviving Corporation to, maintain in effect, if available, for a period of three years after the Effective Time Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Parent nor the Surviving Corporation shall be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company's directors and officers, 150% of the annual premium payments on Company's current policies in effect as of the date of this Agreement (the "MAXIMUM AMOUNT"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

     (c) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

     (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

8.15  NONCOMPETITION AGREEMENTS

     Company shall use its best efforts to assist Parent in obtaining executed noncompetition agreements, in substantially the form attached as Exhibit 4, from those officers and management designated in Section 8.15 of the Parent Disclosure Memorandum.

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                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) STOCKHOLDER APPROVAL. The stockholders of Company shall have adopted this Agreement as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq National Market.

          (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for any such Consents, filings, registrations and notifications which, if not obtained or made, as applicable, are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

          (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

          (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

          (f) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties and dated as of the Closing Date (the "TAX OPINION"), to the effect that (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Company Capital Stock for Parent Common Stock will not give rise to gain or loss to the stockholders of Company with respect to such exchange (except to the extent of any cash received), and (iii) none of Company, Sub or Parent will recognize gain or loss as a consequence of the Merger (except for amounts related to intercompany transactions, accounting methods, changes in accounting methods, or similar amounts). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. Notwithstanding the foregoing, if Alston & Bird LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion is rendered to the Parties by Latham & Watkins, counsel to Company.

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9.2  CONDITIONS TO OBLIGATIONS OF PARENT

     The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to
Section 11.6(a):

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.18, 5.19, 5.20, 5.21, and 5.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Company and in
     Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

9.3  CONDITIONS TO OBLIGATIONS OF COMPANY

     The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to
Section 11.6(b):

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Parent set forth in Section 6.14 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

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          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
     agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Parent shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by a duly authorized officer, to the effect that the conditions set forth in
     Section 9.1 as relates to Parent and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

                                   ARTICLE 10

                                  TERMINATION

10.1  TERMINATION

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a) By mutual written consent of Parent and Company; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, on the breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Company fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meeting where such matters were presented to such stockholders for approval and voted upon; or

          (e) By either Party in the event that the Merger shall not have been consummated by August 31, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or
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

          (g) By Parent, if a Triggering Event shall have occurred.

10.2  EFFECT OF TERMINATION

     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to its termination.

10.3  NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS

     The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 10.3 and Article 1, Article 2, Article 3, Article 4, Article 11 and Sections 8.13 and 8.14.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1  DEFINITIONS

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the consolidated assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Company and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 8.4.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "COMPANY CAPITAL STOCK" shall mean, collectively, the Company Common Stock, the Company Preferred Stock and any other class or series of capital stock of Company.

          "COMPANY COMMON STOCK" shall mean the $.001 par value common stock of Company.

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          "COMPANY DISCLOSURE MEMORANDUM" shall mean the written information entitled "InterVU Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall be deemed to be disclosed for purposes of all other Sections or subsections not specifically referenced with respect thereto to the extent that the application of such disclosure to such other Sections or subsections is reasonably apparent from the disclosure contained therein.

          "COMPANY ENTITIES" shall mean, collectively, Company and all Company Subsidiaries.

          "COMPANY FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of September 30, 1999, and as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999, and for each of the three fiscal years ended December 31, 1998, 1997 and 1996, as filed by Company in SEC Documents, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1999.

          "COMPANY MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Company Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of Company (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of Company, including expenses incurred by Company in consummating the transactions contemplated by this Agreement, and (e) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Company to, this Agreement or any of the transactions contemplated by this Agreement.

          "COMPANY PREFERRED STOCK" shall mean the $.001 par value preferred stock of Company and shall include the Series G Convertible Preferred Stock of Company ("COMPANY SERIES G STOCK") and the Series H Convertible Preferred Stock of Company ("COMPANY SERIES H STOCK").

          "COMPANY STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Company designated as follows: (i) 1996 Stock Plan of InterVU Inc., (ii) Second Amended and Restated 1998 Stock Option Plan of InterVU Inc., and (iii) Employee Qualified Stock Purchase Plan of InterVU Inc..

          "COMPANY SUBSIDIARIES" shall mean the Subsidiaries of Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidential Disclosure Agreement, dated August 27, 1999, between Parent and Company.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "EXCHANGE RATIOS" shall mean the Common Exchange Ratio, the Series G Exchange Ratio and the Series H Exchange Ratio.

          "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTELLECTUAL PROPERTY" shall mean the following items: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof;
     (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (ii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including any source or object codes therefor or documentation relating thereto); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, or general counsel of such Person or any of the other individuals listed in Section 11.1(a) of the Company Disclosure Memorandum and the Parent Disclosure Memorandum, as applicable.

          "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "NASDAQ NATIONAL MARKET" shall mean the National Market System of the Nasdaq Stock Market, Inc.

          "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds an interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARENT CAPITAL STOCK" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

          "PARENT COMMON STOCK" shall mean the $.01 par value common stock of Parent.

          "PARENT DISCLOSURE MEMORANDUM" shall mean the written information entitled "Akamai Technologies, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Company describing the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section and subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall be deemed to be disclosed for purposes of all other Sections or subsections not specifically referenced with respect thereto to the extent that the application of such disclosure to such other Sections or subsections is reasonably apparent from the disclosure contained therein.

          "PARENT ENTITIES" shall mean, collectively, Parent and all Parent Subsidiaries.

          "PARENT FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of September 30, 1999, and as of December 31, 1998, and the related statements of operations, convertible preferred stock and stockholders' deficit, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999, and for the period from inception (August 20, 1998) through December 31, 1998, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1999.

          "PARENT MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Parent Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles, (c) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of Parent, including expenses incurred by Parent in consummating the transactions contemplated by this Agreement, (e) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Parent to, this Agreement or any of the transactions contemplated by this Agreement, or (f) changes in the market price or trading volume of Parent Common Stock.

          "PARENT PREFERRED STOCK" shall mean the $.01 par value preferred stock of Parent.

          "PARENT SUBSIDIARIES" shall mean the Subsidiaries of Parent, which shall include any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

          "PARTY" shall mean either Company or Parent, and "PARTIES" shall mean both Company and Parent.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PROXY STATEMENT" shall mean the proxy statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued to the stockholders of Company in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the FTC, the DOJ, and all other federal, state, county, local, foreign or other governmental or regulatory agencies, authorities (including the Nasdaq National Market and other self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

          "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SEC" shall mean the United States Securities Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SECURITIES LAWS" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Company to be held pursuant to Section 8.1, including any adjournment or adjournments thereof and any actions by written consent in lieu of a meeting.

          "SUB COMMON STOCK" shall mean the $.01 par value common stock of Sub.

          "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "SUPERIOR PROPOSAL" means with, respect to Company, any written Acquisition Proposal made by a Person other than Parent or any of its Affiliates which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company as a result of which either (1) Company's stockholders prior to such transaction (by virtue of their ownership of Company's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the combined voting power of the Company Capital Stock, whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and
     (ii) which is otherwise on terms which the Board of Directors of Company in good faith concludes (after consultation with its financial advisors and outside counsel) that the proposal (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

          "SURVIVING CORPORATION" shall mean Company as the surviving corporation resulting from the Merger.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          "TRIGGERING EVENT" shall mean any of the following: (i) the Board of Directors of Company or any committee thereof having authority to bind the Board of Directors of Company shall for any reason have withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement, including making a Subsequent Determination; (ii) Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement within 15 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof having authority to bind the Board of Directors of Company shall have approved or publicly recommended any Superior Proposal or Acquisition Proposal from a Person other than Parent or any of its Affiliates; (v) if Company shall have exercised a right specified in Section 8.8 with respect to a Superior Proposal and shall, directly or through agents or Representatives, continue discussions with any Person (other than Parent or any of its Affiliates) concerning such Superior Proposal for more than ten business days after the date of receipt of such Superior Proposal; (vi) if an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and Company shall not have rejected such proposal within ten business days of its receipt or, if sooner, the date its existence first became publicly disclosed; or (vii) Company shall have intentionally breached in any material respect its obligations under Section 8.8.

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

     (b) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

Agreement...................................................    1
Antitrust Laws..............................................   33
Certificates................................................    7
Closing.....................................................    2
Common Exchange Ratio.......................................    4
Company.....................................................    1
Company Acquisition Agreement...............................   32
Company Affiliates..........................................   37
Company Benefit Plans.......................................   17
Company Contracts...........................................   18
Company Equity Rights.......................................    5
Company ERISA Affiliate.....................................   17
Company ERISA Plan..........................................   17
Company Intellectual Property...............................   14
Company SEC Reports.........................................   11
Company Series G Stock......................................   45
Company Series H Stock......................................   45
Dissenting Stockholder......................................    4
DOJ.........................................................   33
Effective Time..............................................    2
Exchange Agent..............................................    7
FTC.........................................................   33
Indemnified Party...........................................   37
Maximum Amount..............................................   38
Merger......................................................    2
Parent......................................................    1
Parent Benefit Plan.........................................   25
Parent ERISA Affiliate......................................   25
Parent ERISA Plan...........................................   25
Parent Intellectual Property................................   24
Parent SEC Reports..........................................   22
SEC.........................................................   49
Series G Exchange Ratio.....................................    4
Series H Exchange Ratio.....................................    4
Stock Option Agreement......................................    1
Sub.........................................................    1
Subsequent Determination....................................   32
Takeover Laws...............................................   20
Tax Opinion.................................................   39
Termination Fee.............................................   53
Total Profit................................................   54
Voting Agreements...........................................    1

---------------
     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2  EXPENSES

     (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement.

     (b) Parent and Company agree that Company shall pay to Parent $100 million (the "TERMINATION FEE") solely as follows:

          (i) if Parent shall terminate this Agreement pursuant to Section 10.1(g);

          (ii) if (x) either Party shall terminate this Agreement pursuant to
     Section 10.1(d)(ii), (y) at any time after the date of this Agreement and at or before the event giving rise to such termination there shall exist an Acquisition Proposal and (z) within 9 months of the termination of this Agreement, Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

          (iii) if (w) Parent shall terminate this Agreement pursuant to Section 10.1(e) or either Party shall terminate this Agreement pursuant to Section 10.1(d)(i), (x) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (y) following the existence of such Acquisition Proposal and prior to any such termination, Company shall have breached (and not promptly cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, and (z) within 9 months of any such termination of this Agreement, Company shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

     (c) Any payment required to be made pursuant to Section 11.2(b) shall be payable to Parent not later than two business days after (i) the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable, or (ii) a termination pursuant to Section 10.1(g). All payments under this Section 11.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. Company acknowledges that the agreements contained in Section 11.2(b) are an integral part of the transactions contemplated by this Agreement and, except as provided in subsection (e) below, constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to
Section 11.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the amounts set forth in Section 11.2(b), Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. (d) Notwithstanding any provision of this Agreement to the contrary, in no event shall Parent's "TOTAL PROFIT" (as defined in the Stock Option Agreement) plus any Termination Fee exceed in the aggregate $114 million (the "LIMITATION AMOUNT"), and, if the total amount that would otherwise be received by Parent would exceed the Limitation Amount, Parent, at its sole election, shall take such of the actions provided in Section 12(a) of the Stock Option Agreement to ensure that Parent's actually realized Total Profit, when aggregated with the Termination Fee actually paid to Parent, shall not exceed the Limitation Amount after taking into account such actions.

     (e) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful and material breach by a Party of the terms of Sections 8.1 or 8.8 or otherwise limit the rights of the nonbreaching Party.

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

11.3  BROKERS AND FINDERS

     Except for Prudential Securities, Inc. as to Company and except for Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or by Parent, each of Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.4  ENTIRE AGREEMENT

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.14.

11.5  AMENDMENTS

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

11.6  WAIVERS

     (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

     (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7  ASSIGNMENT

     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.8  NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission with hard copy to follow, by registered or certified mail, return receipt requested, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

    Company:                           InterVU Inc.
                                       6815 Flanders Drive
                                       San Diego, California 92121
                                       Telecopy Number: (858) 623-2324
                                       Attention: Kevin Sagara, General Counsel

    Copy to Counsel:                   Latham & Watkins
                                       701 "B" Street
                                       Suite 2100
                                       San Diego, California 92101
                                       Telecopy Number: (619) 696-7419
                                       Attention: David A. Hahn

    Parent:                            Akamai Technologies, Inc.
                                       201 Broadway
                                       Cambridge, Massachusetts 02139
                                       Telecopy Number: (617) 250-3694
                                       Attention: Robert O. Ball III,
                                       General Counsel

    Copy to Counsel:                   Alston & Bird LLP
                                       601 Pennsylvania Avenue, N.W.
                                       North Building, 11th Floor
                                       Washington, DC 20004
                                       Telecopy Number: (202) 756-3333
                                       Attention: David E. Brown, Jr.

11.9  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

11.10  COUNTERPARTS

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11  CAPTIONS; ARTICLES AND SECTIONS

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12  INTERPRETATIONS

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

11.13  ENFORCEMENT OF AGREEMENT

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14  SEVERABILITY

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          AKAMAI TECHNOLOGIES, INC.

                                          By: /s/ PAUL SAGAN
                                            ------------------------------------
                                              President

                                          ALII MERGER CORPORATION

                                          By: /s/ ROBERT O. BALL III
                                            ------------------------------------
                                              President

                                          INTERVU INC.

                                          By: /s/ HARRY E. GRUBER
                                            ------------------------------------
                                              Chief Executive Officer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "AGREEMENT") is made and entered into as of February 6, 2000, by and between InterVU Inc., a Delaware corporation ("ISSUER"), and Akamai Technologies, Inc., a Delaware corporation ("GRANTEE").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of February 6, 2000 (the "MERGER AGREEMENT"), providing for, among other things, the merger of a wholly owned Subsidiary of Grantee with and into Issuer, with Issuer as the surviving entity; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

          1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "OPTION") to purchase up to 3,102,592 shares (as adjusted as set forth herein, the "OPTION SHARES") of common stock, $.001 par value per share ("ISSUER COMMON STOCK"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "PURCHASE PRICE") equal to $117.00.

          3.  EXERCISE OF OPTION.

          (a) Holder may exercise the Option, in whole or in part, at any time and from time to time following the date on which Grantee becomes unconditionally entitled to receive the Termination Fee pursuant to Section 11.2(b) of the Merger Agreement (the "Exercise Date") and prior to the Expiration Date (as defined below); provided that Grantee is not on the Exercise Date or the Closing Date (as defined below) in material breach of its obligations under this Agreement or the Merger Agreement; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable Law. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein; provided, that notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which an Option Notice is given prior to the Expiration Date, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

          (b) The term "EXPIRATION DATE" shall be the date of the earliest to occur of (A) the Effective Time, (B) nine months after the first occurrence of an Exercise Date, and (C) the date of termination of the Merger Agreement, unless, in the case of this clause (C), Grantee has the right to receive the Termination Fee either (x) upon or (y) following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) 15 business days following the time the Termination Fee becomes unconditionally payable and (y) the expiration of the period in which Grantee has such right to receive the Termination Fee. The term "HOLDER" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The term "PERSON" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (c) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the "OPTION NOTICE") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the date of the Option Notice (the "NOTICE DATE") for the closing (the "CLOSING") of such purchase (the "CLOSING DATE"); provided, that the Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material Law (including the HSR Act) and (ii) no material Orders shall have been promulgated, enacted, entered into, or enforced by any Regulatory Authority which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) promptly make and process all necessary filings and applications and obtain all Consents and to comply with any such applicable Laws and (y) have any such Order vacated or reversed. In the event the Closing is delayed pursuant to clause (i) or
     (ii) above, the Closing shall be within ten Business Days following the cessation of such restriction, violation, Law or Order or the receipt of any necessary Consent, as the case may be (so long as the Option Notice was delivered prior to the Expiration Date); provided further that, notwithstanding any prior Option Notice, Grantee shall be entitled to rescind such Option Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to Issuer.

          4.  PAYMENT AND DELIVERY OF CERTIFICATES.

          (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and
     (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

        THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF FEBRUARY 6, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such legend if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act, or Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Issuer with any of the provisions hereof will not (i) conflict with or result in a breach of any provision of its Certificate of Incorporation or Bylaws or a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, license, material agreement or other material instrument or obligation to which Issuer is bound, or (ii) violate any order, writ, injunction, or decree applicable to Issuer or any of its properties or assets. No Consent by any governmental or regulatory agency or authority, other than compliance with applicable federal and state securities laws and the HSR Act, is required of Issuer in connection with the execution and delivery by Issuer of this Agreement or the consummation by Issuer of the transactions contemplated hereby.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

          (c) Issuer has taken all action required under the provisions of
     Section 203 of the Delaware General Corporation Law to make the provisions of Section 203 inapplicable to, and to ensure that Grantee shall not become an "interested stockholder" within the meaning of Section 203 by reason of, the grant or any exercise of the Option or any right under this Agreement. No provision of the Certificate of Incorporation or Bylaws of Issuer or any agreement to which Issuer is a party (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (ii) as a result of the consummation of the transactions contemplated by this Agreement, (x) would or would purport to restrict or impair the ability of Grantee to vote or otherwise exercise the rights of a stockholder with respect to securities of Issuer or any of its Subsidiaries that may be acquired or controlled by Grantee or (y) would or would purport to entitle any Person to acquire securities of Issuer or Grantee.

     6. REPRESENTATIONS AND WARRANTS OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws.

     7.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its Assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, Holder shall receive for each Option Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of consideration that would be received by the holder of one share of Issuer Common Stock less the Purchase Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Issuer Common Stock, subject to the foregoing, proper provision shall be made so that Holder would have the same election or similar rights as would the holder of the number of shares of Issuer Common Stock for which the Option is then exercisable).

     (c) Issuer shall give Grantee at least ten days' prior written notice before setting the record date for determining the holders of record of shares of Company Common Stock entitled to notice of, or to vote on, any matter, to receive any dividend or distribution or to participate in any rights offering or make any election or any other matter, or to receive any other benefit or right, with respect to shares of Company Common Stock. Any failure to give any such notice, however, shall not affect the legality or validity of any such action.

     (d) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the other party thereto assumes in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, an agreement by such other party to provide the funding required for Issuer to pay the Repurchase Consideration).

     8.  REPURCHASE AT THE OPTION OF HOLDER.

     (a) Subject to Section 12, at any time on or after the Exercise Date and prior to the Expiration Date, Grantee shall have the right (the "REPURCHASE RIGHT") to require Issuer to repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. Such repurchase shall be at an aggregate price (the "REPURCHASE CONSIDERATION") equal to the sum of:

          (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) Grantee shall exercise its Repurchase Right by delivering to Issuer written notice (a "REPURCHASE NOTICE") stating that Grantee elects to require Issuer to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "REPURCHASE CLOSING") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two Business Days nor more than ten Business Days from date of the Repurchase Notice (the "REQUEST DATE"). At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, Issuer shall pay the Repurchase Consideration to Holder in immediately available funds (or the portion thereof that Issuer is not then prohibited under applicable Law from so delivering) and if the Option is repurchased only in part, Issuer and Grantee shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

     (c) To the extent that Issuer is prohibited under applicable Law from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, Issuer shall immediately so notify Grantee and thereafter deliver, from time to time, to Grantee the portion of the Repurchase Consideration, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Grantee the full amount of the Repurchase Consideration for the Option or Option Shares to be repurchased, Grantee may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right were not exercised. Issuer shall use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices to permit Grantee to exercise its Repurchase Right and shall use its reasonable best efforts to avoid or cause to be rescinded or rendered inapplicable any prohibition on Issuer's repurchase of the Option or the Option Shares.

     (d) For purposes of this Agreement, the "APPLICABLE PRICE" means the greater of (i) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b) or (ii) the average of the closing sales prices per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) for the ten business days preceding the Request Date; provided, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by mutual agreement of Issuer and Holder (which determination shall be conclusive for all purposes of this

Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clause (i) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by mutual agreement of Issuer and Holder, which determination shall be conclusive for all purposes of this Agreement.

     9.  REGISTRATION RIGHTS.

     (a) Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("SELLING HOLDER"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock that have been acquired by Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Selling Holder in such request, including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its reasonable best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

     (b) If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within ten days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale.

     (c) Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would require premature disclosure of any material corporate development or otherwise interfere with or adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

          (i) on more than two occasions;

          (ii) more than once during any calendar year; and

          (iii) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 90 days from the effective date of such registration statement.

Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business. The obligations of Issuer under subsections (a) and (b) above shall terminate with respect to a Holder's Option Shares at such time as such Holder may sell all such Option Shares without restriction under Rule 144(k).

     (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), accounting expenses, legal expenses including the reasonable fees and expenses of one counsel to the Selling Holders, and printing expenses in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares, fees and disbursements of counsel to the Selling Holders and any other expenses incurred by such Selling Holders in connection with any such registration shall be borne by such Selling Holders.

     (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Holders, and each underwriter thereof, if any, including each person, if any, who controls such Selling Holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel' satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

     If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all selling stockholders and the underwriters from the offering of the securities and also the relative fault of Issuer, all selling stockholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     (f) Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A. Issuer shall at its expense provide Holder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Laws, or required pursuant to any state securities laws or the rules of any stock exchange.

     (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any national securities exchange or other automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file a notification of additional listing or an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or any national securities exchange or other automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "AGREEMENT" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12.  TOTAL PROFIT.

     (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) plus any Termination Fee paid pursuant to Section 11.2(b) of the Merger Agreement exceed in the aggregate $114 million (the "LIMITATION AMOUNT"), and, if the total amount that would otherwise be received by Grantee otherwise would exceed the Limitation Amount, Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) reduce the amount of the Repurchase Consideration, (iv) pay cash to Issuer, or (v) any combination of the foregoing, so that Grantee's actually realized Total Profit, when aggregated with the Termination Fee actually paid to Grantee, shall not exceed the Limitation Amount after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with the Termination Fee theretofore paid to Grantee, would exceed the Limitation Amount; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 8, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 8, less (y) Grantee's Purchase Price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Grantee's Purchase Price of such Option Shares.

     (d) As used herein, the term "NOTIONAL TOTAL PROFIT" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming that the Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price (less customary brokerage commissions) for shares of Issuer Common Stock on the preceding trading day on the Nasdaq National Market (or on any other national securities exchange or automated trading or quotations system on which shares of Issuer Common Stock are then so listed or traded).

     13.  MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided in Section 10, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 13(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement(or at such other address for a party as shall be specified by like notice).

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee in whole or in part. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          INTERVU INC.

                                          By: /s/ HARRY E. GRUBER
                                          --------------------------------------

                                          AKAMAI TECHNOLOGIES, INC.

                                          By: /s/ PAUL SAGAN
                                          --------------------------------------

                                                                         ANNEX C

                      FORM OF STOCKHOLDER VOTING AGREEMENT

     THIS STOCKHOLDER VOTING AGREEMENT (this "AGREEMENT") is made and entered into as of February 6, 2000, by and between Akamai Technologies, Inc., a Delaware corporation ("PARENT"), and the undersigned (the "STOCKHOLDER").

     WHEREAS, the Stockholder desires that Parent, Alii Merger Corporation, a wholly owned subsidiary of Parent ("SUB"), and InterVU Inc., a Delaware corporation ("COMPANY") enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") with respect to the merger of Sub with and into Company (the "MERGER"); and

     WHEREAS, the Stockholder is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement;

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

          1. Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

             (a) The Stockholder is the record and beneficial owner of the number of shares (such "STOCKHOLDER'S SHARES") of common stock, $.001 par value, of Company ("COMPANY COMMON STOCK"), Series G convertible preferred stock, $.001 par value, of Company ("COMPANY SERIES G STOCK"), and Series H convertible preferred stock, $.001 par value, of Company ("COMPANY SERIES H STOCK" and, together with the Company Common Stock and Company Series G Stock, the "COMPANY STOCK") set forth below such Stockholder's name on the signature page hereof. Except for the Stockholder's Shares and any other shares of Company Stock subject hereto, the Stockholder is not the record or beneficial owner of any shares of Company Stock. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms.

             (b) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

             (c) The Stockholder's Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

             (d) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

             (e) The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 4 is granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

          2.  Voting Agreements.

             (a) The Stockholder agrees with, and covenants to, Parent that, at any meeting of stockholders of Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote with respect to the Merger and the Merger Agreement is sought (the "STOCKHOLDERS' MEETING"), the Stockholder shall appear, or cause the holder of record on any applicable record date (the "RECORD HOLDER") to appear, for the purpose of obtaining a quorum at the Stockholders' Meeting, and vote (or cause the Record Holder to vote) the Stockholder's Shares in favor of the Merger, the adoption of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of Parent Common Stock.

             (b) At any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote is sought, the Stockholder shall vote (or cause to be voted) such Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or (ii) any amendment of Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "COMPETING TRANSACTION").

          3. Covenants. The Stockholder agrees with, and covenants to, Parent as follows:

             (a) If the Merger is consummated, the Stockholder's Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. The Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

             (b) The Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Stockholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of, any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of the Stockholder, whether or not such person is purporting to act on behalf of the Stockholder or otherwise, shall be deemed to be in violation of this
        Section 3(b) by the Stockholder. For all purposes hereof, "takeover proposal" means any proposal for a merger or other business combination involving Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in any voting securities of, or a substantial portion of the assets of Company or any of its subsidiaries, other than the Merger and the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no Stockholder who is or becomes (during the term hereof) a director or officer of Company makes any agreement or understanding herein in his or her capacity as such director or officer, and nothing herein will limit or affect, or give rise to any liability to Stockholder by virtue of, any actions taken by Stockholder in his or her capacity as an officer or director of Company in exercising its rights under the Merger Agreement.

             (c) The Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares, except for this Agreement, or (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares; provided, that the Stockholder may transfer (as defined above) any of the Stockholder's Shares to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to the Stockholders' Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of the "Stockholder" hereunder.

             (d) The Stockholder further agrees that the Stockholder will not sell, pledge, transfer, or otherwise dispose of his interests in, or engage in any hedging transactions relative to, (each a "TRANSFER") any shares of Parent Common Stock to be received by the Stockholder pursuant to the Merger ("STOCKHOLDER'S PARENT SHARES") except as follows:

           (i) an aggregate of 25% of the Stockholder's Parent Shares may be Transferred at any time from and after the date on which the Merger becomes effective (the "Effective Date")

           (ii) an additional 25% of the Stockholder's Parent Shares, for an aggregate of 50% of the Stockholder's Parent Shares, may be Transferred at any time from and after the date that is 60 days after the Effective Date;

           (iii) an additional 25% of the Stockholder's Parent Shares, for an aggregate of 75% of the Stockholder's Parent Shares, may be Transferred at any time from and after the date that is 90 days after the Effective Date; and

           (iv) an additional 25% of the Stockholder's Parent Shares, or all of the Stockholder's Parent Shares, may be Transferred at any time from and after the date that is 120 days after the Effective Date.

          4.  Grant of Irrevocable Proxy; Appointment of Proxy.

             (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and Sub, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares at any meeting of stockholders of Company (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of Parent Common Stock, and (ii) against any Competing Transaction.

             (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's shares are not irrevocable, and that any such proxies are hereby revoked.

             (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

          5. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. The Stockholder agrees that, in the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Stock, or the acquisition of additional shares of Company Stock or other voting securities of Company by the Stockholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall apply to any additional shares of Company Stock or other voting securities of Company issued to or acquired by the Stockholder.

          6.  Further Assurances; Stop Transfer; Legends.

             (a) The Stockholder shall, upon request and expense of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Stockholder's Shares as contemplated by Section 4 in Parent.

             (b) The Stockholder understands and agrees that stop transfer instructions will be given to the transfer agent for the Company Capital Stock with respect to shares of the Company Capital Stock now owned or hereafter acquired by the Stockholder and that there will be placed on the certificates representing such shares of Company Capital Stock, and any shares issued in substitution thereof, a legend stating in substance as follows:

        "These shares may be transferred only in accordance with the terms of a Stockholder Voting Agreement between the original holder of such shares and Akamai Technologies, Inc., a copy of which agreement is on file at the principal offices of InterVU Inc."

             (c) The Stockholder understands and agrees that stop transfer instructions will be given to the transfer agent for the Parent Common Stock with respect to shares of the Parent Common Stock issued to Stockholder pursuant to the Merger and that there will be placed on the certificates representing such shares of Parent Common Stock, and any shares issued in substitution thereof, a legend stating in substance as follows:

        "These shares may be transferred only in accordance with the terms of a Stockholder Voting Agreement between the original holder of such shares and Akamai Technologies, Inc., a copy of which agreement is on file at the principal offices of InterVU Inc."

          7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms; provided, that the provisions of Sections 3(d) and 6(c) shall remain in full force and effect from and after the Effective Time of the Merger for the period provided in
     Section 3(d). Upon such termination, no party shall have any further obligations or liabilities hereunder, provided that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

          8.  Miscellaneous.

             (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

             (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address provided in the Merger Agreement; and (ii) if to the Stockholder; to its address shown below its signature on the last page hereof.

             (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

             (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

             (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

             (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

             (h) The Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by the Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

             (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

             (j) Nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to any of the Stockholder's Shares. All rights, ownership and economic benefits of and relating to the Stockholder's Shares shall remain and belong to the Stockholder, and neither Parent nor Sub shall have any authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Company or exercise any power or authority to direct the Stockholder in the voting of any of the Stockholder's Shares, except as otherwise provided herein, or the performance of Stockholder's duties or responsibilities as a stockholder of Company.

             (k) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Stockholders Agreement as of the day and year first above written.

                                          AKAMAI Technologies, Inc.

                                          By:
                                            ------------------------------------
                                              President

                                          STOCKHOLDER:

                                          --------------------------------------

                                          Name:
                                              ----------------------------------

                                          Address:
                                               ---------------------------------

                                               ---------------------------------

                                          Number of Shares
                                          of Company Stock
                                          Beneficially Owned:
                                                     ---------------------------

     Voting Agreement executed on behalf of Akamai Technologies, Inc. by Paul Sagan and by the following stockholders of INTERVU Inc.:

                                          Harry Gruber
                                          Brian Kenner
                                          Isaac Willis, M.D.
                                          Westchester Group LLC

                                                                         ANNEX D

STRICTLY CONFIDENTIAL

                                                                February 6, 2000

The Board of Directors
INTERVU Inc.
6815 Flanders Drive
San Diego, CA 92121

Member of the Board of Directors:

     We understand that Akamai Technologies Inc. ("Akamai"), ALII Merger Corporation, a wholly owned subsidiary of Akamai ("Merger Sub"), and INTERVU Inc. (the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement"). Pursuant to the Agreement, Merger Sub shall merge with and into the Company and the Company shall be the surviving corporation (the "Merger"). In the Merger, each share of the Company's common stock, par value $0.001 per share (the "Company Common Stock"), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive .5957 (the "Common Exchange Ratio") of a share of Akamai's common stock, par value $0.01 per share ("Akamai Common Stock"). Additionally, each share of the Company's Series G convertible preferred stock, par value $0.001 per share (the "Company Series G Preferred Stock"), and the Company's Series H convertible preferred stock, par value $0.001 per share (the "Company Series H Preferred Stock", and together with the Company Series G Preferred Stock, the "Company Preferred Stock"), outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a number of shares of Akamai Common Stock equal to the product of (i) the number of shares of Company Common Stock into which such share of Company Preferred Stock was convertible immediately prior to the effective time of the Merger times (ii) the Common Exchange Ratio.

     You have requested our opinion as to the fairness from a financial point of view of the Common Exchange Ratio to the holders of the Company Common Stock.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

          (i)  a draft, dated February 6, 2000, of the Agreement;

          (ii) certain publicly-available historical financial and operating data for the Company, including, but not limited to, (a) the Annual Report to Stockholders and Annual Report of Form 10-K for the two fiscal years ended December 31, 1998 and 1997, (b) the Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999, (c) the Proxy
                Statement for the Annual Meeting of Stockholders to be held on July 27, 1999, (d) the Prospectus dated May 10, 1999 relating to the sale of 2,500,000 shares of Company Common Stock, (e) the Prospectus dated June 18, 1998 relating to the sale of 1,300,000 shares of Company Common Stock and (f) the Registration Statement on Form S-1, as amended, filed on May 1, 1998;

          (iii) certain internal financial statements and other financial and operating data concerning the Company, prepared by the management of the Company;

          (iv) historical stock market prices and trading volumes for Company Common Stock;

          (v) certain publicly available historical financial and operating data for Akamai, including, but not limited to, (a) the Registration Statement on Form S-1, as amended, filed on August 20, 1999, (b) the Prospectus dated October 29, 1999 relating to the sale of 9,000,000 shares of Akamai Common Stock, and (c) the press release, dated January 27, 2000, relating to Akamai's fourth quarter 1999 results:

          (vi) historical stock market prices and trading volumes for Akamai Common Stock;

          (vii) certain internal financial statements and other financial and operating data concerning Akamai, prepared by the management of Akamai;

          (viii) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed reasonably similar to those of Akamai and the Company; and

          (ix) the financial terms of certain recent transactions we deemed relevant to our inquiry.

     We have assumed, with your consent, that the draft of the Agreement that we reviewed (and referred to above) will conform in all material respects to that document when in final form.

     We have met with senior management of the Company and Akamai to discuss (i) the prospects for their respective businesses, (ii) their estimates of such businesses' future financial performance, (iii) the financial impact of the Merger on the respective companies and (iv) such other matters that we deemed relevant.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the Company and we have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or Akamai. With respect to certain financial forecasts provided to us by the Company, we have assumed that such information represents the Company's management's best currently available estimate as to the future financial performance of the Company and Akamai. Our opinion is predicated on the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion does not address nor should it be construed to address the conversion of the Company Preferred Stock. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

     Our opinion does not address nor should it be construed to address the relative merits of the Merger or alternative business strategies that may be available to the Company. In addition, this opinion does not in any manner address the prices at which Akamai's Common Stock will trade following consummation of the Merger.

     As you know, we have been retained by the Company to render this opinion and provide other financial advisory services in connection with the Merger and will receive an advisory fee for such services, part of which fee is contingent upon the consummation of the Merger. In the past, we have provided financial advisory and financing services to the Company and have received fees for such services. In the ordinary course of business we may actively trade the shares of Akamai's Common Stock and the Company's Common Stock for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities. We also provide equity research coverage regarding the Company.

     This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote or as to any other action such stockholders should take regarding the

Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety in any proxy statement or information statement relating to the Merger sent to the Company's stockholders.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Common Exchange Ratio is fair to the holders of the Company Common Stock from a financial point of view.

                                            Very truly yours,

                                            /s/ ROBERT AIELLO
                                            Prudential Volpe Technology Group
                                            Prudential Securities Incorporated

                                                                         ANNEX E

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

     (b) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ((S)) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (c) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ((S)) 251 (other than a merger effected pursuant to ((S)) 251(g) of this title), ((S)) 252, ((S)) 254, ((S)) 257, ((S)) 258, ((S)) 263 or
((S)) 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ((S)) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ((S))((S)) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ((S)) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (d) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (e) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ((S)) 228 or ((S)) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (f) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (g) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (h) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (i) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (j) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (k) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (l) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (m) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article SEVENTH of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of the Restated Certificate provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless the Court of Chancery of Delaware determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, unless it is determined that he did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article EIGHTH of the Restated Certificate further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


     *2.1(1)   Agreement and Plan of Merger, dated as of February 6, 2000, by and among the Registrant, Alli Merger Corporation and
               INTERVU Inc.
    **3.1      Certificate of Incorporation as amended of the Registrant.
    **3.2      By-laws as amended of the Registrant.
    **4.1      Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.
     *4.2(2)   Stock Option Agreement, dated as of February 6, 2000,
               between the Registrant and INTERVU Inc.
     *4.3(3)   Form of Stockholder Voting Agreement, dated as of February
               6, 2000, by and among the Registrant and each of the
               Stockholders of INTERVU Inc. named thereon.
      5.1      Opinion of Hale and Dorr LLP.
      8.1      Opinion of Alston and Bird LLP as to tax matters.
   **10.1      Second Amended and Restated 1998 Stock Incentive Plan.
   **10.2      Form of Restricted Stock Agreement granted under 1998 Stock
               Incentive Plan.
   **10.3      Form of Incentive Stock Option Agreement granted under 1998
               Stock Incentive Plan.
   **10.4      Form of Nonstatutory Stock Option Agreement granted under
               1998 Stock Incentive Plan.
   **10.5      1999 Employee Stock Purchase Plan.
   **10.6      Broadway Hampshire Associates Lease dated March 8, 1999, as amended, by and between Broadway/Hampshire Associates
               Limited Partnership and the Registrant.
   **10.7      Loan and Security Agreement dated as of January 27, 1999
               between Silicon Valley Bank and the Registrant.
  **+10.8      Strategic Alliance and Master Services Agreement effective as of April 1, 1999 by and between the Registrant and Apple
               Computer, Inc.
  **+10.9      Strategic Alliance and Joint Development Agreement dated as of August 6, 1999 by and between the Registrant and Cisco
               Systems, Inc.
   **10.10     Series A Convertible Preferred Stock Purchase Agreement
               dated as of November 23, 1998 between the Registrant and the
               Purchasers named therein.
   **10.11     Series B Convertible Preferred Stock and Series C
               Convertible Preferred Stock Purchase Agreement dated as of
               April 16, 1999 between the Registrant and the Purchasers
               named therein.
   **10.12     Series D Convertible Preferred Stock Purchase Agreement
               dated as of June 21, 1999 between the Registrant and Apple
               Computer Inc. Ltd.
   **10.13     Series E Convertible Preferred Stock Purchase Agreement
               dated as of August 6, 1999 between the Registrant and Cisco
               Systems, Inc.
   **10.14     Form of Master Services Agreement.
   **10.15     Severance Agreement dated March 26, 1999 by and between
               George Conrades and the Registrant.
  **+10.16     Exclusive Patent and Non-Exclusive Copyright License
               Agreement dated as of October 26, 1998 between the
               Registrant and the Massachusetts Institute of Technology.

   **10.17     $1,980,000 Promissory Note dated as of March 26, 1999 by and between the Registrant and George H. Conrades.
   **10.18     $500,000 Promissory Note dated as of May 18, 1999 by and
               between the Registrant and Paul Sagan.
   **10.19     $623,750 Promissory Note dated as of July 23, 1999 by and
               between the Registrant and Robert O. Ball III.
   **10.20     15% Senior Subordinated Note and Warrant to Purchase Common
               Stock Purchase Agreement dated as of May 7, 1999 between the
               Registrant and the Purchasers named therein.
   **10.21     $2,619,750 Promissory Note dated July 23, 1999 by and
               between the Registrant and Timothy Weller.
   **10.22     Series F Convertible Preferred Stock Purchase Agreement
               dated as of September 20, 1999 between the Registrant and
               Microsoft Corporation.
   **10.23     Broadband Streaming Initiative Agreement dated as of
               September 20, 1999 between the Registrant and Microsoft
               Corporation.
  ***10.24     Agreement and Plan of Merger dated as of January 14, 2000 by and among the Registrant, Aloha Merger Corporation and
               Network24 Communications, Inc.
 ****10.25     Agreement and Plan of Merger dated as of February 6, 2000 by and among the Registrant, Alli Merger Corporation and
               INTERVU Inc.
*****10.26     Lease dated as of September 22, 1999 by and between the
               Registrant and Technology Square LLC, as amended December 1,
               1999.
     23.1      Consent of Hale and Dorr LLP (included in Exhibit 5.1).
     23.2      Consent of Alston & Bird LLP (included in Exhibit 8.1).
     23.3      Consent of PricewaterhouseCoopers LLP.
     23.4      Consent of Ernst & Young LLP, Independent Auditors.
    *23.5      Consent of Prudential Securities Incorporated (included in
               Exhibit 99.1).
     23.6      Consent of PricewaterhouseCoopers LLP.
    *24.1      Power of Attorney.
    *99.1(4)   Opinion of Prudential Securities Incorporated.
     99.2      Form of Proxy Card of INTERVU Inc.


---------------

     * Previously filed.



   ** Incorporated by reference to Registrant's Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 21, 1999.



  *** Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2000.



 **** Incorporated by reference to Registrant's Schedule 13D filed with the Securities and Exchange Commission on February 16, 2000.



***** Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.


     + Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.


  (1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.

  (2) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.



  (3) Attached as Annex C to the Proxy Statement/Prospectus, which is part of this Registration Statement.



  (4) Attached as Annex D to the Proxy Statement/Prospectus, which is part of this Registration Statement.



(b) FINANCIAL STATEMENT SCHEDULES


     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

ITEM 22.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The Registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     E. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This included information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     F. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and INTERVU being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts on the 20th day of March, 2000.


                                          Akamai Technologies, Inc.

                                          By:    /s/ ROBERT O. BALL III
                                            ------------------------------------
                                              Robert O. Ball III
                                              Vice President, General Counsel
                                              and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                         *                           Chairman of the Board and Chief    March 20, 2000
---------------------------------------------------    Executive Officer and Director
                George H. Conrades                     (Principal Executive Officer)

                         *                           Chief Financial Officer and        March 20, 2000
---------------------------------------------------    Treasurer (Principal Financial
                  Timothy Weller                       and Accounting Officer)

                         *                           Director                           March 20, 2000
---------------------------------------------------
                 Arthur H. Bilger

                         *                           Director                           March 20, 2000
---------------------------------------------------
                  Todd A. Dagres

                         *                           Director                           March 20, 2000
---------------------------------------------------
                F. Thomson Leighton

                         *                           Director                           March 20, 2000
---------------------------------------------------
                  Daniel M. Lewin

                         *                           Director                           March 20, 2000
---------------------------------------------------
                Terrance G. McGuire

                         *                           Director                           March 20, 2000
---------------------------------------------------
                  Edward W. Scott

            *By: /s/ ROBERT O. BALL III
  ----------------------------------------------
                Robert O. Ball III
                 Attorney-In-Fact

                                 EXHIBIT INDEX


     *2.1(1) Agreement and Plan of Merger, dated as of February 6, 2000, by and among the Registrant, Alli Merger Corporation and INTERVU Inc.

    **3.1      Certificate of Incorporation as amended of the Registrant.
    **3.2      By-laws as amended of the Registrant.
    **4.1      Specimen stock certificate representing common stock, $.01 par value per share, of the Registrant.
     *4.2(2)   Stock Option Agreement, dated as of February 6, 2000,
               between the Registrant and INTERVU Inc.
     *4.3(3)   Form of Stockholder Voting Agreement, dated as of February
               6, 2000, by and among the Registrant and each of the
               Stockholders of INTERVU Inc. named thereon.
      5.1      Opinion of Hale and Dorr LLP.
      8.1      Opinion of Alston and Bird LLP as to tax matters.
   **10.1      Second Amended and Restated 1998 Stock Incentive Plan.
   **10.2      Form of Restricted Stock Agreement granted under 1998 Stock
               Incentive Plan.
   **10.3      Form of Incentive Stock Option Agreement granted under 1998
               Stock Incentive Plan.
   **10.4      Form of Nonstatutory Stock Option Agreement granted under
               1998 Stock Incentive Plan.
   **10.5      1999 Employee Stock Purchase Plan.
   **10.6      Broadway Hampshire Associates Lease dated March 8, 1999, as amended, by and between Broadway/Hampshire Associates
               Limited Partnership and the Registrant.
   **10.7      Loan and Security Agreement dated as of January 27, 1999
               between Silicon Valley Bank and the Registrant.
  **+10.8      Strategic Alliance and Master Services Agreement effective as of April 1, 1999 by and between the Registrant and Apple
               Computer, Inc.
  **+10.9      Strategic Alliance and Joint Development Agreement dated as of August 6, 1999 by and between the Registrant and Cisco
               Systems, Inc.
   **10.10     Series A Convertible Preferred Stock Purchase Agreement
               dated as of November 23, 1998 between the Registrant and the
               Purchasers named therein.
   **10.11     Series B Convertible Preferred Stock and Series C
               Convertible Preferred Stock Purchase Agreement dated as of
               April 16, 1999 between the Registrant and the Purchasers
               named therein.
   **10.12     Series D Convertible Preferred Stock Purchase Agreement
               dated as of June 21, 1999 between the Registrant and Apple
               Computer Inc. Ltd.
   **10.13     Series E Convertible Preferred Stock Purchase Agreement
               dated as of August 6, 1999 between the Registrant and Cisco
               Systems, Inc.
   **10.14     Form of Master Services Agreement.
   **10.15     Severance Agreement dated March 26, 1999 by and between
               George Conrades and the Registrant.
  **+10.16     Exclusive Patent and Non-Exclusive Copyright License
               Agreement dated as of October 26, 1998 between the
               Registrant and the Massachusetts Institute of Technology.
   **10.17     $1,980,000 Promissory Note dated as of March 26, 1999 by and between the Registrant and George H. Conrades.
   **10.18     $500,000 Promissory Note dated as of May 18, 1999 by and
               between the Registrant and Paul Sagan.
   **10.19     $623,750 Promissory Note dated as of July 23, 1999 by and
               between the Registrant and Robert O. Ball III.
   **10.20     15% Senior Subordinated Note and Warrant to Purchase Common
               Stock Purchase Agreement dated as of May 7, 1999 between the
               Registrant and the Purchasers named therein.

   **10.21     $2,619,750 Promissory Note dated July 23, 1999 by and
               between the Registrant and Timothy Weller.
   **10.22     Series F Convertible Preferred Stock Purchase Agreement
               dated as of September 20, 1999 between the Registrant and
               Microsoft Corporation.
   **10.23     Broadband Streaming Initiative Agreement dated as of
               September 20, 1999 between the Registrant and Microsoft
               Corporation.
  ***10.24     Agreement and Plan of Merger dated as of January 14, 2000 by and among the Registrant, Aloha Merger Corporation and
               Network24 Communications, Inc.
 ****10.25     Agreement and Plan of Merger dated as of February 6, 2000 by and among the Registrant, Alli Merger Corporation and
               INTERVU Inc.
*****10.26     Lease dated as of September 22, 1999 by and between the
               Registrant and Technology Square LLC, as amended December 1,
               1999.
     23.1      Consent of Hale and Dorr LLP (included in Exhibit 5.1).
     23.2      Consent of Alston & Bird LLP (included in Exhibit 8.1).
     23.3      Consent of PricewaterhouseCoopers LLP.
     23.4      Consent of Ernst & Young LLP, Independent Auditors.
    *23.5      Consent of Prudential Securities Incorporated (included in
               Exhibit 99.1).
     23.6      Consent of PricewaterhouseCoopers LLP.
    *24.1      Power of Attorney.
    *99.1(4)   Opinion of Prudential Securities Incorporated.
     99.2      Form of Proxy Card of INTERVU Inc.


---------------

     * Previously filed.



   ** Incorporated by reference to Registrant's Form S-1 (File No. 333-85679), as amended, filed with the Securities and Exchange Commission on August 21, 1999.



  *** Incorporated by reference to Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2000.



 **** Incorporated by reference to Registrant's Schedule 13D filed with the Securities and Exchange Commission on February 16, 2000.



***** Incorporated by reference to Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.


   + Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.


 (1) Attached as Annex A to the Proxy Statement/Prospectus, which is part of this Registration Statement.



 (2) Attached as Annex B to the Proxy Statement/Prospectus, which is part of this Registration Statement.



 (3) Attached as Annex C to the Proxy Statement/Prospectus, which is part of this Registration Statement.



 (4) Attached as Annex D to the Proxy Statement/Prospectus, which is part of this Registration Statement.